Exhibit 99.2

NI 43-101 Pre-Feasibility Study of the Mineral
Resources of the Borealis Gold Project Located in
Mineral County, Nevada, USA
Revised and Rested as at

September 17, 2009

Prepared by:

John R. Danio, P.E.
Senior Associate
Telesto Nevada, Inc.
Reno, Nevada
Telephone: 775-853-7776

Roger C. Steininger, Ph.D., CPG	Jaye T. Pickarts, P.E.
Chief Consulting Geologist	Knight Piésold and Co.
Gryphon Gold Corporation	Denver, Colorado
Reno, Nevada	Telephone: 303-629-8788
Telephone: 775-742-6333

Steven D. Craig, CPG	Kim Drossulis
Senior Consulting Geologist	Senior Mine Engineer
Gryphon Gold Corporation	Telesto Nevada, Inc.
Reno, Nevada	Reno, Nevada
Telephone: 775-815-8456	Telephone: 775-853-7776

Table of Contents
1.0 Executive Summary	1
1.1 Introduction	1
1.1.1 Terms of Reference	1
1.1.2 Basis of Study	2
1.2 Project Description and Location	2
1.2.1 Land Status and Ownership	3
1.2.2 Royalty	4
1.3 Access, Climate, Local Resources, and Infrastructure	4
1.4 Property History	5
1.5 Geology and Mineralization	6
1.6 History of Exploration Activities	8
1.7 Drill Hole Database	9
1.8 Sample Preparation, Analysis, and Security	10
1.8.1 Historical	10
1.8.2 Recent Programs	10
1.9 Data Limitations	11
1.10 Mineral Processing and Metallurgical Testing	11
1.10.1 Processing	12
1.11 Mineral Resource Estimates	13
1.11.1 Mineral Resource Model	13
1.12 Other Important Considerations	16
1.12.1 Permitting	16
1.13 Financial Model Results	16
1.14 Sensitivity	17
1.15 Conclusions and Recommendations	19
2.0 Introduction and Terms of Reference	21
3.0 Reliance on Other Experts	27
4.0 Property Description and Location	29
4.1 Location	29
4.2 Study Area Boundaries	30
4.3 Property Description and Ownership	30
4.3.1 General Property Description	30
4.3.2 Ownership, Purchase Agreement, and Mining Lease	31
4.3.3 Royalty	31
5.0 Accessibility, Climate, Local Resources, Infrastructure, and Physiography	33
5.1 Access	33
5.2 Climate and Physiography	33
5.3 Existing Site Conditions, Infrastructure, and Available Services	33

i

6.0 History	37
6.1 History of the District	37
6.2 Past Production	39
6.3 Borealis Property Development Background	39
6.4 Previous Mineral Resource Estimates	40
7.0 Geologic Setting	45
7.1 Introduction	45
7.2 Regional Geology	45
7.3 Local Geology	47
7.4 Miocene and Younger Rocks	48
7.5 Structure	50
8.0 Deposit Types	53
8.1 Hydrothermal Gold Deposits	53
8.2 Graben Breccias	54
8.3 Gold in Alluvium	55
9.0 Mineralization	57
9.1 Introduction	57
9.2 Oxidized Gold Mineralization	57
9.3 Gold-Sulfide Mineralization	58
10.0 Exploration	61
10.1 Introduction	61
10.2 Historical Exploration	61
10.2.1 Borealis Extension Deposit	61
10.2.2 Graben Deposit	62
10.2.3 North Graben Prospect	62
10.2.4 Sunset Wash Prospect	63
10.2.5 Boundary Ridge/Bullion Ridge Prospect	64
10.2.6 Central Pediment (Lucky Boy) Prospect	64
10.3 Activities Planned to Expand Mineralized Zones and Explore Prospects	64
10.3.1 Area Geophysical Surveys	65
10.3.2 Applied Reflectance Spectroscopy and Geochemical Analyses	67
10.3.3 Freedom Flats Section	68
10.3.4 Central Graben Section	68
10.3.5 Conclusions and Recommendations	69
11.0 Drilling	71
11.1 Gryphon Gold Drilling	71
11.2 Historical Exploration Drill Hole Database	71
11.3 Historical Blast Hole Database	72
12.0 Sampling Method and Approach	75

12.1 General	75
12.1.1 Freedom Flats Example	76
12.2 Sampling of Existing Heaps and Dumps – Spring 2004	76
12.3 Drill Hole Database for Mineral Resource Model	77
13.0 Sample Preparation, Analysis, and Security	79
13.1 Previous Mining Operations and Exploration	79
13.1.1 Analysis and Quality Control	79
13.1.2 Security	80
13.2 Heap and Dump Drilling and Sampling Program - Spring 2004	80
13.2.1 Sampling, Analysis, and Quality Control - Heap and Dump Drilling	80
13.2.2 Security	83
13.3 2005 Through Late-2007 Reverse Circulation Drilling	83
13.3.1 2005-2007 Analytical Program	84
13.3.2 Outside Lab Check	84
13.3.3 Change of Labs	84
13.4 Quality Assurance and Quality Control (“QA/QC”) Conclusions	85
14.0 Data Verification	87
14.1 Historical Exploration Drill Hole Data	87
14.2 Semi-Quantitative Check Sampling	87
14.3 Database Verification	88
15.0 Adjacent Properties	89
16.0 Mineral Processing and Metallurgical Testing	91
16.1 Introduction	91
16.2 Metallurgical History	91
16.3 Previous Metallurgical Investigation	92
16.4 Current Metallurgical Investigation	93
16.4.1 Sample Description	93
16.4.2 Bottle Roll Tests	94
16.4.3 Column Test Work	94
16.5 Reagent Consumption	96
16.6 Summary of Results	96
16.7 Bulk Density and Tonnage Factor	98
16.8 Heap Leach Processing Alternatives	99
16.8.1 Heap Leach Plus Gravity	100
16.8.2 Heap Leach Plus Gravity (Screen out the Low Grade)	100
17.0 Mineral Reserve Estimate	103
17.1 Introduction	103
17.2 Evaluations	103
17.2.1 Optimization Analysis	103

17.3 Existing Heaps, ROM COG	104
17.4 Mineral Reserves	105
17.5 Pit Design Parameters	105
17.6 General Statement	106
17.6.1 Independent Review	107
17.7 Mineral Resource Model	107
17.7.1 Resource Block Model Size and Location	107
17.7.2 Production Drill Hole Data	109
17.7.2 Compositing	117
17.7.3 Topographic Data and Models	117
17.7.4 Geological Modeling 2008 and 2009	119
17.7.5 Geologic Model for the Thickness of the QAL and TCV Formations	120
17.7.6 Model of the Depth of Oxidation and Partial Oxidation	121
17.7.7 Grade Zone Models and Basic Statistics	122
17.7.8 Variograms	129
17.7.9 Grade Estimation and Mineral Resource Classification	134
17.7.10 2009 Revisions to the Relationships of Drill Spacing and Resource Classification	141
17.7.11 Jackknife Analysis	144
17.7.12 Comparison of Mineral Resource Estimates to Previous Production	144
17.7.13 Summary of 2006 and 2008 Model Results	145
17.8 Mineable Reserves	149
17.9 Remaining Oxidized and Mixed Gold Ounces	150
17.10 Mineral Resources from Existing Heaps and Stockpiles	150
17.11 Mine Plan	154
18.0 Other Relevant Data and Information	155
18.1 Permitting	155
18.2 Permit Summary	155
18.3 Background and Status of Permits	157
18.3.1 Approved Plan of Operations	157
18.3.2 Water Pollution Control Permit (WPCP)	158
18.3.3 Reclamation Permit	158
18.3.4 Closure Plans	159
18.3.5 Air Quality Permit	159
18.3.6 Storm Water Permit	160
18.3.7 Spill Prevention, Control, and Countermeasure Plan (SPCC)	160
18.3.8 Emergency Release, Response, and Contingency Plan (ERRCP)	160
18.3.9 Threatened and Endangered Species Act	161
18.3.10 Historical Preservation Act	161

18.3.11 Water Rights	162
18.4 Other Minor Permits and Authorizations	162
18.5 Other Information	164
19.0 Interpretation and Conclusions	165
19.1 Geology	165
19.2 Geophysics	165
19.3 Gold Deposits	165
19.4 Mineral Resources	166
19.5 Mining	166
19.6 District Exploration	166
20.0 Recommendations	169
21.0 References	171
22.0 Certificate of Author	175
23A.0 Additional Requirements for Development Properties	185
23A.1 Mining Operations	185
23A.2 Contract Mining	190
23A.2.1 Maintenance and Fuel Storage Facilities	190
23A.2.2 Explosive Storage	190
23A.2.3 Mine Personnel	190
23A.2.4 Blasting Design	190
23A.2.5 Grade Control Procedures	191
23A.2.6 Stockpiles and Waste Dumps	191
23A.2.7 Ore Dilution	192
23A.3 Organization	192
23A.3.1 General Management	192
23A.3.2 Finance and Accounting	193
23A.3.3 Human Resources	193
23A.3.4 Purchasing and Materials Management	193
23A.3.5 Public Relations	193
23A.3.6 Environmental and Permitting	193
23A.3.7 Health and Safety	193
23A.3.8 Corporate Support	193
23A.3.9 Emergencies	193
23A.3.10 Compensation Plan Structure	194
23A.3.11 Training	194
23B.0 Recoverability	195
23B.1 Introduction	195
23B.2 Site Layout Considerations	196
23B.3 Process Description	196

v

23B.3.1 Design Criteria	196
23B.3.2 Crushing, Screening, and Agglomeration	196
23B.3.3 Heap Leaching	197
23B.3.4 ADR Process Plant	197
23B.3.5 Reagents and Utilities	198
23B.3.6 Utilities	198
23B.4 Plant Operation and Instrumentation	198
23B.5 Plant Services	198
23B.5.1 Mobile Equipment	199
23B.5.2 Building	199
23B.5.3 Assay/Metallurgical Laboratories	199
23B.6 Process Personnel	199
23B.6.1 Salaried Staff	199
23B.6.2 Hourly Staff	199
23B.7 Heap Leach Pad and Pond Design	200
23B.7.1 Introduction	200
23B.7.2 Heap Leach Pad Grading Plan	200
23B.7.3 Heap Leach Pad Liner System	200
23B.7.4 Process Component Monitoring System	202
23B.7.5 Loading Plan	202
23B.7.6 Recycle/Storm Water Pond LCRS	202
23B.7.7 Water Balance	203
23B.7.8 Monitoring Wells	204
23B.8 Infrastructure	205
23B.8.1 Site Access	205
23B.8.2 Site Improvements	205
23B.8.3 Office, ADR Change House, Assay Laboratory, and Surveying	205
23B.8.4 Water Supply Distribution	206
23B.8.5 Power Distribution	206
23B.8.6 Process Area	206
23B.8.7 Crushing Area	206
23B.8.8 Haul Roads	208
23B.8.9 Perimeter Roads	208
23B.8.10 Fire Protection	208
23B.8.11 Fencing and Access	208
23B.8.12 Propane	208
23B.8.13 Site Radios	208
23B.8.14 Site Phones	208
23C.0 Markets	209

23D.0 Contracts	211
23E.0 Reclamation and Closure	213
23E.1 Introduction	213
23E.2 Surface Reclamation and Revegetation Plan	213
23E.2.1 Soils and Soil Availability for Reclamation	213
23E.2.2 Surface Reclamation	213
23E.2.3 Revegetation	213
23E.2.4 Heap Leach Pads	214
23E.2.5 Storage Ponds and ADR Plant	214
23E.2.6 Open Pits	215
23E.2.7 Waste Rock Facilities	215
23E.2.8 Roads and Drainages	216
23E.2.9 Exploration Activities	216
23E.2.10 Buildings and Infrastructure	217
23E.3 Monitoring and Reporting	217
23E.4 Reclamation Schedule and Cost	218
23E.5 Reclamation and Closure Risk	218
23F.0 Taxes and Royalties	221
23G1.0 Capital Cost Estimate	223
23G1.1 Introduction	223
23G1.2 Basis of Estimate	224
23G1.2.1 Cost Areas	224
23G1.2.2 Indirect Costs	225
23G1.3 Contingency	225
23G1.4 Summary	225
23G1.5 Owner’s Costs	226
23G1.6 Exclusions, Clarification, and Qualifications	227
23G1.6.1 Exclusions	227
23G1.6.2 Clarifications and Qualifications	227
23G2.0 Operating Cost Estimate	229
23G2.1 Introduction	229
23G2.2 Mining	229
23G2.3 Crushing, Agglomeration, and Heap Stacking	231
23G2.4 Processing	232
23G2.4.1 Labor	232
23G2.5 Reagents, ADR supplies	232
23G2.6 Processing Cost Summary	233
23G2.7 General and Administrative (G & A)	233
23G2.8 Operating Cost Summary	234

23G3.0 Project Execution	239
23G3.1 Engineering, Procurement and Construction Management	239
23G3.2 Procurement Plan	239
23G3.2.1 Purchasing	239
23G3.2.2 Expediting	240
23G3.2.3 Inspections	240
23G3.2.4 Traffic and Logistics	240
23G3.3 Engineering	240
23G3.3.1 Electrical, Control Systems, and Instrumentation	241
23G3.3.2 Structural Design	241
23G3.4 Project Schedule	242
23G3.5 Construction Labor Force	242
23G3.6 Start-up and Commissioning	242
23H.0 Economic Analysis	245
23H.1 Introduction	245
23H.2 Production Schedule and Assumptions	245
23H.3 Sales and Revenue	245
23H.4 Cash Flow Projections	245
23H.4.1 Capital Costs	245
23H.4.2 Sustaining Capital	246
23H.4.3 Owner’s Costs	246
23H.4.4 Working Capital	246
23H.4.5 Operating Costs	246
23H.5 Depreciation, Taxes, and Royalties	247
23H.6 Sensitivities	247

Table of Figures

Figure 1.1 – Location Map of the Borealis Project	3
Figure 1.2 – Local Geology of the Borealis District and Project Area	7
Figure 1.3 – 1989 Borealis District Aeromagnetic Survey Map	8
Figure 1.4 – Selected Resistivity Anomaly Trends of the Borealis District	9
Figure 1.5 – Project Sensitivity	18
Figure 2.1 – Mineral Deposits and Prospects of the Borealis Property	22
Figure 4.1 – Location Map of the Borealis Project	29
Figure 5.1 – Photograph of a Portion of the Borealis District, circa 1991	34
Figure 7.1 – Walker Lane Gold and Silver Deposits	46
Figure 7.2 – Geologic Map of the Borealis Project Area	48
Figure 7.3 – Volcanostratigraphic Section in the Borealis District	50

Figure 9.1 – Typical Alteration Patterns of the Borealis District Gold Deposits	60
Figure 10.1 – 1989 Borealis District Aeromagnetic Survey Map	66
Figure 10.2 – Selected Resistivity Anomaly Trends of a Portion of the Borealis District	67
Figure 11.1 – Representative Original Mylar Map of Blast Hole Data	72
Figure 11.2 – Digitized Data from an Original Mylar Map of Blast Hole Data	73
Figure 15.1 – Location of Borealis Property and Other Important Nearby Gold Mining Properties in the Walker Lane and Aurora-Borealis Cross Trend	89
Figure 16.1 – Gold Leach Rate Profiles	96
Figure 17.1 – Scanned Production Drill Hole Map	111
Figure 17.2 – Digitized Production Drill Hole Map	112
Figure 17.3 – Drill Hole Collar Locations in the South Area Model	114
Figure 17.4 – Drill Hole Collar Locations in the North Area Model	115
Figure 17.5 – Drill Hole Collar Locations in the East Area Model	116
Figure 17.6 – Drill Hole Collar Locations in the West Area Model	117
Figure 17.7 – 2009 North Pit Design	119
Figure 17.8 – Plan View of all Sectional Grade Zones for the South, North, and East Model Areas	124
Figure 17.9 – Example of Grade Zones on Cross Sections of the Graben and Freedom Flats Deposits – Section 0+1250 (Sections at 140[o] azimuth – looking N. 50[o] E.)	125
Figure 17.10 – Example of Grade Zones on Cross Sections of the Graben and Freedom Flats Deposits – Section 0+1500 (Sections at 140[o] azimuth – looking N. 50[o] E.)	125
Figure 17.11 – Example of Grade Zones on Cross Sections of the Graben and Freedom Flats Deposits – Section 0+1750 (Sections at 140[o] azimuth – looking N. 50[o] E.)	126
Figure 17.12 – Au Composites’ Histogram and Cumulative Frequency Plot Within the Graben- High Grade Deposit Grade Zones	127
Figure 17.13 – Au Composites’ Histogram and Cumulative Frequency Plot Within the Freedom Flats Deposit Grade Zones	128
Figure 17.14 – Gold View Variograms for Bearing N 45 E	130
Figure 17.15 – Gold View Variograms for Bearing East	131
Figure 17.16 – Gold View Variograms for Bearing S 45 E	131
Figure 17.17 – Gold View Variograms for Vertical	132
Figure 17.18 – Freedom Flats Variograms for North	132
Figure 17.19 – Freedom Flats Variograms for N 45 E	133
Figure 17.20 – Freedom Flats Variograms for East	133
Figure 17.21 – Freedom Flats Variograms for S 45 E	134
Figure 17.22 – Example of the Relationship Between Drill Hole Spacing / Density and Resource Classifications (Graben-Freedom Flats - 6500 Bench)	139
Figure 17.23 – Example of the Relationship Between Drill Hole Spacing / Density and Resource Classifications (Graben-Freedom Flats - 6400 Bench)	140

Figure 17.24 – Example of the Relationship between Drill Hole Spacing / Density and Resource Classifications (Graben-Freedom Flats – 6300 Bench)	141
Figure 17.25 – Extent of the Silicification Envelopes in the North Modeled Area	142
Figure 17.26 – Silicification and Argillic Envelopes in the North Modeled Area	143
Figure 17.27 – Overall Site Plan	154
Figure 23A.1 – General Site Map Showing North and South Model Areas	188
Figure 23A.2 – East Model Area	189
Figure 23A.3 – West Model Area	189
Figure 23B.1 – Overall Flow Diagram	195
Figure 23B.2 – Site Plan	196
Figure 23G2.1 – Projected Income Statements	235
Figure 23G2.2 – Projected Balance Sheets	263
Figure 23G2.3 – Projected Statements of Cash Flow	237
Figure 23H.1 – Project Sensitivity	249

Table of Tables

Table 1.1 – Estimated Gold Recovery	12
Table 1.2 – Borealis Mineable Gold Reserve Estimate – May 2009	14
Table 1.3 – Borealis Mineable Silver Reserve Estimate – May 2009	14
Table 1.4 – Borealis Mineral Resource Estimate – September 2008	15
Table 1.5 – Mineable Reserves by Ore Type at $800 per ounce Gold	17
Table 6.1 – Reported Past Borealis Production, 1981-1990	39
Table 6.2 – Comparison of Historical Post-Mining Resource Estimates	43
Table 13.1 – Analytical Results of Bulk Sample from Road Cut Midway Between Top and Bottom of Heap 2	81
Table 13.2 – Summary of Analytical Results from Bulk Standard Used in Quality Control Program, Accepted Value 0.019 opt Au	82
Table 13.3 – Summary of Assay Analyses for the Same Sample by American Assay Laboratories and ALS Chemex	82
Table 13.4 – Comparison of Heap 1 Assay Results with Previous Sampling Program	83
Table 14.1 – Results of Selective Check Sampling at Borealis	88
Table 16.1 – Summary Metallurgical Results, Scoping Bottle Roll Tests	93
Table 16.2 – Bottle Roll Gold and Silver Recoveries	97
Table 16.3 – Alteration and Grade for Bulk Density Samples	99
Table 16.4 – Bulk Densities for Resource Estimation	99
Table 17.1 – Mine Cutoff Grade ("COG") Parameters	104
Table 17.2 – Existing Heaps, ROM COG	104
Table 17.3 – Mineable Reserves by Ore Type at $800 per ounce Gold	105

x

Table 17.4 – Pit Design Parameters	106
Table 17.5 – Block Model Dimensions and Location Parameters	108
Table 17.6 – Digitized Production Maps	110
Table 17.7 – Modeled Blast Holes	110
Table 17.8 – Geologic Formation Model	121
Table 17.9 – Geologic Oxidation State Model	121
Table 17.10 – Summary of Basic Gold Grade Composite Statistics by Deposit (Inside Grade Zones)	123
Table 17.11 – Gold Grade Variogram Summary	129
Table 17.12 – First Pass (Measured) Search and Weighting Parameters for Inverse Distance Estimation	136
Table 17.13 – Second Pass (Indicated) Search and Weighting Parameters for Inverse Distance Estimation	137
Table 17.14 – Third Pass (Inferred) Search and Weighting Parameters for Inverse Distance Estimation	138
Table 17.15 – Summary Statistics of Argillic and Silicic Rock Codes	142
Table 17.16 – South Model Jackknife Analysis	144
Table 17.17 – Comparison of Mined-Out Portions of Resource Model to Reported Production	145
Table 17.18 – Borealis Mineral Resource Estimate – March 2008	146
Summary of Measured and Indicated Mineral Resource – Oxide Material	146
Table 17.19 – Borealis Mineral Resource Estimate – March 2008	147
Summary of Measured and Indicated Mineral Resource – Partially Oxided Material	147
Table 17.20 – Borealis Mineral Resource Estimate – March 2008	148
Summary of Inferred Mineral Resource – Oxide Material	148
Table 17.21 – Borealis Mineral Resource Estimate – March 2008	148
Summary of Inferred Mineral Resource – Partially Oxided Material	148
Table 17.22 – Borealis Project March 2006 Mineral Resource Estimate	148
Summary of Indicated Resource in Heaps	148
Table 17.23 – Borealis Project March 2006 Mineral Resource Estimate	149
Summary of Inferred Resource in Heaps and Dumps	149
Table 17.24 – Borealis Mineable Proven and Probable Gold Reserves	149
Table 17.25 – Borealis Mineable Proven and Probable Silver Reserves	150
Table 17.26 – Remaining Insitu Gold Ounces	150
Table 17.27 – Heap Name Correlation Chart	151
Table 17.28 – Production Volumes Versus Measured Heap Volumes	152
Table 17.29 – Reconciliation Waste Volumes Versus Measured Dump Volumes	152
Table 17.30 – Borealis Project March 2006 Mineral Resource Estimate	153
Summary of Indicated Resource in Heaps	153

Table 17.31 – Borealis Project March 2006 Mineral Resource Estimate	153
Summary of Inferred Resource in Heaps and Dumps	153
Table 18.1 – Other Minor Permits and Authorizations	163
Table 23A.1 – Borealis Mine Schedule	186
Table 23B.1 – Heap Leach Pad Design Criteria (By Knight Piésold)	201
Table 23B.2 – Recycle and Storm Water Pond Design Criteria (By Knight Piésold)	203
Table 23B.3 – Heap Leach Pad Water Balance Input Parameters (By Knight Piésold)	204
Table 23G1.1 – Capital Cost Summary	226
Table 23G2.1 – Anticipated Contract Mining Equipment	230
Table 23G2.2 – Labor Requirements, Mining	231
Table 23G2.3 – Labor Requirements, Heap Leach and ADR Plant	232
Table 23G2.4 – Process Reagents, Heap Leach and ADR Plant	233
Table 23G2.5 – Processing Summary, Heap Leach and ADR Plant	233
Table 23G2.6 – Annual G & A Cost Summary	234
Table 23H.1 – Project Financial Summary	248

1.0 Executive Summary

1.1 Introduction

This report presents the results of a pre-feasibility study that has been prepared for filing pursuant to National Instrument 43-101 (“NI 43-101”), Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators in connection with the potential to develop a gold and silver resource at the Borealis property in Mineral County, Nevada. The report was prepared at the request of Gryphon Gold Corporation.

This pre-feasibility study is based on open pit mining and heap leaching of oxide and mixed oxide ores that occur in and around previously mined open pits and re-leaching of ores that were mined and leached during prior operations. For purposes of performing economic models of the proposed operations, a combination of proven and probable oxide and mixed oxide material were included. Inferred mineralization was not included in the resource models. Although a large sulfide resource has been located on the Borealis property, the potential for recovery of precious metals from these ores are not included in the economics for the current project.

The purpose of this study is to provide a capital and operating cost model for mine development for the Borealis project. The resource estimates used in this analysis have been updated to May 2009 and include assays from 29,834 historical production blast holes to support the new resource classifications of measured, indicated and inferred. Prior resource estimates were reported in Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, April 28, 2008. The effective date of this pre-feasibility study is September 17, 2009.

1.1.1 Terms of Reference

Borealis Mining Company (“BMC”), the wholly owned Nevada operating subsidiary of Gryphon Gold Corporation, is considering a resumption of mining and ore processing activities at the Borealis Mine Site. This pre-feasibility study was completed in an attempt to guide the exploration, expansion and development of the property in a manner that includes what is believed to be reasonably achievable resources. The principal operating permits for the south modeled area have been granted for the proposed mining operation.

Gold bearing material will be mined from existing and new pit areas and reclaimed from piles of previously processed ore and dump material. The material will be excavated by conventional open pit mining equipment. Ore will be crushed, agglomerated with lime, and stacked on a lined pad where it will be leached to recover contained gold and silver.

The Borealis Mine will produce 247,000 ounces of gold and 741,000 ounces of silver over five primary production years followed by one year of additional leaching.

There are no known environmental liabilities on the project site. Reclamation of new surface disturbances will be completed contemporaneously with mining operations as described in the Plan of Operations (“POO”) approved by the U.S. Forest Service (“USFS”) and the Reclamation permit from Nevada Division of Environmental Protection (“NDEP”). A reclamation bond in the approximate amount of $3,000,000 will be posted with the USFS to insure performance under the approved reclamation plan.

1.1.2 Basis of Study

The scope of work for this pre-feasibility study includes capital and operating cost models for the proposed project, using proven and probable resources. The resources used have been updated by Telesto from previously published reports by incorporating assays from approximately 29,834 production blast holes from prior mining operations to improve the classification of measured, indicated and inferred resources. Earlier resource estimates generated by Steve Wolff and supervised by Dr. Roger Steininger were reported in April 28, 2008 in, Gryphon Gold Corporation Borealis Mining Company Canadian NI 43-101 Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA.

Results from the 2005-07 metallurgical test program (completed by McClelland Metallurgical Laboratories in Reno, Nevada) using material collected from development drilling and surface sampling have been utilized to support assumptions based on approximate production reports of 10 years of historical heap leaching activities at the mine in the 1980s.

The scope of work in this study includes sufficient engineering and planning to provide for an estimate of capital and operating costs in the accuracy range of +/- 15 percent.

The major units used in this report are those commonly used in the United States: dry short tons of 2,000 pounds (“tons”), troy ounces per short ton (“opt”), miles, feet, etc. Where metric units are used, such is noted.

1.2 Project Description and Location

The Borealis Gold Project is located in western Nevada, approximately 16 road miles southwest of the town of Hawthorne in the Walker Lane Mineral Belt and 12 miles northeast of the California border; see Figure 1.1 below. Hawthorne is 133 highway miles southeast of Reno and 314 highway miles northwest of Las Vegas.

(Source: Gryphon Gold, 2005)
Figure 1.1 – Location Map of the Borealis Project

This study includes oxide and mixed oxide ores suitable for heap leach processing. Precious metal-bearing material will be excavated by conventional open pit mining equipment, crushed, agglomerated with cement and lime, and stacked on a lined pad where it will be leached with a weak cyanide solution to recover contained gold and silver.

This pre-feasibility does not contemplate mining of any sulfide gold mineralization on the property. Sulfide material mined during normal operations will be treated as designated waste and stored appropriately to minimize the effects on the site environment.

The principal operating permits have been granted for the proposed mine for a heap leach operation for the central Borealis site. Acquisition of minor approvals, such as the artificial pond permit from the Nevada Department of Wildlife (“NDOW”), must be accomplished prior to project development and operation. These approvals are believed to be straightforward to obtain. The status of all approved permits is current and can be maintained with the appropriate fees being updated on an annual basis.

1.2.1 Land Status and Ownership

As of July 2009, the Borealis property is comprised of 751 unpatented mining claims of approximately 20 acres each totaling about 15,020 acres and one unpatented mill site claim of about 5 acres. Of the 751 unpatented mining claims, 128 claims are owned by others but leased to BMC, and 623 of the claims were staked by Golden Phoenix Minerals, Inc. (“Golden Phoenix”) or Gryphon Gold and transferred to BMC. All of the claims are shown on the US Bureau of Land Management (“BLM”) records as being in good standing. Claim fees for 2010 are scheduled to be made with the BLM in August 2009.

Mineral rights, through BMC as the owner or lessee of the claims, allow BMC to explore, develop, and mine the Borealis property subject to the prior procurement of required operating permits and approvals, compliance with the terms and conditions of the mining lease, and compliance with applicable federal, state, and local laws, regulations, and ordinances.

The term of the mining lease may be continued indefinitely as long as any mining, development, or processing is being conducted on the leased property on a continuous basis.

1.2.2 Royalty

Pursuant to the BMC Lease, a portion of the Borealis property including the 128 original core claims is subject to a floating rate net smelter return (“NSR”) royalty. Gryphon has the option to fix the floating rate at 5% for a fee. The initial mining operations will probably be located on the 128 claims in the core group.

The option to amend the royalty agreement was reported by Gryphon on August 22, 2008.

As described in the terms of the BMC Lease, the Borealis property is currently subject to advance royalty payments of approximately $9,590.00 per month. These advance royalty payments are subject to adjustments in the Consumer Price Index.

1.3 Access, Climate, Local Resources, and Infrastructure

Access to the Borealis property is gained from the Lucky Boy Pass gravel road located about 2 miles south of Hawthorne from Nevada State Highway 359.

The nearest available services for both mineral exploration and mine development and operations are in the small town of Hawthorne, located about 16 road miles to the northeast of the project area via a wide, well-maintained gravel road. Hawthorne has substantial housing, adequate fuel supplies, and a sufficient infrastructure available to take care of basic needs. For other goods and services, sources in Reno and elsewhere could supply any material required for the development project and mine operations.

The Borealis project area had been reclaimed to early 1990s standards. No buildings or power lines remain on the surface although a major electrical trunk line crosses the property and lies about 2 miles from the former mine site. The pits and the project boundary are fenced for public safety. Currently, access to the pits and heap leaching areas is gained through locked gates. All currently existing roads in the project area are two-track roads with most located on reclaimed haul roads. Water for the historical mining operations was supplied from a well field in a topographically isolated basin located approximately 3 miles south of the planned mine site. This well field will be redeveloped for the new project.

The elevation on the property ranges from 7,200 feet to 8,200 feet above sea level. Topography ranges from moderate and hilly terrain with rocky knolls and peaks to steep and mountainous terrain in the higher elevations. This relatively high elevation produces moderate summers with high temperatures in the 90°F range. Winters can be cold and windy with temperatures dropping to 0°F. Average annual precipitation is approximately 10 inches, part of which occurs as up to 60 inches of snowfall. Historically in the 1980s, the mine operated throughout the year with only limited weather related interruptions.

Predominate vegetation species include pinion pine, Utah juniper, greasewood, a variety of sagebrush species, crested wheat grass and fourwing saltbush from previous reclamation activities (JBR Environmental Consultants, 2004).

1.4 Property History

In 1978, the Borealis gold deposit was discovered by S.W. Ivosevic (1979), a Houston International Minerals Company geologist (a subsidiary of Houston Oil and Minerals Corporation). The property was acquired through a lease agreement with the Whitney Partnership, which later became the Borealis Partnership, following Houston’s examination of the submitted property. Initial discovery of ore-grade gold mineralization in the Borealis district and subsequent rapid development resulted in production beginning in October 1981 as an open-pit mining and heap leaching operation. Tenneco Minerals, Inc. (“Tenneco”) acquired the assets of Houston International Minerals in late 1981 and continued production from the Borealis open-pit mine. Subsequently, several other gold deposits were discovered along the generally northeast-striking Borealis trend and mined by open-pit methods. Also, several small deposits were discovered further to the west in the outlying area known as Orion’s Belt (encompassing the Cerro Duro, Jaimes Ridge, and Purdy Peak deposits). Tenneco’s exploration in early 1986 discovered the Freedom Flats deposit and then in October 1986, Echo Bay Mines (“Echo Bay”) acquired the Nevada assets of Tenneco Minerals.

With the completion of mining of the readily available oxide ore in the Freedom Flats deposit and other deposits in the district, active mining was terminated in January 1990, and leaching operations ended in late 1990. All eight open-pit operations are reported to have produced 10.7 million tons of ore averaging 0.059 opt Au (Golden Phoenix Minerals, 2000). Gold recovered from the material placed on heaps was approximately 500,000 ounces plus an estimated 1.5 million ounces of silver. Reclamation of the closed mine began immediately and continued for several years.

Echo Bay decided not to continue with its own exploration, and the property was farmed out as a joint venture in 1990-91 to Billiton Minerals, which drilled 28 reverse circulation (“RC”) exploration drill holes totaling 8,120 feet on outlying targets. Billiton dropped the property with no retained interest. Santa Fe Pacific Mining, Inc. (“Santa Fe Pacific”) then entered into a joint venture with Echo Bay in 1992-93 (Kortemeier, 1993), compiled data, constructed a digital drill hole database, and drilled 32 deep RC and core holes, including a number of holes into the Graben deposit. Santa Fe Pacific had success in identifying new sulfide-zone gold mineralization but terminated the joint venture because of reduced exploration budgets. Echo Bay completed all reclamation requirements in 1994, and then terminated its lease agreement with the Borealis Partnership in 1996.

In late 1996, J.D. Welsh & Associates, Inc. (“Welsh”) negotiated an option-to-lease agreement for the Borealis property from the Borealis Partnership and immediately joint-ventured the project with Cambior Exploration U.S.A., Inc. (“Cambior”). During 1996, Welsh drilled 11 auger holes (totaling 760 feet) into Heap 1 to determine if there was sufficient remaining gold to consider reprocessing the heap. During 1997, Cambior performed a major data compilation program and several gradient Induced Polarization (“IP”) surveys. In 1998, Cambior drilled ten holes, which succeeded in extending the Graben deposit and in identifying new zones of gold mineralization near Sunset Wash. Cambior terminated the joint venture in late 1998 because of severe budget constraints.

During the Cambior joint-venture period in late 1997, Golden Phoenix entered into an agreement to purchase a portion of the Welsh interest in the property. Welsh sold its remaining interest in the property to a third party, who in turn sold it to Golden Phoenix; therefore, in 2000 the company controlled 100 percent interest in the lease (Golden Phoenix Minerals, 2000). Golden Phoenix maintained the property during the years of low gold prices, compiled a database, validated the drill hole data, and developed new mineral resource estimates for the entire property.

In July 2003, the Borealis property was joint-ventured by Golden Phoenix with BMC, which is a wholly owned subsidiary of Gryphon Gold Corporation. BMC, the operator of the joint venture, originally controlled the property through an option agreement with Golden Phoenix whereby BMC could earn a 70 percent joint-venture interest in the property. BMC had the right to acquire its interest in the Borealis property with a combination of qualified expenditures on work programs, and/or making payments to Golden Phoenix, and/or delivering a feasibility study over a period of 5½ years beginning July 2003. In January 2005, BMC purchased 100 percent interest in the lease agreement, and Golden Phoenix surrendered its interest in the property. During 2004 and 2005-07, Gryphon Gold conducted two drilling programs.

1.5 Geology and Mineralization

Epithermal gold and silver mineralization at Borealis is hosted by Miocene pyroclastic rocks/ tuffs, andesite flows, dacite flows, and laharic breccias. These volcanic units together exceed 1,200 feet in thickness, strike northeasterly, and dip shallowly to the northwest. Pediment gravels cover the volcanic rocks at lower elevations along the mountain front where drilling has identified large areas of hydrothermal alteration. Structures are dominantly northeast-striking faults with steep dips and generally west-northwest-striking faults with steep southerly dips. Both of these fault systems lie on regional trends of known mineralized systems; thus, Borealis appears to be at a major intersection of structural and mineralized trends. Another strong control for alteration/ mineralization within the district is a series of north to north-northeast-trending structures that host the Graben deposit and other exploration targets. A number of these pre-mineral faults in the district may have been feeders for high-sulfidation hydrothermal systems. Figure 1.2 illustrates the local geology of the Borealis district and project area.

(Source: Echo Bay Mines, circa 1989, modified to reflect new property boundaries controlled by Gryphon Gold in July 2009)
Figure 1.2 – Local Geology of the Borealis District and Project Area

Gold mineralization is often associated with hydrothermal breccias, pervasive silica, and sulfides, principally pyrite. It is likely that the higher-grade deposits may have been localized along the intersections of small second-order faults with the major feeder structures. Many of the oxide deposits at the project site, such as the Borealis deposit, have a flat-lying tabular shape and appear to have formed within gently dipping volcanic units. The pyroclastic/tuff unit is the most favorable host for gold mineralization. Alteration and mineralization closely associated with ore-grade material are fine-grained vuggy to massive silica and pyrite often with and enveloped by advanced-argillic alteration including alunite and dickite. Outward from the central silica zone is a zone that may contain kaolinite, quartz, pyrite, dickite, and diaspore, and is surrounded by montmorillonite and pyrite, and finally an outermost broad propylitic halo with minor pyrite. Large bodies of opaline and microcrystalline silica occur peripheral to some mineralized zones. During its emplacement, finely-disseminated gold found in the Borealis mineralizing system was enclosed in pyrite, and through natural weathering and oxidation, this gold was released and made available to extraction by cyanidation. Gold still bound in pyrite or pyrite-silica is not recovered easily by a simple cyanide heap leach operation. Widely-spaced drilling indicates that pediment gravels cover the majority of the altered and mineralized volcanic rocks over a 7-mile-long zone in the southern and southwestern parts of the district. Much of this area has received only minor testing with systematic multidisciplinary exploration. Pediment gravels overlie many of the best exploration targets in the district.

1.6 History of Exploration Activities

Since the late 1970s, exploration has been completed at the Borealis property with the primary objective of finding near-surface oxidized gold deposits. Exploration work has consisted of field mapping, surface sampling, geochemical surveys, geophysical surveys, and shallow exploration drilling.

Resistivity surveys were successfully used in the early exploration of the district to track favorable trends of strong silica alteration that is commonly associated with gold deposits. Chargeability anomalies were found later with the use of IP surveys that penetrated deeper to the sulfide zones and were found to reflect strong sulfide systems, for example, the Graben. Aeromagnetic data provide useful tools to identify potential hydrothermal alteration systems as magnetic lows, many of which are shown in medium to dark blue on Figure 1.3. An example of an interpretation of resistivity data is shown on Figure 1.4.

(Source: Echo Bay Mines, circa 1989)
Figure 1.3 – 1989 Borealis District Aeromagnetic Survey Map

(Source: J. Anzman and Gryphon Gold, 2005)
Figure 1.4 – Selected Resistivity Anomaly Trends of the Borealis District

Areas with known occurrences of gold mineralization which are defined by historical exploration drilling and had historical mine production include Northeast Ridge, Gold View, East Ridge, Deep Ore Flats (also known as Polaris), Borealis, Freedom Flats, Cerro Duro and Jaimes Ridge. All of these deposits still contain gold mineralization remaining in place, contiguous with the portions of each individual deposit that were mined.

1.7 Drill Hole Database

The historical exploration and development drill hole database used for the Borealis project resource models contains 2,417 drill holes with a total drilled length of 671,595 feet. These holes were drilled by several different operators on the property. Drill hole types include diamond core holes, RC holes and rotary holes. Drill hole sampling lengths are generally 5 feet for the RC holes but vary for the core holes based on geologic intervals. Gold assays in parts per billion (“ppb”) and opt are provided for most of the drill hole sample intervals. Silver assays in parts per million (“ppm”) and opt are also provided for many of the sample intervals.

Mineralized zones covered by these drill holes include Northeast Ridge, Gold View, East Ridge, Deep Ore Flats, Borealis, Freedom Flats, and Graben. Except for Graben, all have been partially mined by previous operators of the project; the Borealis and Deep Ore Flats Pits are backfilled with waste from the Freedom Flats Pit. The drill holes in the west model area are mostly in the Cerro Duro, Jaimes Ridge, and Purdy Peak areas, at approximately 3 miles northwest of the main Borealis Mine site. Cerro Duro and Jaimes Ridge areas were also partially mined. Drill holes in the East Model area are mostly in the Boundary Ridge and Bullion Ridge areas, about 1 mile northeast of the main Borealis Mine site.

Also included in the drill hole data are the auger holes drilled in the heaps by J.D. Welsh, and the sonic drilling of the five Borealis heaps and parts of the Freedom Flats and Borealis Mine dumps that were completed by Gryphon Gold in May 2004. The J.D. Welsh program consisted of 11 holes totaling 760 feet. The Gryphon Gold program consisted of 32 holes totaling 2,475.5 feet. Drilling by Gryphon Gold during late 2006 through November 2007 was added to the drill hole database and reported in Technical Report on the Mineral Resources of the Borealis Gold Project, April 28, 2008. The total Company exploration and development drilling in the database currently includes 252 drill holes and 153,000.5 feet of drilling. The total number of Company drill holes used in the resource models is 214 holes and 143,516 feet of drilling.

Added to the exploration and development drill data in March 2009 was blast hole assay data digitized from the original mine planning maps. This data included 29,834 blast holes, each with one gold assay value.

1.8 Sample Preparation, Analysis, and Security

1.8.1 Historical

The Borealis Mine site operated from 1981 through 1990 producing 10.7 million tons of ore averaging 0.059 opt Au from eight open pits. The mined ore contained about 635,000 ounces Au (Eng, 1991) of which approximately 500,000 ounces of gold was recovered through a heap leach operation. This historic production can be considered a bulk sample of the deposits validating the database that was used for feasibility studies and construction decisions through the 1980s. With over 2,400 drill holes that were compiled over a 30-year period by major companies, the amount of information on the project is extensive. It is primarily these data that have been used as the foundation of the current mineral resource estimate. The bulk of the data were collected beginning in 1978, the year of discovery of the initial ore-grade mineralization, and were continuously collected through the final year of full production. Subsequent explorers starting in the 1990s added to the database.

Little is known of the sample security arrangements made by the previous operators, but since the pits each produced the amounts of gold predicted or higher, it has been assumed that the security was adequate and it is unlikely that sample security was a problem. The same assumption is true for most of the subsequent explorers of the property – Billiton, Santa Fe Pacific, and Cambior – which were all substantial companies and probably used sound procedures.

1.8.2 Recent Programs

A sonic drilling program was undertaken in spring 2004 to confirm the amount and grade of gold-bearing rock that exists in heaps and dumps. The drilling provided samples for metallurgical test work to define the geotechnical conditions and to obtain sufficient samples to demonstrate the geotechnical characteristics for design purposes in the waste characterization database. A separate drilling program was undertaken to install baseline groundwater monitoring systems.

As part of this program, a sonic drill rig was used to drill exploratory holes on the five previously leached heaps, as well as the Freedom Flats and Borealis Pits waste dumps. A total of 32 holes for a total of 2,475.5 feet were drilled with samples collected and composited for each hole.

Sample intervals were originally designed to be every 10 feet but were contingent upon drilling conditions. Samples were taken to American Assay Laboratories, Inc. (“AAL”) of Sparks, Nevada for analysis. An industry standard quality control procedure was used for the sampling and assaying under the supervision of Dr. Roger Steininger and is considered to be NI 43-101 compliant.

1.9 Data Limitations

Much of the data from historical records of drilling, sampling, sample security, and assay procedures is not documented to NI 43-101 standards; however the drill hole database was verified by Mr. Steven Craig, a Qualified Person for the purpose of Canadian NI 43-101 for Golden Phoenix, during an 8-month intensive effort by reviewing every one of the 2,417 historical drill holes and over 125,000 assays on original sheets and comparing them line by line with the database, ensuring that only accurate information was in the database. Where several valid assays were found for a single interval, they were averaged to determine the grade used in the database. Drill hole collar location surveys on original sheets were also compared to the database information and improved where necessary. Down-hole survey information on original sheets for the deeper holes were also reviewed and compared with the database to ensure its accuracy.

Original mine planning maps were retrieved from Gryphon’s project files and the hole location, elevation and gold assay value were digitized. The elevation and survey grid used in this data is consistent with current coordinates.

Information presented above describes the limitations imposed by the lack of certain historical records on verification of the data. Based on operating results and historical descriptions, it appears that the sampling, sample preparation, assaying, and security of samples were conducted in an industry acceptable manner for the time period in which the samples were collected and processed, and it is the geological Qualified Person’s opinion that the assays are suitable for mineral resource estimation.

1.10 Mineral Processing and Metallurgical Testing

Eight open pit mines were developed at the Borealis Mine site during its operating years from 1981 to 1990. They include the Northeast Ridge, Gold View, East Ridge, Deep Ore Flats, Borealis, Freedom Flats, Jaimes Ridge, and Cerro Duro mines. Each pit has associated waste-rock disposal areas proximal to their mine areas. Two of the pits, Borealis and Deep Ore Flats, were backfilled with mine waste produced from proximate pits. Processing of the ore was by conventional cyanide-agglomerated heap leaching using both permanent and reusable pads. Precious metals were recovered using a Merrill-Crowe process.

Historical heap leach operations throughout the 1980s typically produced gold recoveries in the upper 70 to mid-80 percent range. These ores were primarily oxide and mixed oxide-sulfide and required cement agglomeration in order to achieve suitable solution percolation, pH control, and precious metal dissolution. Previous heap leach operations also processed run-of-mine (“ROM”) ores (uncrushed), which were typically low-grade material that was stacked on the upper lifts of the heap leach pad (“HLP”). Historical gold recoveries for ROM ore ranged from 20 to 50 percent.

In 2004, the first phase of metallurgical test work was developed for the exploration drill samples. This work focused on determining the amenability of gold to cyanidation and the effect of particle size on gold recovery. The BMC geological staff collected 249 samples from historical leach pad areas and waste dumps for this program.

Subsequent metallurgical testing was developed in 2005 for a Phase 2 program that utilized samples collected from current exploration drilling in fresh gold mineralized zones. A total of 77 bottle roll tests were completed from these data. In addition, four bulk samples were collected from near-surface trenches for column leach tests. There has been no current test work performed on ROM-sized samples.

Table 1.1 below summarizes the expected metal recovery from the respective mineralized material locations.

Table 1.1 – Estimated Gold Recovery
Area	Range of Au Recovery (%)	Estimated Au Recovery (%)
Borealis Upper	62 – 86	78.0
Borealis Main	62 – 86	78.0
Deep Ore Flats	59 – 85	74.1
Freedom Flats	20 – 80	75.0
Gold View/East Ridge	40 – 92	63.4
Northeast Ridge	37 – 85	70.0
Middle Ridge	46 – 92	76.3
Orion’s Belt	55 – 94	75.3
Old Leach Pads	–	43.3
ROM Leach Pads	–	50.9
Dump Material	62 – 86	71.3

1.10.1 Processing

Surface mined ore will either be processed by crushing to a size of 80 percent less than 1 inch or will be placed as ROM on the HLP, depending on the grade of the ore. After crushing, ore will be agglomerated with lime and cement and conveyor stacked onto the HLP. Barren cyanide solution from the Adsorption, Desorption and Refining (“ADR”) plant will be pumped through a pipe network to distribute the solution over the ore using drip tubes. After gold and silver is dissolved, the resulting pregnant leach solution will be collected and pumped to the ADR plant where the gold and silver will be removed from the solution using a carbon circuit followed by pressure stripping. Concentrated pregnant solution from the strip circuit will be pumped through electro-winning cells where the precious metals will be recovered as a metallic sludge. The sludge will be placed in a mercury retort for removal of residual mercury and drying. Finally, after mixing with fluxes, gold and silver doré will be produced in a melting furnace. The doré product will be shipped offsite for further refining.

1.11 Mineral Resource Estimates

The mineral resource estimate for the Borealis Gold Project was prepared by Mr. Kim Drossulis of Telesto Nevada, Inc. based on a revised block model that included the use of variograms from historic blast hole assay data. This current model revises one prepared by Mr. Steve Wolff, mining engineer and consultant (not a Qualified Person for the purpose of Canadian NI 43-101). The study area encompasses the core of the BMC holdings and the principal gold deposits with known mineral resources.

1.11.1 Mineral Resource Model

Four three-dimensional block models, known as North, South, East, and West, were used to estimate the gold resource on the property. Each of these models used 20 by 20 by 20-foot blocks and three of the four were rotated so that model north was N 50° E. The North and South models overlap slightly to more easily maintain continuity across model boundaries. The West Area model also used 20- by 20- by 20-foot blocks but was not rotated.

Drill Hole Data: There are 2,669 exploration and development drill holes in the database of which 1,643 intersect zones of mineralization that are included in the resource estimate. Average grades inside the mineralized zones range from 0.007 opt Au to 0.084 opt Au. Variability of assays is moderate to high with coefficients of variation ranging from 1.02 to 3.33 within zones.

Additionally, there are gold assays from 29,834 blast holes that have been added to the data used to calculate the range of the variogram that establishes the new measured, indicated and inferred limits of the new resource model.

Mineral Resource Classification: Resource classifications were based on the drill hole grid spacing believed necessary to establish the continuity of mineralization (for indicated resources) and to provide reliable estimates for production planning (for measured resources). Internal cut-off grades used in the resource calculations varied from 0.006 opt for orebodies close to the heap, to 0.013 for legacy heap material, to 0.01 opt for new ore in the East and West orebodies (further from the heap). Inferred resource material is considered waste rock in this study.

Model Results: The mineable reserve estimate for the pit areas for oxide and mixed oxide proven and probable ore only is summarized in Table 1.2 for gold and in Table 1.3 for silver. In all cases, the quantities shown are for the remaining resource, below the mined-out topography.

The financial models prepared for this study use proven and probable oxide and mixed oxide reserves. Inferred mineral resources do not have demonstrated economic viability and were not considered in the economic model.

Table 1.2 – Borealis Mineable Gold Reserve Estimate – May 2009
Summary of Proven and Probable Reserves by Modeled Area

		Proven			Probable			Proven and Probable
Model	Cut- off Grade (opt)	Tons	Avg. Au Grade (opt)	Contained Ounces Gold	Tons	Avg. Au Grade (opt)	Contained Ounces Gold	Tons	Avg. Au Grade (opt)	Contained Ounces Gold
South	0.006	3,541,500	0.033	115,150	1,180,500	0.033	38,383	4,722,000	0.033	153,533
North	0.006	3,639,000	0.014	50,600	1,213,000	0.014	16,867	4,852,000	0.014	67,467
East	0.010	2,578,500	0.019	47,980	859,500	0.019	15,993	3,438,000	0.019	63,973
West	0.010	961,500	0.032	30,437	320,500	0.032	10,146	1,282,000	0.032	40,583
Legacy Heaps	0.013	1,767,000	0.022	38,850	589,000	0.022	12,950	2,356,000	0.022	51,800

Total		12,487,500	0.023	283,017	4,162,500	0.023	94,339	16,650,000	0.023	377,356

Table 1.3 – Borealis Mineable Silver Reserve Estimate – May 2009
Summary of Proven and Probable Reserves by Modeled Area

Proven				Probable			Proven and Probable
Model	Tons	Avg. Ag Grade (opt)	Contained Ounces Silver	Tons	Avg. Ag Grade (opt)	Contained Ounces Silver	Tons	Avg. Ag Grade (opt)	Contained Ounces Silver

South	3,541,500	0.45	1,610,949	1,180,500	0.45	536,984	4,722,000	0.45	2,147,932
North	3,639,000	0.08	304,070	1,213,000	0.08	101,357	4,852,000	0.08	405,427
East	2,578,500	0.01	20,806	859,500	0.01	6,935	3,438,000	0.01	27,741
West	961,500	0.26	254,490	320,500	0.26	84,830	1,282,000	0.26	339,320
Legacy Heaps	1,767,000	0.13	229,710	589,000	0.13	76,570	2,356,000	0.13	306,280

Total	12,487,500	0.19	2,420,025	4,162,500	0.19	806,676	16,650,000	0.19	3,226,700

The inferred mineral resource estimate for the modeled areas from September 2008 is summarized in Table 1.4. The heap and dump estimate was completed in April 2005, based on Gryphon Gold/Welsh drilling. The mineral resource Qualified Person has reviewed this estimate and determined that it is reasonable and complies with the NI 43-101 definitions and current resource estimating criteria.

Dump and heap resource estimates are classified as indicated and inferred based on drill hole spacing of approximately 200 feet and projections of less than 200 feet beyond drill holes.

 Table 1.4 – Borealis Mineral Resource Estimate – September 2008
Summary of Inferred Mineralization – Combined Oxide and Mixed Material

Material Class	Deposit	Au Cutoff (opt)	Tons (1,000s)	Au Grade (opt)	Ag Grade (opt)	Contained oz Gold	Contained oz Silver
Oxide	Freedom Flats	0.010	313	0.035	0.052	10,995	16,276
	Borealis	0.010	374	0.023	0.195	8,602	72,930
	Deep Ore Flats	0.010	1,353	0.020	0.325	27,060	439,725
	East Ridge	0.010	880	0.017	0.078	14,960	68,640
	Northeast Ridge	0.010	1,023	0.016	0.062	16,368	63,426
	Boundary Ridge	0.010	330	0.018	0.056	5,940	18,480
	Bullion Ridge	0.010	4,928	0.017	0.011	83,776	54,208
	Cerro Duro	0.010	67	0.026	0.452	1,742	30,284
	Jaimes Ridge	0.010	159	0.018	0.040	2,862	6,360
	Purdy Peak	0.010	65	0.015	0.104	975	6,760
	Alluvium / Tcv	0.010	247	0.017	0.074	4,199	18,278
	Total Oxide		9,739	0.018	0.082	177,439	795,367
Mixed Material	Freedom Flats	0.010	3	0.013	0.366	39	1,098
	Borealis	0.010	63	0.016	0.084	1,008	5,292
	Deep Ore Flats	0.010	488	0.021	0.403	10,248	196,664
	East Ridge	0.010	1,800	0.016	0.086	28,800	154,800
	Northeast Ridge	0.010	1,594	0.021	0.105	33,474	167,370
	Boundary Ridge	0.010	0	0.000	0.000	0	0
	Bullion Ridge	0.010	0	0.000	0.000	0	0
	Cerro Duro	0.010	0	0.000	0.000	0	0
	Jaimes Ridge	0.010	6	0.016	0.097	96	582
	Purdy Peak	0.010	13	0.016	0.073	208	949
	Alluvium / Tcv	0.010	0	0.000	0.000	0	0
	Total Mixed Material		3,967	0.019	0.133	73,873	526,755

Total Inferred Oxide + Mixed Material			13,706	0.018	0.096	251,312	1,322,122

Inferred resources were not included in the economic model due to lack of sufficient verification by drilling and other uncertainties. Additional drilling, assaying, and metallurgical testing may result in reclassification of a portion of the inferred resources to either waste or to a measured and indicated resource category.

1.12 Other Important Considerations

The Borealis property is located on public lands partly within the Humboldt-Toiyabe National Forest, Bridgeport Ranger District, and BLM-administered lands. Because most activity to date has been within the USFS-administered lands, the POO for this activity is subject to USFS approval and environmental analysis under the National Environmental Policy Act (“NEPA”). A project of this magnitude typically requires the preparation and approval of either an Environmental Assessment (“EA”) or an Environmental Impact Statement (“EIS”) with the EIS process generally being longer and more comprehensive. Since the Borealis project area has been extensively affected by previous mining operations, the USFS determined that resuming mining operations at the Borealis property would have no significant impact to public lands and that an EA would satisfy the NEPA requirements for this project. The Cerro Duro, Jaimes Ridge, and Purdy Peak resources and the exploration targets in the Central and West Pediment areas are within the BLM jurisdiction and require BLM approval for exploring or mining.

1.12.1 Permitting

The principal operating permits required for construction, operation, and closure of the Borealis mine have been acquired from Nevada state and Federal regulatory agencies as of the date of this report. The approvals received cover a 10 million-ton project within the central operating area and include an exploration program within that operating area that recognizes the potential to expand the resource base with successful exploration results. Expansion of the project plans beyond 10 million tons will require routine modification of the operating permits. There are no known issues that would preclude the approval of such routine modifications by the applicable regulatory agencies.

The operating permits cover only the central operating area and exclude some of the Middle Ridge area and Orion’s Belt. The deposits in Orion’s Belt have been subject to recent mining operations and have been successfully reclaimed. No fatal flaws or material concerns which would preclude the permitting and development of mining operations in this area have been identified, although the timing of such permitting processes is uncertain.

1.13 Financial Model Results

A cash flow model for the project was prepared using proven and probable reserves. Capital and operating costs were estimated based on recent contractor quotations and Telesto estimates. Gold and silver recovery was estimated based on historical results and recent testing. Mine production schedules were generated using open pit planning software.

The Borealis project will mine a total of 9.0 million tons of oxide ore, 1.3 million tons of mixed ore, 4.0 million tons of ROM ore, 2.4 million tons of historical heaps, 0.5 million tons of sulfide material and 19.2 million tons of waste rock. The ore plus ROM strip ratio is 1.38 to 1. These amounts are shown below in Table 1.5 (Mineable Reserves by Ore Type at $800 per ounce Gold.)

Table 1.5 – Mineable Reserves by Ore Type at $800 per ounce Gold

Material	Ore k-tons	Au (opt)	Au oz	Waste k-tons
Oxide	8,926	0.028	245,690
Mixed Oxide	1,320	0.032	42,402
ROM	4,048	0.009	37,464
Previously Processed Heaps	2,356	0.022	51,800
Sulfide[1]	478	0.046	21,974
Total	16,650	0.023	377,356	19,204

1Sulfides listed here are reported as Designated Waste and do not add to ounces in this table.

The results of the financial model at an $800 gold price are:

»	Initial Capital Cost	$22.6 million
»	Cash Operating Cost	$476/ounce of gold equivalent
»	Net Present Value @ 5% Discount Rate	$12.5 million
»	Payback Period	2.25 years

Life of Mine (“LOM”) Capital Costs are summarized as follows:

»	Mine	$11.9 million (assumes contract mining and owner crushing)
»	Leach/Process/Infrastructure	$ 9.0 million
»	Owners (including closure)	$ 9.0 million
»	Contingency	$ 1.0 million
»	Total Capital	$30.9 million

Life of Mine Operating Costs

»	Mining and leaching	$111.3 million
»	Processing	$14.5 million
»	General and Administrative (“G & A”)	$10.2 million
»	Total Operating Cost	$136.0 million
»	Operating Margin	$59.9 million

1.14 Sensitivity

Sensitivities to gold price and recovery, construction capital, operating costs, and silver price and recovery, were completed and the after-tax Internal Rate of Return (“IRR”) was measured. The base case IRR for the project was calculated at an after-tax rate of 27%. Figure 1.5 shows the projected change in IRR (expressed as a percent) for each percentage change in the underlying assumption.

Figure 1.5 – Project Sensitivity

Gold Price and Recovery: The base gold price for the economics was US$800 per ounce. For each 1% change in the gold price, the IRR of the project changes by approximately 2%. The sensitivity is the same for gold recovery, for each 1% change in the base assumption for gold recovery, the IRR of the project changes by approximately 2%. The project IRR is most sensitive to changes in gold price and gold recovery.

Operating Costs: The base case operating costs were increased and decreased to determine the project sensitivity to changes. For each 1% change in operating costs, the project IRR changes by approximately 1.5%. The project sensitivity to changes in operating costs is exceeded only by its sensitivity to gold price.

Capital Costs: Construction capital was varied to determine its sensitivity. For each 1% change in the cost of construction, the IRR changes by approximately 0.4%.

Silver Price and Recovery: Sensitivity was computed for changes in silver price and recovery. For each 1% change in silver price or recovery, the IRR changed by 0.1%. The project is least sensitive to changes in silver price.

Fuel Cost Sensitivity: A separate sensitivity was computed for the price of diesel fuel. The majority of diesel fuel will be consumed by the mining fleet operated by the contract miner. The financial model assumes that the fuel is directly purchased by Gryphon Gold and supplied to the contract miner. The base case financial model utilized off-road diesel fuel costs of US$2.25 per gallon. For each US$0.50 change in the price of fuel, the project pre-tax cash flow changes by US$1.45 million over the life of the project.

1.15 Conclusions and Recommendations

Telesto Nevada, Inc. and the authors of this document recommend that the Borealis project be put into production.

Other goals of the Borealis Gold Project going forward are to increase current resources and discover and delineate new deposits within the greater Borealis property.

Analyses of the geologic data has identified a significant in-place mineral resource that supports an open pit, heap leach gold and silver mine. Based on historical operational data and similar deposits and projects in the area, the field-proven process technology selected (heap leach and ADR plant, using carbon adsorption) will be able to effectively produce gold and silver doré for sale.

Having successfully obtained the major permits from the USFS and the NDEP, environmental and permitting issues no longer represent a significant risk to future project development.

Further sampling of the historical heaps and dumps is recommended because of the immediate potential to move inferred resources into indicated resources that may be considered for reserves.

Exploration should be conducted along the known structural trends to move inferred resources into mineable reserves. Discovery potential in the Borealis district includes oxidized gold mineralization adjacent to existing pits and new oxide gold deposits at shallow depth. Expansion of gold mineralization adjacent to existing pits provides the best potential for rapid development of additional mineral resources. Projection of known mineralized structures and trends into covered areas provides the best potential for discovery of new deposits, including both near surface oxide and deeper sulfide systems.

In conjunction with the exploration program, metallurgical testing should be performed on representative core samples.

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2.0 Introduction and Terms of Reference

Gryphon Gold Corporation (referred to as "Gryphon Gold" or the "Company" in this report) is progressing with technical work at its 100 percent-owned Borealis Gold Project in Mineral County, Nevada, which will potentially allow the Company to produce gold and silver from the mine. The purpose of this pre-feasibility study is to provide a development model that includes enhanced geologic interpretation of additional data acquired and analyzed from 2005 through 2009 by Company geologists and engineers, upgrade certain resources, update capital and operating costs, and report on technical activities to date. The newly developed and updated resource model lies within a defined study area that falls within the area disturbed by previous mining activities. The deposits within the boundaries of the central study area have been approved for mine development by State and Federal regulatory agencies. Other known deposits containing mineral resources are located outside the limits of the central study area in outlying areas. No fatal flaws or material concerns, which would preclude mining operations in these areas, have been identified to date although the timing of such permitting processes is uncertain.

Resource models for several in-place gold deposits located within the boundaries of the central and outlying study areas were used for this study and include the following deposits: West Alluvial Deposit, Graben, Freedom Flats, Borealis, Crocodile Ridge, Deep Ore Flats (also known as Polaris), East Ridge, Gold View, Middle Ridge (located between Gold View and Northeast Ridge), Northeast Ridge, and also the Purdy Peak, Jaimes Ridge, and Cerro Duro deposits located further to the west, and Boundary Ridge and Bullion Ridge deposits located to the east. Resource estimates for deposits outside the study areas, but on claims controlled by Gryphon Gold, rely on historical drill hole data which were completed prior to the promulgation of the guidelines of Canadian NI 43-101.

(Based on information from Echo Bay Mines, circa 1989, modified by Gryphon Gold, 2005)
Figure 2.1 – Mineral Deposits and Prospects of the Borealis Property

Names of gold deposits and exploration targets are shown on Figure 2.1, which can be used as a reference to the geographic location and place names used in this report. Some of the most important exploration targets are reviewed in Section 10.0, Exploration.

Telesto mining engineer Mr. Kim Drossulis, working closely with Gryphon Gold and its other consultants, prepared new resource models. Additional input was provided by Knight Piésold regarding environmental, permitting, and metallurgical issues. In addition, Dr. Roger Steininger, CPG, was the Chief Consulting Geologist in regard to geology, sampling, and exploration.

The principal author of this technical report is John R. Danio, P.E., a Qualified Person for the purpose of Canadian NI 43-101, Standards of Disclosure for Mineral Projects. Mr. Danio visited the property for one day on March 5, 2008. Contributing to this report is Dr. Roger C. Steininger, Chief Consulting Geologist for Gryphon Gold, a Qualified Person for the purpose of Canadian NI 43-101, Standards of Disclosure for Mineral Projects. Dr. Steininger visited the Borealis property numerous times during 2003, 2004, 2005, 2006, 2007, 2008 and 2009. Jaye Pickarts, P.E., Principal Metallurgical Engineer, Knight Piésold, individually visited the Borealis property on several occasions during 2004, 2005, and 2006 for the duration of one day in each instance; he observed the district geologic setting and existing site conditions, and reviewed selective RC drill-sample intercepts of the mineralization for metallurgical purposes only and assisted in developing the metallurgical testing.

The following summarizes the technical experts and Qualified Persons who have contributed to this report under the general direction of the principal author:

     ● Mr. John R. Danio, P.E., a Qualified Person for the purpose of Canadian NI 43-101, Standards of Disclosure for Mineral Projects, is the principal author of this report. Mr. Danio is responsible for capital and operating cost estimates, mine production schedules and financial models. Mr. Danio is a graduate mining engineer with over 20 years of open pit, heap leach mine operating experience.

     ● Dr. Roger C. Steininger, Ph.D., CPG (AIPG), a Qualified Person for the purpose of Canadian NI 43-101, Standards of Disclosure for Mineral Projects, Consulting Chief Geologist for Gryphon Gold is responsible for geology, sampling, exploration and mineral resource estimates. Dr. Steininger is not independent of Gryphon Gold.

     ● Mr. Steven D. Craig, CPG (AIPG), a Qualified Person for the purpose of Canadian NI 43-101, Standards of Disclosure for Mineral Projects, Senior Consulting Geologist for Gryphon Gold assisted with for geology and permitting. Mr. Craig is not independent of Gryphon Gold.

     ● Mr. Kim Drossulis, not a Qualified Person for the purpose of Canadian NI 43-101, Standards of Disclosure for Mineral Projects. Mr. Drossulis prepared updated resource block models and conducted Learch Grossman pit optimization models based on mineral and economic parameters provided by other parties listed in this report.

     ● Mr. Jaye T. Pickarts, P.E., a Qualified Person for the purpose of Canadian NI 43-101, Standards of Disclosure for Mineral Projects, Principal Metallurgical Engineer, Knight Piésold and Co. Mr. Pickarts prepared the metallurgical test work evaluation and conceptual processing flow sheet.

Technical support has been provided by additional associates of these listed firms and individuals. Knight Piésold has provided support in the ongoing permit acquisition activities, geotechnical engineering, and metallurgical engineering (Knight Piésold and Co., 2003). Gryphon Gold provided staff support and assistance by drafting certain figures incorporated in the report (as credited below each illustration) and aiding in the final assembly of the report.

This study uses considerable existing information contained in Gryphon Gold’s Borealis project files. This information consists of several thousand pages of documents and data gathered during more than 20 years of exploration, development, mining, and post-mining reclamation activities at Borealis and includes exploration results, geophysical surveys, mineralogical analyses, geologic interpretations, metallurgical testing, design engineering, operating results, technical correspondence and scientific publications. Gryphon Gold converted this information to electronic format to allow for ease of search and recovery.

Archival information used in this study was provided by Gryphon Gold. The database has not been independently verified at this time. As the Borealis project advances, certain additional information will be gathered which will allow for further verification of historical results and confirmation of the possible technical concepts.

Drossulis and Steininger frequently undertake mineral property studies, and are familiar with the mineral resource definitions and disclosure requirements of Canadian NI 43-101. None of the principals involved in this project have any direct pecuniary or contingent interests of any kind in Gryphon Gold or its mining properties. Telesto is to receive a fee based on time expended and expenses incurred according to the Company’s standard fee schedule.

The major units used in this report are those commonly used in the United States – dry short tons of 2,000 pounds (tons), troy ounces per short ton (opt), miles, feet, etc. Where metric units are used, such is noted.

The following acronyms and abbreviations are used throughout this report:

AAL: American Assay Laboratories
ADR: Adsorption, Desorption and Refining
Ag: Silver
AIPG: American Institute of Professional Geologists
AMC: Antecedent Moisture Condition
AMT: Alternative Minimum Tax
ASTM: American Society for Testing and Materials
Au: Gold
BA/BE: Biological Assessment and Biological Evaluation
BAPC: Bureau of Air Pollution Control
BECOG: Breakeven cutoff grade
BLM: U.S. Bureau of Land Management
BMC: Borealis Mining Company
BMRR: Bureau of Mining Regulation & Reclamation
BSDW: Bureau of Safe Drinking Water
BWPC: Bureau of Water Pollution Control
cf: cubic foot or cubic feet
CFO: Chief Financial Officer
CIC: Carbon-in-Column
CN: Curve Number
COG: Cutoff Grade
CPG: Certified Professional Geologist
CPM: Critical Path Method
CPT: Corrugated polyethylene tubing
CSAMT: Controlled source audio-frequency magnetotellurics
CSV: Comma-delimited text files
DRI: Desert Research Institute
DTM: Digital terrain model
EA: Environmental Assessment
EIS: Environmental Impact Statement
EM: Electromagnetics
EPCM: Engineering, procurement and construction management
EPA: U.S. Environmental Protection Agency

ERRCP: Emergency Release, Response and Contingency Plan
ET: Evapotranspiration
FCC: Federal Communications Commission
FONSI: Finding of No Significant Impact
G & A: General and Administrative
g/T: Grams per tonne
gpm: Gallons per minute
HDPE: High-density polyethylene
HLP: Heap leach pad
HMI: Human machine interfaces
HOA: Hand-off-auto
I/O: In/Out
IBC: International Building Code
ID: Interdisciplinary
ID2: Inverse-distance-squared
ID3: Inverse-distance-cubed
IDW: Inverse-distance-power weighting
IFM: Interim fluid management
IP: Induced Polarization
IRR: Internal Rate of Return
JBR: JBR Environmental Consultants, Inc.
k tons: Kilo tons = 1,000 tons
k oz: Kilo ounces = 1,000 Troy ounces
kV: Kilo volts = 1,000 volts
kVA: Kilovolt Ampere = 1,000 volt-amperes
kWh: Kilowatt-hour = 1,000 watt-hours
LCRS: Leachate Collection and Removal System
LOM: Life of Mine
MACT: Maximum achievable control technologies
MCC: Motor Control Center
MCP: Motor Circuit Protector
mph: Miles per hour
MSHA: U.S. Department of Labor Mine Safety and Health Administration
MVA: Megavolt Ampere = 1,000,000 volt-amperes
NAC: Nevada Administrative Code
NaCN: Sodium cyanide
NDEP: Nevada Division of Environmental Protection
NDOW: Nevada Department of Wildlife
NDWR: Nevada Division of Water Resources
NEPA: National Environmental Policy Act
NFPA: National Fire Protection Association
NI 43-101: Canadian National Instrument 43-101
NMAECP: Nevada Mercury Air Emissions Control Program
NOI: Notice of Intent
NOL: Net Operating Losses

NPDES: National Pollutant Discharge Elimination System
NRHP: National Register of Historic Places
NSR: Net smelter return
opt: Troy ounces per short ton
oz: Troy ounces
P.E.: Professional Engineer
P.G.: Professional Geologist
pcf: Pound-force per Cubic Foot (unit of material density)
PCMS: Process component monitoring system
PLC: Programmable logic controller
POO: Plan of Operations
ppb: Parts per billion
ppm: Parts per million
psf: Pound per square foot
psi: Per square inch
QA/QC: Quality Assurance and Quality Control
RC: Reverse circulation
ROM: Run-of-mine
RTU: Remote terminal unit
SAD: Surface Area Disturbance
sf: Square foot or square feet
SHPO: State Historical Preservation Officer
SPCC: Spill Prevention, Control, and Countermeasure
SWPPP: Storm Water Pollution Prevention Plan
T&E: Threatened and Endangered
ton: Dry short ton of 2,000 pounds
T: Metric ton = 1,000 kg
topo: Topographic
U.S.D.A.: U.S. Department of Agriculture
USD: U.S. Dollars
USFS: U.S. Forest Service
USGS: U.S. Geological Survey
VLF: Very low frequency
WPCP: Water Pollution Control Permit
WRF: Waste rock facility

3.0 Reliance on Other Experts

The opinions expressed in this report are based on the available information and geologic interpretations supplied by Gryphon Gold and other third party sources available at the time of this report. The authors of this report exercised all due care in reviewing the supplied information and believe that the basic assumptions are factual and correct and the interpretations are reasonable. Assumptions, conditions, and qualifications are as set forth in the body of this report.

Although Gryphon Gold’s consultants have independently analyzed some of the data, the accuracy of the results and conclusions from the review rely on the accuracy of the supplied data. These consultants have relied on the supplied information and have no reason to believe that any material facts have been withheld, or that a more detailed analysis may reveal additional material information. The authors did not undertake a program of independent sampling, drilling, or assaying to determine or confirm gold or silver values.

The information in Section 4.3, Property Description and Ownership, has been provided by Gryphon Gold. This information has not been independently reviewed by the authors; however, it is supported by a title report by Gryphon Gold’s attorney Parr Waddoups Brown Gee & Loveless dated December 2005.

Estimates of mineral resources are inherently forward-looking statements subject to error. Although resource estimates require a high degree of assurance in the underlying data when the estimates are made, unforeseen events and uncontrollable factors can have significant adverse or positive impacts on the estimates. Actual results will inherently differ from estimates. The unforeseen events and uncontrollable factors include geologic uncertainties including inherent sample variability, metal price fluctuations, variations in mining and processing parameters, and adverse changes in environmental or mining laws and regulations. The timing and effects of variances from estimated values cannot be accurately predicted.

Information on the resources within the Borealis dumps and heaps as used in this document is verbatim (section 17.3 of this report) from the January 2007 43-101 report (Noble, 2007). Dr. Steininger reviewed the data in the January 2007 43-101 report and considers it reasonable and reliable.

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4.0 Property Description and Location

4.1 Location

The Borealis property is located in southwest Nevada, approximately 16 road miles southwest of the town of Hawthorne in the Walker Lane Mineral Belt and 12 miles northeast of the California border. Hawthorne is 133 highway miles southeast of Reno and 314 highway miles northwest of Las Vegas.

The project area is located in:

T6N, R28E	Sections 10-14
T7N, R28E	Sections 33-36
T6N, R29E	Sections 2-24, and 26-29
T7N, R29E	Sections 31

Mount Diablo Meridian, Mineral County Nevada. The approximate center of the property is at lat 38º22’55” N., long 118º45’34” W. Figure 4.1 shows the location of and access to the Borealis project.

(Source: Gryphon Gold, 2005)
Figure 4.1 – Location Map of the Borealis Project

4.2 Study Area Boundaries

The defined study area falls within the boundary of the previously disturbed and reclaimed 460-acre area where operating permit acquisition and other field activities are currently taking place. Two outlying areas approximately 3 miles to the northwest and 1 mile to the northeast of the central study area also have been included in the resource modeling efforts. The central and outlying study areas are wholly within the boundaries of mining claims controlled by Gryphon Gold and are coincident with the core areas disturbed by previous mining operations described in Section 18.1, Permitting.

Several known gold deposits are located within the boundaries of the area of study including, but not limited to the following: West Alluvial Deposit, Borealis, Crocodile Ridge, Deep Ore Flats (also known as Polaris), East Ridge, Freedom Flats, Gold View, Graben, Middle Ridge, Northeast Ridge, Cerro Duro, Jaimes Ridge, Purdy Peak, Boundary Ridge, and Bullion Ridge. The Cerro Duro, Jaimes Ridge, and Purdy Peak deposits are also known jointly as Orion’s Belt.

4.3 Property Description and Ownership

4.3.1 General Property Description

As of July 2009, the Borealis property is comprised of 751 unpatented mining claims of approximately 20 acres each, totaling about 15,020 acres and one unpatented mill site claim of about 5 acres. Of the 751 unpatented mining claims, 128 claims are owned by others but leased to BMC, and 623 of the claims were staked by Golden Phoenix or Gryphon Gold and transferred to BMC.

The lands on which the claims are located were open to mineral location at the time of claim staking. There are no apparent conflicts with any privately owned land. There are some overlaps with surface improvements, such as a power line right-of-way and stock watering facilities, but those improvements do not prevent the location of mining claims. There are some minor conflicts due to slight overlap between the claims and some competitor-owned RAM claims, primarily in sections 7, 18, and 19, T. 6 N., R. 29 E. In some cases the Borealis claims are senior and would control the ground in conflict, and in some cases the opposite is true. However, all conflicts appear to be limited to the edges of adjoining claims and thus are likely to be insignificant. All of the claims are shown in the BLM records as being in good standing.

A review of federal and county land records relating to the Borealis property was done in 2003 by Parr Waddoups Brown Gee and Loveless, attorneys at law, and Roger Gash, who is a Certified Professional Landman and Nevada Commissioned Abstractor. Subsequent updates were completed in 2004 and January and May 2005. The review began with the 1996 conveyance of the property out of Echo Bay. The review of the claims did not go back to the original location dates for the various claims, some of which dated back to 1953. This was because Gryphon Gold was comfortable with the assumption that Echo Bay had successfully operated the property without legal challenges or significant problems.

4.3.2 Ownership, Purchase Agreement, and Mining Lease

Mineral rights, through BMC as the owner or lessee of the claims, allow BMC to explore, develop and mine the Borealis property, subject to the prior procurement of required operating permits and approvals, compliance with the terms and conditions of the mining lease, and compliance with applicable federal, state, and local laws, regulations and ordinances. The Company believes that all of its claims are in good standing.

The 128 leased claims are owned by John W. Whitney, Hardrock Mining Company and Richard J. Cavell, whom are referred to as the “Borealis Owners.” BMC leases the claims from the Borealis Owners under a mining lease dated January 24, 1997 and amended as of February 24, 1997. The BMC Lease was assigned to BMC by the prior lessee, Golden Phoenix. The mining lease contains an “area of interest” provision, such that any new mining claims located or acquired by BMC within the area of interest after the date of the mining lease shall automatically become subject to the provisions of the mining lease. The term of the mining lease extends to January 24, 2009 but can be continued indefinitely thereafter for so long as any mining, development, or processing is being conducted on the leased property on a continuous basis.

The remainder of the Borealis property consists of 623 unpatented mining claims and one unpatented mill site claim staked by Golden Phoenix, Gryphon Gold or BMC. Claims staked by Golden Phoenix were transferred to BMC in conjunction with the January 28, 2005 purchase of all of Golden Phoenix’s interest in the Borealis property. A total of 202 claims of the total 751 claims held by Gryphon Gold are contiguous with the claim holdings, are located outside of the area of interest, and are not subject to any of the provisions of the lease.

All of the mining claims (including the owned and leased claims) are unpatented, such that paramount ownership of the land is in the United States of America. Claim maintenance payments and related documents must be filed annually with the BLM and with Mineral County, Nevada to keep the claims from terminating by operation of law. BMC is responsible for those actions. Until recently, the annual BLM maintenance fees were $125 per claim, or approximately $94,000 per year for all of the Borealis property claims (751 unpatented mining claims plus one mill site claim) plus Mineral County filing fees of $6,400 at $8.50 per claim. In July 2009, claim maintenance fees changed to $140 per claim for the BLM and now total $105,140 per year for all of the Borealis property claims. The adjusted fees are due on or before September 1, 2009.

Required documents were submitted and the fee was paid to the BLM on August 12, 2008, totaling $94,000 fulfilling the 2008 maintenance requirements for the then existing claims. In addition, county filing fees plus document fees totaling $6,400 were paid to Mineral County on August 26, 2008, in fulfillment of the annual filing requirements.

4.3.3 Royalty

Gryphon Gold announced on August 22, 2008, an option to fix the existing floating rate NSR royalty at 5%. The option can be exercised anytime until February 22, 2010. An option payment for the first year of $250,000 was made on August 22, 2008. The option can be extended for an additional six months, if required, for a further payment of 966,336 shares of common stock of Gryphon Gold.

On exercise of the option, Gryphon will pay cash of $1,750,000, issue 7,726,250 common shares of Gryphon Gold and issue a three year $1,909,500 5% debenture convertible into common shares at $0.70 per share for the first year of the term and escalating by $0.10 per share until maturity.

Upon exercise of the option, the NSR rate would be fixed at 5% and replace the floating rate NSR royalty described below. The property which includes the 122 original core claims is subject to a floating rate NSR royalty which is computed as being the average monthly price of gold divided by 100 with the result expressed as a percentage. The initial mining operations will probably be located on the 122 claims in the core group. These initial 122 core claims expanded to 128 claims as a result of fraction filling.

The NSR cash value is determined by applying the resulting percentage to the price of gold. For example, using an assumed average monthly price of gold of $775 the NSR royalty would be 7.75 percent (net of refinery charges), which would translate into a cash cost of slightly less than $60.06 per ounce (i.e. $775 divided by 100 = 7.75 percent, 7.75 percent of $775 is $60.06 per ounce less refining charges).

As described in the terms of the BMC Lease, the Borealis property is currently subject to advance royalty payments of approximately $9,590.00 per month. These advance royalty payments are subject to adjustments in the Consumer Price Index. The BMC Lease expires in 2009 but is extendible year to year thereafter so long as any mining activity continues on the property. Any commercial production from adjacent claims owned by others and acquired by Gryphon Gold or BMC within the Borealis project area of interest will be subject to a 2 percent NSR royalty to be paid to the Borealis Owners.

5.0 Accessibility, Climate, Local Resources, Infrastructure, and Physiography

5.1 Access

Access to the Borealis property is gained from the Lucky Boy Pass gravel road located about 2 miles south of Hawthorne from Nevada State Highway 359 (Figure 4.1). Hawthorne is about 133 highway miles southeast of Reno. The Borealis property is about 16 road miles from Hawthorne.

5.2 Climate and Physiography

The elevation on the property ranges from 7,200 feet to 8,200 feet above sea level. Topography ranges from moderate and hilly terrain with rocky knolls and peaks, to steep and mountainous terrain in the higher elevations. This relatively high elevation produces moderate summers with high temperatures in the 90°F range. Winters can be cold and windy with temperatures dropping to 0°F. Average annual precipitation is approximately 10 inches, part of which occurs as up to 60 inches of snowfall. Historically in the 1980s, the mine operated throughout the year with only limited weather related interruptions. It is anticipated that the mine will operate year-round as was done in the past without unusual problems.

The vegetation throughout the project area is categorized into six main community types: pinyon/juniper woodland, sagebrush, ephemeral drainages and areas disturbed by mining and reclaimed. Predominate species include pinyon pine, Utah juniper, greasewood, a variety of sagebrush species, crested wheat grass and fourwing saltbush in previously reclaimed areas (JBR Environmental Consultants, 2004).

5.3 Existing Site Conditions, Infrastructure, and Available Services

The Borealis project site (Figure 5.1) has been reclaimed to early 1990s standards, before new, more modern state regulations were promulgated. The pits and the project boundary are fenced for public safety. Currently, access to the pits and heap leach areas is gained through a locked gate. No buildings or power lines located on the surface remain, although a major electrical transmission line crosses the property and lies about 2 miles from the former mining area. All currently existing roads in the project area are two–track roads with most located on the reclaimed haul roads. Water for the historical mining operations was supplied from a well field in a topographically isolated basin located approximately 3 miles south of the former Borealis Mine site. Part of the water line to the mine site is intact.

(Source: Echo Bay Mines, circa 1991; modified by Gryphon Gold, 2004)
Figure 5.1 – Photograph of a Portion of the Borealis District, circa 1991
View to the East with Freedom Flats Pit in the Foreground

A seismic assessment was made to help in the design of pit slopes, and heap and dump face angles based on information acquired from the U.S. Geological Survey (“USGS”). According to USGS data, the site is assigned with a peak horizontal free-field ground acceleration of 0.295 g for an earthquake with a 475-year return period. This equates to a 10 percent probability of that event being exceeded during a 50-year exposure period. For a facility with a 10-year life, this would equate to a 2 percent probability of exceedance during the project life. For facilities that do not impound water and their failure would not be associated with loss of life, excessive loss of property, or irreparable damage to the environment, this probability represents an acceptable level of risk.

The relatively high seismic parameters assigned to this site are due to the presence of several active faults in the area. The Wassuk Range Fault 1 and Fault 2 are located within 6 or 7 miles of the site. The faults are assigned characteristic magnitudes of 7.1 and 7.3, respectively. The return periods for such an event would be on the order of 10,000 years. For design of the pits, dumps, and heaps, a design earthquake event of magnitude 7.3 was used producing a peak horizontal free-field ground acceleration of 0.295 g. For the heap leach facility, the free-field peak horizontal ground acceleration would be amplified by a factor estimated to be 2 to 3 as the seismic waves propagate vertically upward through the heaps. This would result in a peak crest acceleration at the top of the heap ranging from 0.59 to 0.89 g.

The nearest available services for both mineral exploration, development work and mine operations are in the small town of Hawthorne, located about 16 miles to the northeast of the project area via a wide, well-maintained gravel road. Hawthorne has substantial housing available, adequate fuel supplies and sufficient infrastructure to take care of basic needs. For other goods and services, sources in Reno and elsewhere could supply most any material required for the development or mine operations.

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6.0 History

6.1 History of the District

The original Ramona Mining District, now known as the Borealis Mining District, produced less than 1,000 ounces of gold prior to 1981. In 1978, the Borealis gold deposit was discovered by S.W. Ivosevic (1979), a Houston International Minerals Company geologist (a subsidiary of Houston Oil and Minerals Corporation). The property was acquired through a lease agreement with the Whitney Partnership, which later became the Borealis Partnership, following Houston’s examination of the submitted property. Initial discovery of ore-grade gold mineralization in the Borealis district and subsequent rapid development resulted in production beginning in October 1981 as an open pit mining and heap leaching operation. Tenneco acquired the assets of Houston International Minerals in late 1981, and continued production from the Borealis Mine pit. Subsequently, several other gold deposits were discovered and mined by open pit methods along the generally northeast-striking Borealis trend. Also several small deposits were discovered further to the west in the Orion’s Belt area. Tenneco’s exploration in early 1986 discovered the Freedom Flats deposit beneath thin alluvial cover on the pediment southwest of the Borealis Mine pit. In October 1986, Echo Bay Mines acquired the assets of Tenneco Minerals.

With the completion of mining of the readily available oxide ore in the Freedom Flats deposit and other deposits in the district, active mining was terminated in January 1990, and leaching operations ended in late 1990. Echo Bay left behind a number of oxidized and sulfide-bearing gold mineral resources (Kirkham, 1987). All eight open pit operations are reported to have produced 10.7 million tons of ore averaging 0.059 opt Au (Golden Phoenix Minerals, Inc., 2000). Gold recovered from the material placed on heaps was approximately 500,000 ounces, plus an estimated 1.5 million ounces of silver. Echo Bay chose to close the mine instead of continuing development of the remaining mineral resources, because of impending new environmental closure regulations and the desire to focus on their McCoy/Cove gold-silver deposits south of Battle Mountain, Nevada. Reclamation of the closed mine began immediately and continued for several years in order to meet the deadline for the less-restrictive regulations. Echo Bay decided not to continue with its own exploration, and the property was farmed out as a joint venture in 1990-91 to Billiton Minerals, which drilled 28 RC exploration holes on outlying targets totaling 8,120 feet. Billiton dropped the property with no retained interest. Their exit was attributed to change in management direction and restructuring.

Santa Fe Pacific Mining, Inc. then entered into a joint venture with Echo Bay in 1992-93 (Kortemeier, 1993), compiled data, constructed a digital drill hole database and drilled 32 deep RC and deep core holes totaling 31,899.3 feet including a number of holes into the Graben deposit. Santa Fe Pacific had success in identifying new sulfide-zone gold mineralization, but terminated the joint venture because of reduced exploration budgets. Echo Bay completed all reclamation requirements in 1994, showcased the reclamation, and then terminated its lease agreement with the Borealis Partnership in 1996.

In late 1996, J.D. Welsh & Associates, Inc. negotiated an option-to-lease agreement for the Borealis property from the Borealis Partnership. J.D. Welsh performed contract reclamation work for Echo Bay and was responsible for monitoring the drain down of the leach heaps. During this time, Welsh recognized the excellent remaining gold potential, and upon signing the lease, immediately joint-ventured the project with Cambior Exploration U.S.A., Inc. During 1997, Cambior performed a major data compilation program and several gradient IP surveys. In 1998, the company drilled ten holes totaling 10,413.5 feet which succeeded in extending the Graben deposit and in identifying new zones of gold mineralization near Sunset Wash. Cambior terminated the joint venture in late 1998 because of severe budget constraints (Benedict and Lloyd, 1998).

During the Cambior joint-venture period in late 1997, Golden Phoenix Minerals entered an agreement to purchase a portion of J.D. Welsh’s interest in the property. J.D. Welsh sold his remaining interest in the property to a third party, who in turn sold it to Golden Phoenix; therefore, in 2000 the company controlled 100 percent interest in the lease (Golden Phoenix Minerals, Inc., 2000). Golden Phoenix personnel reviewed project data, compiled and validated a digital drill hole database (previously not in a computer-based resource modeling input form), compiled exploration information and developed concepts, maintained the property during the years of low gold prices, and developed new mineral resource estimates for the entire Borealis property.

In July 2003, the Borealis property was joint-ventured by Golden Phoenix with BMC, which is a wholly owned subsidiary of Gryphon Gold Corporation. BMC, the operator of the joint venture, originally controlled the property through an option agreement with Golden Phoenix whereby BMC could earn a 70 percent joint-venture interest in the property. BMC had the right to acquire its interest in the Borealis property with a combination of qualified expenditures on work programs, and/or making payments to Golden Phoenix, and/or delivering a feasibility study over a period of 5 ½ years beginning July 2003. In January 2005, BMC purchased 100 percent interest in the lease agreement and Golden Phoenix surrendered its interest in the property.

BMC and Gryphon Gold have expended a considerable effort consolidating the available historical data since acquiring an interest in the property. Files were located in the offices of Whitney and Whitney, Inc. (consultants to the Borealis Partnership), Golden Phoenix Minerals Inc., and Kinross Gold (successor to Echo Bay), all in Reno, Nevada. General information and data included, but are not limited to, a variety of historical production records, geologic reports, environmental reports, geophysical and geochemical surveys, historical land and legal documents, drill hole logs, and assay data. It is estimated that in excess of 150,000 pages of information has been located. This knowledge base has been scanned, and converted into a searchable electronic format. The electronic database has formed the basis for re-interpretation of the district geologic setting, and helped to form the foundation for a new understanding of the district’s potential. Ownership of the information passed from Golden Phoenix to Gryphon Gold at the time Gryphon Gold acquired the remaining 30 percent interest from its joint venture partner. During 2004 and 2005-07, Gryphon Gold conducted two drilling programs.

6.2 Past Production

The past gold production from pits at Borealis, as reported by recent operating companies, is tabulated in Table 6.1. Past gold production totaled approximately 10.6 million tons of ore averaging 0.057 opt Au, although a report published in 1991 by Echo Bay Mines (Eng, 1991) indicated that 10.7 million tons of ore averaging 0.059 opt Au (635,000 ounces) was mined through 1989. Mine production resulting from limited operations in 1990 is not included in either figure. Although no complete historical silver production records were found, the average silver content of ore mined from all eight pits appears in the range of 5 ounces of silver for each ounce of gold. It is likely that about 1.5 million ounces of silver was shipped from the property in the doré bullion.

Table 6.1 – Reported Past Borealis Production, 1981-1990

Deposit	Tons	Grade (opt Au)	Contained Gold (oz)

Crushed and Agglomerated Ore

Borealis	1,488,900	0.103	153,360
Freedom Flats	1,280,000	0.153	195,800
Jaimes Ridge/Cerro Duro	517,900	0.108	55,900
East Ridge	795,000	0.059	46,900
Gold View	264,000	0.047	12,400
Total	4,345,800	0.107	464,360

Run of Mine Ore

East Ridge	2,605,000	0.021	54,700
Deep Ore Flats (Polaris)	250,000	0.038	9,500
Gold View	396,000	0.009	3,500
Northeast Ridge	3,000,000	0.025	75,000
Total	6,251,000	0.023	142,700
Grand Total	10,596,800	0.057	607,060

Note: Eng (1991) reports that the material mined contained a total of 635,000 ounces of gold.

6.3 Borealis Property Development Background

In October 2003, Gryphon Gold engaged Behre Dolbear & Company, Inc. (“Behre Dolbear”), mining consultants, to develop a preliminary assessment for the redevelopment of the Borealis property. Behre Dolbear prepared a report titled The Borealis Gold Project, Nevada: A Preliminary Scoping Study of Project Development, dated June 7, 2004.

At that time, Behre Dolbear analyzed the historical data on the property and produced a series of recommendations to evaluate and potentially develop the Borealis property. The principal recommendations of the Behre Dolbear Study were to:

1.	Pursue a three-phase business plan to evaluate:

	a.	the existing leach pads and mine dump materials for the possibility of releaching and gold production;

	b.	the remaining oxide ores that could be mined and transported to the new leach pad; and,

	c.	the deeper high-grade sulfide mineralization.

2.	Pursue the following mining scenario on the Borealis property (assuming it is determined that development of the proposed mining scenario is commercially feasible):

	a.	Process pre-existing heaps and dumps to provide initial feed to the heap leach recovery plant.

	b.	Expand the mining operations to include the oxidized resources in areas outside the heaps and dumps in order to generate funds for further exploration and development.

	c.	Explore and develop the deeper sulfide mineralization of the Graben area.

According to Behre Dolbear, the principal steps to the development of the Borealis property consist of:

1.	completing the permitting process;

2.	continuing the drilling program and developing a feasibility study on the previously disturbed areas; and,

3.	building the mine facilities, if warranted by project economics.

Gryphon Gold’s intention is to continue with the development of the property into a producing mine based on the results of this study.

6.4 Previous Mineral Resource Estimates

Since the termination of mining by Echo Bay Mines in 1990, several companies have made estimates of the Borealis district mineral resources. Santa Fe Pacific and Cambior attempted estimates on selected portions of the property. Comprehensive estimates of all remaining mineral resources were made first by John Whitney in 1996, Whitney and Whitney, Inc. in 19991, Golden Phoenix in 2000 (Golden Phoenix Minerals, Inc., 1999, 2004), Behre Dolbear & Company, Inc.2 in 2004, Noble in May 2005 in the Company’s previous Canadian NI 43-101 compliant report, Technical Report of the Mineral Resources of the Borealis Gold Project Located in Mineral County Nevada, USA (Noble, 2005), and Noble in January 2007 in a report, Technical Report on the Mineral Reserves and Development of the Borealis Gold Project, Located in Mineral County Nevada, USA, and finally by Telesto Nevada in a 43-101 Technical Report entitled Preliminary Assessment of the Mineral Resources of the Borealis Gold Project, September 2, 2008.

____________________
1

Whitney and Whitney Inc., is a well established, Reno, Nevada based management consulting firm offering business technical and management services to the minerals resource industry, assistance in the development of mining legislation taxation and investment policies and technical auditing of operations and mining reserves.

Whitney and Whitney, Inc. (1999) estimated a total of 42,778,000 tons averaging 0.036 opt Au for a total of about 1,551,000 ounces Au, including 199,000 ounces Au in the heaps and stockpiles/dumps. The comprehensive estimates were compiled from data from several previous operators of the mine and estimated other mineral resources manually. Included in the Whitney and Whitney estimate is a mineral resource identified outside the model limits of this study near the area of Deep Ore Flats which contains mineralized material estimated in the range of 8,000,000 tons with an average grade of 0.030 opt Au (approximately 240,000 ounces). The data supporting this estimate has not been validated nor is the estimate to a Canadian NI 43-101 standard, and therefore it is not included in the resource inventory tabulated in this report.

Golden Phoenix (2000) completed a thorough compilation and review of the drill hole database and then estimated the mineral resources, primarily by manual methods with computer assistance and inverse-distance-cubed ("ID3") weighting interpolation, but they did not include resources in the heaps and stockpiles. The Golden Phoenix estimate utilizes mining industry acceptable estimating techniques and parameters, but was not completed to Canadian NI 43-101 standards at the time of the estimate. As reported by Golden Phoenix (2000) in their U.S. public disclosure documents, Behre Dolbear reviewed the estimate and found it to be satisfactory.

In the report titled A Preliminary Scoping Study of Project Development, Borealis Gold Project, Nevada (Behre Dolbear, 2004), resources were calculated by ID3 for Freedom Flats and Graben, by the three-pass inverse-distance-squared ("ID2") method for Deep Ore Flats (Polaris), and by the three-pass ordinary kriging method for Borealis, East Ridge/Gold View, and Northeast Ridge. The resource estimate in the Behre Dolbear Study was certified to Canadian NI 43-101 standards by their geological Qualified Person, but was not submitted for regulatory agency review because Gryphon Gold was a private Nevada company at the time of report completion. Additionally, this estimate does not reflect the increased level of geologic understanding that has been incorporated into the current model described in this report.

____________________
2

Behre Dolbear and Company, Inc. specializes in performing studies and consulting for a wide range of businesses with interests in the minerals industry.

The Canadian NI 43-101 report completed by Noble in May 2005, reported a measured plus indicated mineral resource totaling 44.7 million tons with an average grade of 0.028 opt Au, containing 1.25 million ounces of gold. The report also documented an estimated inferred resource of 34.4 million tons with an average grade of 0.021 opt Au, containing about 730,000 ounces of gold.3 In the January 2007 Canadian NI 43-101 report completed by Noble, a total of 35.1 million tons of measured and indicated resource with an average grade of 0.032 opt Au was reported, containing 1.12 million ounces of gold. The report also documented an inferred resource of 16.91 million tons with an average grade of 0.028 opt Au, containing about 470,000 ounces of gold.3 The 2007 Noble report also documented an indicated resource of about 6.1 million tons with an average grade of 0.016 opt Au (97,600 ounces of gold) in the heaps, and an inferred resource of 14.1 million tons with an average grade of 0.010 opt Au in the heaps and dumps.

In October 2008, in “Gryphon Gold Corp, Borealis Project, Preliminary Assessment”, Gryphon reported a total of 29.6 million tons of measured and indicated resource with an average grade of 0.045 opt Au and 0.27 opt Ag, containing 1.33 million ounces of gold and 8.0 million ounces of silver. The report also documented an inferred resource of 36.2 million tons with an average grade of 0.027 opt Au and 0.20 opt Ag, containing about 965,800 ounces of gold and 7.1 million ounces of silver. Indicated resources from the 2007 Noble report also documented about 6.1 million tons with an average grade of 0.016 opt Au (97,600 ounces of gold) in the heaps, and an inferred resource of 14.1 million tons with an average grade of 0.010 opt Au in the heaps and dumps.

This study uses oxide and mixed oxide material amenable to open pit mining and heap leach processing techniques. These resources were selected based on the proven recovery method.
____________________
3

Cutoff assumptions range from .005 opt to .010 opt depending on the physical characteristics of each deposit modeled. The results noted are reported as partially diluted mineral resources with allowance for surface mining with conventional mining equipment (dilution for underground mining if warranted, may be more or less than these estimates); metallurgical recovery is not applied.

Table 6.2 – Comparison of Historical Post-Mining Resource Estimates

	Measured + Indicated				Inferred
	k tons	opt	k oz		k tons	opt	k oz
In Situ Resources				In Situ Resources
Whitney & Whitney, Inc.	25,038	0.054	1,351	Whitney & Whitney, Inc.	2,700	0.022	60
Golden Phoenix Minerals, Inc.	33,399	0.044	1,455	Golden Phoenix Minerals, Inc.	–	–	–
Behre Dolbear & Company, Inc.	14,822	0.040	594	Behre Dolbear & Company, Inc.	12,125	0.048	583

Resource in Heaps and Dumps				Resource in Heaps and Dumps
Whitney & Whitney, Inc.	17,750	0.011	199	Whitney & Whitney, Inc.	–	–	–
Golden Phoenix Minerals, Inc.	–	–	–	Golden Phoenix Minerals, Inc.	–	–	–
Behre Dolbear & Company, Inc.	–	–	–	Behre Dolbear & Company, Inc.	16,312	0.019	304
Notes:
1	All estimates include resource estimates from Borealis, Freedom Flats, Polaris, East Ridge, Cerro Duro, Jaimes Ridge and Purdy Peak and immediately adjacent contiguous resource zones.
2	Resource estimates by Whitney and Whitney, Inc. and Golden Phoenix Minerals, Inc. are not reported to be current NI 43-101 standards (Whitney, 2004)
3	Behre Dolbear and Company, Inc. (2004) has certified that their resource estimate is compliant with NI 43-101 standards, but the report has not been submitted for regulatory agency review.
4	Cutoff grades are not reported for the Whitney and Whitney, Inc. estimate; the Golden Phoenix Minerals, Inc. estimate cutoff is 0.008 opt; and the Behre Dolbear cutoff is 0.010 opt. Metallurgical recovery is not applied.

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7.0 Geologic Setting

7.1 Introduction

This section has been compiled in association with Gryphon Gold’s geologic staff, which includes Roger C. Steininger, Ph.D., CPG (AIPG), Chief Consulting Geologist, and Mr. Steven D. Craig, CPG (AIPG), Senior Consulting Geologist. Over the past 4 years, the geological information for the Borealis property has been continuously updated from the May 2005 Canadian NI 43-101 Technical Report. Additional information obtained includes:

  Drilling additional holes,
  Concurrent logging of new drill cuttings,
  Developing a better understanding of the systematic changes in alteration mineralogy and geochemistry utilizing multi-element analyses and applied reflectance spectroscopy,
  Conducting geophysical surveys,
  Re-logging of historical core and drill cuttings, and
  Re-interpreting historical geological and geophysical data.
  Entering blast hole data into the block models

7.2 Regional Geology

The Borealis Mining District lies within the northwest-trending Walker Lane Mineral Belt of the western Basin and Range Province, which hosts numerous gold and silver deposits, as shown on Figure 7.1. The Walker Lane structural zone is characterized by regional-scale, northwest-striking, strike-slip faults, although none of these are known specifically in the Borealis district. Mesozoic metamorphic rocks in the region are intruded by Cretaceous granitic plutons. In the Wassuk Range the Mesozoic basement is principally granodiorite with metamorphic rock inclusions (Eng, 1991). Overlying these rocks are minor occurrences of Tertiary rhyolitic tuffs, and more extensive andesite and dacite flows and pyroclastic rocks. Near some fault zones, the granitic basement rocks exposed in the eastern part of the district are locally weakly altered and limonite stained.

(Source: Gryphon Gold Corporation, 2005)
Figure 7.1 – Walker Lane Gold and Silver Deposits

The oldest Tertiary rocks are rhyolitic tuffs in small isolated outcrops, and most of these tuffs were probably eroded prior to the deposition of the younger volcanic rocks in the Borealis area. The rhyolitic tuffs may be correlative with regionally extensive Oligocene rhyolitic pyroclastic rocks found in the Yerington area to the north and within the northern Wassuk Range. On the west side of the Wassuk Range, a thick sequence of older Miocene andesitic and dacitic volcanic rocks unconformably overlies and is in fault contact with the granitic and metamorphic rocks, which generally occur east of the Borealis district. The ages of the andesites and dacites are poorly constrained due to limited regional dating, but an age of 19 to 15 Ma is suggested (Ma refers to million years before present.). In the Aurora district, located 10 miles southwest of Borealis, andesitic agglomerates and flows dated at 15.4 to 13.5 Ma overlie Mesozoic basement rocks and host gold-silver mineralization. Based on these data, a broader age range for the andesites in the Borealis region can be considered as 19 to 13.5 Ma.

Rocks of the Miocene Wassuk Group locally overlie andesites/dacites and underlie much of Fletcher Valley, a late Tertiary structural basin located west of the Borealis Mine area. The Wassuk Group is up to 8,200 feet thick near its type locality, but is much thinner in the Borealis district where its Coal Valley member is found. Much of the Wassuk Group sedimentary rocks in the Borealis area have been removed by erosion. The Wassuk Group consists of a sequence of interbedded, fluviolacustrine, andesitic/dacitic sedimentary rocks with less abundant andesitic lava flows near its base, and it ranges in age from 13 to 8 Ma. Pliocene and Quaternary fanglomerates and pediment gravels overlie the Wassuk Group, or overlie the older andesite/dacite where the Wassuk Group is missing, and thicken in the direction of Fletcher Basin to at least 300 feet.

The Borealis Mining District lies within the northeast-trending (Bodie-) Aurora-Borealis Mineral Belt. The Aurora Mining District, with 1.9 million ounces of past gold production (Vanderburg, 1937), lies 10 miles southwest of Borealis, and the Bodie Mining District with 1.5 million ounces of gold production lies 19 miles southwest of Borealis in California (Silberman and Chesterman, 1991). All three mining districts are hosted by late Tertiary volcanic rocks. The intersection of northwesterly and west-northwesterly trending structures of the Walker Lane with the northeasterly trending structures of the Aurora-Borealis zone probably provided the structural preparation conducive to extensive hydrothermal alteration and mineralization at Borealis.

7.3 Local Geology

The Borealis district mineralization is hosted by upper and lower Miocene pyroclastic rocks/tuffs, andesite and dacite flows and breccias, and, to a lesser degree, laharic breccias, which together exceed 1,000 feet in thickness, strike northeasterly, and dip shallowly to the northwest (Figure 7.2). The andesite is divided into upper and lower volcanic packages, which are laterally extensive and constitute the predominant bedrock in the past-producing part of the district. These units host most of the gold ore deposits, and the most favorable host horizon is the pyroclastic unit at the base of the upper andesite and the tuffaceous contact zone between the two andesite/dacite units. An overlying upper tuff is limited in aerial extent due to erosion (Eng, 1991). All of these units are cut by steeply dipping northeast-trending, west-northwest-trending, and north to north-northeast-trending faults that probably provided conduits for mineralizing hydrothermal fluids in the principal mineralized trend. Pediment gravels cover the altered-mineralized volcanic rocks at lower elevations along the range front and overlie many of the best exploration targets. Wide-spaced drilling indicates that pediment gravels cover the majority of the altered-mineralized area over a 7-mile long zone in the southern and southwestern parts of the district. Much of this area has received only minor testing with systematic multidisciplinary exploration. Figure 7.2 illustrates the local geology of the Borealis district and project area.

(Source: Echo Bay Mines, circa 1989, modified to reflect new property boundaries by Gryphon Gold, 2005)
Figure 7.2 – Geologic Map of the Borealis Project Area

7.4 Miocene and Younger Rocks

The lower andesite unit in the productive Borealis trend is the oldest volcanostratigraphic unit and is composed predominantly of andesitic flow breccias with less abundant lava flows and minor lahars. The unit is often mottled, ranging from light gray-green to purple-brown. The rocks typically are weakly porphyritic, containing phenocrysts of small feldspars and minor hornblende and biotite. Flow breccias consist of andesite clasts in the weakly altered groundmass of feldspar and clay minerals. These features cause the unit to be poorly indurated and incompetent. The lower andesite unit exceeds 500 feet in thickness and lies unconformably on, or is in fault contact with, Mesozoic basement rocks. The unit is not a favorable host rock, and only minor gold production has been derived from it.

The upper andesite unit is composed of green-gray, weakly to moderately porphyritic andesite lava flows that are more indurated and massive than those of the underlying lower andesite. These lavas contain 10 to 25 percent phenocrysts of feldspar with less abundant phenocrysts of biotite, hornblende, and pyroxene. An intermediate subunit in the lower part of the upper andesite consists of interbedded pyroclastic tuffs and sediments that host the greatest amount of gold mineralization. This unit is as much as 300 feet thick in the Freedom Flats deposit, and it is known to host ore-grade mineralization in each of the deposits of the district.

Overlying the andesite units is the upper tuff. This unit consists of a complex interbedded sequence of volcanoclastic sedimentary rocks, lava flows of intermediate to mafic composition, and less abundant tuffs. The upper tuff is host to some of the gold mineralization in the Freedom Flats and Borealis deposits. Figure 7.3 shows the volcanostratigraphic section in the Borealis district.

Overlying the upper tuff is the post-mineralization Wassuk Group, including the clastic sediments of the Coal Valley Formation, which consists of weakly cemented gravel, sandstone to conglomerate, and ash units, all of which appear to be locally derived. Lying above the Wassuk Group are Pliocene and Quaternary pediment gravels. The older gravel contains abundant clasts of opaline and chalcedonic silica. The younger gravel contains clasts of unaltered and propylitized andesitic/dacitic country rocks with less abundant clasts of silicified rock.

Intrusive rocks found in the Borealis area are often difficult to recognize due to intense alteration of both the host rocks and intrusive rocks. In the Freedom Flats pit, a fine- to medium-grained intrusive feldspar-biotite dacite porphyry that is relatively fresh to argillized was identified and contains up to 40 percent phenocrysts. This intrusion may be related to the igneous heat engine that drove the gold-bearing hydrothermal system in the Borealis district.

(Source: Gryphon Gold Corporation, based on information from Cambior Exploration, 1998)
Figure 7.3 – Volcanostratigraphic Section in the Borealis District

7.5 Structure

Regional structural trends that are important in the district are dominantly northeast-striking normal faults with steep dips and west-northwest-striking range-front faults with steep southerly dips. In addition, north to north-northeast-striking structures that host the Graben deposit and other exploration targets occur locally within the district. A pattern of northeast-trending horsts and grabens occur in the district according to Eng (1991). Two of the fault systems lay on regional trends of known mineralized systems, and Borealis appears to be at a major intersection of these mineralized trends. A number of the pre-mineral faults of all three orientations in the district may have been conduits for higher-grade hydrothermal mineralization, which often followed the planes of the faults and formed high-grade pods or “pipes.” Movement along most of the faults in the Borealis district appears to be normal although some faults also display a strike-slip component of movement. Along the Borealis trend where most mining occurred in the district, rocks are mostly down dropped on the northwest side of northeast-trending faults, which forms part of a graben in which the Graben deposit occurs beneath thick alluvial gravels. The Graben deposit appears to be controlled by a north-northeast-trending structural zone dipping steeply to the east, and structures of this orientation are being recognized as more common in the district than previously thought.

All of these major faults acted as conduits for hydrothermal fluids or loci for development of mineralized hydrothermal breccias and silicification. Emplacement mechanisms of the ore deposits included hydrothermal brecciation concurrent with, and followed by, pervasive silicification and sulfide/precious metal introduction within or adjacent to feeder structures. It is likely that some deposits, such as the high-grade pod in the Freedom Flats deposit, may have been initially localized along the intersections of small second order faults with the major feeder structures. In plan view, these high-grade pods are relatively small, and diligent effort is required to locate and define them.

In the western part of the Borealis district where the Cerro Duro, Jaimes Ridge, and Purdy Peak deposits occur, structures are predominantly west-northwest-trending normal faults including some that separate Mesozoic granites from the Miocene volcanic rocks. These faults are responsible for localizing some of the mineralization in this part of the district along with northeast-trending faults. Post-mineral movement of a series of the west-northwest trending, range-front faults suggest a progressive down dropping of the southern blocks toward the valley floor. A secondary set of structures is northeast striking and also may control alteration and mineralization trends on the pediment.

Speculation on the occurrence of a volcanotectonic depression or a caldera in the Borealis district is tentatively supported by aeromagnetic anomalies that form two or more circular patterns beneath the pediment. Surface geology features are not definitive in identifying these structures, however; and confirmation of these possible volcanic structures and associated distinctive volcanic stratigraphy will depend on the results of drill holes that will explore the pediment area.

Post-mineral faulting is common and needs to be identified accurately, especially where ore-grade material is terminated or offset by faulting. Post-mineral faulting may be oriented: (1) west-northwesterly paralleling the range front, (2) northeasterly paralleling the other dominant regional and district faulting, and likely (3) northerly, by reactivating pre-mineral structures that likely controlled Graben mineralization. Post-mineral faulting has displaced portions of several of the previously mined deposits.

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8.0 Deposit Types

This section has been compiled in association with Gryphon Gold’s geologic staff, which includes two “Qualified Persons” for the purpose of Canadian NI 43-101, Standards of Disclosure for Mineral Projects: Roger C. Steininger, Ph.D., CPG (AIPG), Chief Consulting Geologist, and Mr. Steven D. Craig, CPG (AIPG), Senior Consulting Geologist.

8.1 Hydrothermal Gold Deposits

The Borealis hydrothermal system is recognized as a high-sulfidation-type system, generally with high-grade gold occurring along steeply dipping structures and with lower grade gold surrounding the high grade and commonly controlled by volcanic stratigraphy in relatively flat-lying zones. Gold deposits with minor silver are hosted by Miocene pyroclastic rocks/tuffs, andesitic flows and flow breccias, dacite flows, and, to a lesser degree, laharic breccias, which are all reported to strike northeasterly and dip shallowly to the northwest. In the areas of some fault zones, the granitic basement rocks are weakly altered and limonite stained. Pediment gravels cover the altered-mineralized volcanic rocks at lower elevations along the mountain front, and there is potential for discovery of more blind deposits, similar to the Graben.

The Borealis hydrothermal system is defined as high-sulfidation (acid sulfate) based on the following features: presence of advanced argillic alteration with alunite, dickite, pyrophyllite, and diaspore deeper in the system; presence of large bodies of opaline silica; presence of many zones of acid leaching with feldspar phenocrysts removed leaving “vuggy” silica rock; presence of minor amounts of enargite; lack of adularia; and high iron-sulfide content, principally pyrite with minor marcasite.

Structures controlling ore deposits are both northeast-striking faults and generally west-northwest-striking faults. Another strong control within the district is a series of north to north-northeast-trending structures that host the Graben deposit and other exploration targets. Steeply dipping faults in the district may have been feeders for high-grade gold deposits. High-grade zones were likely to be formed by more than one episode of hydrothermal, possibly explosive, brecciation and silicification with accompanying metallic minerals. The vertical high-grade zone in the Freedom Flats deposit probably formed through this mechanism along a northeast-trending structure.

The Graben system appears to be localized along an elongate north-northeast-trending structural zone containing two or more high-grade pods that plunge steeply (45° to 60°) to the east. Hydrothermal brecciation and pervasive silicification are also common to the Graben system. The Graben deposit is somewhat different than other deposits in the district. Both the low-grade gold zone and hydrothermal brecciation are more extensive. Within the low-grade gold aureole are at least two apparently separate high-grade gold zones. Resource modeling identifies continuity of the moderate to high-grade zone for 2,000 feet in length and from 50 to 200 feet wide. There are less developed and extensive “vuggy” silica zones (Buchanan, 1981). Additionally, the apparent structural control has a north-northeasterly orientation, which was considered to be unusual in the district but is becoming more prominent as geophysical surveys are conducted. Due to extensive gravel cover in the pediment environment, additional blind deposits such as the Graben are anticipated to be discovered as exploration progresses beneath the alluvial cover.

Other gold deposits in the district have similar alteration features but may have been developed by less explosive events. In these other systems, gold-bearing mineralizing fluids migrating upward along fault zones intersected favorable lithologic horizons where the gold-bearing fluids moved laterally and deposited lower grade mineralization. This process created gold deposits that have a flat-lying attitude and appear to be lenticular in section. The original Borealis deposit and the lower-grade portions of the Graben deposit are examples. The Graben deposit has components of both styles of mineralization.

The surface “footprints” of the high-grade pods found to date are rather small, and they can be easily missed with patterns of too-widely spaced geophysical surveys and drill holes. Once a higher-grade zone is suspected, fences of drill holes with a 100-foot spacing should be conducted and a 50-foot spacing may be required, but even this spacing may not be adequate to accurately define the high grade within the zones. Eng (1991) describes the underestimation of grades in the Freedom Flats deposit due to the drill holes missing small very high-grade pods (>0.5 opt Au) of mineralization and to possible loss of fines during drilling. Another aspect not covered by Eng, but one that has become extremely important, is the orientation of drill holes with respect to controls of the mineralized zones. Because much of the high-grade gold occurs along steeply dipping structures, the mineralized zones can best be defined by angle drill holes oriented approximately normal to the dip of the controlling features. Most of the drilling on the property, including the Graben deposit, is vertical and therefore did not adequately sample the steeply dipping higher-grade zones. Drill hole orientation has compounded the underestimation of grades within the district. A coarse gold component has been considered but not proven, and if present, it can be captured with very careful sampling of drill cuttings and core, collecting large samples, and special assaying techniques.

Most deposits mined in the district, including the Borealis, have a generally flatter tabular shape, and they may have formed parallel to, and within, permeable portions of gently dipping pyroclastic/tuff units, volcanic flows and flow breccias and along contact zones between lithologies. Beneath the northwest margin of the former Borealis Pit, additional flat-lying gold zones of the Borealis Extension and another deeper zone are found. Steeply dipping high-grade feeder structures have been identified within the original Borealis deposit and extend beneath the pit. Similarly, other steeply dipping high-grade feeder structures have been identified within other deposits and can be projected below the limit of drilling. Substantial drilling is required to define the extent of these mineralized zones.

8.2 Graben Breccias

The core of the Graben deposit is characterized by a complex hydrothermal breccia that hosts most of the gold mineralization and extends vertically and laterally beyond the limits of the deposit. The form of the breccia is imperfectly known, but there are indications that it has steeply dipping roots and flares near its top into a sub-horizontal zone that may be controlled by lithology or contact zones. Several varieties of breccia are present, many of which may be variations of the same event. Two units seem to have consistent crosscutting relationships in several core holes; therefore, at least two periods of brecciation are present. The younger unit is light gray, and it intrudes the older black breccia. The light-gray breccia contains about 40 percent clasts that are matrix supported. Typically, the clasts are from a few millimeters to a few centimeters across in an extremely fine-grained light-gray siliceous matrix. The majority of the clasts contain 100 percent texture-destructive secondary silicification. In a few areas, clasts of moderately silicified and weakly argillized welded tuff and siltstone occur. This breccia commonly contains 1 to 5 percent pyrite, most of which is in the matrix.

The black breccia contains a variety of sub-textures that will be described together as part of this breccia, but it is recognized that some, or all, of these could be separate brecciation events. Black breccia contains 40 to 60 percent clasts up to 10 cm across in a dense siliceous matrix. Clasts are matrix supported and consist primarily of dark gray to black highly siliceous material of unknown origin with lesser amounts of silicified andesite, welded tuff, and massive iron sulfide clots. In places, the unit is extremely black and sooty as if there is an organic component or, alternatively, very fine-grained sulfides. Several of the drill holes pass from the breccia into altered andesite. The contact zone is characterized by a gradational decrease in brecciation into unbrecciated silicified andesite over a distance of a few feet. There is also a corresponding decrease in the amount of silicification into argillized andesite.

Two of the more common textures within the black breccia are zones of banded matrix with few, if any, clasts and areas of vuggy textures. The banded zones typically occur with the banding at high-angles to the core axis. The areas of vuggy texture appear similar to other areas of “acid leaching” on the property. Generally, the cavities are lined with quartz and pyrite. All of the breccias are cut by at least two periods of quartz veins, the oldest of which is white quartz up to 10 mm wide, and the younger is dark quartz-pyrite veins that are up to 5 mm wide and cut the white quartz veins. Pyrite and minor marcasite are concentrated in the matrix where clots of >50 percent iron sulfides are common. Generally, the matrix contains 5 to 25 percent iron sulfides while the clasts contain 1 to 5 percent iron sulfides. The only feature within the breccia that seems to correlate with high grades of gold mineralization is the abundance of quartz veining of either type. While all of the breccias contain iron sulfides, not all breccias contain gold.

8.3 Gold in Alluvium

The West Alluvial deposit is defined by several drill holes to the north and northeast of Freedom Flats and west of the former Borealis Pit which encountered gold within the alluvium generally at the contact with, and above, the underlying Coal Valley Formation sediments. These holes trace a gold-bearing zone that in plan appears to outline a paleochannel of a stream, or a gently sloping hillside, that may have had its origin in the eroding Borealis deposit. The zone is at least 2,500 feet long, up to 500 feet wide, and several tens to a hundred feet thick. An initial estimate of the average grade of this zone is about 0.005 opt Au.

At this point, it is unknown if this is a true placer deposit or alluvial deposit of broken ore or some combination of both. Additional drilling and beneficiation tests are needed to determine if an economic concentration of gold exists in the alluvium. Noble (2007) estimated that this material contains an indicated resource of about 760,000 tons with an average grade of 0.009 opt Au and an inferred resource of about 701,000 tons with an average grade of 0.007 opt Au. No drilling was completed in the area of this deposit since the 2007 report.

9.0 Mineralization

This section has been compiled in association with Gryphon Gold’s geologic staff, which includes “Qualified Persons” for the purpose of Canadian NI 43-101, Standards of Disclosure for Mineral Projects, Roger C. Steininger, Ph.D., CPG (AIPG), Chief Consulting Geologist, and Mr. Steven D. Craig, CPG (AIPG), Senior Consulting Geologist. While the focus of this study is oxide and mixed mineralization, a discussion of sulfide mineralization has been included with this document for completeness.

9.1 Introduction

Alteration and mineralization most closely associated with ore-grade mineralization are vuggy fine-grained silica, iron sulfides and quartz veining. Hydrothermal breccia is also common. Alteration patterns grade outward from the central vuggy silica zone with variable alunite and dickite to a zone that may contain kaolinite, quartz, pyrite, dickite, and diaspore, which then grades outward into montmorillonite and pyrite, and finally to an outermost propylitic halo with minor pyrite (Figure 9.1). Advanced argillic alteration with alunite/dickite may overlap the kaolinite-bearing zones. The silver to gold ratio generally averages 5:1 in the ore zones, and silver commonly forms a discontinuous halo around, and overlaps, the central gold mineralization. In addition, gold deposits are commonly surrounded by a halo of much lower grade gold mineralization that generally exceeds 0.002 opt Au. Arsenic and antimony are strongly anomalous in a broad envelope around gold deposits. Recent fieldwork identified an early stage of chalcedonic silica alteration with pyrite containing elevated trace elements such as arsenic, antimony, and mercury, but it is largely devoid of precious metals mineralization. Recognition of this early, barren silica alteration is important so that it can be avoided when locating and optimizing drilling programs, although blind gold-bearing systems could underlie the barren silica. Post-mineral faulting is common, and needs to be identified accurately, especially where ore-grade mineralization is displaced or terminated by faulting.

Finely disseminated gold found in the Borealis mineralized system was initially enclosed within pyrite. In some portions of the deposits, through natural oxidation, the pyrite was converted to limonite and the gold was released; thus gold was made available to extraction by cyanidation. Limited evidence suggests coarse gold exists, possibly in the high-grade zones. Gold still bound in pyrite or pyrite-silica is not easily recovered by a simple cyanide heap leach operation.

9.2 Oxidized Gold Mineralization

Oxidized deposits in the district have goethite, hematite, and jarosite as the supergene oxidation products after iron sulfides, and the limonite type depends primarily on original sulfide mineralogy and abundance. Iron oxide minerals occur as thin fracture coatings, fillings, earthy masses, as well as disseminations throughout the rock.

Depth of oxidation is variable throughout the district and is dependent on alteration type, structure, and rock type. Oxidation ranges from approximately 250 feet in argillic and propylitically altered rocks to over 600 feet in silicified rocks that are also fractured. A transition zone, referred to as mixed, from oxides to sulfides with depth is common.

Except for the Graben deposit, all of the known gold deposits are at least partially oxidized, or mixed. Typically the upper portion of a deposit is totally oxidized and the lower portion is unoxidized, and there is an extensive transition zone of partially oxidized sulfide-bearing gold mineralization. Oxidation has been observed as deep as 1,000 feet below the surface. Therefore, there is reason to believe that if additional gold deposits are found under alluvial cover, some portion of them may be oxidized.

9.3 Gold-Sulfide Mineralization

Gold-sulfide deposits in the district are mostly contained within quartz-pyrite alteration with the sulfides consisting mostly of pyrite with minor marcasite, and lesser arsenopyrite and cinnabar. Many trace minerals of copper, antimony, arsenic, mercury, and silver have also been identified. Pyrite content ranges from 5 to 20 volume percent with local areas of nearly massive sulfides in the quartz-pyrite zone. It occurs with grain sizes up to a few millimeters. Euhedral pyrite grains are commonly rimmed and partially replaced with a later stage of anhedral pyrite overgrowths (Eng, 1990, 1991). Study of this phenomenon in other epithermal districts in Nevada has shown that gold occurs only in the late overgrowths.

This late overgrowth is important at Borealis as gold in the rim area is more easily oxidized and thus recoverable through cyanidation.

The Graben deposit is the best example found to date of the size and quality of gold-sulfide deposits within the district. In addition, gold-sulfide resources occur in the bottoms of most of the pits, most significant of which is beneath the Freedom Flats Pit. Potential targets below most pits would include the feeder structures, many of which would be expected to have high-grade gold-sulfide mineralization.

Within the lower-grade gold zone mineralization in the Graben deposit there are at least two large pods of high-grade gold, based on a 0.10 opt Au cutoff. The shape and extent of each is imperfectly known. These pods plunge 450 to 600 to the east-southeast, are traceable for at least 400 feet down plunge, and are part of a zone of intermediate to high grade that is continuous throughout the length of known Graben mineralization. Some of the holes intercepting the Graben deposit have spectacular grades and thickness reminiscent of the long vertical intercepts in the Freedom Flats deposit. Examples of these intercepts in Freedom Flats include the following drill holes: FF-50 with 60 feet averaging 0.232 opt Au; FF-173 with 55 feet averaging 0.512 opt Au; FF-223 with 20 feet averaging 0.470 opt Au and 75 feet averaging 0.241 opt Au; FF-229 with 110 feet averaging 0.856 opt Au, and GGCG-07 with 170 feet averaging 0.21 opt Au.

Much of Gryphon Gold’s drilling since the January 2007 report was focused on the Graben deposit. The resource estimate is presented in Section 17 of this report.

Hydrothermal alteration displays systematic patterns around the Graben deposit’s gold mineralization and other deposits in the district (Figure 9.1). Based on observations from re-logging drill core and sample cuttings from the Coal Valley Formation above the mineralized zone in the Graben, there is abundant opal alteration and hematite that probably represents the upper portion and the last stage of the hydrothermal system. This changes downward into an argillic zone that contains alunite and dickite in the inner portion. The base of the argillic zone, above sulfide mineralization, is commonly the base of the oxidized zone, suggesting that at least a portion of the clay minerals may be supergene. Below the limit of oxidization, within areas of gold mineralization, silicification is the most common alteration type. Drill holes at the margin of the deposit commonly intersect sulfide-bearing argillic alteration. The lack of silicification above the oxide boundary and argillization below the limit of oxidization indicates that at least a portion of the argillic alteration is hypogene. The upper portions of the silicified zone are commonly dense chalcedonic quartz with pyrite. Toward the center of the silicified zone quartz becomes grainy and in places is gray spongy or vuggy silica typical of “acid leached” alteration.

As noted above, the Graben deposit has a large sub-horizontal, low-grade zone surrounding steeply dipping high-grade zones. Although gold is mostly restricted to the breccia, not all of the breccia is gold-bearing. Most of the pyrite occurs as disseminations in silicified rock, which is mostly in the hydrothermal breccia. Minor amounts of iron sulfide occur in veins and on rims of clasts. Iron sulfides extend beyond gold mineralization. Limited attempts at ore microscopy have identified only a few grains of free gold, generally <1 mm across (Bloomstein, 1992). Most of the gold in the sulfide zone is reported to be within pyrite grains.

(Source: Echo Bay Mines, circa 1989)
Figure 9.1 – Typical Alteration Patterns of the Borealis District Gold Deposits

10.0 Exploration

This section has been compiled in association with Gryphon Gold’s geologic staff, which includes “Qualified Persons” for the purpose of Canadian NI 43-101, Standards of Disclosure for Mineral Projects, Roger C. Steininger, PhD, CPG (AIPG), Chief Consulting Geologist, and Mr. Steven D. Craig, CPG (AIPG), Senior Consulting Geologist.

10.1 Introduction

Since the late 1970s, exploration completed at the Borealis property focused on finding near surface deposits with oxide-type gold mineralization. Exploration work consisted of field mapping, surface sampling, geochemical surveys, geophysical surveys, and shallow exploration drilling. Only limited drilling and geological field work was conducted in areas covered by pediment gravels, even though Freedom Flats was an unknown, blind deposit, without surface expression when discovered.

Many geophysical surveys were conducted by others in the Borealis district since 1978. In addition, regional magnetics and gravity maps and information are available through governmental sources. The most useful geophysical data from the historic exploration programs has been induced polarization (chargeability), aeromagnetics, and resistivity.

Areas with known occurrences of gold mineralization, which have been defined by historical exploration drilling, and had historical mine production include: Northeast Ridge, Gold View, East Ridge, Deep Ore Flats, Borealis, Freedom Flats, Jaimes Ridge, and Cerro Duro. All of these deposits still have gold mineralization remaining in place, contiguous with the portions of each individual deposit that were mined. Graben, Crocodile Ridge, Purdy Peak, Boundary Ridge, and Bullion Ridge are known gold deposits in the district that have not been mined.

Discovery potential on the Borealis property includes oxidized gold mineralization included as waste in the proposed mining reserve, gold mineralization adjacent to existing pits, new oxide gold deposits at shallow depth within the large land position, gold associated with sulfide minerals below and adjacent to the existing pits, in possible feeder zones below surface mined ore and deeper gold-bearing sulfide mineralization elsewhere on the property. Both oxidized and sulfide-bearing gold deposits exhibit lithologic and structural controls for the locations and morphologies of the gold deposits.

10.2 Historical Exploration

The following areas have not been subject to historic mine production, but have been subject to historical exploration that identified gold mineralization.

10.2.1 Borealis Extension Deposit

The Borealis Extension deposit occurs at shallow to intermediate depth beneath the northern and western parts of the former Borealis Pit. Most of the mineralization begins at 110 to 375 feet below the surface. Generally the top of this target occurs at or slightly below 7,000 feet elevation. The primary target is defined by 16 contiguous drill holes completed by previous operators that have potential ore-grade intercepts. Thickness of low-grade mineralized intercepts ranges from 15 to 560 feet with nine holes having from 155 to 560 feet of >0.01 opt Au; average thickness of the zone is 236 feet. Gryphon Gold drilled an additional 16 holes into the deposit with mixed results. Further evaluation and drilling is required to fully evaluate this mineralized zone.

10.2.2 Graben Deposit

The Graben deposit has been defined with approximately 36 historical RC holes and 19 historical core holes. This drilling defined a zone of gold mineralization, using an 0.01 opt Au boundary, that extends at least more than 1,800 feet in a north-south direction and between 200 and 750 feet east-west, and up to 300 feet in thickness. The top of the deposit is from 500 to 650 feet below the surface. Near its southern margin the axis of the deposit is within 800 feet of the Freedom Flats deposit and along one portion of the southeastern margin low-grade mineralization may connect with the Freedom Flats mineralization through an east-west trending splay.

Through November 2007, Gryphon Gold has drilled an additional 58 RC drill holes into the Graben zone. All holes reported mineralized intervals. Gryphon Gold’s Graben drilling program was designed to test for extensions of the interior high-grade zones and to expand the exterior boundaries of the deposit. Drilling along the margins of the deposit, particularly along the northwestern portion, has identified significant extensions of lower and higher gold grade zones indicating that their boundaries are not well defined. Drilling for extensions of the northern and southern high-grade pods also revealed that these zones are larger than previously thought. Additional drilling in, and around, the Graben deposit is needed before it can be considered fully explored. At this point the resource estimate for the deposit presented in Section 17 of this report probably represents a minimum size.

In mid-2007, a controlled source audio-frequency magnetotellurics (“CSAMT”) survey was conducted over the Graben deposit as a test case. Several anomalies were identified that correlated favorably with known mineralization. The survey lines ended to the northwest in a similar looking anomaly in an undrilled area. The initial interpretation is that this could be an extension of the Graben deposit.

Exploration drilling in the Graben will be continuing as recent drill results are indicating that gold mineralization continues at the north end of the zone. The entire Graben zone has now expanded over a strike length of more than 2,000 feet. Future drilling will both fill in gaps between widely spaced holes in the Graben, and step out from the Graben zone in a north, east and west direction in order to delineate more gold mineralization and to determine the boundaries of the zone.

10.2.3 North Graben Prospect

The North Graben prospect is defined by the projection of known mineralization, verified by drill hole sampling, and coincident with a large intense aeromagnetic low and an elongate chargeability (“IP”) high. This blind target lies on trend of the north-northeast-elongate Graben mineralized zone. In 1989, Echo Bay completed a district-wide helicopter magnetic/electromagnetic survey, which identified a large, intense type aeromagnetic low in the North Graben area. This coincident magnetic low/chargeability high is interpreted as being caused by an extensive hydrothermal alteration-mineralization system. Five drill holes completed in the North Graben by Gryphon Gold encountered a permissive geologic setting and trace levels of gold mineralization.

In early 2006, the Company completed four holes into the North Graben geophysical anomaly and one additional hole was drilled in 2007. All the holes intercepted a deep hydrothermal system as indicated by several zones of silicification, and pyrite up to 20 percent. None of the holes contained significant amounts of gold, but were geochemically anomalous in gold and silver. Additional CSAMT lines were surveyed over the prospect and the potential of the target is being assessed.

10.2.4 Sunset Wash Prospect

The Sunset Wash prospect consists of a gravel-covered pediment underlain by extensive hydrothermal alteration in the western portion of the Borealis district. Sixteen holes drilled by Echo Bay Mines indicate that intense alteration occurs within a loosely defined west-southwest belt that extends westerly from the Jaimes Ridge/Cerro Duro deposits. At the western limit of the west-southwest belt, Cambior’s IP survey and drilling results can be interpreted to indicate that the alteration system projects toward the southeast into the pediment along a mineralized northwest-oriented fault. Cambior conducted a gradient array IP survey over the Sunset Wash area effectively outlining a 1,000 by 5,000 foot chargeability anomaly. The anomaly corresponds exceptionally well to alteration and sulfide mineralization identified by Echo Bay’s drill hole results. Two structures appear to be mapped by the chargeability anomaly; one is a 5,000-foot long west-southwest-trending structure and the other is a smaller, northwest-trending structure that cuts off the west-southwest structure at its western limit. Alteration types and intensity identified by the drilling, combined with the strong IP chargeability high and the aeromagnetic low, strongly suggest that the robust hydrothermal system at Sunset Wash is analogous to the mineralized systems at Graben and Freedom Flats.

Geologic observations based on mapping and drill hole logging indicate that both the Freedom Flats and Graben deposits are localized along a favorable horizon near the contact between the upper and lower volcanic units. This same contact zone appears to underlie the Sunset Wash pediment at a shallow depth. The target concept suggests that mineralization should favor zones where mineralizing structures crosscut the upper and lower volcanic contact. Cambior drilled three holes to test portions of the Sunset Wash geophysical anomaly and to offset other preexisting drill holes with significant alteration. Each of the three holes was drilled vertically to maximize the depths tested. The three holes were collared in the upper volcanic unit, but only one crossed the contact.

The westernmost of Cambior’s three holes encountered the most encouraging alteration and best gold mineralization suggesting that this drill hole is near the most prospective area. This drill hole intercepted hydrothermally altered rock from the bedrock surface to the bottom of the hole, including an extremely thick zone of chalcedonic replacement in the lower two-thirds of the hole.

Gryphon Gold drilled three holes in the same area, all of which encountered strongly developed hydrothermal alteration with anomalous gold and favorable pathfinder trace elements. Additional geophysical work and drilling is planned to test this target.

10.2.5 Boundary Ridge/Bullion Ridge Prospect

The northeast-trending alteration zone extending along Boundary Ridge into Bullion Ridge contains intense silicification that is surrounded by argillization, with abundant anomalous gold. Widely-spaced shallow drill holes completed by previous operators have tested several of the alteration/anomalous gold zones and defined discrete zones of mineralized material. A summary of the resource is tabulated in Section 17 of this report.

Further exploration work will require permitting for drilling specific targets associated with the previously identified gold mineralization.

10.2.6 Central Pediment (Lucky Boy) Prospect

Another prospect area similar to North Graben and Sunset Wash is the Lucky Boy area, which may be in a shallower pediment environment in the central portion of the district near the range front. Historic drill holes in the periphery have found thick zones of silicification and traces of gold mineralization. Echo Bay’s aeromagnetic map shows another magnetic low and Cambior’s IP map shows a coincident chargeability high in the area of the silicification.

Gryphon Gold drilled eight RC holes in this area during late 2006 and 2007. All of these holes encountered intense hydrothermal alteration with anomalous gold and favorable trace element geochemistry. A subsequent CSAMT survey indicates that these holes may have encountered the margins of a high-sulfidation gold system. The target has been permitted for drilling.

10.3 Activities Planned to Expand Mineralized Zones and Explore Prospects

The Borealis property embraces numerous areas with potential for discovery of mineable gold deposits. The defined target areas can be grouped into categories based on the expectation for deposit expansion or potential for discovery. The current emphasis is focused on the extensions of previously mined deposits, specifically the East Ridge-Gold View-Northeast Ridge mineralized trend, and around the margins of the Borealis, Freedom Flats and Deep Ore Flats deposits. Each has the potential to add to the material that can be developed as part of an initial mine plan. To date, the Company has drilled 220 holes on the Borealis property. These holes have been completed primarily in areas where resources are known to exist. In addition to advancing existing resources to a higher level of confidence, this drilling program has further information gathering objectives for metallurgical assessment, waste characterization, and hydrological analyses that are required in support of the operating permit applications, environmental assessment, and engineering design.

A systematic district-scale exploration program designed to discover and delineate large gold deposits within the greater Borealis property, outside of the known mineral deposits, will focus along known mineralized trends that project into untested gravel-covered areas with coincident geophysical anomalies. The greatest potential in the district lies beneath a large gravel-covered area at the mountain front with several potential blind deposits (with no surface expression). The Graben zone is an example of this type of deposit, and other high-potential targets include Sunset Wash, Central Pediment (Lucky Boy), and others yet to be named.

Planned activities and expenditures include both field and compilation geology, geophysics, geochemistry, permitting and claim maintenance, road construction and drill-site preparation, RC and core drilling, drill hole assaying, sampling protocol studies and assay quality control, preliminary metallurgical testing, and database management. The proposed exploration budget should be sufficient to discover and delineate one or more deposits.

10.3.1 Area Geophysical Surveys

Many geophysical surveys have been conducted in the Borealis district since 1978, including ground magnetics, very low frequency (“VLF”), IP/resistivity, seismic, CSAMT, helicopter magnetics and electromagnetics (“EM”), e-scan, and gradient IP/resistivity (Corbett, 2000). In addition, regional magnetics and gravity maps and information are available through governmental sources. Resistivity was used successfully in the early exploration of the district to track favorable trends of strong silica alteration and associated gold deposits. The types of geophysical surveys currently found to be most useful in the Borealis area is chargeability, resistivity, and aeromagnetics, an example of which is shown on Figure 10.1.

(Source: Echo Bay Mines, circa 1989)
Figure 10.1 – 1989 Borealis District Aeromagnetic Survey Map

In addition to projections of known alteration and mineralization trends into pediment environments, geophysics is being used to define and prioritize the pediment targets. In particular, aeromagnetic (lows), and IP and CSAMT (resistivity and chargeability highs) data identify the most favorable covered targets and help site drill holes, especially where magnetics and IP/CSAMT show coincident anomalies. Resistivity highs are used to identify extensive silicification in covered areas. Other geophysical methods will be used where appropriate, possibly including ground magnetics, VLF, EM, gravity, and seismic. Each of these methods provides information that may be used in determining the subsurface geologic conditions, and how and where to test exploration targets. An example of an interpretation of resistivity data is shown on Figure 10.2.

(Source: J. Anzman and Gryphon Gold, 2005)
Figure 10.2 – Selected Resistivity Anomaly Trends of a Portion of the Borealis District

10.3.2 Applied Reflectance Spectroscopy and Geochemical Analyses

As Gryphon Gold explores for gold deposits in the Borealis district, it can enhance the odds of discovery by developing a better understanding of the outward signatures of mineralization. Hydrothermal mineral deposits commonly contain halos of alteration and geochemistry that surround the metals of interest. By understanding the systematic changes in alteration mineralogy and geochemistry as economic mineralization is approached, vectors can be developed that can turn near-misses into successes. The initial step in this understanding was taken with the discussion of the alteration patterns around the Graben deposits found in Steininger and Ranta (2005). This knowledge of mineralogical and geochemical changes as gold mineralization is approached was enhanced recently. Several new holes were drilled in, and around, Graben and North Graben and produced fresh drill cuttings that allow identification of geologic changes surrounding hydrothermal systems. Several of these holes were used to supply material for multi-element analyses to define geochemical changes. Finally, acquisition of the ASD TerraSpec Pro Spectrometer and the services of Ms. Susan Judy, Consulting Geologist, in the interpretation of spectrometer results produced a better definition of alteration mineralogical changes (Judy, 2006a, 2006b, 2006c, 2006d).

Studies were undertaken to develop detailed information about alteration patterns around Borealis-type gold deposits. Spectroscopic data were collected from RC chips and core from four lines of historic drill holes in the Freedom Flats Pit. A drill hole section through the center of the Graben deposit was also analyzed for alteration mineralogy. Both are described in detail below. Geochemical analyses were not conducted in these areas due to the unavailability of pulps. The recently drilled fence of holes across the northern extension of the Graben deposit gave a unique opportunity to understand both alteration and geochemistry surrounding gold mineralization. Therefore, spectroscopic and geochemical analyses were undertaken on the four North Graben drill holes as a first use of this new data to direct exploration.

There are many subtleties in the data that may, or may not, be important and may vary from area to area dependent upon the original character of the host rock. For instance, a rock that is devoid in mafic minerals may not have chlorite developed at the margins of the altered area, where a mafic-rich rock may contain a substantial outer chlorite zone. A host rock that has a chromium component may display a chromium anomaly while that element may be lacking in other rocks in the area and no chromium anomaly is developed. Therefore, at this stage in the understanding of the geology of the district only those features that seem to be consistent in all four sections are considered important. As Gryphon Gold’s knowledge of the district’s geology expands, the subtleties in this information may take on more importance.

10.3.3 Freedom Flats Section

Ten drill holes were analyzed for alteration mineralogy along this section since several of the holes extend into and through the deposit, as well as a few holes that are peripheral to mineralization (see Freedom Flats geology and mineralization section). In general, the deposit is surrounded by an envelope of montmorillonite and opal (see Freedom Flats clay mineralogy section). As mineralization is approached, kaolinite becomes the dominant clay mineral. This zone may also contain nontronite (iron-rich kaolin) and alunite. Dickite, with or without alunite, occurs in the area of gold mineralization. Alunite is more concentrated in the lower portion of the deposit. Those holes that extended through mineralization displayed a reverse pattern with kaolinite immediately below the deposit and montmorillonite outward. Nontronite occurs in some of the kaolinite zones and may reflect the increasing iron-rich environment, as exemplified by increasing pyrite. Diaspore and pyrophyllite are also present in the dickite-alunite areas, probably reflecting the higher temperature acid-sulfate environment that existed as the Freedom Flats deposit formed.

As part of the Eng’s (1991) work for the Freedom Flats deposit, x-ray diffraction clay mineral identification was conducted. These data were recently made available to Gryphon Gold. X-ray diffraction is the classic approach and reliable method for clay mineral identification. Samples from two drill holes along the Freedom Flats section in this study were also included in Eng’s work. While there were some differences in identifying minor constituents, there was sufficient agreement between the two techniques to indicate that the spectroscopic analysis is a reasonable semi-quantitative approach to clay mineral identification for the Borealis district mineralization.

10.3.4 Central Graben Section

This cross-section was chosen as geologically typical of the Graben deposit, but as it turned out not particularly good for the alteration study. There is an alluvial layer that is about 150 feet thick under which is a thickness of Tertiary Coal Valley Formation to about 485 feet below the surface. Coal Valley contains increasing iron oxides and argillization with depth, but at this point it is difficult to determine if this is a hydrothermal or a supergene effect. If supergene, the alteration may have been produced by circulating groundwater that leached sulfides below producing acidic water that altered the Coal Valley above. The resulting alteration would then not be directly related to the hydrothermal events that produced the Graben deposit, although it might suggest that a sulfide system is nearby. Immediately below the Coal Valley Formation is gold mineralization that is hosted by a strongly silicified pyrite-rich breccia in the central part of the section. Some of the drill holes penetrated this breccia and extended into altered andesite. The change from possible post-mineralization Coal Valley into mineralized rock does not present an opportunity to look at alteration changes that occur as mineralization is approached.

A spectroscopic analysis indicates that dickite, with or without diaspore, is present within the silicified pyrite-rich gold-bearing zone. Holes that penetrated the mineralized system displayed a pattern of kaolinite nearest silicification and montmorillonite outward. Clay minerals in the Coal Valley are commonly mixtures of kaolinite, alunite, and some montmorillonite, but there is a lack of consistent patterns.

10.3.5 Conclusions and Recommendations

The combination of alteration and geochemical patterns provide a broad zone around precious-metal mineralization helping to direct exploration in the search for additional gold deposits within the Borealis district. The broad pattern transitioning from propylitic alteration to argillization, dominated by montmorillonite at the outer margins, and changing to kaolinite as the zone of silicification is approached is a distinctive and systematic pattern that can be detected by logging drill chips and employing spectroscopic analyses. The silica-pyrite zones also contain some combination of dickite, diaspore, and/or alunite that can be used as an indication of potential gold mineralization before assays are received. Rock-forming elements also display a systematic decrease as higher temperature and pervasive hydrothermal alteration is approached. Several trace elements, including As, Fe, Hg, Mo, Pb, S, Sb, Sn, W, and Zn are anomalous in a broader zone than, and directly related to, gold mineralization. These elements produce a target zone that extends beyond the gold deposit.

These features are systematic enough that a drill hole near a gold zone can be identified as a “near miss” but encouraging enough to continue drilling in the area. Having this information supplies a powerful tool for locating additional gold deposits in the Borealis district. Lucky Boy is one such example. The combination of geology, clay mineralogy, geochemistry, and geophysics indicate that a significant gold zone is probably nearby.

Dr. Roger Steininger and Mr. Steven Craig, recommend that Gryphon Gold undertake a systematic district-scale exploration program designed to discover and delineate large gold deposits within the greater Borealis property, outside of the known mineral deposits. The program should focus along known mineralized trends that project into untested gravel-covered areas with coincident geophysical anomalies. These authors agree that the greatest potential in the district lies beneath a large gravel-covered area at the mountain front with several potential blind deposits (with no surface expression). The Graben zone is an example of this type of deposit, and other high-potential targets include North Graben area, West Pediment (including Sunset Wash and Vuggy Hill), Central Pediment (Lucky Boy), and others yet to be named.

This district-scale exploration program should include both field and compilation geology, geophysics, geochemistry, permitting and claim maintenance, road construction and drill-site preparation, RC and core drilling, drill hole assaying, sampling protocol studies and assay quality control, preliminary metallurgical testing and database management.

In addition, further sampling of the historical heaps and dumps is recommended because of the immediate potential to move inferred resource into indicated resources that may be considered for reserves.

11.0 Drilling

11.1 Gryphon Gold Drilling

Gryphon Gold conducted several drilling campaigns in 2004, 2005, 2006 and 2007. The resource model was updated in interim technical reports with the last being a Preliminary Assessment of the Mineral Resources of the Borealis Project, Mineral County Nevada, dated September 2, 2008. The total Gryphon Gold exploration drilling in the database currently includes 252 holes and 153,000.5 feet of drilling. Included in the Company drilling are 136 holes that were drilled after March 2006.

Telesto edited the entire drill hole database, including all of the recently completed Gryphon Gold drill holes. Data entry for the Gryphon Gold drill hole assays was verified by compiling the original assay data sheets (Excel and comma-delimited text files) that were sent from the laboratories.

11.2 Historical Exploration Drill Hole Database

The historical exploration drill hole database used for the Borealis project resource models contains 2,417 drill holes with a total drilled length of 671,595 feet. A total of 1,947 holes were drilled inside the resource model areas. An additional 470 holes were either drilled outside the resource models at scattered locations throughout the district or did not have collar coordinates.

The historic holes were drilled by several different operators on the property. Drill hole types include diamond core holes, RC holes and rotary holes. Only a few core holes have down-hole survey information. Since most of the drilling is shallow, the absence of down-hole survey information is not significant. In the deeper Graben zone, however, unsurveyed drill holes may locally distort the shape of the grade zones. Drill hole sampling lengths are generally 5 feet for the RC holes, but vary for the core holes based on geological intervals. Sampling length is up to 25 feet for some of the early rotary holes. Gold assays in ppb and opt are provided for most of the sample intervals. Silver assays in ppm and opt are also provided for some of the sample intervals.

As a further check, about 5 percent of the assays from historic drill holes in the database were checked against original assays. This step identified only a relatively few errors, which were corrected but indicated that the database was accurate. An inspection of all of the historic holes by Telesto revealed that a few of the early generation of holes appeared to contain some possible down-hole contamination. These were mostly in mined-out areas of the property and were excluded from the database as a surety procedure.

Gryphon Gold drilled 32 holes totaling 2,478.5 feet in five Borealis heaps and parts of the Freedom Flats and Borealis Mine dumps in May 2004. Dump holes were drilled deep enough to penetrate the soil horizon below the dump, while holes on the heaps were drilled to an estimated 10-15 feet above the heap’s liner. Several holes were drilled on each heap and dump to obtain an initial and representative view of grade distribution. Heap drilling in 1996 by J.D. Welsh totaled 11 auger holes for 760 feet into Heap 1 to determine the gold content remaining in that heap. Gryphon’s drilling generally confirmed the gold grade and distribution in that heap.

11.3 Historical Blast Hole Database

Gryphon Gold’s records for Borealis include blast hole maps for many of the pits that were mined by Echo Bay from the period of 1980 to 1991. These maps show the mine survey grid, useful for horizontal location, the mine level, or elevation, and list the assay value for gold.

Blast holes were drilled on 15- to 18-foot centers horizontally and were usually 20 feet deep. The hole diameter was 5 to 6 inches and a single sample of the cuttings produced was collected by a splitter on the blast hole drill. These cuttings were assayed in the mine laboratory and the resulting gold value recorded on the blast hole map. The mine engineer used this map to generate dig plans for the production crews and to also produce a record of actual tonnage and grade produced from that level. This data was then used to compare the expected tons and grade based on exploration drill data and modeling to what was actually produced when the deposit was mined.

The original mylar and paper blast hole maps (See Figure 11.1 for a representative original map) were digitized so that the information they contain could be used for variogram analysis. Specifically, the planar coordinates (X, Y, Z) and gold assay value (opt) were input into the modeling program and added to the exploration database. The effect of this is to have highly concentrated information in areas where mining had taken place. Section 17.7.2 provides more complete details about blast hole data and its relevance to the current model.

Figure 11.1 – Representative Original Mylar Map of Blast Hole Data

 Figure 11.2 – Digitized Data from an Original Mylar Map of Blast Hole Data

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12.0 Sampling Method and Approach

12.1 General

The following includes information from research of historical records conducted by Gryphon Gold and is included for general reference.

The Borealis Mine site operated from 1981 through 1990 producing 10.7 million tons of ore averaging 0.059 opt Au from eight open pits. The mined ore contained 635,000 ounces of gold (Eng, 1991) of which approximately 500,000 ounces of gold were recovered through a heap leach operation. This historic production can be considered a bulk sample of the deposits validating the database that was used for feasibility studies and construction decisions through the 1980s. With over 2,400 exploration drill holes in the database that were compiled over a 30-year period by major companies, the amount of information on the project is extensive. It is primarily these data that were used in this study as the foundation of the current mineral resource estimate. The bulk of the data were collected beginning in 1978, the year of discovery of the initial ore-grade mineralization, and were continuously collected through the final year of full production. Subsequent explorers through the 1990s added to the database.

Specific detailed information on sampling methods and approaches by the various mine operators has not been found in the historic information; however, a report by John T. Boyd Co. (1981) noted that the “drilling, sampling and analytical procedures as well as assay checks were reviewed by Dames and Moore and reported as acceptable by industry standards.” In addition, information in reports, monthly reports, and memos give some clues to the sampling methods and approaches. The early work describes between 7 and 9 percent of all samples being re-assayed, with higher-grade intervals re-assayed most frequently with approximately 20 percent of these intervals assayed again (Ivosevic, 1979). Also, there are many references to “assay checks” in the drill hole data with comparisons of assays of the same pulps and also of assays of different splits from the same sample intervals. Results of these comparisons generally were reported to be reasonably close. High-grade intervals often showed more variability in their assays. Santa Fe Pacific (1994) performed check assays on their drilling and found 23 percent variability in the high-grade assays. Their geologist reported, “rather than reflecting relative differences in the labs, I believe the difference is due to the inherent variability in the core. Perhaps we would have been better served to take the entire remaining core [for the check assay material] instead of sawing it in half again (resulting in a ¼ split).”

Echo Bay Mines did some quality checks on their drill cuttings sampling and assaying methods as part of their evaluation of the property prior to and following its purchase from Tenneco, which indicated that the original assays were reliable and representative. During their exploration and development programs they also drilled a number of core-hole twins of conventional rotary drill holes to compare assay results in the same areas. Echo Bay concluded that the vast bulk of drilling, which was conventional rotary, probably undervalued the gold content, especially in higher-grade zones. Anecdotal information from former Echo Bay management indicates that the mine consistently gave better results in terms of higher grade and better recovery of gold than planned or expected.

12.1.1 Freedom Flats Example

The principal ore body discovered by Tenneco/Echo Bay was the Freedom Flats deposit. The exploration, geology, and mineralization of the Freedom Flats gold deposit are described by Eng (1991). He reports that in Echo Bay’s reconciliation of the Freedom Flats reserves, “actual mine production exceeded the original model reserve in grade and contained ounces by about 30 percent.” In order to explain this discrepancy, he states, “due to the narrow linear trend of the mineralization, the deposit was drilled-out on 50-foot centers along drill fences spaced at 100 feet.

In-fill drilling was conducted between fences on 50- to 70-foot centers, where thick, high-grade mineralization was intersected. Holes were drilled around the perimeter of the deposit on 100-foot centers to close off all mineralization. A total of 99 RC holes were drilled in the main deposit area totaling 56,000 feet. All holes were drilled vertically. Due to the presence of abundant clay, most holes were drilled with water and foam injection; samples were collected using Jones splitters. In addition to rotary drilling, four HQ core holes totaling 2,687 feet were drilled primarily to obtain material for column leach metallurgical testing. Although continuous assays were not available for most of the core holes due to metallurgical sampling, the results of limited assaying suggested that the RC rotary holes underestimated the gold grades. The most likely cause for this discrepancy was the loss of fines during wet drilling. Later in Eng’s report he states that the discrepancy also may be due in part to the small size of many of the higher-grade (>0.5 opt Au) ore pods, which were not intersected in close-spaced (50 feet) drilling. Another possible explanation not mentioned by Echo Bay is the problem created where predominantly vertical drilling patterns are used to test steeply dipping to vertical mineralized zones. There is also a possibility that coarse gold particles exist and have not being adequately sampled or assayed.

The presence of coarse gold and its effect on assay variability may have been overlooked by previous operators of the Borealis Mine site. Coarse gold was reported rarely in the district from small-scale placer operations and also by Houston Oil and Minerals Company geologists who found visible gold in the surface outcrops of historic prospect pits and other minor workings along highly mineralized structures. In addition, mineralogical reports on the higher-grade mineralized samples mention traces of free gold ranging from 2 microns to 29 microns from the Northeast Ridge and Borealis deposits (Honea, 1988 and Strachan, 1981).

12.2 Sampling of Existing Heaps and Dumps – Spring 2004

A drilling program was undertaken in spring 2004 to confirm the amount and grade of gold-bearing rock that exists on heaps and dumps. Sonic drilling also provided samples for metallurgical test work, to define the geotechnical conditions, and to obtain sufficient samples to demonstrate the geotechnical characteristics for design purposes in the waste characterization database. A separate drilling program was undertaken to install baseline groundwater monitoring systems.

As part of this program, a sonic drill rig was used to drill exploratory holes on the five previously leached heaps as well as the Freedom Flats and Borealis Pits waste dumps. A total of 32 holes for a total of 2,475.5 feet were drilled with samples collected and composited for each hole.

Visual observations of the samples obtained during the sonic drilling program indicate the previously leached ore in Heap 1 and Heap 2 contained more fines, with a clay-like texture, than coarse rock. Conversely, and as expected, the Heap 3 leach material, which was ROM and the Borealis Waste Dump contain more coarse rock. If the gold values remaining in the previously leached material in the various leach heaps are associated with the coarse fraction and/or are bound by pyrite and/or silica, then additional gold recovery may be achieved by screening and gravity separation, or by leaching a finer material.

A thorough description of the sampling method, sample preparation, analytical techniques, and security procedures is found below in Section 13.2, Heap and Dump Drilling and Sampling Program – Spring 2004.

12.3 Drill Hole Database for Mineral Resource Model

The database used for the computer-generated resource model portion of this study consists of 2,673 exploration drill holes with a total footage of 822,794.1 feet and 106,715 assayed intervals. Many of the high-grade intervals were assayed more than once to check and confirm the actual grades, so the total number of assays exceeds 107,000. The average depth of the holes is 308 feet but the bulk of the holes are less than 200 feet with a limited number of holes in selective locations extending 1,000 to 2,000 feet to test deeper mineralization. The average assayed interval was slightly larger than 5 feet with the bulk of the samples representing 5-foot intervals.

In addition to the exploration drill holes listed above, 29,834 blast holes have been added to the database. The average sample interval was 20 feet representing one production level in the mine. The mine laboratory performed the gold analysis on the sample collected at the blast hole drill.

The first drilling was completed by Houston Oil and Minerals, the discoverer of the original Borealis deposit and the developer of the Borealis mine. Tenneco acquired Houston Oil and Minerals and continued operating the mine and drilling for new deposits. Echo Bay Mines acquired Tenneco in 1986 and continued all operations and drilling until the mine was shut down in 1990. Throughout the 1990s several companies including Billiton Minerals (28 drill holes), Santa Fe Pacific Mining (32 drill holes), J.D. Welsh & Associates (11 shallow auger holes in a heap), and Cambior Exploration (10 drill holes) continued exploring and evaluating the property thus adding to the database. Gryphon drilled 252 holes to date of which 214 holes were used in the resource estimate.

Santa Fe compiled the initial version of the computer database of drill holes with subsequent companies contributing to it. During their ownership Mr. Steven Craig of Golden Phoenix, a Qualified Person, thoroughly checked the accuracy and completeness of the database by individually checking 2,234 holes’ survey and assay data line by line with the original survey and assay sheets, and revising the database where necessary. Although the methods and procedures used by Golden Phoenix appear to have been professional, thorough, and competent, Ms. Susan Judy conducted a further data check of the database.

For the current resource model update, Ms. Susan Judy, a Gryphon Gold consulting geologist, checked 5 percent of the drill holes used in the four model areas. A list of check holes was randomly chosen from the database for each of the North, South, East and West Resource Model areas. For each drill hole, assay, survey, depth, and orientation data in the database was compared against drill logs and assay certificates when available. For the North Area model, this involved 28 of the 562 drill holes, for the South Area model, 45 of the 892 drill holes, for the West Area model, 13 of the 259 drill holes, and for the East Area, model 3 of the 59 drill holes from Bullion Ridge. The error rate was less than 1 percent. All errors were corrected before proceeding with the resource modeling.

13.0 Sample Preparation, Analysis, and Security

13.1 Previous Mining Operations and Exploration

The following includes information from research of historical records conducted by Gryphon Gold and is included for general reference.

Houston Oil and Minerals, Tenneco, and Echo Bay are reported to have used standard sample preparation and analytical techniques in their exploration and evaluation efforts, but detailed descriptions of the procedures have not been found. The fact that a successful mine was developed producing about 500,000 ounces of gold indicates that their techniques of sampling, sample preparation, analysis, and security produced results that were representative, reliable, and are not unreasonable, although some questions remain, particularly with regard to the assaying of samples with potential coarse gold.

Most of the drill hole assaying was carried out by major laboratories that were in existence at the time of the drilling programs. Various labs including Monitor Geochemical, Union Assaying, Barringer, Chemex, Bondar-Clegg, Metallurgical Laboratories, Cone Geochemical, the Borealis Mine lab, and others were involved in the assaying at different phases of the exploration and mining activity.

13.1.1 Analysis and Quality Control

Early work on the property appeared to rely on assay standards that were supplied by the laboratories doing the assaying. However, Echo Bay Mines (1986) reported using seven internal quality control standards for their Borealis Mine site drill hole assaying program. The seven standards ranged in gold concentrations from 170 ppb to 0.37 opt. Assay labs involved in the round robin standards analyses were Cone Geochemical, Chemex, and the Borealis Mine site lab. The precision of the three labs was excellent (±1 to 8 percent) for the higher gold grades (0.154 -0.373 opt); acceptable (±3 to 14 percent) for the lower grades (0.029 -0.037 opt); and fair (±4 to 20 percent) for the geochemical anomaly grades (0.009 opt to 170 ppb). These data provide an initial estimation of the precision and accuracy of gold analyses of Borealis mineralization. The repeatability of assays suggests that coarse gold was not a problem for these samples, or that the samples were so small that potential coarse gold was missed entirely.

During 1986, Echo Bay instructed Chemex (1986) to analyze duplicate samples for five selected drill holes. A comparison was made of: (1) ½ assay-ton fire assay with a gravimetric finish versus, (2) ½ assay-ton fire assay with an atomic absorption finish versus, (3) hot cyanide leach of a 10-gram sample. The ½ assay-ton fire assay –gravimetric finish and the ½ assay-ton fire assay – AA finish gave essentially the same results. However the hot cyanide leach gave results that were 5-11 percent higher in one comparison and significantly lower in another, prompting Chemex to conclude that cyanide leach assaying was not appropriate for Borealis samples. The great majority of the assays in the database are based on fire assays.

13.1.2 Security

Nothing is known of the sample security arrangements made by the previous operators, but since the various mined deposits each produced the amounts of gold predicted or higher, we can assume the security was adequate and it is unlikely that sample security was a problem. The same assumption is true for the subsequent exploration programs conducted by Billiton, Santa Fe Pacific, and Cambior, all of which were substantial companies that routinely used standard industry procedures.

13.2 Heap and Dump Drilling and Sampling Program - Spring 2004

Boart Longyear was contracted in spring, 2004 to drill with a sonic rig since this equipment would retrieve a core-like sample. All work completed during this program was under the supervision of Dr. Roger C. Steininger, Chief Consulting Geologist for Gryphon Gold, and a Qualified Person under the terms of Canadian NI 43-101.

Not only could a representative assay sample be obtained with this approach, but also the collected material should be representative of size distribution of material in the heaps and dumps. The initial two holes were drilled with 4-inch bits, but it became obvious that larger rocks were being pushed out of the way. Drilling then proceeded with a 6-inch bit, which appeared to capture more of the larger rock, producing a more representative size distribution sample. All sonic drill holes had a vertical orientation, and samples represent “true thickness” of the dump or heap material.

13.2.1 Sampling, Analysis, and Quality Control - Heap and Dump Drilling

Sample intervals were originally designed to be every 10 feet, but were contingent upon drilling conditions. Actual drill-sample interval lengths were subject to the position of the sample tube where this was extracted from the drill hole. Individual runs varied from 1 to 3 feet, which were then combined to produce a sample with an interval length as close to 10 feet as practicable (the combination was completed at AAL). Combined sample intervals routinely varied from 9 to 11 feet except at the bottom of a hole where the final sample intervals were typically shorter (Steininger, 2007).

When the sample tube was extracted from the drill hole, the sample was immediately slid into a plastic sleeve that was sealed and marked with the drill hole number and footage interval. These plastic sample sleeves were not reopened until they reached the analytical lab. All of the drill procedures and handover to the analytical lab were monitored by an independent geologist hired through Geotemps, Inc. The contract field geologist also maintained lithologic logs for each drill hole. A non-blind standard was added as the last sample interval of each drill hole. The standard was obvious to the lab because the standard was contained in a pulp envelope, although the lab did not know the gold value of the standard.

All samples were submitted to AAL of Sparks, Nevada. At the lab, each of the individual samples was combined into an analytical sample that approximated 10-foot intervals as outline above, as per instructions from the geologist. Each analytical sample was split in a rotary splitter with one-fifth of the sample removed for assay and the remaining four-fifths retained for metallurgical testing. Each analytical split was weighed, dried and weighed again. The difference between these two weights represented the amount of water in the original sample. Each dried sample was crushed to less than 1/4 inch and a 300- to 500-gram sample was riffle split off for assay. The remaining sample was retained at the lab. Each assay sample was pulverized and assayed for gold and silver by one-assay-ton fire assay. Also a two-hour cyanide shake assay for dissolvable gold was conducted for 200 grams of each assay sample.

Two additional samplings were undertaken on Heap 2. Twelve samples were collected along the new road cut and one "bulk" sample was collected from a backhoe cut made during reclamation. The road-cut samples were collected as rock chips over 10-foot intervals. Each sample was approximately 5 pounds of material that was collected to represent the size distribution of the material in the cut. Six of the samples were from the south side mid-point along the heap and six from near the east base. Each sample was assayed by AAL using one-assay-ton fire assay for gold and silver. The average grade of the 12 samples is 0.009 opt Au, which compares favorably with the average grade of the three holes drilled into the heap, which is 0.008 opt Au. About 20 pounds of representative material was collected from the backhoe trench. At AAL, one-quarter of the sample was split out and assayed by one-assay-ton fire assay for gold and silver. This sample contains 0.008 opt Au, which corresponds with the average value for the heap as determined by drilling. The remaining three-quarters of the sample was sieved into four size fractions and assayed in the same manner as noted above. The results are displayed in Table 13.1, which indicates that the gold grade in the <2-inch material is significantly higher than in the larger material.

As part of the quality control program standards were submitted to AAL with each drill hole, several assayed pulps and two standards were submitted to ALS Chemex; and three of the duplicates and two standards were submitted to Actlabs-Skyline. Their results of the analyses of the standards and duplicates are shown in Tables 13.2 and 13.3. All of the data show good precision and accuracy except for ALS Chemex’s analyses of the standard. Based on this information, the analyses from AAL are considered reliable.

Table 13.1 – Analytical Results of Bulk Sample from Road
Cut Midway Between Top and Bottom of Heap 2

Type	Gold Grade (opt Au)	Silver Grade (opt Ag)
Bulk	0.008	0.102
<½-inch Material	0.010	0.095
½-inch to 1-inch Material	0.014	0.131
1-inch to 2-inch Material	0.010	0.066
>2-inch Material	0.007	0.029

Table 13.2 – Summary of Analytical Results from Bulk Standard Used in
Quality Control Program, Accepted Value 0.019 opt Au

Analytical Lab	Number of Values and Average Gold Value	Variation from Accepted Value
American Assay Labs.	31 samples/0.017 opt Au	0.002
American Assay Labs. repeats	3 samples/0.017 opt Au	0.002
ALS Chemex	2 samples/0.022 opt Au	0.003
Actlabs-Skyline	2 samples/0.019 opt Au	None

Table 13.3 – Summary of Assay Analyses for the Same
Sample by American Assay Laboratories and ALS Chemex

American Assay Lab.	ALS Chemex	Difference
0.022 opt Au	0.023 opt Au	0.001
0.003 opt Au	0.002 opt Au	0.001
0.012 opt Au	0.008 opt Au	0.004
0.002 opt Au	<0.001 opt Au	0.002
<0.001 opt Au	0.007 opt Au	0.007
0.004 opt Au	<0.001 opt Au	0.004
0.013 opt Au	0.011opt Au	0.002
0.008 opt Au	0.009 opt Au	0.001
0.005 opt Au	0.010 opt Au	0.005
0.025 opt Au	0.024 opt Au	0.001
0.023 opt Au	0.026 opt Au	0.003
0.014 opt Au	0.012 opt Au	0.002
0.008 opt Au	0.013 opt Au	0.005
0.005 opt Au	0.005 opt Au	0.000
0.018 opt Au	0.017 opt Au	0.001
0.008 opt Au	0.010 opt Au	0.002

The average difference in analytical results from assays on the same pulps is less than 0.001 opt Au, and the standard deviation of the differences is 0.003 opt Au, which is extremely close and within the level of accuracy of the assaying method.

The last piece of data that supports the reliability of the new results is the comparison with J.D. Welsh’s original drilling of Heap 1 (Table 13.4). The bulk of the information indicates that sampling of the heaps and dumps is representative and those samples were accurately assayed.

Table 13.4 – Comparison of Heap 1 Assay Results with Previous Sampling Program

BMC Holes	Grade opt Au	Nearby Welsh Drill Holes	Grade opt Au
BOR-11	0.028	H-10	0.033
BOR-13	0.023	H-11	0.026
BOR-16	0.020	H-5	0.020
BOR-17	0.017	H-6	0.014

13.2.2 Security

All samples were collected in plastic sample bags, sealed, and securely stored until picked up by the transport arranged under the authority of AAL. AAL maintained control of all samples from the pickup at the Borealis project until the analytical work was completed. It is the opinion of Dr. Steininger, a Qualified Person under the terms of Canadian NI 43-101, who supervised this drilling and sampling program, that the security procedures were adequate and properly implemented during the program.

13.3 2005 Through Late-2007 Reverse Circulation Drilling

Sampling procedures at the drill sites and monitoring of assays were standardized starting with the commencement of the RC program in early 2005. Initially the program consisted of a limited number of standards and duplicates submitted with each drill hole. In May 2006, Gryphon Gold instituted more rigorous quality control procedures.

Throughout the Borealis RC drilling program during 2005-2007, samples were routinely collected at 5-foot intervals from each hole, starting at the surface and continuing through the end of the hole. Material from each 5-foot interval was split to about one-quarter of the original volume at the drill site, then bagged and sealed by the drilling contractor. At the completion of each drill hole, samples were moved to a secure site on the property where they were held until picked up by assay lab personnel. Initially, this was AAL, and starting in spring 2006, Inspectorate America Corp., both of Sparks, Nevada, became the assay facility of choice.

Until May 2006, a blind standard was included at the end of each drill hole and with the initial group of holes a duplicate sample was collected at the drill and included in the sample sequence as a blind sample. The new quality control program started in May 2006 required sufficient standards being inserted so that one standard would be included with each fire assay tray at the lab. Additionally, a blank sample was inserted as a blind sample within the drill sample sequence.

An assay lab truck and driver collected the drill samples from the Borealis project site secured storage and transported them to Sparks, Nevada. From the time that the pickup was made, the lab maintained control over the samples until coarse rejects and pulps were returned to the site. At the lab, each sample was dried, crushed to less than 1/4 inch, and a 300- to 500-gram sample was riffle split off for assay. Each sample was subsequently pulverized and then assayed for gold and silver by one-assay-ton fire assay. The coarse rejects were retained at the lab until assaying was completed.

The quality control program consisted of standards included with each drill hole, duplicate samples collected at the drill, and duplicate assays as part of the lab’s internal control. The assays and these controls were monitored continually by a Qualified Person, Dr. Roger Steininger. If questionable assays were received, a decision on re-assaying portions of, or the entire hole, was made at the time of receipt of the preliminary assay reports. In general, the quality control samples indicate that both labs produced high-quality assays. The close correlation between assays of the original sample and the duplicate sample indicates that sampling at the drill produced representative samples.

13.3.1 2005-2007 Analytical Program

Analytical results of the standards submitted with the drill samples were within two standard deviations of the standard’s gold content, which was deemed acceptable. Generally, duplicate assays preformed by the lab corresponded well with the original assays. These data indicated that both labs used by Gryphon Gold produced quality assays.

During the early part of the drilling program, a duplicate sample was collected at the drill, initially to ensure that a representative sample was collected. Secondly, these samples were also a check on lab assay reproducibility. Except for three samples, there is an extremely close correlation between the duplicate samples from each hole. This indicates that representative samples were collected at the drill and the lab was able to produce similar assays for the same drill hole interval. The three samples with wider variations are probably representative of the nature of a gold deposit with occasional coarse gold and wide variations in gold content over short distances.

13.3.2 Outside Lab Check

As a further check on AAL, six holes, or portions of a hole, were submitted to Inspectorate America for re-assay. Except for one hole, there was good correlation in the assays between respective drill hole intervals between the two labs. Overall, the assays from this one hole had a good correlation between labs with a few inconsistencies between the two labs. Some of AAL’s assays were higher than Inspectorate’s and for other intervals the reverse was the case. This suggests that the variations may be related to the natural variation in a gold deposit rather than an assay problem between the labs.

Through early 2006, all of the indications were that AAL was producing reliable assays from the Borealis drill hole samples.

13.3.3 Change of Labs

Primarily to improve turnaround time it was decided to change to Inspectorate America for analytical work in spring 2006. While a different lab was used the quality control program was not changed.

13.4 Quality Assurance and Quality Control (“QA/QC”) Conclusions

Steininger (2007) presents an extensive summary of the entire quality control program. The conclusions are: “All of the quality control data outlined above strongly supports the conclusion that Gryphon Gold received quality analytical results throughout its drill program at Borealis. The analytical data also support the conclusion that gold is generally evenly distributed and fine-grained.”

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14.0 Data Verification

14.1 Historical Exploration Drill Hole Data

The following includes information from research of historical records conducted by Gryphon Gold and is included for general reference.

The exploration drill hole database was verified by Mr. Steven Craig, a Qualified Person under the terms of Canadian NI 43-101, during an 8-month intensive effort by reviewing every one of the 2,417 drill holes and over 125,000 assays on original sheets and comparing them line by line with the database and ensuring that only accurate information was in the database. Where several valid assays were found for a single interval they were averaged to determine the grade used in the database. Drill hole collar location surveys from original survey documents also were compared to the database information and improved where necessary. Down-hole survey information from original survey documents for the deeper holes were also reviewed and compared with the database to ensure its accuracy.

Blast hole data was digitized from the original mylar and paper level maps stored in Gryphon’s Borealis project files. The assay value is a hand-written notation of the gold at that location in opt.

Information presented above describes the limitations imposed by the lack of certain historical records on verification of the data. Based on operating results, and historical descriptions it appears that the sampling, sample preparation, assaying, and security of samples were conducted in an industry acceptable manner for the time period in which the samples were collected and processed, and it is the geological Qualified Person’s opinion that the assays are suitable for resource estimation.

14.2 Semi-Quantitative Check Sampling

As part of the evaluation of the Borealis Gold Project, several samples have been collected (under the general overview of Gryphon Gold geologists) from selected areas on the property to generally validate original sample assays and identify possible mineral resource areas. Samples include an 18-foot interval of core, one pit wall rock chip sample, and two spoil pile samples. Table 14.1 summarizes the gold assay results from this sampling effort. The samples were not collected to be representative of the material, but only to give an indication if the original assays were “within the ballpark.” The core sample was taken from an original drill core from within a higher-grade zone of the Graben deposit. It was cut from the remaining sawed core half and was re-sawed to produce a quarter sample of the core. There is no way to verify if the entire original sawed half of the core remained in the core box when Gryphon Gold Corporation obtained the newly sampled material. The pit sample was taken from the southeast margin of the East Ridge pit, on the pit floor over a 15-foot horizontal interval at coordinates 374,586 E., 4,249,990 N., and 7,425 feet elevation. The material was oxidized and silicified andesite. Samples were also collected from the spoil pile from holes BOR 11 and BOR 13 on Heap 1. All sample preparation and assays were performed by AAL.

While none of these new samples represents a statistically valid test of previous assays, they do indicate that the data used in developing knowledge of the property is generally reasonable and is within the appropriate gold grade range. The average value for the core interval is slightly lower than the original assay, but given that the new sample was about one-quarter of the original sample, within a higher-grade gold zone, variations are to be expected. The new assays support the contention that the interval is within the high-grade gold zone of the Graben deposit. The sample from the East Ridge Pit floor supports the contention that economic gold grades do exist at the pit margin. The results from the drill holes in the heaps are comparable to original assays, given that the new samples are not a systematic sample, totally representative of the material drilled.

Table 14.1 – Results of Selective Check Sampling at Borealis

Location	Original/Historical Assay Value	Recent Assay Value
CBO023 597-615’	0.201 opt Au	0.162 opt Au
East Ridge Pit floor	Not Available	0.018 opt Au
BOR11 Heap 1	0.030 opt Au	0.026 opt Au
BOR 13 Heap 1	0.023 opt Au	0.019 opt Au

14.3 Database Verification

Five percent of the drill holes used in the resource model was checked by Ms. Susan Judy, Senior Geologist, a consultant to Gryphon Gold. Within the four model areas, 89 drill holes were randomly chosen and the following information was verified from data in the paper files: collar coordinates, hole depth, hole elevation, hole angle/dip and assays. The error between the database and paper files was less than one-third of one percent overall for hole data and gold assay data. The error for silver assay data, which was not used in the resource model, was 6.1 percent.

Two blast hole mine level maps, out of 30 available, one for the 5880 bench in the Freedom Flats pit and one for the 5900 bench in the Cerro Durro pit, were plotted at the same scale as the original copies and checked for spatial and assay accuracy. The digital data matched the mylar map for these two levels and this data then is deemed to be accurate.

15.0 Adjacent Properties

The nearest mining property to the Borealis Gold Project is the Esmeralda Project (formerly the Aurora Mine) recently operated by Metallic Ventures (Figure 15.1) and now owned by Great Basin Gold. The Esmeralda Project in the Aurora Mining District lies 10 miles southwest of the Borealis property.

The Aurora Mining District had historical production of approximately 1.9 million ounces of gold and more than 2.4 million ounces of silver from as many as 30 veins (Vanderburg, 1937). Remaining mineral resources reported by Metallic Ventures in early 2003 were 1.3 million ounces of gold (Metallic Ventures Gold, Inc., 2004). The mineralized system is a low-sulfidation type with gold and minor silver in banded quartz-adularia-sericite veins hosted by Tertiary volcanic rocks.

The Bodie Mining District is further southwest, 19 miles from the Borealis Mine site, along the same trend and has reported 1.5 million ounces of gold and nearly 7.3 million ounces of silver production from a series of veins in Tertiary andesite host rocks (Silberman and Chesterman, 1991). The remaining mineral resources were reported at approximately 1.9 million ounces of gold in 1991 (Galactic Resources Ltd., 1991).

The Bodie, Aurora, Borealis, and other minor districts are aligned along a northeast-southwest trend of mineralized districts commonly referred to as the Aurora-Borealis trend.

(Source: Gryphon Gold, 2005)
Figure 15.1 – Location of Borealis Property and Other Important Nearby Gold
Mining Properties in the Walker Lane and Aurora-Borealis Cross Trend

Notes:
Bodie Mining District:
Past production – 1.5 million ounces gold and 7.3 million ounces silver (Buchanan, 1981).
Remaining mineral resource – 1.9 million ounces gold (Last reported by Galactic Resources Ltd., 1991)

Aurora Mining District:
Past production – 1.9 million ounces gold and 2.4 million ounces silver (Vanderburg, 1937)
Remaining mineral resource – 1.3 million ounces gold (Last reported by Metallic Ventures Gold, Inc. in their 2004 annual report).

Borealis (Ramona) Mining District:
Past production – 0.6 million ounces gold and 1.5 million ounces silver

(The principal author of this report has been unable to verify the information noted above. The references to mineral resources are historical, and for general reference purposes only, and may not be compliant with specific Canadian NI 43-101 guidelines.)

16.0 Mineral Processing and Metallurgical Testing

This section was originally compiled by Gryphon Gold’s consulting metallurgist, Jaye T. Pickarts, P.E., a Qualified Person for the purpose of Canadian NI 43-101, Standards of Disclosure for Mineral Projects, and Principal Metallurgical Engineer, Knight Piésold and Co. Samuel Engineering, Inc., a process design consulting group, contributed supporting information regarding preliminary metallurgical flowsheet concepts. John R. Danio, P.E., and Telesto Nevada have updated this section with additional information. Bulk density data and tonnage factors were developed and provided by contributing Gryphon Gold authors.

16.1 Introduction

The gold mineralization at Borealis comprises large areas of silicification, hydrothermal brecciation, and advanced argillic alteration in Tertiary volcanic rocks. The volcanic stratigraphy consists of andesite flows, breccias, and tuffs. The gold deposits at Borealis are structurally controlled along a series of northeasterly-trending normal faults that dip steeply to the northwest. Gold generally occurs as submicron-size particles in highly altered andesite and tuff along fracture surfaces during late stage overgrowth on sulfide crystal faces (Eng, 1990 and Honea, 1988). Gold mineralization is finely disseminated and/or partially bonded with pyrite, and although there are very little ore mineralogy data available, historical operating reports suggest that some coarse gold may exist. Gold that is bound in pyrite or pyrite-silica is not easily recovered by simple heap leach cyanidation (Behre Dolbear, 2004). There are no reports of carbonaceous refractory components within the old heap or dump materials. The previous mine operator employed a Merrill-Crowe circuit to recover gold and silver, followed by a retort to remove mercury.

16.2 Metallurgical History

Historically, eight open pit mines were developed at the Borealis project during its operating years from 1981 to 1990. They include the Borealis, East Ridge, Deep Ore Flats, Gold View, Freedom Flats, Northeast Ridge, Jaimes Ridge, and Cerro Duro mines. Each pit has associated waste-rock disposal areas proximate to the mine area. Two of the pits, the Borealis and the Deep Ore Flats, were backfilled with mine waste produced from proximate pits. Processing was by conventional cyanide-agglomerated heap leaching using both permanent and reusable pads. Precious metals were recovered using a Merrill-Crowe process. Historical data for this section was drawn from Bechtel Group, Inc., (1980), Houston International Minerals Corporation, (1981, 1982, 1983a, 1983b, 1983c, 1983d, 1983e, 1984, 1986), Washington Group International, Inc., (2003).

Historical heap leach operations throughout the 1980’s reportedly produced gold recoveries in the upper 70 to mid-80 percent range. These ores were primarily oxide and mixed oxide, and utilized cement agglomeration in order to achieve suitable solution percolation, pH control and precious metal dissolution. Previous heap leach operations also processed ROM ores (uncrushed), which were typically low-grade material that was stacked on the upper lifts of the heap leach pad. Historical gold recoveries for ROM ore ranged from 20 to 50 percent, and silver recoveries were typically less than 20 percent. There has been no current test work performed on ROM-sized samples.

16.3 Previous Metallurgical Investigation

In 2004, the first phase of metallurgical test work was developed for the exploration drill samples. This work focused on determining the amenability of gold to cyanidation and the effect of particle size on gold recovery. For this program, the BMC geological staff collected 249 samples from historical leach pad areas and waste dumps (under the supervision of Qualified Person, Roger Steininger, Ph.D., CPG). These samples were sent to AAL in Sparks, Nevada for analysis. The sample areas included:

  Five old leach pads (No. 1 – No. 5)
  Borealis Waste Dump

Only old leach pads No. 1, No. 2, and No. 3 and the Borealis Waste Dump contained sufficient gold grades to warrant additional metallurgical testing. The metallurgical test work has not been completed on old Leach Pad No. 2 samples.

Assay results indicate recoverable gold content in existing Leach Pad No. 1 and Pad No. 3 and in half of the Borealis Waste Dump. Shake leach testing, which consisted of a 200-gram sample sized to 80 percent passing 200 mesh and agitated leached for 2 hours, was conducted on Pad No. 1, Pad No. 3, and the Borealis Waste Dump. This produced encouraging results with gold recoveries averaging about 84 percent, 82 percent, and 100 percent, respectively. This material was subjected to additional metallurgical testing.

Bottle roll leach testing was conducted on samples from these three locations. Bore hole composite samples were split, and duplicate bottle roll tests were conducted on material sized to 80 percent less than 1½, 1, ¾, and ½ inch. Triplicate head assays were run on the composite sample, and each test underwent a 72-hour cyanide leach, had triplicate tail assays, and the cyanide concentration was maintained at 1.0 g/l. The cyanide shake testing was conducted by AAL and the cyanide bottle roll tests were conducted at McClelland Metallurgical Laboratory. A summary of these 2004 data are shown in Table 16.1 below.

Table 16.1 – Summary Metallurgical Results, Scoping Bottle Roll Tests
Borealis Composites - Phase 1

Composite	Test Number	Feed Size, mm	Au Rec., %	Au g/T Ore			Au g/T, Ore Head Assay	Reagent Requirements, kg/mt ore
				Extracted	Tail	Calc Head
								NaCN Cons.	Lime Added
Pad no.1Comp A	CY-1	38	41.9	0.26	0.36	0.62	0.68	0.23	2.6
Pad no.1Comp A	CY-2	38	42.6	0.26	0.35	0.61	0.68	0.15	2.7
Pad no.1Comp A	CY-3	25	38.5	0.25	0.40	0.65	0.68	0.08	3.2
Pad no.1Comp A	CY-4	25	36.0	0.27	0.48	0.75	0.68	0.15	3.1
Pad no.1Comp A	CY-5	19	42.2	0.27	0.37	0.64	0.68	0.16	5.9
Pad no.1Comp A	CY-6	19	44.3	0.27	0.34	0.61	0.68	0.07	5.9
Pad no.1Comp A	CY-7	12.5	44.4	0.28	0.35	0.63	0.68	0.23	2.6
Pad no.1Comp A	CY-8	12.5	37.5	0.27	0.45	0.72	0.68	0.15	5.6
Pad no.1Comp A	CY-25	12.5	39.7	0.27	0.41	0.68	0.57	0.15	2.9
BOR Pad no.3	CY-9	38	54.9	0.28	0.23	0.51	0.33	0.75	4.6
BOR Pad no.3	CY-10	38	48.3	0.29	0.31	0.60	0.33	0.45	5.5
BOR Pad no.3	CY-11	25	53.3	0.24	0.21	0.45	0.33	0.38	5.4
BOR Pad no.3	CY-12	25	51.2	0.22	0.21	0.43	0.33	0.30	6.3
BOR Pad no.3	CY-13	19	53.2	0.25	0.22	0.47	0.33	0.38	6.8
BOR Pad no.3	CY-14	19	51.3	0.20	0.19	0.39	0.33	0.38	6.0
BOR Pad no.3	CY-15	12.5	50.0	0.17	0.17	0.34	0.33	0.45	4.8
BOR Pad no.3	CY-16	12.5	45.5	0.15	0.18	0.33	0.33	0.31	5.1
BOR Pad no.3	CY-26	12.5	50.0	0.18	0.18	0.36	0.37	0.37	5
Borealis Dump	CY-17	38	61.9	0.26	0.16	0.42	0.39	0.10	7.9
Borealis Dump	CY-18	38	63.4	0.26	0.15	0.41	0.39	0.29	8.1
Borealis Dump	CY-19	25	63.6	0.28	0.16	0.44	0.39	0.28	8.5
Borealis Dump	CY-20	25	77.3	0.58	0.17	0.75	0.39	0.28	8.6
Borealis Dump	CY-21	19	71.4	0.25	0.10	0.35	0.39	0.25	8.1
Borealis Dump	CY-22	19	73.2	0.30	0.11	0.41	0.39	0.17	8.1
Borealis Dump	CY-23	12.5	81.0	0.34	0.08	0.42	0.39	0.08	7.7
Borealis Dump	CY-24	12.5	78.4	0.29	0.08	0.37	0.39	0.25	8.1

16.4 Current Metallurgical Investigation

Metallurgical test work was completed under the general supervision of Jaye Pickarts, P.E. and Jeff Butwell, consulting metallurgist.

16.4.1 Sample Description

Subsequent metallurgical testing was developed in 2005 for a phase two program that utilized samples collected from exploration drilling in fresh ore zones. In addition, four bulk samples were collected from near surface trenches. The areas from which the samples were collected include:

  Old Leach Pad no. 1
  East Ridge Pit
  Middle Ridge (Northeast Ridge Haul Road)
  Northeast Ridge Pit
  Deep Ore Flats
  Borealis Extension

Sample composites were made by combining a split of each interval from each hole into a hole composite. Each composite and hole was then fire assayed for gold and silver.

16.4.2 Bottle Roll Tests

Bottle roll leach tests were conducted on each of the drill hole composites that were made up from interval samples collected for each respective hole. Since these drill holes are related to development of the resource model, these metallurgical data were used to estimate the gold and silver recovery used in the project production schedule. For pits and deposits where recent metallurgical data were unavailable, the best available data were sourced from historical records.

The samples were prepared by collecting a split of each ore interval and combined to create a composite from each hole. The split was based on the drilling depth of each respective hole and the quantity produced from each hole to prevent a bias from any particular hole. All samples were collected by BMC geological staff, and the composites were made up by McClelland Metallurgical Laboratory staff under the direction of the project metallurgist.

Each composite sample was fire assayed for gold and silver. Assayed head screen and tail screen analysis was also completed on each composite. Duplicate bottle roll tests were conducted on each composite for a 72-hour cyanide leach, maintaining 1.0 g/l cyanide concentration and 10.5 pH. Triplicate tail assays were conducted on each composite.

All of the metallurgical samples were sized to 80 percent less than ¾ inch. However, since an RC rig was used in the drilling program, many of the samples were much finer and therefore used “as received” in the bottle roll tests. The feed size for these “as received” samples ranged from 1.15 mm to 19 mm depending on pit or deposit location. The fire assay work was completed by AAL and the metallurgical testing was completed by McClelland Metallurgical Laboratory. Seventy-seven bottle roll tests were completed on the drill hole samples for the areas listed above.

16.4.3 Column Test Work

Similarly, bulk trench samples were obtained from four of the proposed production areas at the mine. Each of the four bulk samples were blended, split, and sized for metallurgical testing. Duplicate bottle roll tests were conducted on each test sample that was sized to 80 percent less than 1½, 1, ¾, and ½ inch size fractions in order to determine the material size for optimum gold recovery. Each bottle roll sample was leached for 72 hours and triplicate tail assays were conducted. A split from each bulk sample was fire assayed for gold and silver and analyzed for sulfur content and mercury. Ores that contained less than 1 percent sulfur are considered oxide or mixed oxide ores.

Agglomeration test work was also conducted on these samples to determine the amount of binding agent needed to ensure optimum solution percolation and agglomerate strength. Only the old Leach Pad no.1 ore required a cement-binding agent since this material was much finer than the expected pit run ore.

Based on the results obtained in the sized bottle roll tests, the one bottle roll size fraction that yielded the best bottle roll recovery (80 percent less than ¾ inch) was then agglomerated and loaded into 12-inch diameter, 20-foot columns for leaching. Barren solution containing 0.25 g/l sodium cyanide (“NaCN”) was added at an equivalent rate of 0.005 gpm/ft2. Each column was put under leach at for a minimum of 45 days to simulate the expected leach cycle. Leaching continued until the gold grade in the pregnant solution reached a point where no additional recovery was observed. Each column then had a 3 to 7 day rest cycle and again barren solution was applied for another 10 days to complete the leach cycle.

At that point, rinsing was initiated to simulate and quantify the heap closure requirements. The leaching times for the columns are as follows:

  Column P-1, Old Leach Pad no.1, 56 days
  Column P-2, East Ridge Pit, 80 days
  Column P-3, Middle Ridge Pit, 80 days
  Column P-4, Northeast Ridge Pit, 80 days

Rinsing continued for 30 to 60 days depending on the ore type, and allowed to drain for approximately 20 days. The entire cycle, from leaching through drain down, ranged from 119 to 129 days. This quick leach cycle will then translate to the ADR plant and will speed up the production of doré metal. It may also be possible to increase the crush size of the agglomerate, which would reduce operating cost, without significantly impacting metal production.

In addition to the metallurgical data that was collected from these tests, several design data were collected, such as moisture content during leach, drain down moisture content, reagent consumptions and drain down rate.

All of the assay and metallurgical work were conducted in Sparks, Nevada by AAL and McClelland Metallurgical Laboratory, respectively.

Column leach curves for the recent column test work (LP-1, East Ridge, Middle Ridge, and Northeast Ridge) are shown in Figure 16.1 below.

Figure 16.1 – Gold Leach Rate Profiles

16.5 Reagent Consumption

There appears to be more of a correlation between the cyanide consumption and material type than the particle size or gold content. Material that has higher oxide content had the highest cyanide consumption and moderate lime consumption. Historically, ore from the Borealis property consumed 0.5 lbs of cyanide per ton of ore and 10 lbs of cement per ton of ore. For these metallurgical tests, cement was only used in the old Leach Pad No. 1 ore, since it had higher fines content. All of the other ores used lime as the agglomeration binder and for alkalinity control. The column data show that the cyanide consumption ranged from the historical 0.5 lbs/ton to 1.3 lbs/ton. This may be attributed to the higher sulfur content of the ore. Lime consumption was substantially lower than the historical cement consumption, ranging from 1.6 lbs/ton to 5.0 lbs/ton, without a loss in agglomerate strength.

All of the metallurgical samples show variability in the head gold content, especially with the Northeast Ridge ore. This can be explained by reviewing the mineralogy of the Borealis deposit, which indicates varying levels of oxides, sulfides and associated coarse gold throughout the deposit.

Since the drill holes are directly related to development of the resource model, these metallurgical data were used to estimate the gold and silver recovery used in the project production schedule. For pits and deposits where recent metallurgical data were unavailable, the best available data were sourced from historical records. The column data were mainly used for engineering design purposes since the bulk samples were obtained from only one location within the respective deposit and may not fully represent the resource.

Table 16.2 below summarizes the estimated metal recovery from the respective ore locations based on bottle roll data.

Table 16.2 – Bottle Roll Gold and Silver Recoveries

Area	Range of Au Recovery	Estimated Au Recovery	Range of Ag Recovery	Estimated Ag Recovery
Borealis Upper	62 - 86	78.0	25 - 81	55.3
Borealis Main	62 - 86	78.0	25 - 81	55.3
Deep Ore Flats	59 - 85	74.1	28 - 51	39.0
Freedom Flats	20 - 80	75.0	–	23.2
Gold View/East Ridge	40 - 92	63.4	8 - 33	23.2
Northeast Ridge	37 - 85	70.0	14 - 29	28.4
Middle Ridge	46 - 92	76.3	7 - 60	44.9
Orion's Belt	55 - 94	75.3	52 - 71	54.6
Old Leach Pads	–	43.3	–	23.2
ROM Leach Pads	–	50.9	–	23.2
Dump Material	62 - 86	71.3	25 - 81	55.3

The old Leach Pad No. 1 produced the lowest recoveries from both the bottle roll and column leach tests. This ore is fairly fine grained and had undergone a full leaching cycle during the 1980’s operation and would be expected to produce low recoveries. The variation in head grade samples may be attributed to coarse gold, solution lensing in the heap, or incomplete gold dissolution. This material also had the highest sulfur content, 1.75 percent. The material from Leach Pad No. 1 that was used for the bottle roll and column test work, may have been sourced from the Freedom Flats Pit which had increasing sulfide material with depth. This can be attributed to the previous mine operators who mined and stacked more mixed oxide-type ore on the top of Leach Pad No. 1 as their operation approached closure.

The fresh ore samples from the various trenches and drill holes produced significantly higher recoveries and somewhat better head assay consistency. Gold recoveries for the Northeast Ridge Pit and Middle Ridge area ranged from 70 to 76 percent, indicating that these ores were most likely oxide and are consistent with historical data. The East Ridge recovery data are somewhat lower (63 percent gold recovery) and may indicate a mixed oxide type of ore. The preliminary metallurgical work that was conducted for the Deep Ore Flats and Borealis Extension indicate good gold recoveries ranging from 74 to 78 percent from bottle roll tests.

In reviewing all of the test data, the column metallurgical test work, except for Leach Pad 1, produced higher gold recoveries. Column data are typically very similar to what would be expected in an actual HLP for that sample. Cyanide solution is applied at a steady application rate, reagent addition is kept constant, and there is plenty of oxygen to maintain the dissolution of gold. However, since these the bulk samples were obtained from only one location within each respective deposit, these recovery data could not be solely used to predict the estimated metal recovery.

Silver analysis from the metallurgical test work is relatively low especially in the mixed oxide ores. The historical production records indicate that the average silver recovery was 23.2 percent. The recent metallurgical test work produced recoveries ranged from 2.7 percent for the old Leach Pad No. 1 ores to 44.9 percent for the Middle Ridge ores. Silver recoveries are expected to increase somewhat over the indicated recoveries determined by the metallurgical test work. This increase can be attributed to the slower silver leach kinetics which would result in additional silver recovery from continued leaching after achieving the expected gold recovery.

Silver recovery data were unavailable for some of the pits and deposits and for the old heap and dump materials. Therefore, the best available data were sourced from historical metallurgical test work for the pits and deposits and from the historical production records for the old heaps and dumps.

A separate series of bottle roll tests were conducted that evaluated the recovery effects of increasing the initial cyanide concentration from 1.0 gram per liter to 2.0 grams per liter. These results indicate gold recoveries increasing 0 to 5 percent depending on ore type and silver recoveries increasing 0 to 8 percent depending on ore type. While further investigation is warranted, these data indicate that there may be some upside potential to increase both gold and silver recoveries for certain ores.

16.7 Bulk Density and Tonnage Factor

Eight core samples from the Graben deposit were collected in March 2005, for bulk density measurements. Samples were collected to be representative of alteration types and grades within the deposit. Sample weights range from 197 to 1,203 grams and average 516 grams. Table 16.3 summarizes the alteration characteristics and grade ranges for each sample. Bulk density measurements were performed by McClelland Metallurgical Laboratories, Sparks, Nevada) using the standard water displacement method. Bulk density results are displayed in Table 16.3. A weighted average tonnage factor, considering alteration and grade, is 12.24 ft3/ton for the entire Graben deposit. Within the greater than 0.10 opt Au zone the density averages 11.69 ft3/ton and within the lower grade zone (0.01 to 0.10 opt Au) the density is 12.52 ft3/ton.

Table 16.3 – Alteration and Grade for Bulk Density Samples

Sample	Alteration Type	Grade (opt Au)	Specific Gravity	Tonnage Factor 3 (ft /ton)
CBO2@729	Strong silicification and pyrite, with quartz veins	>0.25	2.72	11.8
CBO6@784	Strong silicification and moderate pyrite	0.0X	2.63	12.2
CBO23@658	Strong silicification and pyrite, with quartz veins	>0.25	2.68	11.9
CBO24@585	Strong silicification and pyrite	0.10-0.25	3.12	10.3
CBO28@722	Strong silicification and moderate pyrite	>0.25	2.44	13.1
CBO31@638	Moderate silicification and pyrite	>0.25	2.69	11.9
CBO32@660	Strong silicification and pyrite, with quartz veins	0.10-0.25	2.60	12.3
BC982@1000	Strong silicification and moderate pyrite	0.0X	2.49	12.9

Other tonnage factor data are available in the historic database. The tonnage factor for the mined portion of Freedom Flats is reported to be 16.4 ft3/ton (Eng, 1991). Specific gravity measurement for Borealis, East Ridge, and Northeast Ridge deposits are summarized in Hoegberg (2000), but those measurements did not use accepted methods for measuring bulk density and are not considered reliable. Considering the absence of reliable bulk density data, tonnage factors were estimated based on historical tonnage factors and comparisons with similar gold deposits. The tonnage factors used for the resource estimate are shown in Table 16.4.

As would be expected, materials with the lower tonnage factors are the most silicified and commonly contain sulfides. The lighter tonnage factors are for material that is more argillized and oxidized.

Table 16.4 - Bulk Densities for Resource Estimation

Deposit	Tonnage Factor (ft3/ton)
Heaps, Dumps and Backfill	20.0
Alluvium (QAL)	18.0
Coal Valley (TCV)	16.0
Default Volcanics	13.0
Oxide Volcanics	13.0
Mixed Oxide Volcanics	13.0

16.8 Heap Leach Processing Alternatives

It is often difficult to develop correlations and draw conclusions when evaluating ore with lower gold tenor as is found in the existing heaps and dumps. However, these metallurgical data do provide several clear options for improving or upgrading the gold recovery. This metallurgical discussion is based on the assay and screen analysis results from these metallurgical samples.

The Borealis Mine Dump has more coarse rock than Heap 1 or Heap 3, and the rock appears to be more durable. In addition, the Borealis Mine Dump rock has a lower gold grade and higher recovery which, when combined with the higher rock content, makes it ideal for use as a drain layer on the heap. Any recoverable fines component that will be screened out while separating the coarse rock may be used as a protective layer on the heap or agglomerated with the Heap 1 or Heap 3 material.

16.8.1 Heap Leach Plus Gravity

Future metallurgical test work could investigate the technical viability of producing a gravity concentrate. One option might be to process all of the material from Heap 1 and Heap 3, which would include separating the minus ¼-inch fraction prior to a gravity circuit by wet screening and then slurry agglomerating the fines onto the gravity circuit tail (remaining coarse fraction after the gravity separation). The plus ¼-inch fraction would then be resized to remove the plus ½-inch material and processed in a gravity circuit to remove any coarse gold. A gravity circuit could potentially recover the coarse gold. The weighted average split (52 percent) of the finer-size fraction represents about 3.1 million tons with a weighted average gold grade of 0.015 opt and an indicated gold recovery of 56 percent.

Based on the data developed for the 2005 Technical Report, the final combined heap leach feed material for this option (the gravity tail plus the fines fraction) would contain approximately 5.4 million tons with a weighted average gold grade of 0.013 opt and an indicated gold recovery of 50.3 percent. Although this option utilizes all of the Heap 1 and Heap 3 material, the gold grade and recovery from the heap leach may not be optimal. The fines fraction (minus ¼ inch) from Heap 1 and the coarse fraction from Heap 3 have both a lower gold content and recovery, thus reducing the overall heap leach grade and recovery.

16.8.2 Heap Leach Plus Gravity (Screen out the Low Grade)

Another process option would screen out these lower grade-size fractions (minus ¼-inch from Heap 1 and the plus ¼-inch from Heap 3) and process only the material with a higher grade and recovery. This process would wet screen out the plus ¼-inch material from Heap 1, which would then be resized and screened to remove the plus ½-inch fraction. The resized minus ½-inch fraction would then be processed in a gravity circuit to remove any coarse gold. A gravity circuit could potentially recover the coarse gold. The minus ½-inch fraction has a gold head grade of 0.031 opt and an indicated leach recovery of 55.4 percent and thus would be processed in the heap leach.

Conversely, the minus ¼-inch material would be screened out from Heap 3 and processed in the heap leach. This material has a gold head grade of 0.018 opt and an indicated leach recovery of 72.1 percent. The combined heap leach material for this option (the plus ½-inch fraction from Heap 1 and the minus ¼-inch fraction from Heap 3) would have a gold head grade of 0.022 opt and a recovery of 67.3 percent.

The lower-grade material that was screened out of Heap 1 and Heap 3 would be stockpiled and could potentially be used in the construction of the protective layer and/or drain layer on the leach heap.

Other flow sheet iterations could be explored with additional and more detailed metallurgical test work. Blending the Heap 1 and Heap 3 materials with other mined pit ores is also a viable option. This secondary leach ore could also be used as “fill in” production during waste mining periods or equipment maintenance shutdown.

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17.0 Mineral Reserve Estimate

17.1 Introduction

Telesto Nevada, Inc., working with Gryphon Gold, developed mineral reserves for the proven and probable oxide and mixed oxide material, as well as the existing heaps, and generated a life of mine plan as described in the following sections. The mine plan is based on a conventional open pit operation employing hydraulic excavators, front-end loaders and off-highway trucks for ore and waste production. The mine operation is designed based on a plant throughput of about 2 million new ore tons per year plus existing heaps. This mine plan forms the basis for all mining costs.

The measured and indicated mineral resources are inclusive of those mineral resources modified to produce the mineral reserves.

17.2 Evaluations

17.2.1 Optimization Analysis

Telesto evaluated the mineralized deposits using the MicroMODEL mine planning software floating cone algorithm based on operating costs and geotechnical parameters described in this section. Telesto performed floating cone analysis on grade models developed by Wolff (2008) and Drossulis (2009). This analysis includes gold grade, rock types and mineral resource classifications.

Ramps were added to the floating cone results to complete the mine pit designs.

The base case commodity price used for the floating cone analysis is US $800 per ounce of gold with no silver credit.

Input parameters used to define the floating cone shells are summarized in Table 17.1. Block values were calculated based on gold grade and recovery values. Pit slope criteria follow guidelines established by a consulting geotechnical engineer.

Floating cones were run based on breakeven cutoff grade ("BECOG") calculations, shown below:

BECOG (oz/ton) =	(Mine + Mill + G&A) $/ton
(Au Price ($/oz) - Sales Cost) x (1-royalty) x Process Recovery

Each block in the model was evaluated and tagged whether it was above or below the BECOG. As most of the mineralization has existing pits and would require extra room for pushbacks, it was decided to allow the cone to run on blocks coded as measured and indicated. The resulting cone was divided into a pit base that was not continuous, yet it defined the mineralization. Internal inferred resources were included in the revised design in order to make a continuous production pit base. Internal inferred material is considered waste as well as all blocks below the internal COG.

Table 17.1 – Mine Cutoff Grade (“COG”) Parameters

Parameter	Value
Gold Price	$ 800 /oz
Royalty	5%
Contract mining cost including fuel: Ore Waste	$ 2.20 /ton $ 1.71 /ton
Process costs: Crushing Leaching	$1.80 /ton ore $3.15 /ton ore
G & A	$0.99
Process recovery: Oxide Mixed	Au 75% 55%
COG Oxide Mixed	0.014 opt 0.018 opt

17.3 Existing Heaps, ROM COG

COG’s were also developed for the existing heaps and ROM material in a similar fashion to new ore, as follows in Table 17.2:

Table 17.2 – Existing Heaps, ROM COG

	Existing Heaps	ROM
Mining Cost	$1.04 per ton	$0.00 per ton
Stacking and Agglomeration	$0.80 per ton	$0.50 per ton
Lime Cost	$0.25 per ton	$0.25 per ton
Cyanide Cost	$0.50 per ton	$0.50 per ton
Cement Cost	$0.08 per ton	$0.00 per ton
Supplies and Labor	$1.09 per ton	$1.17 per ton
Total Cost per ton	$3.76 per ton	$2.42 per ton
Gold Recovery	40%	50%
COG	0.013 opt	0.006 opt

Only those resources above the respective COG’s are processed to recover gold and silver.

17.4 Mineral Reserves

The ultimate pit designs were used to calculate the mineral reserves based on the BECOG of 0.014 opt for ore and as applied to the gold grade model. Individual gold and silver grade values are reported with blocks below the COG calculated as waste material. Once those cone skins are established using the 0.014 cutoff, the lower 0.006 cutoff is applied to the pit volume which establishes the internal cutoff. This method provides a more conservative estimate of the mineable reserve.

Table 17.3 shows the mineable reserve for new oxide material, new mixed oxide material, ROM material and existing heaps. This estimate includes proven and probable material within the ultimate pit limits shown in Figures 23G2.1 to 23G2.3 for each of the modeled areas at the end of this section.

Table 17.3 – Mineable Reserves by Ore Type at $800 per ounce Gold

Material	Ore (k tons)	Au (opt)	Au oz	Waste (k tons)
Oxide	8,926	0.028	245,690
Mixed Oxide	1,320	0.032	42,402
ROM	4,048	0.009	37,464
Previously Processed Heaps	2,356	0.022	51,800
Sulfide1	478	0.046	21,974
Total	16,650	0.023	377,356	19,204

1Sulfides listed here are reported as Designated Waste and do not add to ounces in this table.

17.5 Pit Design Parameters

Ultimate pit designs were developed by Telesto using floating cone shells as a guide for ultimate pit design. Slope angles used for the pit designs held to criteria established in the Mine Slope Stability report by J. Abel (2008). Final highwall slope angle criteria also accounted for wall height and proximity to haul roads for overall highwall slope angles, as well as the time the wall would be exposed during active mining operations. Pit design parameters are shown in Table 17.4.

Table 17.4 – Pit Design Parameters

Parameter	Value
Rock Face (double bench configuration): Inter-ramp angle Bench face angle Catch bench width	40 ft 55 degrees 70 degrees 20 ft
Nominal Bench Height	20 ft
Designed Road Width: Two-way traffic Single lane traffic	70 ft 35 ft
Designed Ramp Gradient	10%
Minimum Mining Width	70 ft

17.6 General Statement

In 2009, Telesto prepared a revised block model for use in this evaluation. The notable change from earlier models, prepared by Wolff (2008) and Noble (2007), is the inclusion of blast hole drill information. Including this data resulted in a higher degree of confidence being applied to the mineralization classifications (Measured, Indicated and Inferred) than those defined solely by exploration and development drilling.

The current block model includes the following data:

  Blast holes location (X, Y, Z) and assay value for the Freedom Flats, Borealis, Northeast Ridge, East Ridge, and Gold View pits. The available original production level maps were digitized and data was transferred into the block model for variogram analysis. Blast holes were generally on 18 foot centers horizontally and 20 feet vertically with one assay value per hole.
  Blast hole data was collected for each model area, as available, in order to show any major differences in the mineralized areas. No blast hole data is available for Crocodile Ridge, Bullion and Boundary Ridge as these areas were not mined.

  The blast hole information was used as a tool to better define the structure of the resulting variograms.
  The revised variograms showed longer ranges in several directions because of the additional support offered by a 18-foot by 18-foot blast hole pattern versus the nearly 100-foot general spacing of the exploration holes.
  The revised variogram structure offered a solid decision basis for moving resources from indicated to measured, and inferred to indicated.
  86 RC holes drilled by Gryphon Gold from late 2006 through November 2007 are included in the database. The mineral zone outlines were modified as needed.
  The interpretations for oxidation class were modified using the Gryphon drilling and reinterpretation by Gryphon Gold geologists.
  Resource models for the deposits on the west side of the property include the Jaimes Ridge, Cerro Duro, and Purdy Peak areas; the east side includes Boundary Ridge and Bullion Ridge areas. Both models were prepared and are now included in the mineral resource estimate.
  Silver grade estimates were added to the resource models but were not used for economic mining cone development.

In 2009, all four modeled areas were reviewed and coded for silicification and clay alteration. These alteration envelopes were used, along with the revised variograms, to establish the bounds of the 2009 model.

MineSight® software from Mintec, Inc. was used to create the mineralization models described in this section of the report.

17.6.1 Independent Review

Dr. Roger Steininger, CPG, supervised and reviewed Mr. Drossulis’s resource estimates. Mr. Drossulis has 28+ years of experience that meets the requirements to be considered a Qualified Person as defined by NI 43-101, and he is a registered member of SME (#4156660) and the Geological Society of Nevada, both professional societies. Dr. Roger Steininger, in his 40+ year career, has been involved with, conducted, and supervised numerous resource estimations for porphyry and a variety of gold deposit types, as detailed in Dr. Steininger’s certificate.

The review and evaluation of the Telesto model consisted of plotting out the block model with grades and classifications, along with original geological data and drill hole composite grades on cross sections spaced every 100 feet through each deposit. These were visually inspected to determine if block grades were representative of surrounding drill holes, that the grade contour boundaries were adhered to, and if geological parameters were respected. The block model was also examined with respect to the developed variography. It is the opinion of Dr. Steininger that the Telesto model is a reasonable representation of mineralization encountered during drilling and should be an accurate resource model.

17.7 Mineral Resource Model

17.7.1 Resource Block Model Size and Location

Four three-dimensional block models, referred to as North, South, East, and West, are used to estimate the gold resources on the Borealis property. Each of these models uses 20- by 20- by 20-foot blocks and 3 out of 4 are rotated so that model north is N 50° E. Model size and location parameters are summarized in Table 17.5 for the principal gold deposits in the South and North Model areas.

Table 17.5 – Block Model Dimensions and Location Parameters

SOUTH MODEL
Orientation:	N 50° E
Block Size:	20 feet length x 20 feet width x 20 feet height
Number of Rows:	360
Number of Columns:	285
Number of Levels:	100
Origin:
1,322,000	North
444,200	East
5,560	Elevation
Block Model Dimensions:
7,200 feet (length) by 5,700 feet (width) by 2,000 feet (thickness)

NORTH MODEL
Orientation:	N 50° E
Block Size:	20 feet length x 20 feet width x 20 feet height
Number of Rows:	400
Number of Columns:	150
Number of Levels:	68
Origin:
1,324,226	North
451,209	East
7,040	Elevation
Block Model Dimensions:
7,200 feet (length) by 5,700 feet (width) by 2,000 feet (thickness)

EAST MODEL
Orientation:	N 50° E
Block Size:	20 feet length x 20 feet width x 20 feet height
Number of Rows:	470
Number of Columns:	170
Number of Levels:	60
Origin:
1,322,676	North
455,118	East
7,400	Elevation
Block Model Dimensions:
9,400 feet (length) by 3,400 feet (width) by 1,200 feet (thickness)

WEST MODEL
Orientation:	0° (North to South)
Block Size:	20 feet length x 20 feet width x 20 feet height
Number of Rows:	225
Number of Columns:	350
Number of Levels:	42
Origin:
1,332,500	North
433,000	East
7,000	Elevation
Block Model Dimensions:
4,500 feet (length) by 7,000 feet (width) by 840 feet (thickness)

17.7.2 Production Drill Hole Data

Block models are typically generated using exploration and development drill hole information that is spaced much further apart than production-type blast holes. If a deposit goes into production, blast hole maps may become available for use in confirming or modifying the search parameters used or geologic interpretations made. The following sections discuss both exploration-type and blast hole-type data.

The model used in this evaluation has been modified by incorporating production blast hole information into the database. This data is represented by mine maps generated during active operations by Echo Bay. These maps were available for three of the four modeled areas as no mining occurred in the East Model. Table 17.6 summarizes digitized maps for the deposits and levels:

Table 17.6 – Digitized Production Maps

Active Pit Area	Levels
Northeast Ridge	8020, 8040, 8060, 8080, 8100, 8120
Freedom Flats	6820, 6840, 6860, 6880, 6900
Jaimes Ridge	7390, 7400, 7410, 7420, 7430, 7440
Gold View	7410, 7430, 7450, 7470, 7490, 7510, 7530, 7550, 7570, 7610

The original mylar and paper maps have the mine survey grid and mine elevation used during operations and they also report the gold assay value for each 20- or 10-foot long blast hole. Blast holes were typically spaced at 15 to 18 feet on center horizontally. The planar coordinates and assay value have been digitized into the projects database for variogram analysis.

Table 17.7 shows the number of blast holes and mine levels that were added to the modeling data base used in this evaluation.

Table 17.7 – Modeled Blast Holes

Active Pit Area	Number of Blast Holes Entered	Model Area	Levels
Northeast Ridge	14,059	North	6
Freedom Flats	10,009	South	5
Jaimes Ridge	2,190	West	6
Gold View	3,576	North	10

TOTAL	29,834	3 OF 4	27

Blast hole assay data were only used to establish a directional component of variance, and were not used in the grade estimation routine. The effect of this is to improve the resource classification search parameters. The result of the blast hole recordation effort is that a higher degree of confidence on classification (measured, indicated and inferred) can be applied to the modeled resource without relying on the mine’s production laboratory accuracy.

The assay data listed on the level maps were developed in the mine laboratory using fire assay procedures. This production laboratory generated the data required during operations for comparing the expected gold ounces and ore tons to the actual produced quantities. Predicted vs. actual results for the pits are shown in Section 17.7.10.

This data represents highly concentrated information as compared to the typical 100-foot exploration drill hole spacing. For example, a 100- by 100-foot block would contain 30 to 40 blast holes (depending on spacing) and associated assay values, as compared to four exploration drill holes. An example of a blast hole map is presented in Figure 17.1, which shows the original scanned map. The map of the digitized locations is shown in Figure 17.2.

An Excel database was generated describing the blast hole data which includes coordinates as well as the matching assay value.

Figure 17.1 – Scanned Production Drill Hole Map

Figure 17.2 – Digitized Production Drill Hole Map

The historical exploration and development drill hole database (pre-Gryphon Gold) was used unchanged in the Borealis deposit area except for a few collar locations that were corrected and a few selected holes with obvious down-hole contamination that were removed. The potentially contaminated holes were principally airtrack and open-hole rotary holes drilled early in the history of the property, mainly around the original Borealis Mine site. These would have very little influence, if they were kept, because these holes have been mined out.

The assay database for the Gryphon Gold drill hole assays was prepared by Gryphon Gold geologists by compiling the original assay data sheets (Excel and comma-delimited text files) received from the laboratories. After the Excel spreadsheets were exported to comma-delimited text files (“CSV”), the CSV files were combined into a single file that also contained the name of the source file and the line number of the source file. The combined file was then edited to decode the drill hole names and interval “from’s” and “to’s” and to align the individual assays so that they were all in the same columns. The assay intervals were then edited to identify standards, blanks, and duplicates, and the “false” from-to intervals for the early blank samples were corrected to the actual from-to intervals. Less than symbols (<) on some of the samples were below detection limit and were changed to minus signs (-). In general, the samples below detection limit were assigned a value equal to ½ the detection limit. A maximum value of 0.05 opt Ag was used for silver grades below the detection limit to minimize problems with highly variable detection limits. Multiple assays for the same interval were then averaged to create the final data for resource estimation.

Finally, the new compilation was compared to an original Gryphon Gold compilation by joining the two sets of data and identifying significant differences. Differences between the two sets of data were checked and corrected until no more errors were found in the new compilation. This procedure and the resulting database were vetted by R. Steininger.

There are currently 5,508 exploration and development drill holes in the four resource model areas, of which 1,643 intersect zones of mineralization that are included in this resource estimate. In addition to these exploration holes, there are 29,834 blast holes now used in the resource estimate.

Average non-composited grades inside the mineralized zones range from 0.009 opt Au to 0.084 opt Au. Variability of assays is moderate to high, with coefficients of variation ranging from 1.02 to 3.33 within zones. The location of drill hole collars is shown on Figures 17.3, 17.4, 17.5, and 17.6 for the South, North, East, and West Area Models, respectively.

(Source: S. Wolff, 2008)
Figure 17.3 – Drill Hole Collar Locations in the South Area Model

(Source: S. Wolff, 2008)
Figure 17.4 – Drill Hole Collar Locations in the North Area Model

(Source: S. Wolff, 2008)
Figure 17.5 – Drill Hole Collar Locations in the East Area Model

(Source: S. Wolff, 2008)
Figure 17.6 – Drill Hole Collar Locations in the West Area Model

17.7.2 Compositing

Raw assays were composited to 10-foot, fixed lengths for resource estimation using length-weighted averaging. Composite intervals were limited to within the interpreted gold grade zones (as defined in Section 17.7.7), in even 10-foot increments starting from the top of the grade zone in each drill hole. The coordinates of the midpoint of the composite were stored to use for selecting composites in the grade estimation of the three-dimensional model blocks.

Missing sample values were ignored in the calculation of the composited value, having no weighting or sample value influence. Composites with less than 5 feet of assayed drill samples were not used in the grade estimation.

Blast holes were only used for the directional variogram construction and were not used in any compositing algorithm or used in the grade evaluation.

17.7.3 Topographic Data and Models

AutoCAD files, provided by Gryphon Gold, contained topographic contours for the “original” topography, the “end mining” topography, and the “current” topography. The original topography data contains elevation contours at 25-foot intervals with some detailed contours at 5-foot contour intervals. Outside the main Borealis-Ridge areas data are on 40-foot contours. There is no evidence of pits or dumps on the original topography maps. The end mining topography is similar to the original topography, but shows the mined-out pits, some of the heaps, and some of the dumps. An aerial survey for portions of the Borealis property was taken in 2006. The areas not covered by this new survey were treated as in the previous work as follows.

Current topography is similar to the previous two but with more detailed contours at 5-foot intervals. The Borealis and Deep Ore Flats (Polaris) Pits have been backfilled in the current topography and all heaps and dumps are shown in what appears to be the current configuration. The exception is that the Northeast Ridge Pit is shown, but the Northeast Ridge dumps are not shown. The Northeast Ridge dumps were added to the current topography based on surveys of the dump areas in June 2004. The original topographic contours were edited in the area of the Borealis Pit, which appears to have been mined for a few months at the time of the original topography mapping.

Topographic data for the West Area was also available as AutoCAD files. These were edited to merge contours in the outlying areas, with more detailed data in the main part of the West Area. Pre-mining topography was not available for the West Area and was reconstructed using drill hole collar elevations.

Little is known about the dates and accuracy of the topographic data, although they all appear to have been prepared by Echo Bay during its operations. Considering that the Northeast Ridge dumps were not included in the data for the “current” topography, it is likely that it is based on aerial surveys during the final stages of mining that were manually corrected for mining at Northeast Ridge (Ore Reserves Engineering, 2007).

Pit development elements (roads, setbacks for pit walls and ramps) in the 2009 design for Northeast Ridge work themselves away from the existing waste dumps on the east side of the ridge. Any inconsistencies in the topographic data are therefore insignificant. The details for the Northeast Ridge pit design and topo impact on the project is presented in Figure 17.7.

Figure 17.7 – 2009 North Pit Design

Gridded topographic models were prepared from the topographic contour data above by generating digital terrain model (“DTM”) surfaces using MineSight® surface generation software, and overlaying the 20-foot by 20-foot model grid (in plan view) on the surfaces to select grid center point elevations. Because the models were all based on slightly different data, the elevations of the original and end mining topographic (“topo”) models were set equal to the elevation of the current topographic model if the difference in elevations was less than 5 feet. Several calculated models can be derived from these models as follows:

1.	Maximum topo, which is equal to the maximum of current and original topo;

2.	Fill topo, which is equal to the minimum of current and original topo; and,

3.	Minimum topo, which is equal to the minimum of current, end mining, and original topo.

All remaining resources are summarized using the minimum topography, which is the top of hard, unmined rock. The maximum and fill topo models will be used to define fill and backfill materials during mine planning.

17.7.4 Geological Modeling 2008 and 2009

The 2009 evaluation preserved several of the elements in the 2008 evaluation as well as introducing some major improvements in the variography through support elements in the database. The topics addressed in the following sections are the details behind the geologic modeling that occurred during 2008 as well as modeling efforts undertaken in 2009. While some deep sulfide resources are listed in the following sections and tables, (i.e. Graben Low-Grade, Graben High-Grade) the sulfides have yet to be brought under analysis and consideration for their economic potential. What is presented below is the attempt to apply the proper tools to the project’s potential. This section defines the methods and tools that were used to model the areas of interest.

17.7.5 Geologic Model for the Thickness of the QAL and TCV Formations

Models for the thickness of the QAL alluvium (geologically known as Qal) and the thickness of the TCV Coal Valley formation (geologically known as Tcv) were developed for the South, North, and West Models. The East model, which is new to this update, is considered to be all oxide material. These models were based on depths of the bottom of each formation from the drill hole logs as follows:

1.

Depths to the bottom of each formation were extracted from the drill hole geologic logs in the Borealis historical data archives. If depths were available from recent relogging of drill cuttings or core, those depths were used rather than depths from the old logs.

2.	The XYZ location of each intersection was computed for each formation.

3.

Data were compared against the elevation of original (pre-mining) topography. Drill holes that were drilled more than 10 feet below the original topography and had a zero (0.0) depth for the intersection were discarded since the drill hole was likely drilled from the bottom of a pit and the intersection point would be invalid.

4.

The true depth of the intersection point was computed by subtracting the elevation of the intersection point from the elevation of original topography above that point if the hole was an angle hole dipping flatter than 80° from horizontal.

5.

The depth of the bottom of QAL and the depth of the bottom of TCV were kriged to the center points of the topographic grid model using a zero-nugget, isotropic, linear variogram. The kriged depth to the bottom of TCV was adjusted so that it was always greater than or equal to the depth to the bottom of QAL.

6.	The depths to the bottom of each formation were subtracted from the elevation of original topography to create models of the elevation of the bottom of each formation.

7.

The resulting models were reviewed on contour maps and cross sections. A few intersections with anomalous depths were removed from the data. Removal of the anomalous data was justified both by inconsistencies that have been observed in the historical geologic logs, which were done over a long period of time by many different geologists with varied levels of training, and because it is often difficult to recognize the contacts in drill hole cuttings.

8.

In some areas, the model was not contouring properly because of the complexity of the surfaces and/or the scarcity of the data. Control points were inserted manually to correct these problems and the depth models were recalculated.

9.

A three-dimensional block model of formation type was created using the models of the elevation of formation bottoms as shown in Table 17.8. A code for heaps and dumps was added to this model so heaps and dumps could be identified in resource estimation and reconciliations.

Table 17.8 – Geologic Formation Model

Model Code	Formation	Surface at Top of Formation	Surface at Bottom of Formation
1	Heaps and Dumps	Maximum of Current and Pre-mining Topography	Pre-mining Topography
2	QAL	Pre-mining Topography	Bottom of QAL
3	TCV	Bottom of QAL	Bottom of TCV
4 - 7	Volcanics	Bottom of TCV	Bottom of Model

Although there are some difficulties in defining the depths of the QAL and TCV contacts in drill cuttings and questions regarding the reliability of some of the historical geologic logs, it is believed that the reliability of the Geologic Formation Model is adequate for resource estimation in and around the ore zones. Outside the ore zones, the contours are projected and are only approximate. Continued improvement of the QAL and TCV contact models is recommended both to improve the accuracy of the resource model and to improve the geological understanding of the deposit.

17.7.6 Model of the Depth of Oxidation and Partial Oxidation

The same procedure was used to create the model of the depth of oxidation and the depth of partial oxidation (mixed oxides and sulfides) as was defined above for the QAL and TCV contacts. A three-dimensional block model of oxidation state was created using the models of the Bottom of Oxidation and the Bottom of Partial Oxidation as shown in Table 17.9.

The depths of oxidation models were reviewed extensively for this update, particularly in those areas with new drilling. The primary result of this update is that the depth of partial oxidation has increased relative to the previous estimate.

Table 17.9 – Geologic Oxidation State Model

Model Code	Oxidation Type	Surface at Top of Oxidation Type	Surface at Bottom of Oxidation Type
5	Oxides	Pre-mining Topography	Bottom of Oxidation
6	Partial Oxides	Bottom of Oxidation	Bottom of Partial Oxidation
7	Sulfides	Bottom of Partial Oxidation	Bottom of Model

17.7.7 Grade Zone Models and Basic Statistics

The 2008 Borealis block models (North, East, South and West) display a wide range of mineral grades that have the potential to smear values into country rock and produce questionable results when compared to the geology encountered in the drill holes. Early grade estimates for the areas of potential within each block model were completed using envelopes (grade zones) that were created for mineral resource estimation to control the shape and continuity of the mineralized zones. Grade zones were created for all deposits, using a minimum grade of 0.005 opt Au. For the Graben exploration area, 0.010 and 0.030 opt Au minimum grade zones (envelopes) were generated. This procedure prevented the high grade sulfide mineralization from smearing into the low grade oxide zones. The general procedure for creating the grade zones was:

1.

Cross sections perpendicular to the deposits’ strikes were generated every 50 feet using the drill hole gold assays. An influence of 25 feet on either side of the section line was used to select the drill holes within each section’s volume.

2.	Gryphon personnel created grade zone polygons, using the minimum gold grade (0.005 opt Au), on each section within each deposit, except for the Graben deposit.

3.	The Graben deposit received a detailed interpretation of geology and grade zoning by geologic consultant Paul Klipfel, who generated 0.010 and 0.030 opt Au grade shells.

4.

The grade zone outlines were used to create three-dimensional block models of grade zones by assigning the code of the zone outline to all blocks with any portion of the block inside the outline. In addition, the percentage of the grade zone within all blocks was stored. By doing this, precise volumes within the grade zone were computed for resource reporting.

5.

Grade zone codes were assigned to the composites that are greater than 50 percent within the grade zones. The grade estimation was performed using only the composites that were coded within the grade zones.

6.

Histograms, cumulative frequency plots, and variograms were compiled from the composites inside each deposit’s grade zones for evaluation of the grade distributions and for grade estimation parameter determination. Except for the East and North Models, all deposits were treated uniquely in block model grade estimation.

7.	Silver was estimated using the gold grade zones and parameters.

Basic composite statistics within grade zones by deposit are given in Table 17.10. Figure 17.8 displays a plan view of all sectional grade zones for the South, North, and East model areas. Examples of typical grade zones in cross section are shown in Figures 17.9 –17.11, for several sections of the Graben and Freedom Flats deposits. Examples of the resulting grade distributions are shown for the Graben High Grade and Freedom Flats deposits in Figures 17.12 and 17.13, respectively.

Table 17.10 – Summary of Basic Gold Grade Composite Statistics by Deposit (Inside Grade Zones)

		Deposit Code	Total Length (feet)	Min. Au opt	Max. Au opt	Average Au opt	Coefficient of Variation
South	Graben Low-Grade	10	10,085	0.000	0.235	0.009	1.28
	Graben High-Grade	11	16,347	0.000	2.365	0.066	2.01
	Freedom Flats	1	23,266	0.000	2.176	0.084	1.93
	Borealis	2	25,322	0.000	4.340	0.047	3.18
	Deep Ore Flats	3	7,377	0.001	0.305	0.021	1.25
North	East Ridge	4	24,264	0.000	0.760	0.021	1.50
	Northeast Ridge	5	28,905	0.000	0.353	0.019	1.19
West	Purdy Peak	9	2,703	0.001	0.151	0.021	1.07
	Jaimes Ridge	8	5,227	0.000	0.769	0.072	1.54
	Cerro Duro	7	3,835	0.000	0.322	0.045	1.25
East	Boundary Ridge	11	685	0.004	0.128	0.012	1.35
	Bullion Ridge	12	4,255	0.000	0.109	0.013	0.94
Note: Graben and Boundary Ridge are in separate models, thus having the same code is immaterial.

Figure 17.8 – Plan View of all Sectional Grade Zones for the South, North, and East Model Areas

(Source: S. Wolff, 2008)
Figure 17.9 – Example of Grade Zones on Cross Sections of the Graben and Freedom Flats Deposits – Section 0+1250 (Sections at 140o azimuth – looking N. 50o E.)

(Source: S. Wolff, 2008)
Figure 17.10 – Example of Grade Zones on Cross Sections of the Graben and Freedom Flats Deposits – Section 0+1500 (Sections at 140o azimuth – looking N. 50o E.)

(Source: S. Wolff, 2008)
Figure 17.11 – Example of Grade Zones on Cross Sections of the Graben and Freedom Flats Deposits – Section 0+1750 (Sections at 140o azimuth – looking N. 50o E.)

Valid (non-missing) samples: 1670
Missing samples: 39
Minimum: 0.000
Maximum: 2.365
Average: 0.0680
Variance: 0.0176
Standard deviation: 0.1326
Frequency
Au Cutoff Grade (opt)

0.800
Au (opt)
% Probability
Valid (non-missing) samples: 1670
Missing samples: 39
Minimum: 0.000
Maximum: 2.365
Average: 0.0664
Variance: 0.0173
Standard deviation: 0.1317

(Source: S. Wolff, 2008)
Figure 17.12 – Au Composites’ Histogram and Cumulative Frequency Plot Within the Graben- High Grade Deposit Grade Zones

Valid (non-missing) samples: 2397
Missing samples: 88
Minimum: 0.000
Maximum: 2.176
Average: 0.0838
Variance: 0.0261
Standard deviation: 0.1617
Frequency
Au Cutoff Grade (opt)

10'Comps Au Cumulative Probability Plot-FF Deposit Grade Zones
0.800
Au (opt)
% Probability
Valid (non-missing) samples: 2397
Missing samples: 88
Minimum: 0.000
Maximum: 2.176
Average: 0.0819
Variance: 0.0256
Standard deviation: 0.1599

(Source: S. Wolff, 2008)
Figure 17.13 – Au Composites’ Histogram and Cumulative Frequency Plot Within the Freedom Flats Deposit Grade Zones

17.7.8 Variograms

Variography was performed using experimental correlograms (vectorized plots showing variation) computed for each deposit using 10-foot composite gold grades. Correlograms were oriented along strike, perpendicular to strike, vertical, and omni-directional. Spherical models of the correlograms are generally well behaved but with significant variation in parameters for individual deposits, as summarized in Table 17.11. Nested models with two structures were used for all deposits, but only the maximum (second nesting) is displayed in Table 17.11.

Table 17.11 – Gold Grade Variogram Summary

			Directions (Azimuths)			Maximum Ranges (Ft)			Comment
		Total
Zone	Nugget	Sill	Pri.	Sec.	Ter.	Pri. Sec. Ter.
Graben - Low Grade	0.190	1.000	0	90	Vert	110	110	170	Bad form - combined with Graben High Grade
Graben - High Grade	0.190	1.000	0	90	Vert	110	110	120
Freedom Flats	0.190	1.000	45	135	Vert	185	65	140
Borealis	0.100	1.000	75	165	Vert	150	125	80
Deep Ore Flats	0.290	1.000	90	0	Vert	66	44	40
East Ridge	0.020	0.388	50	140	Vert	76	46	40	Combined with Northeast Ridge
Northeast Ridge	0.020	0.388	50	140	Vert	76	46	40	Combined with East Ridge
Cerro Duro	0.058	0.625	120	30	Vert	95	95	50
Jaimes Ridge	0.061	0.768	120	30	Vert	93	75	50	Major axis plunges -30 (down)
Purdy Peak	0.113	0.422	0	90	Vert	140	90	50	Major axis plunges +30 (up)
Boundary Ridge	0.023	1.011	140	50	Vert	80	75	48	Combined with Bullion Ridge
Bullion Ridge	0.023	1.011	140	50	Vert	80	75	48	Combined with Boundary Ridge
Notes: 1. Nugget, sill, and ranges are from spherical models of experimental correlograms. 2. Primary and secondary directions are horizontal azimuths unless otherwise specified.

Because individual correlograms were difficult to model and were generally similar, the North Area correlograms were combined for both the East Ridge and Northeast Ridge deposits. Similarly, the East model deposits, Boundary Ridge and Bullion Ridge, were combined to generate a single combined model.

The variograms developed by Telesto in 2009 for this pre-feasibility study confirm the conservative nature of the ranges developed in the past for global resources. However the resulting blast hole variograms offer longer ranges than those developed in 2008. The inclusion of blast hole data has increased the confidence level of the resource category. Measured and indicated classifications now make up over 95% of the calculated resource as compared to 70% in prior estimates. The following variograms show the effect of including blast hole data to a prior estimate completed without the benefit of this data.

The effect of the close spacing of the production drill hole data is clearly seen. Using exploration data only, shown as the lime green data points (lower data set), no clear range is displayed, while a significant peak is observed when using the blast hole data shown by the red data points (upper data set). The representative examples in Figures 17.14 –17.21 show the working pairs of points used to establish the variances at those intervals.

Figure 17.14 – Gold View Variograms for Bearing N 45 E

Figure 17.15 – Gold View Variograms for Bearing East

Figure 17.16 – Gold View Variograms for Bearing S 45 E

Figure 17.17 – Gold View Variograms for Vertical

Figure 17.18 – Freedom Flats Variograms for North

Figure 17.19 – Freedom Flats Variograms for N 45 E

Figure 17.20 – Freedom Flats Variograms for East

Figure 17.21 – Freedom Flats Variograms for S 45 E

17.7.9 Grade Estimation and Mineral Resource Classification

Grade estimation was done using inverse-distance-power weighting (“IDW”) interpolation. Silver was interpolated using the same procedure and parameters that were used for gold. Control of the estimation was maintained using the gold grade zones, the composite selection, and the IDW parameters, as follows:

1.

Composites were selected such that only composites within the matching grade zones were used to estimate grades of blocks within the grade zones. No grade estimation was done outside the grade zones. No grade capping was applied to composites, but limited search distances were applied to high-grade outliers based on the cumulative probability plots.

2.

For example, estimation of the Graben low-grade zone was done using only composites from the Graben low-grade zone. Composites from the Graben high-grade zone were not used to interpolate blocks in the Graben low-grade zone.

3.

The search and weighting parameters for IDW estimation were set such that the orientation of the search ellipse and the search radii were based on the size and shape of the deposit and on the variogram ranges. IDW anisotropies were set equal to the search radii.

4.

The IDW power was determined using point validation and comparing the distributions generated for each weighting power to the actual value (composite) distribution, and choosing the power that generated the distribution parameters closest to the actual distributions’ defining parameters.

5.	The grade estimation was done in three passes with each pass corresponding to one of the resource classes, i.e., measured, indicated, and inferred.

	a.	For the first pass, anisotropic ellipse search distances were set to fifty percent of the variogram ranges for the grade estimation of measured resource blocks.

	b.	For the second pass, anisotropic ellipse search distances were set to one hundred percent of the variogram ranges for the grade estimation of indicated blocks.

	c.	For the third and final pass, anisotropic ellipse search distances were set to two hundred percent of the variogram ranges for the grade estimation of inferred blocks.

The final parameters for IDW estimation are summarized in Tables 17.12 through 17.14 for passes 1 through 3, respectively. As defined in step #4 above, the main criteria for resource classification is the percentage of the variogram range, as displayed in the "Search Ellipse Radii" columns of Tables 17.12 through 17.14. Other important criteria displayed in these tables are the minimum number of composites and the minimum number of drill holes. In effect, the degree of ore zone continuity as defined by the variography was used to determine the resource class confidence levels.

Table 17.12 – First Pass (Measured) Search and Weighting Parameters for Inverse Distance Estimation

Deposit	Primary Modeling Plan (Orientation Degrees)			Search Ellipse Radii (ft)			Min # Data Points	Max # Data Points	Max # Comp Per Hole	Min # Drill Holes	IDW Power	Au Outlier Cutoff (opt)	Au Outlier Search (ft)
				(Anisotropic Distances
	Azimuth	Plunge	Dip	Primary	Secondary	Tertiary
Graben - Low Grade	0	0	0	55	55	85	4	13	2	2	5	0.05	27.5
Graben - High Grade	0	0	0	55	55	60	4	13	2	2	5	0.05	27.5
Freedom Flats	45	0	0	92.5	32.5	70	4	13	2	2	5	0.80	46.3
Boralis	75	0	0	75	62.5	40	4	13	2	2	5	0.50	37.5
Deep Ore Flats	90	0	0	33	22	20	4	13	2	2	5	0.09	16.5
East Ridge	50	0	0	38	23	20	4	13	2	2	5	0.20	19.0
Northeast Ridge	50	0	0	38	23	20	4	13	2	2	5	0.20	19.0
Boundary Ridge	140	0	0	40	37.5	24	4	13	2	2	5	None	None
Bullion Ridge	140	0	0	40	37.5	24	4	13	2	2	5	None	None
Cerro Duro	120	0	0	47.5	47.5	25	4	13	2	2	5	0.15	24.0
Jaimes Ridge	120	-30	0	46.5	37.5	25	4	13	2	2	5	0.30	23.3
Purdy Peak	0	30	0	70	45	25	4	13	2	2	5	0.09	35.0

Table 17.13 – Second Pass (Indicated) Search and Weighting Parameters for Inverse Distance Estimation

Deposit	Primary Modeling Plan (Orientation Degrees)			Search Ellipse Radii (ft)			Min # Data Points	Max # Data Points	Max # Comp Per Hole	Min # Drill Holes	IDW Power	Au Outlier Cutoff (opt)	Au Outlier Search (ft)
				(Anisotropic Distances
	Azimuth	Plunge	Dip	Primary	Secondary	Tertiary
Graben - Low Grade	0	0	0	110	110	170	3	13	2	2	5	0.05	55.0
Graben - High Grade	0	0	0	110	110	120	3	13	2	2	5	0.05	55.0
Freedom Flats	45	0	0	185	65	140	3	13	2	2	5	0.80	92.5
Boralis	75	0	0	150	125	80	3	13	2	2	5	0.50	75.0
Deep Ore Flats	90	0	0	66	44	40	3	13	2	2	5	0.09	33.0
East Ridge	50	0	0	75	46	40	3	13	2	2	5	0.20	38.0
Northeast Ridge	50	0	0	76	46	40	3	13	2	2	5	0.20	38.0
Boundary Ridge	140	0	0	80	75	48	3	13	2	2	5	None	None
Bullion Ridge	140	0	0	80	75	48	3	13	2	2	5	None	None
Cerro Duro	120	0	0	95	95	50	3	13	2	2	5	0.15	48.0
Jaimes Ridge	120	-30	0	93	75	50	3	13	2	2	5	0.30	46.5
Purdy Peak	0	30	0	140	90	50	3	13	2	2	5	0.09	70.0

Table 17.14 – Third Pass (Inferred) Search and Weighting Parameters for Inverse Distance Estimation

Deposit	Primary Modeling Plan (Orientation Degrees)			Search Ellipse Radii (ft)			Min # Data Points	Max # Data Points	Max # Comp Per Hole	Min # Drill Holes	IDW Power	Au Outlier Cutoff (opt)	Au Outlier Search (ft)
				Anisotropic Distances
	Azimuth	Plunge	Dip	Primary	Secondary	Tertiary
Graben - Low Grade	0	0	0	220	220	340	2	13	2	1	5	0.05	55.0
Graben - High Grade	0	0	0	220	220	240	2	13	2	1	5	0.05	55.0
Freedom Flats	45	0	0	370	130	280	2	13	2	1	5	0.80	92.5
Boralis	75	0	0	300	250	160	2	13	2	1	5	0.50	75.0
Deep Ore Flats	90	0	0	132	88	80	2	13	2	1	5	0.09	33.0
East Ridge	50	0	0	152	92	60	2	13	2	1	5	0.20	38.0
Northeast Ridge	50	0	0	152	92	60	2	13	2	1	5	0.20	38.0
Boundary Ridge	140	0	0	160	150	72	2	13	2	1	5	None	None
Bullion Ridge	140	0	0	160	150	72	2	13	2	1	5	None	None
Cerro Duro	120	0	0	190	190	100	2	13	2	1	5	0.15	48.0
Jaimes Ridge	120	-30	0	186	150	100	2	13	2	1	5	0.30	46.5
Purdy Peak	0	30	0	250	180	100	2	13	2	1	5	0.09	70.0

The examples in Figures 17.22, 17.23, and 17.24 show the relationship of drill hole spacing and density to the resource classifications in Graben – Freedom Flats benches. The measured blocks (pink) show more closely-spaced drill hole composites than indicated blocks (green), which display more closely spaced drill hole composites than inferred blocks (blue). Note that the benches only show the following:

  Two dimensions of a three-dimensional search
  The sharp division between the oxide (Freedom Flats) and the sulfide (Graben)
  The extent of the mineralized envelopes developed in the model.

(Source: S. Wolff, 2008)
Figure 17.22 – Example of the Relationship Between Drill Hole Spacing / Density and Resource Classifications (Graben-Freedom Flats - 6500 Bench)

(Source: S. Wolff, 2008)
Figure 17.23 – Example of the Relationship Between Drill Hole Spacing / Density and Resource Classifications (Graben-Freedom Flats - 6400 Bench)

(Source: S. Wolff, 2008)
Figure 17.24 – Example of the Relationship between Drill Hole Spacing / Density and Resource Classifications (Graben-Freedom Flats – 6300 Bench)

17.7.10 2009 Revisions to the Relationships of Drill Spacing and Resource Classification

Based on the variogram work completed by Telesto in 2009 a second step was completed in order to provide a secure mineralized envelope that would not smear values into country rock and allow the gaps of unassigned blocks to be infilled with values from similar rock types. The existing rock types in the 2008 model were tested for mean grade and deviation of mineral content. There were two sets of alteration information that stood out in the review, silicification, coded as 77, and argillic alteration, coded as 88. The resulting statistics for these rock types are presented below in Table 17.15.

As a result of those preliminary statistics, it was decided to use the two alteration codes to provide a mineralized envelope to estimate the resources in the four models used in the project. The developed variograms ranges combined with the bounding alteration envelopes were used to estimate grade. The silicified zone is preferentially mineralized.

Table 17.15 – Summary Statistics of Argillic and Silicic Rock Codes

Rock Type	Composite Count				Minimum	Maximum	Mean	Variance	Std. Dev.	Coeff. Of Var.
	Missing	Below Limits	Above Limits	Inside Limits
77	262	0	0	3,848	0	1.8986	0.02286	0.00424	0.06512	2.8487
88	457	0	0	4,814	0	1.2728	0.00457	0.000825	0.02872	6.2795
Note: Statistics in this table are untransformed.

Figure 17.25 displays the group of polygons that were digitized to show the extent of the silicification envelopes in the North modeled area.

Figure 17.25 – Extent of the Silicification Envelopes in the North Modeled Area

Figure 17.26 is a plan view of the 7380’ elevation in the North Model showing the extent of the silicification envelope, the extent of the argillic envelope, and the measured, indicated and inferred limits of the 2008 estimate. The limits for the alteration boundaries are compiled from the section density provided in Figure 17.8. There is support for the alteration boundary elements from drill holes above or below the shown level plan. Several items of interest can be pointed out from the figure, as follows:

  Only values (drill hole composites) inside the silicification boundary will be used to estimate blocks inside the same boundary.
  Argillic values (drill hole composites) inside the argillic boundary will be used to estimate blocks inside the same boundary.
  Without the implementation of the alteration boundary, there will be significant smearing across the boundary.
  Because of the extended range of the 2009 variogram range, the indicated classification will be reduced.

Figure 17.26 – Silicification and Argillic Envelopes in the North Modeled Area

The use of the alteration envelope along with the extended variogram ranges resulted in an improvement of the reportable measured and indicated material at various cutoff grades in the modeled areas by at least 50% without an increase in the contained ounces in the models. At the current reportable levels, there was an increase of 20 percent at the 0.01 opt cutoff for oxides and 0.049 opt cutoff for sulfides.

17.7.11 Jackknife Analysis

In order to evaluate the effect of the new variograms range (120 feet) in the modeled areas, a process known as jackknifing was employed. This process artificially removes some data from the model and then repeats the modeling to determine the effect of this point and its influence on the overall results.

During the process, elements of the estimation method are applied and surrounding points are used to estimate a missing data point. The process is repeated until the entire data set is analyzed and then a comparison between the original data and the estimated data is generated. The resulting statistics are a measure of the model’s robustness and show the following as an example for the South Model (See Table 17.16).

Table 17.16 – South Model Jackknife Analysis

	Original Data	Estimated Data
Mean Value	0.0229	0.0232
Standard Deviation	0.0652	0.0445
Variance	0.0042	0.0020
Number of Samples: 3,842

The results of this test support the assumptions made and conclusions reached for the resource model.

17.7.12 Comparison of Mineral Resource Estimates to Previous Production

The resource models were compared to reported production to verify the accuracy of the models, as shown in Table 17.17. The data used for this comparison includes uncertainties in the production records, in the cutoff grades used for production and in the accuracy of the topography.

The overall comparison for all pits combined is very good. However, on a pit-by-pit basis, some large differences are encountered. The largest differences are in the Borealis, Deep Ore Flats (Polaris), and Northeast Ridge Pit areas. Since the higher-grade zones within these pits have been mined out, the effect on the remaining resources is minimal.

Table 17.17 – Comparison of Mined-Out Portions of Resource Model to Reported Production

Deposit	Resource Model				Reported Production			Percent Difference
	Au Cutoff	Tons	Grade	Oz Au	Tons	Grade	Oz Au	Tons	Grade	Oz Au
Borealis	0.015	1,536	0.071	108.3	1,489	0.103	153.4	-3%	46%	42%
Freedom Flats	0.035	1,288	0.147	189.3	1,280	0.153	195.8	-1%	4%	3%
Deep Ore Flats	0.010	190	0.032	6.1	250	0.038	9.5	32%	18%	56%
East Ridge + Gold View	0.040	966	0.067	64.6	1,059	0.056	59.3	10%	-16%	-8%
Northeast Ridge	0.015	3,326	0.031	102.4	3,000	0.025	75.0	-10%	-19%	-27%
Total		7,305	0.064	470.7	7,078	0.070	493.0	-3%	9%	5%

17.7.13 Summary of 2006 and 2008 Model Results

The March 2008 mineral resource estimate for insitu measured, indicated and inferred oxide and partially oxided mineralization is shown in Tables 17.18 through 17.21. The most recent resource estimate for the heaps and dumps was generated in 2006, and results from that estimate are shown in Tables 17.22 and 17.23. Tonnage factors used for this estimate are shown in Table 16.4.

Table 17.18 – Borealis Mineral Resource Estimate – March 2008
Summary of Measured and Indicated Mineral Resource – Oxide Material

Resource Class	Deposit	Au Cutoff (opt)	Tons (1,000’s)	Au Grade (opt)	Ag Grade (opt)	Contained Oz Gold	Contained Oz Silver
Measured	Graben – Low Grade Graben – High Grade Freedom Flats Borealis Deep Ore Flats East Ridge Northeast Ridge Boundary Ridge Bullion Ridge Cerro Duro Jaimes Ridge Purdy Peak Alluvium / Tcv	0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010	– – 227 837 26 35 26 – 57 184 62 291 88	0.000 0.000 0.062 0.049 0.022 0.021 0.018 0.024 0.034 0.040 0.026 0.031	0.000 0.000 0.650 0.243 0.845 0.017 0.090 0.006 0.841 0.213 0.065 0.066	– – 13,900 40,900 600 700 500 – 1,300 6,300 2,500 7,500 2,700	– – 147,300 203,200 22,200 600 2,400 – 300 154,400 13,200 18,800 5,800
	Total Measured		1,832	0.042	0.310	76,900	568,200
Indicated	Graben – Low Grade Graben – High Grade Freedom Flats Borealis Deep Ore Flats East Ridge Northeast Ridge Boundary Ridge Bullion Ridge Cerro Duro Jaimes Ridge Purdy Peak Alluvium / Tcv	0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010	– – 371 979 376 318 286 43 499 195 213 524 236	0.000 0.000 0.031 0.022 0.022 0.017 0.017 0.031 0.022 0.036 0.029 0.020 0.024	0.000 0.000 0.144 0.157 0.586 0.062 0.075 0.153 0.007 0.774 0.089 0.083 0.070	– – 11,400 21,200 8,200 5,500 4,800 1,300 11,100 7,000 6,200 10,500 5,600	– – 53,400 153,500 220,300 19,600 21,400 6,600 3,600 150,900 19,000 43,500 16,500
	Total Indicated		4,041	0.023	0.175	92,800	708,300
Measured + Indicated	Graben – Low Grade Graben – High Grade Freedom Flats Borealis Deep Ore Flats East Ridge Northeast Ridge Boundary Ridge Bullion Ridge Cerro Duro Jaimes Ridge Purdy Peak Alluvium / Tcv	0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010	– – 597 1,816 402 353 313 43 556 379 275 815 324	0.000 0.000 0.042 0.034 0.022 0.018 0.017 0.031 0.022 0.035 0.032 0.022 0.025	0.000 0.000 0.336 0.196 0.603 0.057 0.076 0.153 0.007 0.806 0.117 0.076 0.069	– – 25,300 62,100 8,800 6,200 5,300 1,300 12,400 13,300 8,700 18,000 8,300	– – 200,700 356,700 242,500 20,200 23,800 6,600 3,900 305,300 32,200 62,300 22,300
	Total Measured + Indicated		5,872	0.029	0.217	169,700	1,276,500

Table 17.19 – Borealis Mineral Resource Estimate – March 2008
Summary of Measured and Indicated Mineral Resource – Partially Oxided Material

Resource Class	Deposit	Au Cutoff (opt)	Tons (1,000’s)	Au Grade (opt)	Ag Grade (opt)	Contained Oz Gold	Contained Oz Silver
Measured	Graben – Low Grade Graben – High Grade Freedom Flats Borealis Deep Ore Flats East Ridge Northeast Ridge Boundary Ridge Bullion Ridge Cerro Duro Jaimes Ridge Purdy Peak Alluvium / Tcv	0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010	– – 348 39 1 33 55 – – – 3 1 –	0.000 0.000 0.080 0.020 0.012 0.018 0.022 0.000 0.000 0.000 0.020 0.010 0.000	0.000 0.000 0.833 0.195 0.506 0.074 0.116 0.000 0.000 0.000 0.080 0.035 0.000	– – 27,700 800 – 600 1,200 – – – 100 – –	– – 289,600 7,600 300 2,500 6,400 – – – 200 – –
	Total Measured		479	0.064	0.640	30,400	306,600
Indicated	Graben – Low Grade Graben – High Grade Freedom Flats Borealis Deep Ore Flats East Ridge Northeast Ridge Boundary Ridge Bullion Ridge Cerro Duro Jaimes Ridge Purdy Peak Alluvium / Tcv	0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010	– – 25 116 108 730 1,194 – – – 14 7 –	0.000 0.000 0.023 0.017 0.024 0.018 0.021 0.000 0.000 0.000 0.020 0.016 0.000	0.000 0.000 0.853 0.199 0.441 0.085 0.134 0.000 0.000 0.000 0.052 0.066 0.000	– – 600 2,000 2,600 13,400 24,600 – – – 300 100 –	– – 21,200 23,000 47,500 62,100 160,100 – – – 700 500 –
	Total Indicated		2,193	0.020	0.144	43,600	315,100
Measured + Indicated	Graben – Low Grade Graben – High Grade Freedom Flats Borealis Deep Ore Flats East Ridge Northeast Ridge Boundary Ridge Bullion Ridge Cerro Duro Jaimes Ridge Purdy Peak Alluvium / Tcv	0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010	– – 373 155 108 763 1,249 – – – 17 8 –	0.000 0.000 0.076 0.018 0.024 0.018 0.021 0.000 0.000 0.000 0.020 0.015 0.000	0.000 0.000 0.834 0.198 0.441 0.085 0.133 0.000 0.000 0.000 0.057 0.064 0.000	– – 28,300 2,800 2,600 14,000 25,800 – – – 400 100 –	– – 310,800 30,600 47,800 64,600 166,500 – – – 900 500 –
	Total Measured + Indicated		2,672	0.028	0.233	74,000	621,700

Table 17.20 – Borealis Mineral Resource Estimate – March 2008
Summary of Inferred Mineral Resource – Oxide Material

Resource Class	Deposit	Au Cutoff (opt)	Tons (1,000’s)	Au Grade (opt)	Ag Grade (opt)	Contained Oz Gold	Contained Oz Silver
Inferred	Graben – Low Grade Graben – High Grade Freedom Flats Borealis Deep Ore Flats East Ridge Northeast Ridge Boundary Ridge Bullion Ridge Cerro Duro Jaimes Ridge Purdy Peak Alluvium / Tcv	0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010	– – 313 374 1,353 880 1,023 330 4,928 67 159 65 247	0.000 0.000 0.035 0.023 0.020 0.017 0.016 0.018 0.017 0.026 0.018 0.015 0.017	0.000 0.000 0.052 0.195 0.325 0.078 0.062 0.056 0.011 0.452 0.040 0.104 0.074	– – 10,900 8,700 27,600 14,700 16,000 5,900 83,000 1,700 2,900 1,000 4,300	– – 16,300 73,000 440,300 68,500 63,200 18,500 54,400 30,400 6,300 6,700 18,400
	Total Measured		9,737	0.018	0.082	176,800	795,900

Table 17.21 – Borealis Mineral Resource Estimate – March 2008
Summary of Inferred Mineral Resource – Partially Oxided Material

Resource Class	Deposit	Au Cutoff (opt)	Tons (1,000’s)	Au Grade (opt)	Ag Grade (opt)	Contained Oz Gold	Contained Oz Silver
Inferred	Graben – Low Grade Graben – High Grade Freedom Flats Borealis Deep Ore Flats East Ridge Northeast Ridge Boundary Ridge Bullion Ridge Cerro Duro Jaimes Ridge Purdy Peak Alluvium / Tcv	0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010 0.010	– – 3 63 488 1,800 1,594 – – – 6 13 –	0.000 0.000 0.013 0.016 0.021 0.016 0.021 0.000 0.000 0.000 0.016 0.016 0.000	0.000 0.000 0.366 0.084 0.403 0.086 0.105 0.000 0.000 0.000 0.097 0.073 0.000	– – – 1,000 10,200 29,000 32,700 – – – 100 200 –	– – 1,000 5,300 196,700 154,300 168,200 – – – 600 1,000 –
	Total Measured		3,967	0.018	0.133	73,200	527,000

Table 17.22 – Borealis Project March 2006 Mineral Resource Estimate
Summary of Indicated Resource in Heaps

Resource Zone	Au Cutoff (opt)	Tons (1,000’s)	Au Grade (opt)	Ag Grade (opt)	Contained Oz Gold (1000’s)	Contained Oz Silver (1000’s)
Tailings Releach	0.005	1,328	0.019	0.05	25.0	72.7
Freedom Flats	0.005	1,028	0.026	0.24	26.8	244.4
NE Ridge ROM	0.005	3,726	0.012	0.14	43.2	503.8
Total	0.005	6,082	0.016	0.13	95.0	820.8

Table 17.23 – Borealis Project March 2006 Mineral Resource Estimate
Summary of Inferred Resource in Heaps and Dumps

Resource Zone	Au Cutoff (opt)	Tons (1,000’s)	Au Grade (opt)	Ag Grade (opt)	Contained Oz Gold (1000’s)	Contained Oz Silver (1000’s)
Secondary Leach	0.005	1,608	0.008	0.12	13.2	185.2
ROM 2	0.005	2,180	0.008	0.07	17.4	157.4
Borealis Dump	0.005	3,200	0.011	0.14	35.8	448.0
East Ridge Dumps	0.005	4,019	0.012	0.05	47.4	201.0
NE Ridge Dump	0.005	3,056	0.008	0.08	24.8	244.5
Total Inferred Resource	0.005	14,064	0.010	0.09	138.7	1,236.1

17.8 Mineable Reserves

Telesto developed mineable reserves for oxide and mixed oxide proven and probable material in each of the model areas, North, South, East, and West, included in the database based on mine operating costs and design parameters discussed earlier in this section. Historical names for the pits and deposits within each model area have been retained.

The West Model includes the Jaimes Ridge, Purdy Peak, and Cerro Duro. The South Model includes the Deep Ore Flats, Borealis, Crocodile Ridge, and Freedom Flats Pits. The East Model includes Pits one through four. The North Model includes the East Ridge and Northeast Ridge and Goldview Pits. Mineable gold reserves are shown in Table 17.24 and mineable silver reserves shown in Table 17.25.

Table 17.24 – Borealis Mineable Proven and Probable Gold Reserves

		Measured			Indicated			M&I
Model	Cut- off Grade (opt)	Tons	Avg. Au Grade (opt)	Cont. Ounces Gold	Tons	Avg. Au Grade (opt)	Cont. Ounces Gold	Tons	Avg. Au Grade (opt)	Cont. Ounces Gold

South	0.006	3,541,500	0.033	115,150	1,180,500	0.033	38,383	4,722,000	0.033	153,533
North	0.006	3,639,000	0.014	50,600	1,213,000	0.014	16,867	4,852,000	0.014	67,467
East	0.010	2,578,500	0.019	47,980	859,500	0.019	15,993	3,438,000	0.019	63,973
West	0.010	961,500	0.032	30,437	320,500	0.032	10,146	1,282,000	0.032	40,583
Legacy Heaps	0.013	1,767,000	0.022	38,850	589,000	0.022	12,950	2,356,000	0.022	51,800

Total		12,487,500	0.023	283,017	4,162,500	0.023	94,339	16,650,000	0.023	377,356

Table 17.25 – Borealis Mineable Proven and Probable Silver Reserves

Measured				Indicated			M&I
Model	Tons	Avg. Ag Grade (opt)	Cont. Ounces Silver	Tons	Avg. Ag Grade (opt)	Cont. Ounces Silver	Tons	Avg. Ag Grade (opt)	Cont. Ounces Silver

South	3,541,500	0.45	1,610,949	1,180,500	0.45	536,984	4,722,000	0.45	2,147,932
North	3,639,000	0.08	304,070	1,213,000	0.08	101,357	4,852,000	0.08	405,427
East	2,578,500	0.01	20,806	859,500	0.01	6,935	3,438,000	0.01	27,741
West	961,500	0.26	254,490	320,500	0.26	84,830	1,282,000	0.26	339,320
Legacy Heaps	1,767,000	0.13	229,710	589,000	0.13	76570	2,356,000	0.13	306,280

Total	12,487,500	0.19	2,420,025	4,162,500	0.19	806,676	16,650,000	0.19	3,226,700

17.9 Remaining Oxidized and Mixed Gold Ounces

Table 17.26 outlines the remaining oxide and partially oxidized gold ounces resource after extracting the mineable gold ounces. All of this resource is consider inferred and represents an opportunity, with additional drilling, to convert some portion of this material to measured and indicated resources.

Table 17.26 – Remaining Insitu Gold Ounces

Au Ounces
Gold Ounces from March 2008 Resource Estimate	727,400
Gold Ounces to be Mined (Insitu + Heaps)	(377,356)
Unmined Gold Ounces	350,044
Inferred Resource in Heaps and Dumps	(138,700)
Unmined Insitu Gold Ounces	211,344

17.10 Mineral Resources from Existing Heaps and Stockpiles

No additional studies or drilling have been completed on the heaps, stockpiles, and dumps at Borealis since the 2007 report. The information presented in this section is from the Noble January 2007 report, without change.

During 2004, Gryphon Gold drilled and sampled the five heaps and portions of the Freedom Flats and Borealis Waste Dumps. Previously, J.D. Welsh & Associates, Inc. drilled Heap 1 (Welsh, 1996). The database used for the resource calculation consisted of 32 holes drilled by Gryphon Gold totaling 2,475.5 feet and 11 holes drilled by J.D. Welsh and Associates totaling 760 feet.

There are two nomenclatures in use for the heaps in the Borealis project. Table 17.27 shows the relationship between the two designations.

Table 17.27 – Heap Name Correlation Chart

Operational Name	Map Name
Tailing Releach	Western portion Heap 1
Freedom Flats	Eastern portion Heap 1
Secondary Leach	Heap 2
Run-of-Mine #1	Heap 5
Run-of-Mine #2	Heap 4
NE Ridge Run-of-Mine	Heap 3

Noble prepared the drilling data for this estimate from Excel spreadsheets and Adobe pdf-formatted documents of the Gryphon Gold assay data. The Welsh assay data were entered manually using data from scanned documents in the Gryphon Gold archives. Only the gold from the Welsh data were used for the resource estimate, because check assays indicated that the Welsh silver assays were unreliable. All data entry was printed and double-checked against the original documents.

The east and north coordinates for the Gryphon data were based on the permitted coordinates of the drill sites, since the hole locations were not surveyed after drilling. The collar elevations were estimated by projecting the collar XY points up to the intersection with the current topography DTM.

The coordinates for the Welsh drilling were estimated based on scaling from a map attached to the Welsh data. These coordinates were then adjusted so that the holes were all located on the top of the dumps. Drill hole collar elevations were also estimated by projecting to the current topography DTM.

Heap and dump volumes were estimated by constructing a seam-type block model with 50- by 50-foot horizontal dimensions and variable block height that extended from the DTM of the original surface topography up to the DTM of the current surface topography. The modeled blocks were further constrained by outlines around the fill areas that limited the volume to a minimum thickness of 2 feet. The shapes of these outlines were also guided by the current topographic contours, which indicate the break between intact topography and fill material. In the areas of the historical waste dumps, this method provides a good estimate of the volume of material. The volumes are slightly less reliable for the heap leach piles because the topography at the base of the heaps was modified from the original topography to build the leach pad liners.

The heap volumes were checked by comparing against the tonnages compiled for each of the leach heaps by Whitney (1999). As shown in Table 17.28, the total measured volume compared very well with the total production volume when using a tonnage factor of 20 cubic feet/ton. The 20 ft3/t tonnage factor is also consistent with three recent column leach tests of samples from East Ridge and Northeast Ridge which had an average tonnage factor of 20.9 ft3/t after leaching. The measured volumes and production records for the individual heaps are similar, although it appears that a portion of the material attributed to tailings releach, the Freedom Flats heap, and secondary leach may have ended up on the Northeast Ridge ROM heap.

Table 17.28 – Production Volumes Versus Measured Heap Volumes

Heap	Production Tons (1000s)	Production Volume (Cubic Ft) (1000s)	Measured Volume (Cubic Ft) (1000s)	Volume Difference (Cubic Ft) (1000s)
Tailing Releach	1,721	34,415	26,564	(7,851)
Freedom Flats	1,249	24,973	20,556	(4,418)
Secondary Leach	1,910	38,210	32,161	(6,049)
NE Ridge Run-of-Mine	3,000	60,000	74,522	14,522
Run-of-Mine #1	2,201	44,020	43,605	(415)
Run-of-Mine #2	800	16,000	16,684	684
Total	10,881	217,618	214,091	(3,527)
Note: Production volume is estimated based on 20 cubic ft/t

Dump volumes were measured using the same method as was used for the heaps, and volumes were compared to waste tonnages that were estimated from the mined-pit reconciliations. This comparison, summarized in Table 17.29, is not as good as those for the heaps, on either an individual or overall basis. With the exception of Freedom Flats, the dump volumes are significantly lower than those estimated from the reconciliation. While the reasons for the differences are unknown, it is most likely attributable to material that was used for construction, road building, and other purposes, and the more conservative measured volumes are used for resource estimation.

Table 17.29 – Reconciliation Waste Volumes Versus Measured Dump Volumes

Heap	Reconciliation Waste Tons (1000s)	Production Volume (Cubic Ft) (1000s)	Measured Volume (Cubic Ft) (1000s)	Volume Difference (Cubic Ft) (1000s)
Tailing Releach	5,660	113,200	64,000	(49,200)
Freedom Flats	13,904	278,080	284,696	6,616
Deep Ore Flats	498	9,960	4,507	(5,453)
East Ridge+Gold View	3,000	60,000	80,382	20,382
Northeast Ridge	5,913	118,260	61,120	(57,131)
Total	28,975	579,500	494,714	(84,786)

Gold and silver grades were composited over the entire drill hole length for grade estimation. Compositing thus assumes the full height of the leach pile will be mined with no internal selectivity. Gold and silver grades were estimated for each of the heaps using nearest neighbor assignment to assign grades from composited drill holes to block model blocks. Resource grade summaries were estimated using a zero-grade cutoff. Because only a few drill holes sample the mine dumps, the grade of the dumps is estimated based on the resource model grades for waste in the mined-out pits.

Resources for the existing heaps and dumps are summarized in Table 17.30 and 17.31. The higher-grade heaps are assigned a resource class of indicated while the lower-grade heaps are assigned a resource class of inferred. The heap tonnages and grades are believed to be well established by the combination of sampling, volume measurement, and comparison with historical records. The resource category of the lower-grade heaps is discounted to inferred, because of the greater uncertainty that those resources may be reprocessed profitably. All of the waste dumps are assigned a resource class of inferred, reflecting the greater uncertainty of tonnage and grade estimates.

Table 17.30 – Borealis Project March 2006 Mineral Resource Estimate
Summary of Indicated Resource in Heaps

Resource Zone	Cutoff (opt)	Tons (1000s)	Au Grade (opt)	Ag Grade (opt)	Contained oz Gold (1000s)	Contained oz Silver (1000s)
Tailings Releach	0.005	1,328	0.019	0.05	25.0	72.7
Freedom Flats	0.005	1,028	0.026	0.24	26.8	244.4
NE Ridge ROM	0.005	3,726	0.012	0.14	43.2	503.8
Total	0.005	6,082	0.016	0.13	95.0	820.8

Table 17.31 – Borealis Project March 2006 Mineral Resource Estimate
Summary of Inferred Resource in Heaps and Dumps

Resource Zone	Cutoff (opt)	Tons (1000s)	Au Grade (opt)	Ag Grade (opt)	Contained oz Gold (1000s)	Contained oz Silver (1000s)
Secondary Leach	0.005	1,608	0.008	0.12	13.2	185.2
ROM 2	0.005	2,180	0.008	0.07	17.4	157.4
Borealis Dump	0.005	3,200	0.011	0.14	35.8	448.0
East Ridge Dumps	0.005	4,019	0.012	0.05	47.4	201.0
NE Ridge Dump	0.005	3,056	0.008	0.08	24.8	244.5
Total Inferred Resource	0.005	14,064	0.010	0.09	138.7	1,236.1

Three holes in the north-central portion of NE Ridge ROM (Heap 3) contain 10 feet of 0.031, 50 feet of 0.030, and 20 feet of 0.017 opt Au, starting at the top of the holes. More drilling is needed to determine the full extent of this material and whether higher-grade material can be selectively re-mined from the heap.

17.11 Mine Plan

Telesto developed annual mine plans for the material shown in Table 17.3. The summary of this plan is shown in Table 23A.1. The overall site plan in Figure 17.27 shows generalized pit configurations and dump locations.

Figure 17.27 – Overall Site Plan

18.0 Other Relevant Data and Information

This section has been compiled in association with Gryphon Gold’s consulting geotechnical and environmental engineering consultants Telesto-Nevada, Inc.

18.1 Permitting

The principal operating permits required for construction, operation and closure of the Borealis mine have been acquired from Nevada State and Federal regulatory agencies responsible for issuing these approvals. The permits received cover a 10 million-ton project within the 457 acre central operating area, and include an exploration program within that operating area that recognizes the potential to expand the resource base with successful exploration results. Expansion of the project plans beyond 10 million tons will require routine modification of the operating permits after the operation begins. There are no known issues that would preclude the approval of such routine modifications by the applicable regulatory agencies.

The operating permits cover only the central operating area, and exclude some of the Middle Ridge area and all of Orion’s Belt. The deposits in Orion’s Belt have been the subject of recent mining operations, and were successfully reclaimed. No fatal flaws or material concerns, which would preclude mining operations in this area, have been identified, although the timing of such permitting process is uncertain.

18.2 Permit Summary

The following is a summary and status of the permits required for the Borealis Gold Project:

     ● An Approved POO from the USFS, Humboldt-Toiyabe National Forest has been received. The EA was approved for the POO with a Finding of No Significant Impact (“FONSI”) on June 19, 2006. The Decision Notice was published on June 22 and 23, 2006 and is not appealable. Final revisions to the POO were submitted to the USFS on June 23, 2006, and the USFS signed the Plan on June 29, 2006. The POO can be implemented as soon as a reclamation bond is posted with the USFS. The initial bond amount is estimated to be $3.0 million, with a project total of $9 million.

     ● A Water Pollution Control Permit (“WPCP”) from the NDEP-Bureau of Mining Regulation & Reclamation (“BMRR”) was approved and granted to BMC on January 28, 2006. The permit allows BMC to construct and operate a 10-million ton capacity HLP and processing plant as a zero-discharge facility. Monitoring wells have been installed and quarterly sampling and reports are conducted to comply with permit conditions.

     ● A Reclamation Permit from the NDEP-BMRR and reclamation bond amount of $7.7 million, was approved on June 23, 2006. This permit is the State of Nevada’s approval of the POO and is effective with the posting of the reclamation bond with the USFS.

     ● A Tentative Permanent Closure Plan to be administered by the NDEP-BMRR was submitted with the WPCP application and accepted by NDEP-BMRR. A Final Permanent Closure Plan will not need to be developed until 2 years prior to project closure.

     ● NDEP-Bureau of Air Pollution Control (“BAPC”) issued the Air Quality Operating Permit on April 28, 2006 for the Borealis processing facilities. The State of Nevada recently adopted new regulations regarding mercury emissions, and an application was filed under this new State program on September 14, 2006, as a compliance order pursuant to the approved air quality permit. Approval of the mercury permit will be completed when construction begins.

     ● A Surface Area Disturbance (“SAD”) Permit from the NDEP-BAPC was approved and granted to BMC on April 3, 2006 for disturbances associated with construction and mining activities.

     ● The Storm Water Pollution Prevention Plan (“SWPPP”) has been prepared for the project. A Notice of Intent (“NOI”), filing fee, and the SWPPP will be submitted to the Bureau of Water Pollution Control (“BWPC”) 2 days prior to the start of mining operations to obtain coverage under the general National Pollutant Discharge Elimination System (“NPDES”) permit for Nevada mines.

     ● A Spill Prevention, Control, and Countermeasure (“SPCC”) Plan, under the jurisdiction of the U.S. Environmental Protection Agency (“EPA”), will be prepared and implemented before starting operations. The SPCC Plan will provide methods for storing, transporting, and using petroleum products as well as emergency response measures in the event of a release.

     ● A preliminary Emergency Release, Response and Contingency Plan (“ERRCP”) was submitted with the POO. The ERRCP provides methods for storing, using, and transporting process chemicals on site as well as emergency response measures in the event of a release. A final ERRCP will be prepared prior to the start of leaching and processing activities. Both the USFS and the NDEP-BMRR require the ERRCP.

     ● Threatened & Endangered Species Act: No known threatened or endangered species have been identified within or near the project area. A Biological Assessment and Biological Evaluation (“BA/BE”) and a Wildlife Specialist Report were approved by the USFS on June 6, 2006. These reports identified three USFS sensitive plants and two other plant species of concern within the project area. Mitigation measures were developed for these plants and incorporated into the EA and POO. The USFS concluded that the project may impact individual plants and plant habitat but will not likely contribute to a trend towards listing or cause a loss of viability to the population or species.

     ● Historical Preservation Act (Section 107): Consultation with the USFS and the State Historical Preservation Officer (“SHPO”) has occurred in conjunction with the preparation of the EA. The “Heritage Research Final Report, Gryphon Gold, USA, Mining and Exploration Project, Borealis Mine Area” was submitted to the USFS in March 2006. The report identifies prehistoric cultural resources located within and near the project area. This report was approved by the USFS and forwarded to SHPO for their review and comment on April 17, 2006. The SHPO approved the report in early May 2006. Mitigation measures consisting of avoidance and protection were incorporated into the EA and the POO.

     ● Water Rights: Water Rights have been granted by the Nevada Division of Water Resources (“NDWR”) for two production wells located approximately 3 miles south of the project, in the same vicinity as the supply wells from the previous mining operation. Based on historic well productivity records, this water right and point of diversion has the capacity and productivity to meet project needs.

18.3 Background and Status of Permits

18.3.1 Approved Plan of Operations

The Borealis Gold Project is located on public lands within the Humboldt-Toiyabe National Forest, Bridgeport Ranger District. As such, the POO is subject to USFS approval and environmental analysis under NEPA. A project of this magnitude typically requires the preparation and approval of either an Environmental Assessment or an EIS, with the EIS process generally being longer and more comprehensive. Since the Borealis project area has been extensively affected by previous mining operations, the USFS determined that resuming mining operations at the Borealis property would have no significant impact to public lands and that an EA would satisfy the NEPA requirements for this project. Upon completion of the EA, the USFS approved the project and issued a Finding of No Significant Impact on June 19, 2006. This Decision Notice was published in local and regional newspapers along with a description of the project and the environmental management requirements, mitigation measures, and monitoring programs. The USFS determined that their decision was not appealable because no individuals or organizations made adverse or applicable comments during the public disclosure process in October/November 2005, that allowed them the right to appeal the decision. All comments received either favored the project or were outside the jurisdiction of the USFS (Knight Piésold and Co., 2006).

The Plan of Operations (POO #02-04-08) and the Reclamation Permit Application for the Borealis project were originally submitted to the USFS and the NDEP-BMRR in August 2004. Agency review and comment on the plan resulted in BMC agreeing to modify portions of the plan to mitigate environmental impacts. Public notification and solicitation of comments then occurred in October 2005, through notices published in local and regional newspapers and public informational meetings in local towns. No adverse comments were received.

Knight Piésold, under a Third-Party Contractor Arrangement with the USFS, also prepared the Draft EA for the project, which was completed on January 6, 2006. This document was reviewed and commented on by the USFS Interdisciplinary (“ID”) Team consisting of approximately 20 individuals with technical expertise in a variety of disciplines. Based on their comments, the EA was revised and resubmitted on March 8, 2006 as a Final Draft. The POO was also modified to incorporate both earlier review comments and the ID Team comments and was resubmitted on April 10, 2006 to the USFS and the NDEP-BMRR. These documents were essentially complete except for impacts and mitigation measures associated with vegetation and wildlife. The POO also required final review of the reclamation cost estimate and proposed surety bond amount by both agencies.

After the BA/BE was finalized on June 6, 2006 (see below), the EA and POO were updated to reflect the BA/BE analysis and recommended mitigation measures. The final EA was approved on June 19, 2006, with the signing of the Decision Notice. Replacement pages addressing biological mitigation measures and revised reclamation costs were submitted to the USFS and NDEP-BMRR on June 23, 2006. USFS acceptance of the Modified POO was received on June 29, 2006. The reclamation cost estimate included in the POO was also revised in accordance with comments received from the USFS and the NDEP-BMRR.

18.3.2 Water Pollution Control Permit (WPCP)

The Regulations Branch of NDEP-BMRR issues the WPCP to ensure that the waters of the State are not adversely impacted by mining and mineral processing activities. The permit stipulates monitoring measures for the heap leach facility and the waste-rock facilities on site. The heap leach and processing plant are designed as a zero discharge facility.

The Borealis Application for a WPCP was submitted in January 2005. NDEP-BMRR issued a draft fact sheet and permit for review and comment in September 2005. In November 2005, an Interim Supplemental Report was submitted to NDEP-BMRR that covered additional geologic and hydrologic investigative work performed during the summer 2005 field season. On November 28, 2005, NDEP-BMRR initiated the public review process by advertising the intent to issue the permit in the December 1, 2005 edition of the Mineral County Independent-News. The agency received a number of comments, which were addressed in the final notice to issue the permit. The Permit became effective on January 28, 2006.

The Company is currently performing scheduled sampling on eleven ground water monitoring wells with no adverse results.

18.3.3 Reclamation Permit

The Reclamation Branch of NDEP-BMRR issues Reclamation Permits to insure that the disturbance created by mining will be reclaimed to create a safe and stable condition to ensure a productive post-mining land use. In addition to obtaining a Reclamation Permit, an operator must file a surety with NDEP-BMRR or the USFS to guarantee that reclamation will be completed.

When a combination of public and private lands are involved, the NDEP-BMRR requires a 30-day notice period, followed by a 15-day period to respond to comment, which is followed by an 11-day “Notice of Final Decision” period. However, if a project such as Borealis is totally on public lands, then the NDEP-BMRR will use the NEPA environmental analysis to satisfy the public notification process. Once the NDEP-BMRR has received the Decision Notice from the USFS and proof that bonding has been secured, they will issue the Notice of Final Decision, initiating the 11-day review period. During this review period individuals and organizations can comment on the terms of the permit that would require responses by the NDEP-BMRR.

The POO and the Reclamation Permit Application were submitted to NDEP-BMRR on August 5, 2004. The Reclamation Permit documents submitted to NDEP-BMRR are identical to the POO documents submitted to the USFS. An April 2006 update of the application (reflecting changes produced by the EA) was prepared along with an updated version of the reclamation cost estimate and submitted to the agencies as discussed in Section 18.3.1. The NDEP-BMRR comments on the updated POO were limited to the reclamation cost estimate. The NDEP-BMRR requested that the Interim Fluid Management portion of the cost estimate be increased and that some of the mining activities planned for Years 2-4 of the project be included in the initial surety bond for the project. The estimated maximum bond estimate for all activities covered by the POO/Reclamation Plan was $7.7 million and is planned to be reached in stages as the project disturbance increases. A new bond calculation needs to be completed to accurately determine the size and timing of the bond. The USFS will reassess and update the bond estimate and adequacy of the financial surety provided on an annual basis; this frequency is more rigorous than the 3-year frequency that NDEP-BMRR normally requires.

18.3.4 Closure Plans

A mining operation is required to submit a Tentative Permanent Closure Plan at the time of the application for the WPCP. A Final Permanent Closure Plan must be submitted 2 years prior to the anticipated closure of the mine. Both plans must provide closure goals and a detailed methodology of activities necessary to achieve a level of stabilization of all known and potential contaminants at the site.

As discussed above, BMC submitted an application for a WPCP in January 2005. The WPCP Application included a Tentative Permanent Closure Plan and, since the WPCP has been issued, the Tentative Permanent Closure Plan is considered complete.

18.3.5 Air Quality Permit

The NDEP-BAPC has jurisdiction of air quality programs for Mineral County, Nevada. Air quality regulations require the BMC to secure an Air Quality Permit before it can begin construction of facilities. Since the operations are expected to emit less that 100 tons per year for any one regulated pollutant, less than 25 tons per year of total defined hazardous air pollutants, and less than 10 tons per year of any one hazardous air pollutant, the project qualifies for a Class 2 permit.

Based on the plant layout and equipment list, Knight Piésold prepared an emission inventory and application that was submitted in February 2006. Air dispersion modeling was performed by McVehil-Monnett Associates, Inc. in April 2006 to assist in the processing of the application. The NDEP-BAPC issued Air Quality Operating Permit AP1041-2125 to BMC on April 28, 2006.

In March of 2006, the Nevada Department of Conservation and Natural Resources-State Environmental Commission adopted amendments to the stationary source operating permits program to create the Nevada Mercury Air Emissions Control Program (“NMAECP”). This new program requires mercury air emission controls at precious metal mining facilities, as an adjunct to the current operating permit to construct program. The program applies to precious metals mining facilities that process mercury-containing ore and use thermal treatment processes that have the potential to liberate mercury into the atmosphere. The program requires maximum achievable control technologies (“MACT”) be applied to new and existing sources. This new program is currently being implemented and an application was filed for the Borealis project on September 14, 2006. Because the Borealis air quality permits were in process at the time the new mercury program was adopted, it was agreed with NDEP-BAPC that conformance with the mercury permit program would be addressed via a compliance order from NDEP-BAPC on the approved air quality permit to apply under the new program. This process avoided significant delays that could otherwise have been encountered with this entirely new permit program. NDEP-BAPC is currently reviewing this application and permit issuance is pending.

The ADR plant equipment contains all mercury control systems required for the NMAECP.

A SAD permit, allowing surface disturbance for construction and mining activities, prior to facility operations, was submitted at the same time as the Class 2 permit application and was approved on April 3, 2006.

18.3.6 Storm Water Permit

The Federal Clean Water Act includes requirements for the control of storm water discharges. The State of Nevada has addressed these requirements by issuing a General Permit for Storm Water Discharges Associated with Industrial Activity from Metal Mining Activities. Eligible dischargers are required to request inclusion in the general Permit by: (1) submitting a NOI and filing fee to the NDEP 2 days prior to commencing operation, and (2) preparing and implementing a SWPPP. This plan must identify potential sources that would possibly affect water quality, and describe the practices that will be used to reduce pollutants in storm water discharges from the facility. A SWPPP has been developed for the project. At this point, it is only necessary to submit the NOI, filing fee, and a copy of the SWPPP 2 days prior to the start of operations.

18.3.7 Spill Prevention, Control, and Countermeasure Plan (SPCC)

A mine on the Borealis property will be a facility that has a total aboveground oil storage capacity greater than 1,320 gallons. Therefore, the operation will be required to comply with the EPA’s SPCC Plan requirements. This plan will be specific to petroleum products and does not address other chemicals or materials used at the site. The rules require that the operation prepare and implement a SPCC Plan before starting operations. A copy of the SPCC Plan must be submitted to the USFS Bridgeport Ranger District.

18.3.8 Emergency Release, Response, and Contingency Plan (ERRCP)

A preliminary ERRCP was included in the POO. The ERRCP addresses the storage, use, and transport of process chemicals on site including cyanide. The ERRCP provides measures for responding to unplanned spills and releases, spill prevention, spill containment, medical emergencies, emergency communications, and regulatory reporting. The ERRCP will be updated with site-specific information once the processing facilities are constructed and project personnel are in place. Copies of the final ERRCP will be distributed to the USFS Bridgeport Ranger District and the Regulatory Branch of NDEP-BMRR.

18.3.9 Threatened and Endangered Species Act

The Endangered Species Act requires that federal agencies protect threatened and endangered (“T&E”) species. Implementation of the law and regulations involves the preparation of a BA/BE for the project area. A draft of the BA/BE, prepared by JBR Environmental Consultants, Inc. (“JBR”), was submitted to the USFS in January 2006. This report was based on vegetation and wildlife surveys conducted by JBR in 2004 and 2005 that found no federally listed threatened, endangered, or candidate species in or near the Borealis project site. A total of four USFS sensitive plant species and two plant species of concern were identified within or in close proximity to the project area. Although these plants are not considered to be T&E species, they are relatively rare and could someday qualify for listing. Of the six plant species identified, four would be impacted by the project to some extent. No sensitive wildlife or wildlife species of concern were identified on site.

JBR reissued the Draft BA/BE in early March 2006, with changes in formatting requested by the USFS and additional information on plant occurrence, the extent of projected impacts, and proposed mitigation measures. JBR and Knight Piésold personnel subsequently met with the USFS Botanist and the Bridgeport District Wildlife Biologist on April 17, 2006 to discuss the occurrence of the plants, projected and cumulative impacts to the plants, and appropriate mitigation measures. The BA/BE was subsequently revised to incorporate the USFS comments and was submitted as a final draft on April 21, 2006. The USFS edited this document internally and issued it as a final document on June 6, 2006. The plant mitigation measures included in the BA/BE were subsequently incorporated in the EA and the POO.

18.3.10 Historical Preservation Act

Preservation of cultural resources is required by the terms of the National Historic Preservation Act. The process to satisfy the requirements of the law is commonly referred to as “106 Consultation”. The USFS and SHPO are charged with enacting the terms of the act for this project. The law and regulations require the investigation of potential cultural resources, and the evaluation of such resources, if any are found. Also, there must be an assessment of the effects the project may have on the identified cultural resources.

The Borealis project area contains numerous prehistoric cultural resources, as the area was used by prehistoric Native Americans to quarry stone and make stone tools and hunting points. Extensive cultural resource surveys and treatment plans were implemented prior to and during the previous mine operations. Some historic mining artifacts were also identified during previous surveys, but they were not historically significant and are not an issue for this project.

Desert Research Institute (“DRI”) conducted a cultural resource survey of the project area in June and July 2005. The cultural resource survey identified seven prehistoric sites within or partially within the Borealis project area that were recommended as being eligible for inclusion in the National Register of Historic Places (“NRHP”). Four of these sites were disturbed to a small degree (e.g., two-track roads) by previously approved mining activity. The POO will limit the disturbance in these areas to the same areas previously disturbed (i.e., there would be no incremental impact on these sites). Two of the three remaining NRHP-eligible sites will not be impacted by proposed mining activity. BMC modified the location and design of one of its waste-rock facilities to avoid impacting the seventh and final NRHP-eligible site.

A draft of the cultural resources survey was submitted to the USFS in September 2005. Comments were received from the USFS in December 2005 and were incorporated into a final draft report that was submitted to the USFS on January 9, 2006. The projected impact and mitigation measures included in this report were also included in the Draft EA that was submitted at about the same time. After USFS review, a final report was issued in March 2006. The USFS approved this report and forwarded it to SHPO for review and comment on April 17, 2006. The SHPO, which had been consulted during the project, did not have any comments or changes.

Impacts to cultural resource sites are expected to be minimal with three small, non-NRHP-eligible lithic scatters being destroyed and three other similar sites potentially impacted to a small degree by nearby mining activities.

18.3.11 Water Rights

BMC submitted a water rights application for the historic production wells located 3 miles southwest of the process site. These applications were based on developing two new production wells in the same location as the old production wells that were deactivated. Water rights have been approved and awarded to BMC by the NDWR. Once the water wells are put into production, historic production records suggest that BMC will have an adequate supply of process water for the duration of the project.

18.4 Other Minor Permits and Authorizations

In addition to the permits listed above, there are a number of miscellaneous permits, licenses, authorizations, or plans that will be required for the project. These permits are necessary, but not considered cumbersome or time consuming to secure. The following list (Table 18.1) includes all known minor permits that may be required and the corresponding regulatory agency:

Table 18.1 – Other Minor Permits and Authorizations

Permit/License/ Authorization/Plan	Agency	Comments
Explosives License or Permit	U.S. Department of Justice, Bureau of Alcohol, Tobacco, Firearms and Explosives	Requires submitting identification information for employees who are authorized to possess explosive materials. ATF will act on the application in 90 days.
Hazardous Waste Generator Number (Registration)	EPA and NDEP	Application to be submitted to EPA and NDEP. The operation is expected to qualify as a conditionally exempt small generator.
Drinking Water Supply (Approval of Plans)	NDEP – Bureau of Safe Drinking Water (“BSDW”)	Submit facility design and demonstrate that a BSDW certified operator will control the treatment system. Supplied drinking water may be substituted if the treatment system is expensive to install and operate.
Radio Communications Permit	Federal Communications Commission (“FCC”)	Pending FCC Approval.
MSHA Identification Number and MSHA Coordination	U.S. Department of Labor Mine Safety and Health Administration (“MSHA”)	BMC has submitted registration and coordinated discussions with MSHA.
Building Permit	Mineral County Fire Marshall	A full set of plans to Mineral County Fire Marshall for approval. Commercial trailer/modular building plans must be submitted.
Special Use Permit	Mineral County, Planning Commission	Arrange for a meeting to present Borealis project for special permitting.
Septic Tank (Small Capacity Commercial Wastewater Disposal System)	NDEP-Bureau of Water Pollution Control	Design for septic tank must be submitted for review. Filled percolation tests are required.
Notification of Commencement or Closing of Mine Operations	Nevada Department of Business and Industry, Division of Industrial Relations, Mine Safety Section	Form to be filed upon determination of a start date.
Industrial Artificial Pond Permit	Nevada Department of Wildlife	Complete
Fire Protection Certification	Nevada Department of Public Safety; Nevada State Fire Marshall	Contact will be made with the State Fire Marshall.
Right of Way for a Power Line (approximately 5,000 linear ft)	BLM USFS	Complete Application under Review

18.5 Other Information

The QP authors of this report are not aware of any other relevant data and information for the current technical report on the resources of the Borealis Gold Project that have not been discussed in this report.

19.0 Interpretation and Conclusions

19.1 Geology

The Borealis high-sulfidation system is one of the largest areas of epithermal alteration and mineralization in the state of Nevada, estimated at more than 20 square miles. Gold deposits occur in hydrothermal breccias and replacements within thick sequences of Miocene pyroclastic rocks/tuffs, andesite flows, dacite flows, breccias, and lahars. More than half of the district is covered by variable thickness of alluvial gravel in a pediment environment. At depth, gold is closely associated with pyrite and minor marcasite in hydrothermal breccias, but near-surface deposits are oxidized up to 500 feet deep. Mineralization is commonly characterized by sub-horizontal low-grade gold aureoles within volcanic units surrounding steeply dipping high-grade zones following structures. These deposits occur primarily in northeast-trending zones of silicification in the mined portion of the district. Structures in the district are dominantly northeast-striking normal faults with locally steep dips, generally west-northwest-striking range-front faults with steep southerly dips, and north to north-northeast-striking zones similar to the Graben trend. All three structural sets control gold mineralization in different parts of the district.

19.2 Geophysics

Projections of known alteration and mineralization beneath covered areas are complemented by geophysics to define and prioritize targets. Resistivity highs successfully track favorable trends of extensive silicification and will be used in the current program in searching for extensions of deposits along known trends. Geophysical data found to be most useful for defining pediment exploration targets are IP, aeromagnetics, and resistivity. In particular, aeromagnetic (lows) and IP (chargeability and resistivity highs) data identify the most favorable covered targets and help site drill holes, especially where magnetics and IP show coincident anomalies. CSAMT definitions of resistivity highs are especially useful for developing specific drill locations.

19.3 Gold Deposits

Using the geologic model of flat-lying lower-grade surrounding steeply dipping higher-grade deposits, with variations to either end member, allows a flexible interpretation to be applied to any of the mineralized areas. Some flat-lying deposits may have several layers such as the three separate stacked layers at different elevations clearly identified in the Borealis deposit. An example of a large flat low-grade zone surrounding a narrow steep high-grade zone is clearly shown in the Graben deposit. Also, there is evidence in several deposits that more than one high-grade feeder structure may be present.

The most effective method of identifying and illustrating the configuration of low-grade and high-grade zones is by grade-boundary contouring. Using this method the project geologist interprets the shape of the gold deposit by connecting zones of similar grades from hole to hole with contours of two or more grade levels. This results in the identification of the possible controls of mineralization. This information can then be applied to the search for extensions of mineralized zones, and the model of grade contours can be used to help guide and control mineral resource estimation.

19.4 Mineral Resources

Models were interpreted for the overburden (alluvium plus Coal Valley Formation), the depth of oxidation, the depth of mixed oxides and sulfides, and an alluvial gold deposit previously unrecognized. Grade zones constructed with a better understanding of the geologic conditions were used to allow better conformation of the mineral resource models to the geology.

19.5 Mining

A staged sequence of mine development warrants further consideration and analysis. Conceptually, potential future development of the near-surface, heap leachable oxide and mixed resources offers an option for a relatively low initial capital cost, early-stage mining operation; followed by a systematic mine expansion and increase of gold production by including additional oxide and potentially sulfide mineralization in the operation.

Additional information is required to optimize the most cost effective progression of the Borealis project towards becoming a viable mining operation. Recommendations of work required are detailed in Section 20.0, Recommendations.

19.6 District Exploration

A wealth of exploration data exists in the files of the Borealis project. All of this data has been digitized and the 150,000 plus pages of data, which is largely exploration information, have been entered into a digital database making it easily accessible. The district has been mapped geologically on several scales and an excellent map exists at a scale of 1 inch = 1,000 feet. Many thousands of rock chip and soil samples have been taken of surface materials and analyzed for multiple trace elements from which multiple geochemical anomalies have been developed and mapped. The district has been flown with a helicopter survey for magnetics, resistivity, and VLF, and many other local geophysical surveys have been conducted over selected portions of the property. All of these data are excellent in quality and provide adequate coverage of the district for geological, geochemical and geophysical information. Using this cumulative data, over 2,600 drill holes have tested many of the anomalies; approximately 500 of these holes have been used for testing targets in the district outside of the central Borealis Mine area. However, most of the 500 holes were concentrated in the delineation of the Cerro Duro, Jaimes Ridge, and Purdy Peak deposits. Some of the drill hole logs have been hastily prepared or logged by inexperienced geologists, so the logs sometimes have inadequate information. Where drill samples are available, re-logging is necessary.

Most of the drill holes in the outlying areas are relatively shallow (<500 feet) and originally designed to explore for near surface oxidized gold mineralization. As determined by recent Gryphon Gold drilling there is extensive untested potential in the district.

Discovery potential in the Borealis district includes oxidized gold mineralization adjacent to existing pits, new oxide gold deposits at shallow depth, gold associated with sulfide minerals below and adjacent to the existing pits, deeper gold-bearing sulfide mineralization elsewhere on the property. Expansion of gold mineralization adjacent to existing pits provides the best potential for rapid development of additional mineral resources. Projection of known mineralized structures and trends into covered areas provides the best potential for discovery of new deposits, including both near-surface oxide and deeper sulfide systems.

Because more than half of the district is covered by alluvium and this pediment area has very few drill holes in it, geophysical techniques, along with projection of known mineralization, will be used to identify and locate specific drill targets. Most of the strongest aeromagnetic lows are coincident with IP highs, and this combination appears to identify specific drill targets beneath the pediment. An example of one of these being tested by drilling is the discovery of the Freedom Flats deposit. The aeromagnetic lows with IP highs along known mineral trends represent excellent exploration targets within a significant mineralized district. CSAMT surveys seem to be best suited for defining specific drill targets. Additional geophysical surveys will be needed to refine specific drill-site locations in testing these targets.

The geology of the Borealis district has many of the characteristics of districts where multiple gold deposits have been, and are being, discovered. A good analogy is the Yanacocha district in Peru, where the combination of lithology and structure provided the sites for numerous large high-sulfidation gold deposits. Using that analogy and the similarities in geology, it is likely that several more high-value gold deposits are waiting to be discovered in the Borealis district.

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20.0 Recommendations

Telesto Nevada, Inc. and the authors of this document recommend that the Borealis project be put into production.

Other goals of the Borealis Gold Project going forward are to increase current resources and discover and delineate new deposits within the greater Borealis property.

One way to increase current resources is to upgrade the substantial inferred classification of mineralization that has been identified. Much of this is supported by wide-spaced drilling and could be brought into the measured and indicated classifications with additional drill holes. The new block model sections and plans need to be reviewed and areas identified where additional drilling could, in the near-term, upgrade inferred mineralization, mainly in the areas of oxidized material. As part of this analysis, a drilling plan should be formulated and implemented with regard to the overall mine development plan. While this program is still conceptual, it is estimated that approximately $1,000,000 is sufficient for this drilling. Using costs from Gryphon Gold’s recent drilling this represents 100 holes at approximately $10,000 per hole, which includes all costs of drilling, consumables, support, permitting, and reclamation. This program would be carried out over three years.

In addition, further sampling of the historical heaps and dumps are recommended because of the immediate potential to move untested and inferred resources into indicated resources that may be considered for reserves. An additional 25 holes are recommended to test the remaining untested heaps and dump with an approximate cost of $125,000. These holes would be less than 100 feet deep and using recent Gryphon Gold drilling, the total costs for each hole would be approximately $5,000.

Once a new resource estimate and block model is complete, a new feasibility study should be prepared to allow the exploitation of those resources. The cost of updating this technical report is estimated to be $125,000.

Core drilling in the identified oxide ore zones should be done to collect geological and metallurgical samples. The cost of this program is estimated to be $250,000.

It is also recommended that the district-wide exploration program continue with particular emphasis on the Lucky Boy and Sunset Wash targets. Drilling should continue on these two targets working toward possible discovery of additional high-sulfidation gold deposits. Drilling is also recommended in the Cerro Duro and Jaimes Ridge area to explore for additional near-surface oxidized gold mineralization that could increase the resource base. Outside of these drill targets, work should continue on developing other areas where exploration can find oxidized gold mineralization that could be brought into production in the near-term and deeper high-grade gold mineralization for its long-term potential. Initially this drilling will consist of 12 to 24 widely spaced drill holes at an estimated cost of $1 to 2 million.

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21.0 References

A partial list of references that were used in support of this study follows:

Abel, J., 2008, Slope Stability Report for the Borealis Mine, June 15, 2008.

Bechtel Group, Inc., Engineering Study of the Borealis Gold Plant, December 1980.

Behre Dolbear & Company, Inc., 2004, The Borealis Gold Project, Nevada: A Preliminary Scoping Study of Project Development. Unpublished report for Gryphon Gold Corp., June 7, 2004, 108 pp.

Benedict, J.F., and A.K. Lloyd, 1998, 1998 Drilling Report and Recommendations. Cambior Exploration (USA), Inc. Unpublished Report. July 26, 1998, 14 pp.

Bloomstein, E.I., 1992, April 1992 Monthly Report Quartz-Pyrite Alteration Graben area, Borealis Project. Santa Fe Pacific Mining, Inc. Internal Correspondence, May 13, 1992, 24 pp.

Buchanan, L.J., 1981, Precious metal deposits associated with volcanic environments in the Southwest, In Dickinson, W.R., and Payne, W.D., eds., Relations of tectonics to ore deposits in the southern Cordillera: Tucson, Arizona Geological Society Digest XIV, p. 237-262.

Chemex, 1986, Report on Fire Assay and Cyanide Leach Results Reported to Tenneco, Hawthorne, during the 1986 Season; November 1986, 5 pp.

Corbett, J.D., 2000, Geophysical Data Review, Borealis Project for Golden Phoenix Minerals Inc. May 2000, 46 pp.

Echo Bay Mines, 1986, Monthly Report (by Tony Eng), August 1986, 6 pp.

Eng, T., 1990, Geology and Mineralization of the Freedom Flats Gold Deposit, Borealis Mine, Mineral County, Nevada; Echo Bay Mines report, 39 pp.

Eng, T., 1991, Geology and Mineralization of the Freedom Flats Gold Deposit, Borealis Mine, Mineral County, Nevada: in Raines, G.L., et al, editors, Geology and ore deposits of the Great Basin: symposium proceedings, Geological Society of Nevada, Reno, vol. 2, p. 995-1019.

Galactic Resources Ltd, 1991, 1990 Annual Report, May 1991.

Golden Phoenix Minerals, Inc., 1999, Reserves Mined and Remaining, fax from Mike Fitzsimons of Gold Phoenix Minerals to John Whitney, 7 pp.

Golden Phoenix Minerals, Inc., 2000, Borealis Gold Project Descriptions: Golden Phoenix Minerals, Inc. public report, 6 pp.

Golden Phoenix Minerals, Inc., 2004, 2003 Annual Report, May 2004.

Hoegberg, H., 2000, Tonnage Factor Determinations, Borealis Deposit, Mineral County, Nevada: May 6, 2000, unpublished report, 9 pp.

Honea, R.M., 1988, Mineralogy of Metallurgical Test Samples, Non-published report to Echo Bay Mines Ltd., April 1988.

Honea, R.M., 1993, Polished Section Examination, Non-published report to Santa Fe Pacific Mining, August 1993.

Houston International Minerals Corporation, 1981, Effect of Soluble Pb on Extraction of Au and Ag, HIMC Internal Memo, September 1981.

Houston International Minerals Corporation, 1982, Column Leach Test on East Ridge “Denser Silica,” HIMC Internal Memo, July 1982.

Houston International Minerals Corporation, 1983a, Column Leach Test #1 through #7, HIMC Internal Memo, May 1983.

Houston International Minerals Corporation, 1983b, Use of Sel-Rex Solution for Agglomeration, HIMC Internal Memo, May 1983.

Houston International Minerals Corporation, 1983c, Bag Leaching Testwork, HIMC Internal Memo, May 1983.

Houston International Minerals Corporation, 1983d, Column Leach Test on East Ridge –Borealis Type Ore, HIMC Internal Memo, July 1983.

Houston International Minerals Corporation, 1984, Preliminary Report on Marginal Ore Leaching, HIMC Internal Memo, March 1984.

Houston International Minerals Corporation, 1986, Leach Test on Northeast Ridge, HIMC Internal Memo, January 1986.

Ivosevic, S.W., 1979, 1978 Progress Report on Borealis Au Project, Ramona District, Mineral County, Nevada; Houston International Minerals Co. Report, April 1979, 86 pp.

JBR Environmental Consultants, 2004, Vegetation Survey Report Borealis Mine Site, Completed for Gryphon Gold Corporation, August 26, 2004, 22 pp.

Judy, S.A., 2006a, Investigation of Clay Alteration in the Freedom Flats Deposit, Mineral County, Nevada Using Applied Reflectance Spectroscopy and X-Ray Diffraction, Non-published internal report, Gryphon Gold Corporation, May 2006, 3 pp.

Judy, S.A., 2006b, Investigation of Clay Alteration in the Graben (Fence of Holes) Deposit, Mineral County, Nevada Using Applied Reflectance Spectroscopy and X-Ray Diffraction, Non-published internal report, Gryphon Gold Corporation, May 2006, 1 pp.

Judy, S.A., 2006c, Investigation of Clay Alteration in the Graben Deposit, Mineral County, Nevada Using Applied Reflectance Spectroscopy, Non-published internal report, Gryphon Gold Corporation, May 2006, 3 pp.

Judy, S.A., 2006d, Spectrographic Analysis of the North Graben Cross-Section, Borealis Deposit, Mineral County, Nevada, Non-published internal report, Gryphon Gold Corporation, May 2006, 3 pp.

John T. Boyd Co., 1981, Reserve Study and Mining Plan, Borealis Project, Mineral County, Nevada; January 1981, 103 pp.

Kirkham, R.A., 1987, Graben Extension-1987 Exploration Program, Final Report: Echo Bay Mines unpublished report and appendices, 7 pp.

Knight Piésold and Co., 2006, Plan of Operations for USDA Forest Service and Reclamation Permit Application for a Mining Operation for the NDEP, Volumes I and II, March 2006.

Knight Piésold and Co., 2003, Borealis Project Engineering and Environmental Evaluation and Pre-Feasibility Cost Estimates, Report of Findings; June 2003, 43 pp.

Kortemeier, C.P., 1993, Monthly Activity Reports (Borealis): various Santa Fe Pacific Mining Inc. unpublished monthly reports.

Metallic Ventures Gold, Inc., 2004, 2003 Annual Report, 40 pp.

Noble, A.C., (Ore Reserves Engineering), 2005, Canadian NI 43-101: Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, May 2005.

Noble, A.C., (Ore Reserves Engineering), 2007, Gryphon Gold Corporation, Borealis Mining Company, Canadian NI 43-101: Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, August 15, 2006, Revised January 11, 2007.

Santa Fe Pacific Mining, 1994, Monthly Activity Report; July 1994, 5 pp.

Silberman, M.L. and C.W. Chesterman, 1991, A Description of the Bodie Hills and Bodie Mining District, Mono County, California with annotated road log from Bridgeport to Bodie. In: R.H. Buffa and A.R. Coyner (Editors), Geology and Ore Deposits of the Great Basin, Field Trip Guidebook Compendium. Vol. 2, pp. 601-618.

Steininger, R.C., and D.E. Ranta, 2005, Geology of the high-sulfidation Graben gold deposit, Borealis District, Mineral County, Nevada: in Rhoden, H.N. et al, editors, Symposium 2005, Window to the World: symposium proceedings, Geological Society of Nevada, Reno, Vol. 1, pp. 385-398.

Steininger, R.C., 2007, Borealis Drill Hole Assay Quality Assurance Program, Non-published internal report, Gryphon Gold Corporation, October 2007.

Strachan, D.G., 1981, Ore Mineralogy at Borealis, Non-published internal report, Houston Oil and Minerals, October 1981.

Vanderburg, 1937, Reconnaissance of mining districts in Mineral County, Nevada: U. S. Bur. Mines Info. Circular 6941, 79 pp.

Washington Group International, Inc., 2003, Review of the Metallurgy of the Borealis Mine: unpublished report to Gryphon Gold Corporation, June 2003, 25 pp.

Welsh, J.D., and Associates, 1996, Borealis Gold Redevelopment Project, Mineral County, Nevada. Welsh internal company report, September 1996, 29 pp.

Whitney, J.W., 1996, Recap of Borealis Mining History, Recoveries, and Remaining Potential Resources: letter to John D. Welsh, J.D. Welsh & Associates, 3 pp.

Whitney and Whitney, Inc., 1996, Borealis Project, Recap of Borealis Annual Processing Plant Throughput and Recoveries 1982-1990: letter to John D. Welsh, J.D. Welsh & Associates, 10 pp.

Whitney and Whitney, Inc., 1999, Borealis Project, Target Zone Definition: memorandum to Michael Fitzsimonds, Golden Phoenix Minerals, Inc., 7 pp.

Whitney, J.W., 2004, Borealis Project, Large Gold Resource Target: memorandum to Gryphon Gold Corp., 3 pp.

22.0 Certificate of Author

John R. Danio, P.E.
Senior Associate
Telesto Nevada, Inc.
5490 Longley Lane
Reno, Nevada 89511
Telephone: 775.853.7666
Fax: 775.853.9191
Email: jdanio@telesto-inc.com

Certificate of Author

I, John R. Danio, P.E. do hereby certify that:

1	I am a Senior Associate with Telesto Nevada, an engineering firm located in Reno, Nevada, USA,

2	I graduated from the Colorado School of Mines with a Bachelor of Science Degree in Mining Engineering in 1973,

3	I am a Registered Professional Engineer in the State of Colorado, No. 14996,

4	I have practiced my profession as an engineer continuously since graduation for a total of 36 years,

5

I have read the definition of “Qualified Person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of education, registration as a professional engineer and past relevant work experience, I fulfill the requirements to be a “Qualified Person” for the purposes of NI 43-101,

6

I am responsible for the overall preparation of this report entitled “Pre- Feasibility Study of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, Revised and Restated as at September 17, 2009”, and prepared for Gryphon Gold Corporation, (the “Pre-Feasibility Study”). I developed the capital and operating cost updates, mine plans and revenue estimates. My last personal inspection of the Borealis property was on 5 March 2008 for a duration of one day,

7

My involvement with the Borealis property is to serve in a consulting capacity to Gryphon Gold assisting with the potential to open the property utilizing open pit, heap leach processing to produce gold and silver. This involvement has been from March 2008 through the present,

8

As of the date of this certificate, to the best of my knowledge, information and belief, the Pre-Feasibility Study contains all scientific and technical information that is required to be disclosed to make the study not misleading,

9	I am independent of the issuer applying all of the tests of Section 1.4 of NI 43-101,

10	I have read NI 43-101 and Form 43-101F1, and the Pre-Feasibility Study has been prepared in compliance with that instrument and that form,

11

I consent to the filing of the Pre-Feasibility Study with the stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Pre-Feasibility Study.

Dated this 17th day of September, 2009.

Signed John R. Danio, P.E.
Colorado Registered Professional Engineer
No. 14996

Roger C. Steininger, Ph.D., CPG
Consulting Geologist
Reno, Nevada 89509
USA
Telephone: 775-323-7775
Fax: 775-323-1134
Email: audoctor@aol.com

CERTIFICATE OF AUTHOR

I, Roger C. Steininger, CPG, do hereby certify that:

1.	I am a self employed Consulting Geologist doing business as: Roger C. Steininger, Ph.D.

Consulting Geologist 3401 San Mateo Avenue Reno, Nevada 89509 USA

2.	I graduated from Western Michigan University with a Bachelor of Science Degree in Geology in 1964.

3	I graduated from Brigham Young University with a Masters of Science Degree in Geology in 1966.

4.	I graduated from Colorado State University with a Ph.D. in Earth Resources (Geology option) in 1986.

5.

I am a Certified Professional Geologist with the American Institute of Professional Geologists, Certification Number 7417. In addition, I am a Registered Member of the Society for Mining, Metallurgy, and Exploration (SME) and a Fellow of the Society of Economic Geologists (SEG).

6.	I have practiced my profession as a geologist continuously since graduation from Brigham Young University for a total of 42 years.

7.

I have read the definition of “Qualified Person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, registration as a Certified Professional Geologist, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “Qualified Person” for the purposes of NI 43-101.

8.

I am responsible for contributing to the preparation of the technical report entitled “Pre-Feasibility Study of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, Revised and Restated as at September 17, 2009”, and prepared for Gryphon Gold Corporation, (the “Pre-Feasibility Study”). I helped prepare the sections dealing with the property and deposit geology, exploration, drilling and sampling of existing heaps and dumps, sampling, interpretation and conclusions, and recommendations relating to the Borealis Gold property, which are outlined in Sections 1 to 15, 16.2, 16.7 and 17 to 21 of the Pre-Feasibility Study. I have visited the Borealis property on numerous occasions. My last personal inspection of the property was on July 13, 2009 for a period of three days.

9.

My involvement with the Borealis property is to serve in a consulting capacity to Gryphon Gold, assisting with understanding the geology, planning exploration, and directing the drilling programs. This involvement has been from October 2003 through the present.

10.

As of the date of this certificate, to the best of my knowledge, information and belief, the Pre-Feasibility Study contains all scientific and technical information that is required to be disclosed to make the Pre-Feasibility Study not misleading.

11.	I am NOT independent of the issuer applying all of the tests of Section 1.4 of NI 43-101.

12.	I have read NI 43-101 and Form 43-101F1, and the Pre-Feasibility Study has been prepared in compliance with that instrument and that form.

13.

I consent to the filing of the Pre-Feasibility Study with stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Pre-Feasibility Study.

Dated this 17th day of September, 2009.

______________________________
Roger C. Steininger PhD
AIPG CPG #7417

Steven D. Craig, CPG
Senior Geological Consultant
Reno, Nevada 89508
USA
Telephone: 775-815-8456
Email: scraigreno1@aol.com

CERTIFICATE OF AUTHOR

I, Steven D. Craig, CPG, do hereby certify that:

1.	I am Senior Consulting Geologist and contracted to: Gryphon Gold Corporation 5490 Longley Lane Reno, Nevada, 89511 USA

2.	I graduated from Western State College with a Bachelor of Arts Degree in Geology in 1974.

3.	I graduated from Colorado State University with a Masters of Science Degree in Economic Geology in 1980.

4.

I am a Certified Professional Geologist with the American Institute of Professional Geologists, Certification CPG #10997. In addition, I am a Member of the Society for Mining, Metallurgy, and Exploration (SME).

5.	I have practiced my profession as a geologist continuously since graduation from Western State College for a total of 35 years.

6.

I have read the definition of “Qualified Person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, registration of a Certified Professional Geologist, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “Qualified Person” for the purposes of NI 43-101.

7.

I am responsible for contributing to the preparation of the technical report entitled “NI 43-101 Pre-Feasibility Study of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, Revised and Restated as at September 17, 2009”, and prepared for Gryphon Gold Corporation, (the “Pre-Feasibility Study”). I helped prepare the sections dealing with the property and deposit geology, exploration, drilling and sampling of existing heaps and dumps, sampling, interpretation and conclusions, and recommendations relating to the Borealis gold property and are outlined in Sections 4 to 15, 18 to 20 of the Pre-Feasibility Study. I have visited the Borealis property on numerous occasions since 1984. My last personal inspection of the property was on August 5, 2009 for a period of one day.

8.

My involvement with the Borealis property is to direct the exploration and geological program for Gryphon Gold and ensuring that all government issued permits are kept current and remain in regulatory compliance. This involvement has been from January 2006 through the present.

9.

As of the date of this certificate, to the best of my knowledge, information and belief, the Pre-Feasibility Study contains all scientific and technical information that is required to be disclosed to make the Study not misleading.

10.	I am NOT independent of the issuer applying all of the tests of Section 1.4 of National Instrument 43-101.

11.	I have read NI 43-101 and Form 43-101F1, and the Pre-Feasibility Study has been prepared in accordance with that instrument and that form.

12.

I consent to the filing of the Pre-Feasibility Study with the stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Pre-Feasibility Study.

Dated this 17th day of September, 2009.

_________________________________
Steven D. Craig,
AIPG CPG 10997

Jaye T. Pickarts, P.E.
Knight Piesold and Co.
Denver, Colorado 80265
USA
Telephone: 303-629-8788
Fax: 303-629-8789
Email: jpickarts@knightpiesold.com

CERTIFICATE OF AUTHOR

I, Jaye T. Pickarts, P.E. do hereby certify that:

1.	I am a Principal Metallurgical Engineer employed by: Knight Piesold and Co.

1580 Lincoln Street, Suite 1000 Denver, Colorado 80265 USA

2.

This certificate relates to the “NI 43-101 Pre-Feasibility Study of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, Revised and Restated as at September 17, 2009”, and prepared for Gryphon Gold Corporation, (the “Pre-Feasibility Study”).

3.	I graduated from the Montana College of Mineral Science and Technology, Butte, Montana with a Bachelor of Science Degree in Mineral Processing Engineering in 1982.

4.

I am a Licensed Professional Engineer in the State of Colorado, USA, PE 37268. In addition, I am a Member of the Society for Mining, Metallurgy, and Exploration (SME) and a member of the Mining and Metallurgical Society of America (MMSA).

5.	I have practiced my profession as a mineral processing/metallurgical engineer continuously since graduation for a total of 25 years.

6.

I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101") and certify that by reason of my education, registration of a professional engineer, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

7.

I am responsible for preparing the 2004 metallurgical test plan for the existing heaps and dumps, reviewing the test data, and reporting and analyzing these results. I have prepared the metallurgical data in Section 16 of the Pre-Feasibility Study, exclusive of Sections 16.2 and 16.7. I visited the Borealis Project on 12 May 2004 for a period of one day. The date of my most recent visit was February 23, 2006, during which time I spent 1 day on the property.

8.

I have had prior involvement with the property that is the part of the Pre-Feasibility Study. The nature of my prior involvement is preparation of the metallurgical test work evaluation and conceptual processing flow sheet for the plan of operation during June to October 2004.

9.

As of the date of this certificate, to the best of my knowledge, information and belief, the Pre-Feasibility Study contains all scientific and technical information that is required to be disclosed to make the Pre- Feasibility Study not misleading.

10.	I am independent of the issuer applying all of the tests of section 1.4 of NI 43-101.

11.	I have read NI 43-101 and Form 43-101F1, and the Pre-Feasibility Study has been prepared in compliance with that instrument and that form.

12.

I consent to the filing of the Pre-Feasibility Study with stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Pre-Feasibility Study.

Dated this 17th Day of September, 2009.

___________________________________
Jaye T. Pickarts, PE 37268

Kim D. Drossulis
Senior Engineer
Telesto Nevada, Inc.
5490 Longley Lane
Reno, Nevada 89511
Telephone: 775.853.7666
Fax: 775.853.9191
Email: kdrossulis@telesto-inc.com

Certificate of Author

I, Kim D. Drossulis, do hereby certify that:

1	I am a Senior Engineer with Telesto Nevada, an engineering firm located in Reno, Nevada, USA,

2	I graduated from the University of Utah School of Mines with a Bachelor of Science Degree in Mining Engineering in 1980,

3	I have practiced my profession as a mining engineer continuously since graduation for 29 years,

4	I am a Registered Member of the Society for Mining, Metallurgy & Exploration under membership number 4156660 as well as a member of the Geological Society of Nevada,

5

I am responsible for Chapter 17 of this report entitled “NI 43-101 Pre-Feasibility Study of the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, USA, Revised and Restated as at September 17, 2009”, and prepared for Gryphon Gold Corporation, (the “Pre-Feasibility Study”). I assisted in developing the capital and operating cost updates, and the mine plans. I worked at the site for a period of five years, My last personal inspection of the Borealis property was on 5 March 2008 for a duration of one day,

6

My involvement with the Borealis property is to serve in a consulting capacity to Gryphon Gold assisting with the potential to open the property utilizing open pit, heap leach processing to produce gold and silver. This involvement has been from March 2008 through the present,

7

As of the date of this certificate, to the best of my knowledge, information and belief, the Pre- Feasibility contains all scientific and technical information that is required to be disclosed to make the Assessment not misleading,

8	I am independent of the issuer applying all of the tests of Section 1.4 of NI 43-101,

9	I have read NI 43-101 and Form 43-101F1, and the Pre-Feasibility Study has been prepared in compliance with that instrument and that form,

10

I consent to the filing of the Pre-Feasibility Study with the stock exchange and other regulatory authority and any publication by them for regulatory purposes, including electronic publication in the public company files on their websites accessible by the public, of the Pre-Feasibility.

Dated this 17th day of September, 2009.

Signed Kim D. Drossulis
Senior Engineer
Telesto Nevada, Inc.

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23A.0 Additional Requirements for Development Properties

23A.1 Mining Operations

A mining schedule based on an average annual new ore production goal of 2 million tons of ore to the crusher plus 1 million tons per year of stockpile material and ROM material, as available, was generated. The life of the project spans nine years including preproduction.

A mining schedule was generated by Telesto based on reserves within the designed pit phases using the following parameters and guidelines:

  Contract mining operations, 5 days per week, two shifts per day;
  Contract crushing operations 5 days per week, two shifts per day;
  Total annual ore production of approximately 2 million tons.
  Production of total tons moved not to exceed 9 million tons per year.

Hydraulic excavators and rubber-tired front-end loaders were chosen as primary loading units. The loading units were matched to the contractor specified 65-ton haul trucks. This equipment is a good match for the size of the planned pits. Initial pit development will be performed using same equipment fleet as specified for production mining.

In general, backfilling of the pits is planned as economically and environmentally appropriate. As mining progresses, a minor quantity of fill material may be required on a bench by bench basis to provide temporary ramps in areas with difficult access. The detailed mine schedule is summarized by year in Table 23A.1.

A set of annual mining plans was developed based on the desired production schedule. The pre-mining topography and ultimate pit maps are presented as Figures 23A.1 to 23A.9 to illustrate the final mining phases in the principal Borealis pits at the end of the mine life.

A mine schedule was generated by using the resources in the South area, followed by the West, North and finally East. This was done to start operations in areas covered by the existing permits and move into areas requiring new permits at the end of the project. The resources included in this pre-feasibility that are not currently permitted total approximately 15% of the overall resource estimate. These non-permitted areas have been mined and reclaimed in the past and should not present a permitting obstacle.

North Model area deposits are very near the calculated COG. There is definite potential to add better grade material in this area with development drilling.

Table 23A.1 – Borealis Mine Schedule

New Ore	Area	Year					Project Total
		1	2	3	4	5
Ore kt opt Au Mined Oz Au Mixed Ore kt Mixed opt Mixed Au Waste kt Sulfide kt Sulfide opt Sulfide Oz Ag Oz	South	1,500 0.034 51,000 225 0.060 13,500 4,500 150 0.051 7,650 929,840	1,965 0.035 68,174 213 0.061 12,961 5,376 232 0.051 11,942 1,218,091				3,465 0.035 119,174 438 0.061 26,461 9,876 382 0.051 19,592 2,147,931
Ore kt opt Au Mined Oz Au Mixed Ore kt Mixed opt Mixed Au Waste kt Sulfide kt Sulfide opt Sulfide Oz Ag Oz	West			1,017 0.037 37,266 5 0.031 155 177 33 0.038 1,254 339,320			1,017 0.037 37,266 5 0.031 155 177 33 0.038 1,254 339,320
Ore kt opt Au Mined Oz Au Mixed Ore kt Mixed opt Mixed Au Waste kt Sulfide kt Sulfide opt Sulfide Oz Ag Oz	East				791 0.022 17,400 2,000 9,744	1,461 0.022 32,650 3,964 17,997	2,252 0.022 50,050 5,964 27,741
Ore kt opt Au Mined Oz Au Mixed Ore kt Mixed opt Mixed Au Waste kt Sulfide kt Sulfide opt Sulfide Oz Ag Oz	North			983 0.018 17,694 425 0.018 7,650 1,500 181,813	1,209 0.018 21,506 452 0.018 8,136 1,687 63 0.018 1,128 223,614		2,192 0.018 39,200 877 0.018 15,786 3,187 63 0.018 1,128 405,427

Annual Mine Production	Year					Project Total
	1	2	3	4	5
Oxide Ore kt Opt Au Oxide Oz Au	1,500 0.034 51,000	1,965 0.035 68,174	2,000 0.027 54,960	2,000 0.019 38,906	1,461 0.022 32,650	8,926 0.028 245,690

Mixed Ore kt Opt Au Mixed Oz Au	225 0.060 13,500	213 0.061 12,961	430 0.018 7,805	452 0.018 8,136		1,320 0.032 42,402

Sulfide Ore kt Opt Au Sulfide Oz Au	150 0.051 7,650	232 0.051 11,942	33 0.038 1,254	63 0.018 1,128		478 0.046 21,974

Waste kt	4,500	5,376	1,677	3,687	3,964	19,204

Mined Oz Ag ROM Oz Ag	929,840 133,640	1,218,091 65,000	521,133 65,000	233,358 42,640	17,997	2,920,419 306,280

Stockpiles
Ore kt Mined Oz Au Opt Au	1,028 28,800 0.026	500 9,400 0.019	500 9,400 0.019	328 6,200 0.019		2,356 51,800 0.022

ROM
Ore kt Mined Oz Au Opt Au	800 7,200 0.009	800 7,200 0.009	800 7,200 0.009	800 7,200 0.009	848 8,664 0.010	4,048 37,464 0.009

Total Tons Mined	8,203	9,086	5,440	7,330	6,273	36,332

Figure 23A.1 – General Site Map Showing North and South Model Areas

Figure 23A.2 – East Model Area

Figure 23A.3 – West Model Area

23A.2 Contract Mining

The Company has solicited bids from firms capable of providing contract mining services for the Borealis Mine. Final contractor selection is in progress pending a production decision. The contract amounts fall within generally accepted ranges.

The mine work schedule will be set by the contractor to meet BMC production goals, and is flexible. Typically, two 10-hour shifts per day, 5 days per week, would be used. The mining operation will be idle on weekends allowing for planned equipment maintenance activities.

23A.2.1 Maintenance and Fuel Storage Facilities

The maintenance facilities are located near the mine property entrance. The facilities will consist of a modular truck shop and are part of the mining contractor’s deliverables. Above-ground diesel and gasoline fuel storage tanks with proper spill containment will also be provided by the contractor.

Warehousing will be accomplished with 20- or 40-foot sea containers. The containers will be adjacent to the truck shop and will include shelving space for hardware-type material.

23A.2.2 Explosive Storage

All materials required for the blasting program will be stored on site in federally approved magazines. Blasting materials inventory and supply will be the responsibility of the mining contractor.

23A.2.3 Mine Personnel

The mine personnel required to operate the Borealis Mine are BMC staff for the mine and processing operations as well as mining contractor staff and hourly personnel required to operate and maintain the mining and crushing equipment. The mine-related BMC staff requirement for the project is:

  Sr. Mining Engineer
  Mine Geologist
  Ore Control Geologist
  Surveyor

23A.2.4 Blasting Design

The blasting program has been designed to maximize ore fragmentation while minimizing damage to final pit walls. The design was developed to maintain a nominal production rate of approximately 20,000 tons of material per day.

The mining contractor (or a specialized subcontractor) will perform all blasting related activities, other than pattern design and quality control. This contractor will supply all the labor and equipment necessary to deliver and store explosive supplies, load and tie-in blast holes, and assist in the initiation of the blasts.

Drilling will utilize 4- to 6-inch blast holes with a 15 foot-square pattern with a sub-drill of 3 to 5 feet and a bench height of 20 feet. A mixture of ammonium nitrate and fuel oil will be the primary blasting agent.

23A.2.5 Grade Control Procedures

The site grade control program will be conducted by BMC personnel and has three principal objectives:

  Forecast the grade and ore type that will be mined over the forecast period to optimize gold and silver production;
  Ensure that the material mined as ore meets the criteria required to be profitable and leachable; and,
  Provide information to the planning and operations personnel to be able to delineate the ore/waste contacts and maximize economic metal recovery.

To achieve these objectives, bench ore control maps will be generated and updated with current assay results. These maps will be employed in mine planning for ore scheduling as well as in the planning of drill patterns and blast design. Quality control procedures will be established for drill hole sampling, the handling of samples, recording of assay results, mapping of the ore and waste contacts, and the communication and layout of these results in the field. As mining progresses, geological mapping will be updated to insure mine development is based on the best available information.

Blast hole samples will be assayed for total gold and silver at the on-site laboratory with results made available within 24 hours. These results will be mapped and laid out in the field prior to excavating the broken material.

The engineering department of BMC will have primary responsibility for the grade control program including data collection, interpretation, ore estimation, ore block generation, grade control reports, and engineering implementation of digging plans and contractor supervision.

Routine reconciliation analysis of the ore reserves will be performed by comparing the block model grades with the actual drill-hole sample assays. Reserve tonnage will be reconciled by comparing the block model data to the belt scale.

23A.2.6 Stockpiles and Waste Dumps

The existing Tailings Releach heap will be mined initially, which will allow pad construction on the now occupied site and also allow the mine to ramp up to normal production levels. A minimal working stockpile will be maintained at the crusher site as required.

Five waste dumps are planned during the life of the project. All of the dumps were designed using a density factor of 1.35 tons per cubic yard on 50-foot high bench intervals with angle of repose dump faces. End-dump methods will be used to place the waste rock with bench setbacks incorporated into each lift to produce an overall average slope of 18 degrees (3H/1V). Figure 23B.2, by Knight Piésold, shows the project layout and general location of the waste dumps.

23A.2.7 Ore Dilution

Ore dilution may occur in three main areas:

  Internal dilution is sub-economic material that is included in the ore block that cannot be economically separated;
  Contact dilution occurs when the ore/waste contact cannot be clearly projected because it is irregular in nature; and
  Operational dilution results from operating practices that mix the ore and waste as a result of blasting, overdigging the contacts or poor floor grade control.

Quality standards will be developed in each of these areas to minimize dilution of the ore without negatively impacting the economics of the mine. The mining plans developed for this report assume that all of the planned ounces and tons will be mined. There may be opportunity to reduce the amount of tons mined while recovering all of the gold planned through operational grade control.

23A.3 Organization

The Borealis Project will employ a traditional organizational structure and is divided into three primary areas: mining, processing, and general services and administration (G & A). Mining operations will be performed by a contractor while BMC personnel will be responsible for geology, mine planning, ore control and surveying. The contractor will crush and stack the ore with BMC personnel responsible for laboratory, leaching and ADR operations. G & A will be site accounting, environmental, personnel and management.

Initial BMC project staffing will include the manager, administration manager, chief engineer, ore control geologist, process superintendent, and laboratory personnel. These people will help train and recruit project staff to build the organization to a point where it can perform all the job functions an open pit, heap leach gold mine requires. All employees will be employed by Borealis Mining Company, a wholly owned subsidiary of Gryphon Gold Corporation.

23A.3.1 General Management

The General Manager will oversee the entire operation. The Mine Manager, Process Manager, and Administration Manager will report to this person. The General Manager will report to Gryphon Gold’s Chief Operating Officer.

23A.3.2 Finance and Accounting

The Administration Manager will also act as the project accountant. This person will be responsible for all finance and accounting duties. The Administration Assistant will take on some of these duties and will report to the Administration Manager as required.

23A.3.3 Human Resources

The Administration Assistant will be responsibilities for all human resource related activities. This includes recruiting, hiring, training, benefits, payroll, etc. The Administration Assistant reports to the Administration Manager.

23A.3.4 Purchasing and Materials Management

The Purchasing Clerk will be responsible for all purchasing, inventory, and material management functions for the operation. This person will support the mining and processing groups, as well as any required G & A supplies. This position will report to the Administration Manager.

23A.3.5 Public Relations

The General Manager will be responsible for local community relations activities and will coordinate with the corporate offices of Gryphon Gold on these activities.

23A.3.6 Environmental and Permitting

The environmental technician will be responsible for all environmental and permitting issues and requirements which includes the monthly, quarterly, and annual reporting. This person will coordinate closely with Knight Piésold, and/or others that Gryphon Gold may retain, in order to stay compliant with all local, State, and Federal requirements.

23A.3.7 Health and Safety

The Mine Manager will be responsible for all Health and Safety requirements related to BMC personnel. The mining contractor is responsible for his employees’ safety and training. This person will coordinate on-site training of personnel in order to stay current and compliant with Mine Safety and Health Administration (“MSHA”) requirements.

23A.3.8 Corporate Support

Gryphon Gold’s corporate office will support the financing and accounting functions, public relations, environmental and permitting activities, health and safety functions, as well as other technical support for the exploration, mining, and processing areas.

23A.3.9 Emergencies

An Emergency Response Plan will be formulated outlining site specific emergency response procedures. This plan will be coordinated with local authorities and will provide additional detailed information. The plan will address issues from chemical spills to medical emergencies and will contain an emergency contact list.

For medical emergencies, the town of Hawthorne, 16 miles distant, has a small hospital equipped to handle most medical emergencies. The closest major city of Reno, 135 miles distant, has several large hospitals and a flight for life.

23A.3.10 Compensation Plan Structure

Salaries and hourly wage rates will be commensurate with local Nevada mining industry labor rates and the Hawthorne job market. An allowance of 40 percent of base wages and salaries has been provided in labor cost estimates. The competitive benefit package will include provision for health insurance, holiday and vacation pay, and participation in employee stock ownership plans.

23A.3.11 Training

Because of the stated preference to hire local employees and the past history, and current lack of similar local mining operations, most of the staff and daily paid positions will require some amount of training. Pre-production funds have been included to account for these costs.

23B.0 Recoverability

23B.1 Introduction

The facilities for the Borealis Gold Project will be designed to process 2 to 3 million tons of oxide gold and silver ore per year using the same general scheme as practiced in the earlier mine life. The ore consists of approximately 2.4 million tons that will be mined from the existing heap leach pads, 10.2 million tons of material that will be mined from existing and new pits, and 4.0 million tons of ROM. The major operations required to process the material includes:

  Crushing, screening, agglomeration, and heap stacking
  Heap leaching
  Carbon Adsorption
  Desorption
  Gold Refining
  Reagents and Utilities

The material will be leached with a dilute sodium cyanide solution on a HLP. Gold and silver will be recovered from the collected pregnant leach solution in activated carbon columns using a traditional, pressurized strip circuit.

See Figure 23B.1 for a one-sheet schematic description of the process facilities.

Figure 23B.1 – Overall Flow Diagram

23B.2 Site Layout Considerations

The ADR process facility was located on the site layout adjacent to the Recycle/Storm Water Pond and down gradient from the HLP as shown on Figure 23B.2.

Figure 23B.2 – Site Plan

23B.3 Process Description

23B.3.1 Design Criteria

Key design criteria are:

●	Operating Schedule	364	d/y
●	Heap Stacking Schedule	10,000	t/d
●	Gold Production	60,000	oz/y
●	Silver Production	180,000	oz/y
●	ADR Plant Flow rate	750 to 1,200	gpm
●	Mercury Production	900	lb/y

23B.3.2 Crushing, Screening, and Agglomeration

Ore will be crushed in a primary crusher followed by screening and secondary crushing in an open circuit to achieve a size of 80 percent less than 1 inch.

After crushing, ore will normally be transferred onto a conveyor for agglomeration in a rotary drum and then conveyed for stacking onto the HLP. A bypass stockpile can be used if the crushing and screening plant is not operating. A front end loader will transfer the material from the stockpile onto the overland conveyor when needed.

A series of overland and grasshopper conveyors transport the material to the HLP for stacking. The agglomeration step will use cement or lime and a dilute cyanide solution. Ore will be stacked in 25-foot lifts on the HLP.

23B.3.3 Heap Leaching

Ore will be leached with a dilute cyanide solution on the HLP. Barren cyanide solution from the ADR plant is pumped over the heap material with drip tubes fed by pipes from a barren solution distribution network. After the solution percolates through the material, the pregnant leach solution is collected in a series of pipes and ditches that drain to the pregnant solution tank.

An intermediate, or recycle, solution will also be applied to the ore. This solution, which contains dilute cyanide and lower grade gold and silver values, will be recycled back to heap that has already reached the end of its initial leach cycle. This recycle solution will continue to leach residual gold values from the material and increase the concentration of gold in the effluent. The leach application rate averages 0.005 gpm/ft2, while the total flow (barren and recycle) to all areas of the pad averages 1,500 to 2,000 gpm. All solution flows and values are to be monitored for metallurgical accounting purposes.

23B.3.4 ADR Process Plant

The pregnant solution is pumped to a Carbon-in-Column (“CIC”) circuit. In this circuit, the pregnant solution is contacted with activated carbon to recover the gold and silver by adsorption. The CIC plant consists of one train of five columns. Carbon is advanced in a direction counter current to solution flow.

Solution that discharges from the last column overflows to the barren solution tank. Liquid sodium cyanide, sodium hydroxide, fresh water and antiscalent are added in this tank, as required, to make up a fresh leach solution, which is pumped to the leach pad for additional distribution on the heap material.

Loaded carbon in the first carbon column is advanced to the desorption circuit where it is acid washed and stripped in a traditional pressure strip circuit. New carbon is added into the circuit as needed.

Pregnant solution from the strip circuit is pumped through electro-winning cells where the precious metals are electrically plated out of solution as a metallic sludge. The sludge is periodically pumped from the bottom of the cells and dewatered in a sludge filter press. The sludge is manually removed from the filter press and placed in a mercury retort for removal of residual mercury and drying. Finally, it is mixed with fluxes and smelted in a furnace to produce a gold/silver doré product. The doré product will be shipped offsite for further refining.

23B.3.5 Reagents and Utilities

The reagents required at the Borealis process facility include:

  Hydrochloric acid
  Sodium hydroxide
  Sodium cyanide (NaCN)
  Activated carbon
  Antiscalent
  Flux
  Lime
  Cement

Hydrochloric acid, sodium hydroxide, antiscalent, and liquid NaCN will be shipped to the site in recyclable containers. Appropriate storage and containment facilities will be provided for all of the reagents. Dry lime and cement will be delivered in bulk quantities by trucks equipped with pneumatic delivery pumps, off-loaded, and stored in silos. The flux and activated carbon will arrive in bulk bags. An attrition system is included in the design to prepare activated carbon.

23B.3.6 Utilities

Electric power will be provided by the NV Energy power grid. A mine site substation will transform the incoming power to levels suitable for the installed equipment.

Water is provided by a 375 gpm well field located three miles away. The well field connects to the mine and ADR facilities by a 10-inch buried steel pipeline and a 40,000 gallon site head tank.

23B.4 Plant Operation and Instrumentation

The ADR plant, reagent system, pumps and valves are normally operated by ADR operating staff. Some actions, such as cement or lime dosage, will automatically follow a manually entered set point based on the belt scale.

The ADR plant design will incorporate flow meters for the pregnant solution line coming into the plant, the acid wash area line and the electrowinning feed line. The adsorption system will have samplers for the incoming pregnant solution and at the end of the adsorption system for sampling the barren solution. The pressure strip system and the boiler will be designed to have pressure and temperature indicators. Rectifiers in the electrowinning area will include remote operators for security. The electric mercury retort will have programmable electric temperature control.

Site flow meters, level gages, pressure gages and belt scale(s) will all tie into a monitoring network. There will be a terminal in the ADR office as well as in the main office for alarms and condition monitoring.

23B.5 Plant Services

23B.5.1 Mobile Equipment

Mobile equipment for process plant services will consist of two pick-up trucks, one fork-lift truck for reagent handling and two utility all terrain vehicles.

23B.5.2 Building

A pre-engineered metal building, 50-foot wide x 90-foot long x 30-foot high, will be provided by the ADR vendor. The building will include a 2-ton jib hoist, insulated walls and roof, a 14-foot x 14-foot overhead door and two man-doors. The interior of the building will be well lit to allow around-the clock operations.

Two modular building will be located at the ADR site for lunch room and meeting space for plant operators and for administration of the ADR facilities.

23B.5.3 Assay/Metallurgical Laboratories

Assay and process laboratories will consist of three packaged modules containing sample preparation, fire assaying and wet assaying capabilities. The modules are completely equipped with all equipment and supplies necessary to carry out ore and solution analytical functions. The laboratory modules are sized to process up to 150 fire assays per day. The modules will be covered by a 75-foot by 75-foot pre-engineered metal building.

All other analytical activities, such as water chemistry, sulfur analysis, carbon analysis and check assays will be performed off-site at an independent laboratory.

23B.6 Process Personnel

23B.6.1 Salaried Staff

Salaried staff will consist of the process manager and process foreman.

23B.6.2 Hourly Staff

Hourly staff will consist of:

  (4) Leach Pad Operators
  (4) ADR Plant Operators
  (1) Electrician
  (1) Mechanic
  (2) Utility Operators
  (2) Lab Technicians
  (2) Refiners

23B.7 Heap Leach Pad and Pond Design

23B.7.1 Introduction

Knight Piésold performed the design of the Borealis heap leach facility under the supervision of Mr. Allen H. Gipson, Jr., P.E, P.G. The design for the heap leach facility is part of the Modified POO for USFS and Reclamation Permit Application for a Mining Operation for the NDEP.

23B.7.2 Heap Leach Pad Grading Plan

The Phase 1A and 1B leach pads cover an area of approximately 805,700 square feet and have been sited just north of existing Leach Pad 2, within the reclaimed area of the old plant site. A portion of the 1B leach pad covers the existing Leach Pad 1. Prior to pad grading, the area will be cleared and stripped of vegetation and topsoil.

The Phase 2 leach pad covers an area of approximately 1,269,800 square feet and is located just east of the Phase 1A and 1B pads. Similar to Phase 1, and prior to pad grading operations, the area will be cleared and stripped of all vegetation and topsoil.

23B.7.3 Heap Leach Pad Liner System

The leach pad liner system consists of the following components from bottom to top:

  Natural foundation soils (topsoil removed)
  12-inch prepared subbase (k < 1×10-5 cm/sec secondary liner)
  60-mil single-side, textured HDPE geomembrane (primary liner) with textured side down
  12-inch protective layer

The primary liner for the leach pad will consist of a 60-mil, single-side, textured HDPE geomembrane. The textured side will be placed “down” so that it is in contact with the subbase. NDEP regulations governing design, construction, operation, and closure of mining operations shall be followed in the design and construction of the leach pad. A quality assurance and control program is proposed during construction to provide high-quality installation of the liner system as required in Nevada Administrative Code (“NAC”) 445A, 439.

A 12-inch-thick protective layer of crushed rock will be placed over the geomembrane to protect the liner from damage by vehicles or conveyors working within the leach pad limits or during material loading.

A summary of the HLP design criteria is shown below in Table 23B.1.

Table 23B.1 – Heap Leach Pad Design Criteria (By Knight Piésold)

Item	Design Criteria
Area/Capacity: Phase 1A Phased 1B Phase 2 Expansion Total Area/Capacity	406,200 sf / 786,000 tons 399,500 sf / 1,010,000 tons 1,269,800 sf / 8,287,000 tons 1,000,000 sf / 5,178,000 tons 3,075,500 sf / 10 mm tons
Solution Collection System (as per NAC 445A.438)	Series of perforated and solid corrugated polyethylene tubing (“CPT”) Type S and SP pipes (4- to 10-inch diameter) surrounded in drainage aggregate
Leak Detection System	Process component monitoring system (“PCMS”) located beneath the solution pipe channel.
Heap Configuration: Nominal Lift Height (Settled) Bench Width Individual Lift Slope Maximum Heap Height Factors of Safety: Static Pseudostatic	25 ft 21.25 feet (as required to produce a final overall heap slope of 2.25 H:1V, 24o) 1.4H:1V (35o) 250 feet 1.3 (minimum) Acceptable displacement
Production Rate	Range 4,000 –10,000 tons/day (364 days/year) (BMC)
Dry Density	100 pcf
Specific Gravity	2.2-2.6 (2.4 used in analyses)
Gradation	Minus 1.5 inch with less than 80% passing the ¾-inch sieve (BMC)
Heap Setback from Pad Perimeter Berm	32 feet (minimum) for southern perimeter and 20 feet for eastern, northern, and western perimeters
Pad Perimeter Berm Height	4 feet
Access Road Width	Minimum 14 feet
Pad Liner System: (as per NAC 445A.434 and .438)	From bottom to top:
    12-inch prepared subbase (k < 1×10-5 cm/sec)
    60 mil HDPE geomembrane (k < 1×10-11 cm/sec)
    12-inch protective layer
    Drainage layer comprises solution collection pipework, 24-inch thick drainage aggregate placed over leach pad with
additional cover over solution collection pipework
Surface Water Diversion Channels: Permanent Channel Design Storm/ Armor Maximum Side Slopes Freeboard (min/max)	In-place after reclamation – 100-yr/24-hr storm peak flow/riprap, grouted riprap 2H:1V(24o) 1 foot minimum / 2.5 feet maximum
Culverts Design Storm	Permanent structures upstream of leach pad 100-yr/ 24-hr storm

The HLP is designed and permitted for 10 million tons of material. Amendment to the existing permits will be required for any expansion outside of the planned area.

23B.7.4 Process Component Monitoring System

A PCMS will be constructed beneath the solution pipe channel liner system. The PCMS will terminate at the end of the solution pipe channel where any conveyed solution in the PCMS will discharge into the PCMS sump and be pumped back to the solution pipe channel. The PCMS consists of a 4-inch diameter perforated CPT (Type SP) pipe placed in an HDPE geomembrane-lined trench backfilled with drainage aggregate. Monitoring and sampling of any collected solution would occur at the PCMS sump.

23B.7.5 Loading Plan

Loading plans and schedules were prepared assuming 10 million tons of heap material will be loaded on the Phase 1A, Phase 1B, and Phase 2 leach pads over the life of the HLP facility. The facility has the design capacity to store 10 million tons of heap material when stacked to a maximum height of 250 feet, assuming a material density of 100 pcf.

Amendment to the existing permits will be required for pad expansion required to contain the 16.7 million tons treated in this pre-feasibility study. The expansion area will be directly up gradient from the initial pads.

The Phase 1A leach pad will commence loading with Lift 1, a 13-foot-thick lift. Phase 1A leach pad will be loaded through Lift 3 (where Lifts 2 and 3 are 25 feet thick) and will contain 0.6 million tons of heap residue ore offloaded from existing Leach Pad 1. Removal of the material from Leach Pad 1 will allow for construction of the Phase 1B leach pad.

Phase 1B leach pad is required to be ready for first loading at the completion of Lift 3 on Pad 1A. Loading will then be concentrated on the Phase 1B leach pad to where the Phase 1B leach pad is loaded through Lift 3. Loading will then continue with Lift 4 on both the Phase 1A and 1B leach pads.

After the completion of loading lift 4, the Phase 2 leach pad is required to be available for loading. Loading is then concentrated on the Phase 2 leach pad through lift 4. Loading continues on the leach pad and the leach pad is loaded through lift 12 on the Phase 1A, 1B and 2 leach pads. Prior to the completion of loading on Phase 2, the planned 1 million square foot expansion will take place.

23B.7.6 Recycle/Storm Water Pond LCRS

A summary of the recycle/storm water pond design criteria is shown below in Table 23B.2.

Table 23B.2 – Recycle and Storm Water Pond Design Criteria (By Knight Piésold)

Item	Design Criteria
Phase 1A and 1B Recycle/Storm Water Pond: Capacity to 2-feet below crest Freeboard Notes	700,000 cf 2 feet Stores the average process solution volume and the 100-yr/24-hr storm volume for Phases 1A and 1B
Phase 2 Storm Water Pond: Capacity to 2 feet below crest Freeboard	1,100,000 cf (required when Phase 2 is constructed) 2 feet
Phase 1 to Phase 2 Overflow Spillway: Capacity Freeboard	Required when Phase 2 is constructed: Worst-case peak flow from 100-yr/24-hr event 1 foot for duration of less than one hour
Seismic Data (IBC): Design Horizontal Ground Acceleration Magnitude of Design Earthquake Event	0.295 g (horizontal free-field ground acceleration) M = 7.3
Factors of Safety: Static Pseudostatic	1.5 Acceptable displacement
Phase 1 Recycle/Storm Water Pond Liner System (as per NAC 445A.434 and .438)	From bottom to top: 12-inch prepared subbase (k <1x10-5 cm/sec) 60-mil HDPE secondary geomembrane (k < 1×10-11 m/sec) Geonet with LCRS 80-mil HDPE primary geomembrane (k < 1×10-11 cm/sec)
Phase 2 Storm Water Pond Liner System (as per NAC 445A.434 and .438)	From bottom to top: 12-inch prepared subbase (k <1x10-5 cm/sec) 80-mil HDPE primary geomembrane (k < 1×10-11 cm/sec)

23B.7.7 Water Balance

The HLP water balance is summarized in Table 23B.3 below. The water balance will be verified during the detailed engineering phase.

Table 23B.3 – Heap Leach Pad Water Balance Input Parameters (By Knight Piésold)

Item	Design Criteria
Leach/Load Cycle	45 days load/place pipeworks
Project Life	9 years (residual leaching and reclamation not included)
Solution Application Rate	0.005 gpm/sf
Pregnant Solution Flow Rate	750 to 1,250 gpm
Total Solution Flow Rate	750 – 2,250 gpm
Area Under Leach	144,000 sf (normal) to 350,000 sf (maximum)
Method of Application	Drip emitters, Sprays during Reclamation
Method of Application:
    Average wind velocity
    Nozzle pressure
    Nozzle diameter

Properties:
    Dry Density
    Natural Moisture Content
    Agglomerated Moisture Content
    Moisture Content During Leach
Residual Moisture Content	Sprays 5 mph (assumed) 35 psi (assumed) 12/64 inch (assumed) 100 pcf 4% (assumed) 12% (assumed) 13 to 15% (assumed) 5% (assumed)
Average Velocity of Solution Flow Through Heap at 0.005 gpm/sf: Under Leach During Draindown Unleached Area Residual Leach	20 feet/day (calculated) 2.9 feet/day (calculated) 2.9 feet/day (calculated) 1 pore volume
Reclamation Completed	Cover completed first. Ponds will be needed another year for evaporation of the final draindown.
Minimum Operational Pond Volume	0 cf (pregnant solution directed to the pregnant solution tank, recycle solution is pumped back to leach pad)
Emergency Draindown Time	24 hours (emergency backup generators and pumps are available)
Design Storm Event	100-yr/24-hr storm (1.7-5 inches)
Curve Number (“CN”)	60 (estimated)
Antecedent Moisture Condition (“AMC”)	II
Carbon Column Throughput	750-1,250 gpm
Barren Line Capacity	1,250 gpm
Recycle Line Capacity	1,250 gpm

23B.7.8 Monitoring Wells

Eleven new monitoring wells at seven locations (four locations were completed with paired shallow and deep wells) were drilled and installed during the geotechnical investigations between May 2004 and August 2008. The wells were installed in accordance with American Society for Testing and Materials (“ASTM”) standard D 5092-90 titled “Practice for Design and Installation of Ground Water Monitoring Wells in Aquifers.” Wells at each of the five locations are 100 to 110 feet deep.

One additional monitoring well (PMW-2) is required to be installed down gradient of the new HLP. The final locations, depths, and construction of the shallow downgradient monitoring wells will be determined based on conditions encountered during construction of the monitoring facilities.

The monitoring plan insures that the wells will be installed such that water quality can be monitored upgradient and downgradient of the HLP and ponds. The initial monitoring plan for all wells requires monthly sampling (if possible).

23B.8 Infrastructure

23B.8.1 Site Access

The site is readily accessed via Lucky Boy Pass Road. The road is a well maintained, all-weather, gravel road, intersected off Highway 359, two miles from Hawthorne. The maintenance of the road is performed by Mineral County.

23B.8.2 Site Improvements

Limited site improvements will be required for mine development, relying on existing site access routes. The site plan calls for ancillary facilities, including portable maintenance and warehouse structures, modular administrative offices, and assay laboratory to be located near the site entrance. All facility buildings will be modular.

The primary site road will follow the exiting site road from the front entrance gate. The road will be improved to allow for ease of delivery of supplies and equipment. A lay down area is planned near the ADR, crushing plant and main office.

23B.8.3 Office, ADR Change House, Assay Laboratory, and Surveying

The office will be a modular unit, approximately 3,000 square feet, suitable for administrative and management functions, toilets, and a conference room. All visitors and vendors will check in at this location.

The change house will be a modular unit erected near the ADR plant. The space will include provisions for showers and toilets, and will have a small lunchroom, which can also serve as a meeting area for staff meeting and training sessions.

The ADR modular unit will be located near the ADR plant facility and provide office facilities for management personnel.

The assay laboratory will be a modular unit erected near the ADR plant. The laboratory facilities will include sample preparation, wet assay and testing, and fire assay equipment. Ore control samples will be assayed at the lab on a daily basis. The capacity of the lab is designed to accommodate 24-hr assay turnaround.

23B.8.4 Water Supply Distribution

The well field used in the past for the water supply is located approximately three miles southwest of the project site. BMC presently has three water rights approved and has completed a 120 gpm deep well to provide water. An additional well is required to provide the approximately 200 gpm projected to be used by the operation. An existing right-of-way and 10-inch steel buried pipeline are in place. Approximately 6,000 feet of new water line will be constructed to connect the existing infrastructure to new facilities. Raw water will be pumped through the pipe along the existing pipeline corridor from the water well location to a raw water head tank. Water from the raw water tank will be distributed for onsite use.

23B.8.5 Power Distribution

NV Energy will deliver electrical power at 55 kV to the Borealis Site over a new 2.5 -mile line that will be built and maintained by NV Energy. This line will be tapped from the existing line that runs from NV Energy’s Hawthorne Substation to the historical mining town of Aurora.

A new 55 kV substation will be designed and built by BMC. The main substation will be located near the Recycle/Storm Water Pond. 55 kV power will be stepped down to 13.2 kV, using a 6 MVA refurbished transformer. Mine site power will be distributed at 13.2 kV.

The power distribution system will include the following major elements:

  A 13.2 kV/480V, 1500 kVA transformer at the substation for the ADR Building
  A 13.2 kV/480V, 3000 kVA transformer at the Crusher Area
  A 13.2 kV/480V, 150 kVA transformer at the Contractor Area

23B.8.6 Process Area

The ADR equipment includes the necessary motor and lighting controls for the facility and is provided by the ADR vendor. The main barren, recycle, pregnant and transfer pumps will be serviced from this location as well.

23B.8.7 Crushing Area

Power to the crushing area will be provided by a 3,000 kVA transformer. The secondary of the transformer will feed to a 480 V Motor Control Center (“MCC”) lineup. The MCC will be equipped with magnetic motor starters with Motor Circuit Protectors (“MCP”) and thermal magnetic feeder breakers to control motors and vendor packaged units.

23B.8.7.1 Water Well Location

Electrical power for the deep wells will be provided by a 100 kW diesel generator at the well field. This generator will be controlled through a remote link with the mine site.

23B.8.7.2 Control System Architecture

The main control system architecture proposed for the project consists of an ethernet network that integrates a programmable logic controller (“PLC”), human machine interfaces (“HMI”s), and a remote terminal unit (“RTU”) over a radio communication system for deep well monitoring and control. This system allows for operator control from local stations at the crushing plant and ADR facility control room. Monitoring and alarms will be provided to the main office.

23B.8.7.3 Crushing Plant

The crushing plant and required control systems will be provided by the mining contractor. Crushing area control system consists of a stand-alone PLC that will communicate to a touch screen HMI and conveyor belt scale over a RS-232 Modbus communication link.

23B.8.7.4 The ADR Facility

The ADR Facility area of control consists of the following major systems and equipment:

  ADR (Adsorption, Desorption and Refining)
  Electrowinning
  Barren, Recycle and Pregnant Solution Pumps
  Reagents Storage and Distribution System
  Process and Storm Water Ponds

A PLC will provide the control for the ADR facility. Two HMI’s, each consisting of a personal computer with monitor, keyboard, and mouse will provide the operator interface. The HMI’s will display and monitor the process data, generate alarms and records, and provide start/stop functions for equipment control in the main plant and for the water well location via a radio control communication link. The HMI’s will also display the crushing area conveyor belt scale reading.

23B.8.7.5 Motor Control Stations

Local control stations will be mounted near each drive throughout the plant (except certain vendor supplied equipment). These local control stations will generally comprise a hand-off-auto (“HOA”) selector switch, and integral maintained stop push-pull type pushbutton and a momentary start pushbutton, to provide the ability to control equipment locally.

23B.8.7.6 Plant Instrumentation

Instrumentation will be provided for barren and recycle flow rates, pump operating pressures, solution return from heaps, water level in the head tank, lime and cement dosage rates and a belt scale.

23B.8.8 Haul Roads

Haul roads will be 75 feet wide outside the pits and 65 to 70 feet wide inside the pits with a 10 percent maximum grade. Haul roads will be maintained on a regular basis by the mining contractor and water trucks will be used as part of the dust control measures.

23B.8.9 Perimeter Roads

Fourteen foot wide perimeter or secondary access roads have been designed around the leach pad. Diversion channels have been sited to convey runoff from the perimeter road, adjacent cut slopes, and upland catchment areas around the leach pad and to prevent this runoff from running onto the leach pad and into the leach circuit.

The south pad perimeter road is 28 feet wide and is considered to be the main access road to the leach pad, pond, and plant site.

23B.8.10 Fire Protection

Portable, hand held fire extinguishers will generally be provided to all facilities in accordance with National Fire Protection Association (“NFPA”) – 13 (2002), NFPA – 14 (2002), NFPA – 122 (2002), IBC (2003), and the material safety data sheets for the process reagents and consumables.

23B.8.11 Fencing and Access

Mine site access will be controlled by identification badges. Visitors and vendors will check in to the main office entrance located outside of the site fencing. The main gate will be equipped with a scan type card reader and automatic gate to permit employees access. Various levels of security will be assigned to the badges to limit access to areas appropriate for the job.

The northern, western, and southern boundary of the site is fenced with a four strand barbed wire fence. The fences are designed to limit livestock and discourage human access to the active mine area. Pits will be fenced subsequent to final reclamation.

23B.8.12 Propane

Three tanks and a vaporizer will supply propane gas to the ADR for the smelting furnace. Propane will also be supplied to the laboratory for makeup air heating.

23B.8.13 Site Radios

Hand-held and base station radios will be provided for survey and ore control personnel, geologists, and ADR operators. The mine base station will tie to a solar powered transponder on Corey Peak that will allow radio communications with Hawthorne. Mobile equipment will be also provided with radios.

23B.8.14 Site Phones

Phones will be installed in all office facilities to provide communications on site.

23C.0 Markets

Gold and silver are sold through commercial banks and metal dealers. Sales prices are obtained based on World spot or London fixes and are easily transacted.

The Borealis mine final product will be doré bars containing a mixture of gold and silver and other impurities. The precious metals content of the bars is estimated to be between 80 to 99% gold and silver. Doré bars produced at the mine will be weighed and assay samples collected. These high grade samples will be analyzed at an independent laboratory.

The weight of the bar combined with the assay values allows the calculation of ounces of gold and silver contained in each bar and thus the overall value.

Bars will be shipped by secure carrier to a precious metal refiner, such as Johnson Matthey in Salt Lake City, Utah. Once at the refinery, bars are weighed and samples taken to determine precious metal content. The refiner will schedule periodic processing of the company’s doré in separate crucibles. At this point in time, refined gold and silver bars are produced. This is the final product directly tied to the mine. Gryphon will not take physical metal, but use a trading account to monetize the bullion.

Once the mine has established an operating history with the refiner, payment of typically 90% of the estimated shipment value will be forwarded to the Company’s account at the commercial bank that manages the gold and silver sales for the Company. Gryphon Gold’s CFO will manage the account as a source of immediate funds or gold and silver can be kept in inventory. The cost of shipping and refining is approximately $5 per ounce.

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23D.0 Contracts

Gryphon Gold intends to utilize several contractors to provide equipment during the construction phase of the project and for mining, crushing and refining once the mine enters production.

Equipment contracts include the supply and construction of the ADR plant at a cost of $1.7 million dollars. This amount is within industry standards for the size and style of equipment and services provided by the vendor.

The leach pad phases 1A, 1B and 2 and the process ponds are provided by contract with KGL Associates, Inc. and their subcontractors. The total leach pad area constructed is on the order of 2.1 million square feet and ponds having a total capacity of 20 million gallons. The total cost of this contract is US$5.2 million and is within industry norms.

The operating contracts cover mining, crushing, agglomerating and stacking operations. KGL Associates will also provide these services. Mining unit rates varies by pit. Excluding fuel, the range is from $1.50 to $4.58 per ton. The latter number is for an ore body three miles distant from the plant site, thus the amount to provide haulage. Waste mining is $0.93 to $1.50 per ton. Ore crushing and agglomerating is $1.80 per ton while agglomerating and stacking only is $0.80 per ton. Rehandle of stockpile material is $1.04 ton. This last category is for the existing heaps that are to be processed. All of the amounts listed are within industry norms and similar to recent prices on other mining projects.

Johnson Mathey will provide refining services for $5 per gold ounce, which is within industry norms.

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23E.0 Reclamation and Closure

23E.1 Introduction

The project will be closed and reclaimed in accordance with the procedures outlined in the POO that have been approved by the State of Nevada and the USFS. The area that will be disturbed and reclaimed currently encompasses approximately 500 acres and may grow based on favorable exploration results. Reclamation and closure activities will be conducted concurrently, to the extent practical, to reduce the overall reclamation and closure costs, minimize environmental liabilities, and limit bond exposure. Land disturbances will be closed and reclaimed in a manner that is compatible with the local land uses. The post-mining land use will include domestic livestock grazing, wildlife habitat, and dispersed recreation with allowance for potential future mineral exploration and development.

Closure activities include recirculating heap draindown solution until the draindown rates reach a point where the solution ponds can be filled with coarse material and converted to evapotranspiration (“ET”) basins. Reclamation includes building demolition, regrading the heap and waste rock facilities (“WRF”s) to 3 Horizontal/1 Vertical (3/1) slopes or flatter, backfilling any pit lakes that may be present, placing salvaged growth media (topsoil and subsoils) over the disturbed areas, ripping and scarifying to relieve compaction, and seeding with the USFS-approved seed mix.

23E.2 Surface Reclamation and Revegetation Plan

23E.2.1 Soils and Soil Availability for Reclamation

Prior to land disturbing activities, topsoil and subsoils that provide suitable growth media will be salvaged from areas to be disturbed. The salvaged soils will be stockpiled for later use and seeded with a fast growing seed mix approved by the USFS to control invasive weeds and erosion.

23E.2.2 Surface Reclamation

Surface reclamation will include removal of all structures and foundations and regrading to achieve free draining surfaces. With the exception of the open pits, final grades will be at 3H/1V (18°) or less steep. The pits will not be reclaimed; although two pits may require partial backfilling if pit lakes are formed during mining. Compacted areas such as roads and yards will be ripped to relieve compaction. Growth media will then be placed at the desired thickness over the area to be reclaimed. The soil will be scarified and seeded.

23E.2.3 Revegetation

A general reclamation seed mix, consisting of native species common to the area, was developed for the site by the USFS. The general seed mix will be used over 95 percent of the site, which originally was pinyon/juniper habitat. Vegetative cover in reclaimed areas is generally good, however, the species present are not native to the area and the USFS would like to see the native species reestablished during project reclamation.

Additional seed mixes will be developed for topsoil stockpiles and for areas of low sagebrush and Big basin sagebrush habitat. The later two seed mixes will include locally collected seed from sensitive plant species present within the site. The areas requiring use of the low sagebrush and Big basin sagebrush seed mixes are limited to 7.1 acres and 1.6 acres, respectively. Mitigation measures for the sensitive plant species, consisting primarily of fencing (to restrict access) and plant monitoring, will also be implemented during mining operations.

Vegetation reference areas will be established for the pinyon/juniper, low sagebrush, and Basin big sagebrush habitats in adjacent undisturbed areas. The revegetation goal will be to establish as high a percentage as possible for area cover with the POO minimum of 75 percent as the lower requirement. Transects will also be conducted in the previously reclaimed area to document current ground cover prior to project startup.

23E.2.4 Heap Leach Pads

Ore stacked on the new HLP will be actively leached until recovery of precious metals is no longer economical. It is estimated that residual leaching will occur over a one year period after cyanidation has been discontinued. During this time, the water balance will be carefully managed to start the draindown and dewatering process. The residual leach will be followed by approximately three years of active fluid management to promote draindown and remove excess water through enhanced evaporation on the leach pad. After three years, draindown rates are expected to decrease to a level where evaporation will remove the remaining water while the storage ponds maintain sufficient capacity to handle the design storm.

After the draindown has been completed, the HLP will be regraded to achieve slopes of 3H/1V(18°) or flatter. The regraded spent ore will then be covered with approximately 3 ft of fine-grained soil and topsoil/growth media.

After placement of the final cover, the soil surface will be scarified (on contour) and seeded with the approved general seed mix. The soil and vegetative cover was designed to minimize surface erosion and water percolation into the processed material thereby creating a long-term, stable configuration.

The Phase I and Phase II permanent drainage channels around the leach pad will be left in place to divert stormwater into the existing drainages to the west. These rip rapped channels were designed for the 100-year/24-hour storm event and will not be expected to require long-term maintenance.

23E.2.5 Storage Ponds and ADR Plant

Once the draindown has been completed, the ponds will be converted into ET basins that will serve to capture and evaporate any residual draindown. The ET basins will be constructed by leaving the pond liners in place and filling the empty ponds with: (1) a layer of non-acid-generating coarse rock, (2) a network of perforated PVC pipe (to distribute the draindown), (3) a geotextile layer, (4) a layer of crushed aggregate, and (5) a topsoil cover. A 4- to 5-inch diameter, perforated piezometer (i.e., standpipe) will be installed in the ET basins to monitor water levels.

The ADR Plant and the adjacent laboratory will be removed once they are no longer needed to support residual leaching and draindown activities.

23E.2.6 Open Pits

The existing Freedom Flats, Borealis, East Ridge, Gold View, Polaris (formerly Deep Ore Flats), and Northeast Ridge pits will be reopened and reworked. Reclamation of the pits will include blocking access to the pits and fencing.

A small volume of meteoric water and groundwater currently collects in the bottom of the East Ridge Pit. Groundwater could also be encountered in the Northeast Ridge Pit when it is mined deeper.

BMC will partially backfill to a free draining profile any pits that develop pit ponds to 10 feet above the phreatic surface. For reclamation cost estimating purposes, backfilling of the East Ridge Pit and the Northeast Ridge Pit is assumed. All backfill material would consist of waste rock with low acid-generating potential.

23E.2.7 Waste Rock Facilities

Five WRFs will be constructed on site. Three of these facilities (Borealis South WRF, Northeast Ridge WRF, and East Ridge WRF) represent an expansion of existing reclaimed WRFs. The remaining two facilities (Borealis North WRF and the Polaris WRF) will be new; however, much of the area to be disturbed was previously disturbed and reclaimed by past mining operations. Topsoil and suitable growth media will be stripped from the foot print of the WRFs prior to their construction. The WRFs will be constructed with nominal 50-ft-high, angle-of-repose slopes with intermediary benches that are stacked at the final overall grade of 3H/1V or flatter.

The proposed WRFs range in height from a maximum of approximately 60 feet in one portion of the Polaris WRF to a maximum of 164 feet in one portion of the Borealis South WRF. The WRFs average approximately 100 feet in height.

Waste rock will be sampled, analyzed (i.e., net acid-generating static tests), and classified during mine operations. Based on tests performed for the Water Pollution Control Permit the waste rock in the oxidized zone is known to exhibit neutral to low acid-generating potential and will be defined as “Undesignated Waste” that will be suitable for unrestricted disposal within the WRFs.

Any waste rock determined to be acid generating in accordance with Water Pollution Control Permit will be identified as “Designated Waste.” Designated waste will be placed in designated containment areas and covered with Undesignated Waste to restrict material contact with oxygen and water.

It is anticipated that 478,000 tons of gold bearing sulfide material grading 0.046 opt gold may be mined as part of this operation. This material will be placed as “designated waste” in a location that provides for its potential future processing should a sulfide circuit become available.

Although topsoil/growth media will be salvaged during construction of the new WRFs, there may be insufficient soil available to meet reclamation needs. Revegetation tests will be conducted to determine the suitability of the different types of waste rock for use as growth media. Waste rock that is found to be suitable as a growth media will be selectively placed or stockpiled so that it may be used for portions of the final soil cover. During the final stages of construction, waste rock will also be strategically placed on the top lifts of the WRFs to promote final drainage, make the WRFs more natural looking, and enhance revegetation of the facilities.

Reclamation of the WRFs will occur once the adjacent pits are mined out and they are no longer needed for waste rock disposal.

23E.2.8 Roads and Drainages

All roads within the project, including remnants of old access roads, will be reclaimed. Road reclamation in the flatter areas will include pushing the safety berms down and over the road, removal of any culverts, backfilling of drainage ditches, and minor grading to reestablish the natural drainage system. In steeper areas, such as the haul road to the Northeast Ridge Pit, additional fill will be brought in or pushed from the surrounding areas to eliminate road cuts and steep embankments. Rolling dips will be constructed in those areas where the culverts are removed to maintain adequate drainage capacity through the reclaimed areas.

After grading is completed, the soil will be scarified and seeded with the approved seed mix. Periodic post-reclamation monitoring and maintenance will be necessary after completion of reclamation to insure adequate drainage function and establishment of vegetative cover.

The existing fences and gates around the project area will be left in place to discourage access by cattle, horses, and recreational vehicles that could damage vegetated areas and cause erosion in steeper areas. Additionally, large boulders will be placed in reclaimed roads to preclude vehicle access.

Two diversion channels constructed around WRFs (Northeast Ridge and Polaris WRF channels) will provide permanent drainage control in those areas where the existing drainage has been impacted by construction of WRFs. The channels were designed for the 100-year/24-hour storm event and will not require long-term maintenance.

23E.2.9 Exploration Activities

Exploration drilling at the site is conducted under separately approved Plans of Operations. Reclamation requirements for these activities are outlined in their respective Plans of Operations and USFS Decision Memos. The Proposed Action will include all future exploration and groundwater monitoring activities within the project area boundary with a maximum of ten open drill holes allowed at any one time. If exploration or monitoring drill holes and access fall within the footprint of previous disturbance, approval for drilling beyond previously submitted exploration plans can be given following inspection of proposed drill holes by USFS personnel, through a letter to file with District Ranger concurrence, and subsequent notice to BMC. Exploration in undisturbed areas within the project area boundary will require USFS clearances for sensitive plant species and cultural resources. The proposed disturbance area and the reclamation cost estimate include two acres of surface disturbance for future exploration/monitoring roads and pads within the disturbed area footprint.

23E.2.10 Buildings and Infrastructure

In addition to the previously discussed ADR Plant and laboratory, the project will also include administrative, warehouse, and maintenance buildings. These buildings will consist of trailers and prefabricated buildings. These structures will be removed from the project area when they are no longer needed to support mining and processing activities.

Aboveground fuel tanks will be removed from the site. The synthetic liner will be removed and disposed of in an approved off-site landfill. Any petroleum-contaminated materials encountered during reclamation will be selectively removed and hauled off-site for disposal.

Production water wells will be abandoned in accordance with state regulations or transferred to support an approved post-mining land use. Monitoring wells will be properly abandoned once the NDEP decides that they are no longer needed for long-term monitoring purposes. Aboveground waterlines will be removed or buried. Buried pipe will be capped and abandoned in place. Utility poles, power lines, propane tanks and any generators or transformers will be removed from the site. Concrete pads will be broken up and buried in place or in the immediate vicinity. Perimeter fencing will be left in place.

23E.3 Monitoring and Reporting

Each year, annual reports will be submitted to the USFS and the NDEP documenting the areas disturbed and reclaimed each year and adjusting the reclamation cost estimate for bonding purposes. As part of this process, BMC will also identify any proposed modifications to the mine plan and/or mining sequence and reevaluate the potential for modifying the waste rock disposal plan to incorporate additional pit backfilling in the coming year. Backfilling, where feasible, has the potential to reduce additional bond exposure by minimizing the total area disturbed.

The revegetation release criteria for reclaimed areas are presented in the “Guidelines for Successful Revegetation for the NDEP, the Bureau of Land Management, and the U.S.D.A. Forest Service.” This document is included as an attachment to the approved POO. The revegetation goal is to achieve as close to 100 percent of the perennial plant cover of selected comparison areas as soon as possible.

Site-specific revegetation release criteria will be developed during the initial 18 months of operation, based upon mapped reference areas.

At the conclusion of reclamation activities, as-built diagrams of the reclaimed features will be prepared by BMC and submitted to the USFS for future reference purposes. Post-mining monitoring will include sampling and analysis of selected monitoring wells and residual draindown into the ET basins. Reclaimed areas will also be periodically monitored for erosion and to record vegetation success. Areas exhibiting erosion or poor vegetative cover will be repaired and reseeded, as necessary. A reclaimed area will be eligible for release no sooner than the third growing season after earthwork and planting have been completed. Where it has been determined that revegetation success has not been met, BMC will meet with the USFS and the NDEP personnel to decide on the best course of action for meeting the reclamation goal.

23E.4 Reclamation Schedule and Cost

Closure and reclamation activities will occur in three distinct phases. The first phase, years one through five, includes re-mining of Leach Pads 1 and 3 and mining of the open pits. Reclamation will be conducted on the old leach pad areas, the pits and WRFs once they are no longer needed for mine operations. The second phase, years six and seven includes draindown and reclamation of the heap leach pad, ponds and processing facility as well as any remaining pits, WRFs and haul roads. The third and final phase, years 8 and 9 consists of post-reclamation monitoring and maintenance.

The total reclamation cost estimate used in this study is $9 million. This amount is reached by an initial tranche of $3 million, followed by three annual additions of $2 million each. A detailed estimate of the bond amounts will be updated for final project approval. There is considerable potential to lower actual reclamation expenditures by BMC conducting the work while active mining and leaching operations are ongoing. The bond is reviewed on an annual basis by the USFS.

23E.5 Reclamation and Closure Risk

The processing operation uses cyanide solutions to liberate metals, and there is always a risk that these solutions could be released to the environment and contaminate ground water resulting in the need to install and operate a ground water remediation system. This risk is relatively low for this site because of the deep ground water table. The pad, ponds, and ADR Plant and the facility will use liner and leak detection systems that meet the State of Nevada’s regulatory standards. Monitoring of the aquifer has detected low levels of cyanide and nitrate contamination in the ground water that appears to have been caused by the previous heap leach operations. The background level of these contaminants will be established by BMC prior to the start of processing operations so that this potential liability is not incurred. There are no natural surface water bodies (i.e., creeks, rivers or lakes) present at the site that could be impacted by operations.

Pit ponds or lakes with poor water quality could be created in the East Ridge and Northeast Ridge Pits; however, the reclamation cost estimate conservatively assumes that partial backfilling of these two pits will be required. The volume of backfill for each pit was calculated to a level of ten feet above the maximum projected water level in each pit plus additional fill volume to provide for adequate surface drainage runoff.

The site is located in a semiarid area where reestablishment of vegetation cover to meet agency standards will depend on receiving adequate precipitation. If a drought occurs, it may require more than five years to establish adequate vegetative cover. Reclamation repairs and reseeding of portions of the site may also be required if vegetative cover is poor and prone to erosion. The site was successfully reclaimed by the previous operator and a full release was obtained for the vegetative cover that was established. BMC will document this level of cover so that baseline site conditions are established for both the surrounding undisturbed areas and the previously disturbed and reclaimed areas.

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23F.0 Taxes and Royalties

The Borealis mine will be subject to a production royalty, Nevada Net Proceeds tax, Nevada property and sales taxes, and US income taxes. Detailed income and operating statements have been developed to accurately account for the methods required by State and Federal tax law to estimate these amounts.

Gryphon Gold announced on August 22, 2008, an option to fix the existing floating rate NSR royalty at 5%. The option can be exercised anytime until February 22, 2010. An option payment for the first year of $250,000 was made on August 22, 2008. The option can be extended for an additional six months, if required, for a further payment of 966,336 shares of common stock of Gryphon Gold.

On exercise of the option, Gryphon will pay cash of $1,750,000, issue 7,726,250 common shares of Gryphon Gold and issue a three year $1,909,500 5% debenture convertible into common shares at $0.70 per share for the first year of the term and escalating by $0.10 per share until maturity.

The Nevada Net proceeds tax is generally based on gross revenue minus production royalties minus operating costs minus capital over the life of the mine. The rate is 5% and is paid to the State.

Nevada sales tax for Mineral County is 6.85%.

State and Federal income taxes and alternative minimum taxes are computed as required by law. The net effect of these taxes is an effective tax rate of 20% of earning before depletion, depreciation and amortization.

The income statement prepared by Gryphon’s management has considered all these taxes to arrive at the reported after tax rates of return and cash balances.

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23G1.0 Capital Cost Estimate

23G1.1 Introduction

Capital costs for the Borealis Gold Project were estimated by Telesto Nevada, the Principal Author and Gryphon Gold staff. The estimate is developed based on second quarter 2009 United States Dollars (“USD”) and excludes escalation.

The capital cost was developed by functional area. The areas considered included:

  Pad and Pond Construction
  Facilities and Infrastructure
  ADR Plant
  Power Transmission, Substation and Site Distribution
  Site pumps and piping
  Engineering and Geology
  Development Capital
  Engineering, procurement and construction management (“EPCM”)
  Contingency

23G1.2 Basis of Estimate

The cost estimates for the heap leach, process and ancillary facilities are based on the following:

  Design criteria;
  Process flowsheets, preliminary P&ID drawings;
  Descriptive equipment lists (mechanical and electrical);
  Plot plan;
  General arrangement drawings and site plan;
  Earthwork quantity take-offs for new equipment and facilities based on approximate calculations;
  Concrete quantity take-offs based on estimates;
  Piping take-offs based on P&ID drawings, site arraignment and other allowances as required;
  Electrical material take-offs based on single line drawings and general arrangement drawings as well as allowances as required;

  Firm quotation for the design, supply, delivery, and erection of the complete ADR plant, including foundation, building, piping, electrical, and instrumentation;
  Budgetary quotations for equipment based on duty specified in the equipment list. Quotes include pricing for new equipment and bulk materials;
  The estimate includes the following:
o	Budgetary vendor quotes	85%
o	Estimate or Allowance	15%

23G1.2.1 Cost Areas

Mining Contractor. Bid amount. Includes mobilization and demobilization charges. All mining activities, crushing, agglomeration, stacking, stockpile re-handle are included in the Scope of Work.

Leach Pads & Ponds. Bid amount. These costs include contractor bids for Phase 1A, 1B and 2 for the leach pad, the recycle/storm water pond, pregnant solution pumping & pipelines and other associated bulk materials. Pad construction for later expansions based on this unit rate.

Pumps and Piping. Includes budget quotes for barren and recycle main pumps, pregnant pump, transfer pump, agglomerator feed pump, barren and recycle line, fresh water overflow and site distribution lines. Estimated installation.

ADR Plant. Bid amount. Including 2-ton adsorption, desorption, acid wash, pressure strip, carbon handling, mercury retort and pollution control, electrowinning and smelting, process building, concrete foundations, associated electrical materials and process controls, EPCM. Freight at cost.

Administration. Estimate and bid amounts. Includes furniture, computers, employee recruiting and relocation expense, safety and environmental supplies, pre-production administration and hourly labor.

Reagents. Estimate for cyanide systems, tankage, lime silo and feeder, cement silo and feeder. Also included are equipment foundations and associated instrumentation.

Water Well Development. Include estimates for the water well, 6,000 feet of 6-inch SDR21 pipe from well head to the plant, diesel generator, radio controls.

Facilities. Budgetary quotes covering light vehicles, offices, site preparation and gravel surfacing, security system, access road, radios, communications, warehouse, site fencing.

Geology and Engineering. Quotes for mine planning and surveying systems including hardware and software.

Instrumentation. Estimate for flow, pressure, level, hardware, software, Ethernet and installation.

Electrical Substation and Transmission Line. Include estimates for the main electrical substation by BMC and approximately 2.5 miles of 60 kV transmission line to be installed by NV Energy.

Site distribution and Motor Controls. Estimate for mine site power distribution, transformers, MCC’s circuit breakers, installation of low voltage equipment.

Laboratory. Bid amount for lab with estimate for building.

23G1.2.2 Indirect Costs

Sales and Use Tax. Mineral County Sales Tax calculated at 6.85% of direct field materials and equipment subcontracted materials.

Freight and Insurance. Freight calculated at 7.5% of direct field materials and equipment.

EPCM. The EPCM allowance is 10% of direct field costs, excluding Pads and Ponds and the ADR plant. QA/QC for pad and pond construction is estimated by Telesto. The ADR facility includes EPCM.

23G1.3 Contingency

A contingency of 10% was applied.

23G1.4 Summary

The total estimated capital cost for the Borealis Gold Project is $17.2 million including a contingency allowance of $1.3 million.

A Capital Cost Estimate Summary is provided in Table 23G1.1 below.

Table 23G1.1 – Capital Cost Summary

Area	Description	Estimated Cost
ADR Plant	Includes Instrumentation, Reagents, Pumps and Piping.	2,802,000
Pads and Ponds	All Solution ponds and Phase 1A and 1B Pad.	2,675,000
Mobilization	Contractor Bid	1,300,000
Power	Transmission, Substation, Site Distribution and MCC	2,450,000
Lab	Sample prep, Fire and Wet Assay, Building	1,813,000
Facilities	Offices, Warehouse, Water Well, Security, Site prep, vehicles.	3,162,000

TOTAL PROJECT (Direct Costs)		$14,202,000
Indirect Costs:
Permitting		$250,000
QA/QC for Pads and Ponds		$300,000
Freight		$150,000
Sales & Use Tax		$500,000
EPCM (excluding ADR Scope)		$500,000
Escalation (Basis 2nd Quarter 2009)		0

TOTAL PROJECT (Indirect Costs)		$1,700,000

Contingency		$1,290,000

TOTAL PROJECT		$17,192,000

Owner’s costs for pre-production management, hourly labor, recruiting and relocation are included in the Facilities Estimate.

23G1.5 Owner’s Costs

Pre-production owner’s costs totals $8.7 million and was provided by Gryphon Gold. This amount includes the reclamation bond ($3 million), mine development ($0.5 million) and working capital ($1.5 million). The cost to amend the royalty agreement includes $1.7 million in cash, a $1.9 million in a 5% convertible debenture and 7,726,250 common shares. These amounts were distributed pro rata over an assumed oxide and sulfide resource and results in a $ 1.4 million capital charge to this project.

Sustaining capital includes:

Year 1 –	$2 million reclamation bond, $500,000 resource development, $3.2 million pad expansion
Year 2 –	$500,000 for resource definition, $2 million reclamation bond, $1.75 million pad expansion
Year 3 –	$500,000 for resource definition, $1 million pad expansion, $2 million reclamation bond
Year 4 –	0
Year 5 –	$300,000 demobilization,
Year 6 –	$4 million reclamation spending
Year 7 –	$5 million reclamation spending, $9 million reclamation bond return, $1.5 million working capital return.

23G1.6 Exclusions, Clarification, and Qualifications

23G1.6.1 Exclusions

Amounts not included in direct and indirect, capital cost or owner’s costs are comprised of escalation beyond 2nd Quarter of 2009, development costs incurred prior to project construction approval, and first-fills of reagents and consumables.

23G1.6.2 Clarifications and Qualifications

All equipment and bulk material costs are based on new purchases, except for the sub-station primary transformer, some components in the ADR, and the emergency generator. Leach pad and pond materials and construction costs are based on a contractor’s bid. The estimate is based on modular facilities and an ADR with principal components fabricated off-site on skids.

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23G2.0 Operating Cost Estimate

23G2.1 Introduction

Operating costs for the Borealis Gold Project were estimated by Telesto Nevada and Gryphon Gold staff based on an average annual new ore production rate of approximately 2 million tons. The estimate is based on second quarter 2009 USD and excludes escalation.

23G2.2 Mining

It is the intent of BMC to utilize a mining contractor to perform all aspects of mine development, preproduction stripping, and the mining of ore and waste rock from the pits, heaps, and dumps designated by the mine production schedule for the Borealis project.

The average weighed mining cost for ore and waste from all pits is $1.92 per ton, including fuel. These costs are life of mine weighted averages as ore and waste costs vary according to the pit being mined. The scope of work detailed in the contract mining bid package included the following:

  Provide all mine related equipment.
  Drilling and blasting of material and waste rock.
  Excavation and haulage material to the crusher plant (or other areas designated by Owner).
  Excavation and haulage of waste rock to waste dumps or road fills designated by Owner.
  Excavation of water diversion ditches to control surface runoff in the mining area.
  Secondary breakage of all oversized (+30 inches) material from the open pits.
  Dewatering of all active pits.
  Stabilization and maintenance of pit walls by appropriate drilling and blasting procedures, face scaling, and safety berm maintenance as designated by Owner.
  Construction and maintenance of all haulage and access roads and ramps necessary for on-going mining operations.
  Dust suppression in all working areas of the mine, including haulage and access roads.
  Maintenance of Contractor’s equipment to ensure timely availability and provide the necessary services to support safe and efficient mining operations.
  The Contractor will provide all necessary and ancillary support equipment and supplies, such as cranes, mechanics, trucks, fuel & lube trucks, tools and repair parts including:

Operating labor Maintenance labor Oil and grease Tires Major repairs Minor repairs Ground engaging parts

The mining contract specifically excludes diesel fuel from the contractor’s scope. The contractor will provide fuel tanks and manage the system, but pass the fuel costs directly to BMC without markup. Fuel consumed over the life of the project was obtained from the contractor and used at $2.25 per gallon to arrive at the operating cost.

The expected contract mining equipment fleet will consist of the following:

Table 23G2.1 – Anticipated Contract Mining Equipment

Equipment	Number	Make & Model	Comment
Dozer	1	CAT D10	or similar
Dozer	1	CAT D9	or similar
Dozer	1	CAT D9R	or similar
Drill	2	IR DML	or similar
Haul Truck	7	CAT 777	or similar
Motor Grader	1	CAT 16H	or similar
Water Truck	1	CAT 773B	or similar
Pickup Truck	4	Heavy Duty	or similar
Service Truck	1	W900	or similar
Mechanics Truck	1	Ford L8000	or similar
Tire Truck	1	W900	or similar

The manpower requirements for contract mining include heavy equipment operators, light and heavy vehicle mechanics, lubricator, warehouse clerk, foreman, mine manager, and general administrative support. The total manpower for the mining contractor is expected to be approximately 35 personnel.

BMC’s manpower requirements and costs to support the mining operation are shown in Table 23G2.2 below:

Table 23G2.2 – Labor Requirements, Mining

Position	Number	Cost per Year	$/ton
Chief Mine Engineer	1	$ 154,000	$ 0.08
Mine Geologist	1	$ 126,000	$ 0.06
Ore Control Geologist	1	$ 112,000	$ 0.06
Mine Surveyor	1	$ 98,000	$ 0.05

Total Mining Labor Costs	4	$ 490,000	$ 0.25

23G2.3 Crushing, Agglomeration, and Heap Stacking

BMC will utilize the same mining contractor to perform the ore crushing, agglomeration, and heap stacking as designated in the material production schedule for the Borealis project.

A crushing cost of $1.80 per ton of ore was used based on contractor bid amounts. The scope of work for this area includes the following:

  Provide a crushing, screening, conveying, agglomeration facility.
  Provide heap stacking via overland and portable conveyors.
  Provide dust suppression in all working areas of the crushing facility.
  Maintenance of Contractor’s equipment to support safe and efficient crushing operations. Contractor will provide all necessary ancillary support equipment and supplies, such as cranes, mechanics trucks, tools and repair parts to include:
  Operating labor
  Maintenance labor
  Major repairs
  Minor repairs

BMC will supply the lime and cement silos, electrical power, water, lime and cement to the crushing contractor.

Existing stockpiles will be processed by mining and agglomerating. The contractor cost for this activity is $1.04 for mining and $ 0.80 per ton for agglomerating and stacking.

The manpower requirements for the contract crushing, agglomeration, and heap stacking includes heavy equipment operators, light mechanics, lubricator, electrician, and crushing facility operators. The crushing facilities may be operated with two shifts per day, 7 days a week, depending on tonnage requirements. The total manpower for the crushing, agglomeration, and heap stacking contractor is expected to be approximately 5 personnel.

23G2.4 Processing

Supporting documentation and information for these operating costs was provided by the Principal Author, Gryphon Gold Corporation, industry consultants, vendors, and Knight Piésold’s experience with similar sized operations.

Processing costs are broken into the following primary areas:

  Labor
  Reagents
  Consumables

23G2.4.1 Labor

The heap leach and ADR plant will be operated by BMC personnel with year-round continuous operation. The labor cost per year includes a burden rate of 40 percent.

Total manpower during operations is estimated to be 18 people. Table 23G2.3 provides a summary of the labor required to operate the facility.

Table 23G2.3 – Labor Requirements, Heap Leach and ADR Plant

Position	Number	Cost per Year	$/ton
Process Manager	1	$ 154,000	$ 0.08
Leach Foreman	1	$ 105,000	$ 0.05
Leach Pad Operators	4	$ 320,320	$ 0.16
ADR Operators	4	$ 320,320	$ 0.16
Electrician / Instrumentation	1	$ 101,920	$ 0.05
Utility Operator	2	$ 145,600	$ 0.07
Mechanic / Maintenance	1	$ 101,920	$ 0.05
Refinery Technicians	2	$ 145,600	$ 0.07
Lab Technicians	2	$ 145,600	$ 0.07
Total Process Labor Costs	18	$1,540,280	$ 0.77

23G2.5 Reagents, ADR supplies

Reagents are those chemicals used in the operation for leaching and in the ADR plant. Operating supplies includes heap emitters and piping, laboratory supplies, carbon, pumps, process equipment and plant operating chemicals. Table 23G2.4 provides a summary of these items on an annual basis.

Table 23G2.4 – Process Reagents, Heap Leach and ADR Plant

Reagent	Cost per Year	$/ton
Cement	$ 300,000	$ 0.15
Burnt Lime	$ 800,000	$ 0.40
Cyanide	$ 1,320,000	$ 0.66
Emitters	$ 300,000	$ 0.15
ADR	$ 442,700	$ 0.22
Power	$ 1,296,300	$ 0.64
Total Costs	$ 4,459,000	$ 2.23

Power for the operation will be purchased off the local grid from NV Energy. The total annual requirements are estimated to be 11.4 million kWh at a unit cost of $0.11/kWh. The estimated cost per kilowatt-hour is a blended cost that includes demand charges, facility charges, basic charges and the power costs per the latest rate schedule provided by NV Energy. Approximately half of the power is consumed by crushing activities while the remainder is used at the ADR and office facilities.

Maintenance and operating supplies includes all equipment related wear and repair items for the heap leach and ADR plant operations.

Mobile equipment includes a forklift truck for the ADR facility and six pickup trucks for the mine support personnel, heap leach operators, and the General Manager.

23G2.6 Processing Cost Summary

Table 23G2.5 provides a summary of the processing cost for the heap leach and ADR facilities on an annual basis.

Table 23G2.5 – Processing Summary, Heap Leach and ADR Plant

Description	Cost per Year	$/ton
Process Labor	$ 1,540,280	$ 0.77
Process Supplies and Consumables	$ 4,459,000	$ 2.23
Total Costs	$ 5,999,280	$2.99

23G2.7 General and Administrative (G & A)

The G & A costs are shown in the Annual G&A Cost Summary Table 23G2.6 below. These costs include the cost of labor for personnel (with a 40 percent payroll burden rate), Property Taxes, Insurance, Bonding, and other indirect costs.

Table 23G2.6 – Annual G & A Cost Summary

Description	Number	Cost per Year	$/ton
General Manager	1	$ 189,000	$ 0.09
Administration Manager	1	$ 126,000	$ 0.06
Administration Assistant	1	$ 58,240	$ 0.03
Purchasing Agent	1	$ 72,800	$ 0.04
Environmental Tech	1	$ 72,800	$ 0.04
Insurance		$ 175,000	$ 0.09
Bonding		$ 150,000	$ 0.07
Property Taxes – Mineral County		$ 110,000	$ 0.05
Outside Services/Legal		$ 120,000	$ 0.06
Communications		$ 60,000	$ 0.03
G & A Supplies & Services		$ 60,000	$ 0.03
Permits, annual maintenance		$ 150,000	$ 0.07
Total G & A Costs	5	$ 1,343,840	$ 0.67

Property taxes were estimated based on a 35 percent of taxable value multiplied by the Mineral County tax rate of 3.66 percent. Taxable value equals market value of land plus the cost of improvements minus 1.5 percent depreciation.

Bond support costs are estimated to be $ 150,000 annually.

23G2.8 Operating Cost Summary

Accounting spreadsheets were developed based on ore, waste and ROM from the annual mine plans, processing costs, and G & A costs. These costs varied annually based on mined and processed quantities. Attached as Figure 23G2.1 – Figure 23G2.3 are Projected Statements of Income, Projected Balance Sheets and Projected Cash Flow.

Gryphon Gold Corporation
Borealis Project
Projected Income Statements
(unaudited, prepared by management)

		Period 1	Period 2	Period 3	Period 4	Period 5	Period 6	Total

Revenue	oz Au	46,076	64,096	55,712	42,572	31,278	7,188	246,920
	oz Ag	130,676	191,854	169,052	129,150	95,385	24,642	740,760
total equivalent oz Au		48,254	67,293	58,529	44,725	32,867	7,598	259,266
Gold		$36,860,540	$51,276,400	$44,569,290	$34,057,676	$25,022,161	$5,750,065	$197,536,132
Silver		1,742,351	2,558,060	2,254,029	1,721,994	1,271,806	328,567	9,876,807
Refining and transportation charges		(241,268)	(336,465)	(292,646)	(223,623)	(164,337)	(37,991)	(1,296,331)
Net revenue		38,361,623	53,497,995	46,530,674	35,556,046	26,129,629	6,040,640	206,116,608

Cost of Sales
Contract mining, crushing, stacking		22,777,690	25,426,732	23,223,920	23,019,698	16,866,534	-	111,314,574
ADR plant		2,631,980	2,631,980	2,631,980	2,631,980	2,631,980	1,315,990	14,475,890
Change in value of leach pad		(3,586,663)	(449,486)	405,818	23,744	845,137	2,761,449	-
Total cost of sales		21,823,007	27,609,226	26,261,718	25,675,422	20,343,651	4,077,439	125,790,464

Gross profit		16,538,616	25,888,768	20,268,956	9,880,624	5,785,979	1,963,201	80,326,144

Reclamation and bond cost		2,336,759	2,601,751	2,192,771	1,718,277	1,320,443	270,519	10,455,519
Project overheads		1,839,360	1,839,360	1,839,360	1,839,360	1,839,360	919,680	10,180,230
Nevada Royalty		533,788	941,955	695,094	221,327	60,533	46,463	2,495,972
NSR Royalty		1,891,392	2,627,802	2,291,779	1,766,736	1,303,455	299,709	10,181,127

EBITDA		9,937,317	17,877,901	13,249,952	4,334,924	1,262,189	426,830	47,013,295

Depreciation expense		2,187,518	2,205,321	2,205,321	2,205,320	1,670,157	-	10,994,542
Depletion expense		1,861,374	3,105,557	3,080,327	2,757,224	1,310,523	-	12,115,006

Interest
Interest income - bond deposit		50,000	70,000	90,000	90,000	90,000	90,000	485,000
Short term debt		-	-	-	-	-	-	-
Long term debt		-	-	-	-	-	-	-
Silver, gold loans		-	-	-	-	-	-	-
		50,000	70,000	90,000	90,000	90,000	90,000	485,000

Earnings before taxes		5,938,425	12,637,022	8,054,304	(537,619)	(1,628,491)	516,830	24,388,748

Taxes
Federal and state tax		986,571	3,696,354	1,809,180	68,991	(358,515)	(158,980)	5,974,610
Canadian branch profits tax								-
subtotal cash		986,571	3,696,354	1,809,180	68,991	(358,515)	(158,980)	5,974,610
		17%	29%	22%	-13%	22%
deferred tax expense		(584,698)	(1,610,846)	(617,973)	(395,545)	(211,457)	339,871	(2,952,939)
total income taxes		401,872	2,085,509	1,191,207	(326,554)	(569,972)	180,891	3,021,671

Net income - after tax for project		$5,536,552	$10,551,514	$6,863,098	$(211,066)	$(1,058,519)	$335,940	$21,367,077

Figure 23G2.1 – Projected Income Statements

Gryphon Gold Corporation
Borealis Project
Projected Balance Sheets
(unaudited, prepared by management)

	Period 1	Period 2	Period 3	Period 4	Period 5	Period 6

Assets
	$
Cash	(15,985,844)	$(3,893,368)	$6,737,495	$12,572,615	$15,999,499	$14,314,882
Accounts receivable	208,670	228,231	183,479	138,201	100,238	-
Leach pad	3,586,663	4,036,148	3,630,330	3,606,586	2,761,449	0
Stores	250,000	250,000	250,000	250,000	100,000	50,000
Inventories	-	-	-	-	-	-
Prepaid expenses	100,000	100,000	100,000	100,000	100,000	50,000
Total current assets	(11,840,512)	721,012	10,901,304	16,667,401	19,061,186	14,414,882

Property plant & equipment	11,026,604	11,026,604	11,026,604	11,026,604	11,026,604	11,026,604
Accumulated depreciation	2,740,486	4,945,807	7,151,127	9,356,447	11,026,604	11,026,604
Net PP&E	8,286,118	6,080,797	3,875,477	1,670,157	-	-

Mine development costs	8,865,006	11,115,006	12,115,006	12,115,006	12,115,006	12,115,006
Accumulated depletion	1,861,374	4,966,932	8,047,259	10,804,482	12,115,006	12,115,006
Net development costs	7,003,631	6,148,074	4,067,747	1,310,523	-	-

Deferred tax asset	584,698	2,195,544	2,813,517	3,209,062	3,420,519	3,080,648
Reclamation bond deposit	5,000,000	7,000,000	9,000,000	9,000,000	9,000,000	9,000,000

Total Assets	$9,033,936	$22,145,427	$30,658,045	$31,857,143	$31,481,705	$26,495,530

Liabilities
Accounts payable	$1,104,126	$1,214,503	$1,122,719	$1,155,877	$936,995	$65,250
Property royalty payable	409,825	448,302	361,969	413,245	301,177	-
Nevada royalty payable	225,451	244,823	149,690	27,143	(9,269)	-
Income tax payable	-	-	-	-	-	-
Current portion of LTD	-	-	-	-	-	-
Short Term Debt	-	-	-	-	-	-
Current Liabilities	1,739,402	1,907,628	1,634,377	1,596,265	1,228,903	65,250

Long term debt	-	-	-	-	-	-
Deferred income taxes	-	-	-	-	-	-
Reclamation liability	2,186,759	4,578,509	6,501,281	7,949,557	9,000,000	5,000,519

Shareholders' Equity
Common Shares	-	-	-	-	-	-
Additional paid-in capital	-	-	-	-	-	-
Retained Earnings (Beg)	(428,777)	5,107,775	15,659,289	22,522,387	22,311,321	21,252,802
Income After Taxes	5,536,552	10,551,514	6,863,098	(211,066)	(1,058,519)	176,960
Dividend Payments
Retained Earnings (End)	5,107,775	15,659,289	22,522,387	22,311,321	21,252,802	21,429,761

Total Equity	5,107,775	15,659,289	22,522,387	22,311,321	21,252,802	21,429,761

Total Liabilities and Equity	$9,033,936	$22,145,427	$30,658,045	$31,857,143	$31,481,705	$26,495,530

Figure 23G2.2 – Projected Balance Sheets

Gryphon Gold Corporation
Borealis Project
Projected Statements of Cash Flow
(unaudited, prepared by management)

	Period 0	Period 1	Period 2	Period 3	Period 4	Period 5	Period 6	Total

Cash from Operations
Net income	$(581,723)	$5,536,552	$10,551,514	$6,863,098	$(211,066)	$(1,058,519)	$176,960	$21,208,097
Depreciation expense	520,906	2,187,518	2,205,321	2,205,321	2,205,320	1,670,157	-	10,994,542
Depletion expense	-	1,861,374	3,105,557	3,080,327	2,757,224	1,310,523	-	12,115,006
Non-cash reclamation	-	2,186,759	2,391,751	1,922,771	1,448,277	1,050,443	(3,999,481)	(1,481)
deferred tax expense	-	(584,698)	(1,610,846)	(617,973)	(395,545)	(211,457)	339,871	(2,952,939)
	(60,818)	11,187,505	16,643,297	13,453,543	5,804,210	2,761,146	(3,482,651)	41,363,225
Working capital changes
Accounts Receivable	-	(208,670)	(19,561)	44,752	45,278	37,963	100,238	-
Leach pad	-	(3,586,663)	(449,486)	405,818	23,744	845,137	2,761,449	0
Stores	-	(250,000)	-	-	-	150,000	50,000	-
Inventories	-	-	-	-	-	-	-	-
Prepaid expenses	-	(100,000)	-	-	-	-	50,000	-
Accounts payable	63,750	1,040,376	110,377	(91,784)	33,157	(218,882)	(871,745)	(0)
Property royalty payable	255	409,570	38,477	(86,333)	51,277	(112,069)	(301,177)	-
Nevada royalty payable	(3,188)	228,638	19,372	(95,134)	(122,547)	(36,411)	9,269	-
Income tax payable	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
	60,818	(2,466,748)	(300,821)	177,320	30,910	665,738	1,798,034	0
Total cash from operations	-	8,720,757	16,342,476	13,630,863	5,835,120	3,426,884	(1,684,617)	41,363,225

Cash used in investing activities
Property, plant and equipment	(10,307,496)	(534,100)	-	-	-	-	-	(10,841,596)
Mine development costs	(3,888,000)	(4,977,006)	(2,250,000)	(1,000,000)	-	-	-	(12,115,006)
Reclamation bond	(3,000,000)	(2,000,000)	(2,000,000)	(2,000,000)	-	-	-	(100,000)
Total used in investing activities	(17,195,496)	(7,511,106)	(4,250,000)	(3,000,000)	-	-	-	(23,056,602)

Cash from financing activities
Proceeds from long-term debt		-
Repayment of long-term debt	-	-	-	-	-	-	-	-
Cash from financing activities	-	-	-	-	-	-	-	-

Change in cash	(17,195,496)	1,209,652	12,092,476	10,630,863	5,835,120	3,426,884	(1,684,617)	18,306,623

Cash, beginning of period	-	(17,195,496)	(15,985,844)	(3,893,368)	6,737,495	12,572,615	15,999,499	-

Cash, end of period	$(17,195,496)	$(15,985,844)	$(3,893,368)	$6,737,495	$12,572,615	$15,999,499	$14,314,882	$18,306,623

Figure 23G2.3 – Projected Statements of Cash Flow

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23G3.0 Project Execution

23G3.1 Engineering, Procurement and Construction Management

Typical EPCM procedures will be used to finalize detailed plans, order and track equipment and materials, and report on progress. It is anticipated that construction of all facilities and initial ore stacking will take approximately 180 days.

To efficiently execute construction, only two major construction contracts are planned; one for the ADR facility and one for site work, pads and ponds. The mining contractor will be doing the site work with mine equipment, which will simplify the coordination of site activities and enhance safety.

Contractors will be responsible for their safety and security on site.

Initial site activities will include:

  Final Geotechnical investigations,
  Establishment of temporary security facilities,
  Establishment of communications systems,
  Mobilization and establishment of warehousing and temporary construction facilities,
  Construction of the administration building, laboratory and other permanent ancillary facilities.

23G3.2 Procurement Plan

23G3.2.1 Purchasing

Special attention will be given to the early award of purchase orders for the following priority items:

  Electrical power distribution and main transformer equipment
  ADR plant equipment and building
  Leach pad materials
  Modular buildings
  Laboratory
  Agglomerator drum
  NV Energy power line

23G3.2.2 Expediting

Expediting activities will include both telephone contacts and visits to vendors’ manufacturing facilities, if required. Information will be fed into the material control reporting system to provide accurate reports on the status of equipment and materials.

Vendor data will be expedited through the Engineer for review and approval. The lead discipline engineers will be responsible for ensuring prompt approval.

23G3.2.3 Inspections

The site EPCM lead engineer will ensure that materials and equipment are supplied in accordance with the purchase order and contract specifications.

23G3.2.4 Traffic and Logistics

A traffic and logistics plan will be developed for traffic services for the project, including the selection and negotiation of all agreements with freight agents and transport companies.

Material status will be tracked from the points of shipment until receipt on site. BMC’s purchasing agent will be responsible for tracking and expediting equipment and materials.

Although there is not a large volume of oversize equipment for the project, special attention must be given to the transport of oversize equipment.

23G3.3 Engineering

Immediately following receipt of a Notice-To-Proceed, a kick-off meeting will be held with BMC to finalize the scope of the facilities, scope of services, plan of execution, budget and schedule.

The Engineer will manage and coordinate the EPCM, start-up and commissioning of the Borealis Project.

A coordination meeting will be conducted with the participation of BMC and the Engineer to confirm and coordinate the following allocation of engineering assignments:

Description	Detail Engineering
Overall Coordination	The Engineer
Topographic Survey	BMC Engineer
Soils Investigation	The Geotechnical Engineer
Fencing and Security	The Engineer
Heap Leach Pad	The Geotechnical Engineer
ADR Process Facilities	BMC Process Engineer
Truck Shop and Mine Facilities	The Mining Contractor
Administration and Laboratory	The Engineer
Ancillary Facilities	The Engineer
Quality Control for Construction	Joint Team

23G3.3.1 Electrical, Control Systems, and Instrumentation

The following types of design drawings will be provided by the Engineer:

  One line Diagrams for all voltage levels
  Power and Control Routing Plans
  Grounding Plans and Details
  Lighting Plans and Details
  Schematic and Wiring Diagrams
  Control and Marshalling Cabinet Layouts and Wiring
  Circuit Schedules
  Panel Schedules
  Instrument Location Plans
  Instrument Loop Diagrams
  Instrument Index
  PLC I/O Termination Diagrams
  Standard Legend and Symbols

23G3.3.2 Structural Design

The structural design for the proposed Borealis Gold Project will be performed in accordance with all national, state, and local codes in effect. Site specific conditions will be considered, such as the soil conditions outlined in the geotechnical report provided by Knight Piésold.

The material take-off for the pre-feasibility study was calculated based on the general arrangement drawings. The take-offs are as accurate as the information allows, subject to change only due to process or layout constraints.

Design loads shall be in accordance with the structural design criteria (with consideration of appropriate combinations and factors) as follows:

  Design shall be per the IBC, latest edition
  Frost Depth = 30 Inches
  Wind Speed at 85 mph, Exposure C
  Seismic Design Category E
  Snow Load of 40 psf

23G3.4 Project Schedule

The project schedule contemplated for this pre-feasibility includes a duration of about six (6) months from notice to proceed to first gold pour. Scheduled activities include mine and infrastructure development, engineering, procurement, construction, permitting, power line and substation development, water well development, plant start-up and commissioning.

A Critical Path Method (“CPM”) Schedule has been created that addresses major, long lead time items. A detailed plan should be completed after the project receives final approval and funding.

Key Project Milestones, based on the information currently available, are:

  Notice to proceed
  Purchase the substation transformer
  Water wells
  All permits in place
  Begin plant construction
  Start Pad & Pond Construction
  Start Power line installation
  Commence Mining Operations
  Substation operational
  Crushing & Conveying Plant Operational
  Start loading leach pad
  Commence leaching operation
  Plant Mechanical completion
  Plant operational
  First Gold Pour

23G3.5 Construction Labor Force

The peak labor force is estimated to be 35 workers. Pipeline and transmission line construction will require an additional 25 to 35 workers, depending on the schedule and weather restrictions.

23G3.6 Start-up and Commissioning

Plant start-up will be initiated with the preparation of an overall plan for training, compilation of instruction manuals, and supply of reagents, spare parts and supplies.

Training of operational personnel will include on-site instruction, training at similar existing facilities and in-plant training as the facilities are completed. Maintenance personnel will obtain similar training and, where appropriate, will participate in commissioning and start-up of the facilities.

The sequencing and scheduling of mine development and the completion of the heap leach pad, the ADR plant and ancillary facilities will be developed in detail.

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23H.0 Economic Analysis

23H.1 Introduction

The capital and operating costs developed for the Borealis Project were combined with the project development plan and production schedule to produce a cash flow model to evaluate the relative economics of the project. All capital and operating costs, for the purposes of this model, are in 2Q09 US dollars and have not been escalated. No Canadian overhead costs have been allocated to the Project and therefore the currency exchange rate is not relevant.

The projected project return and sensitivity is shown at the end of this section (See Table 23H.1 and Figure 23H.1).

The projected statements of cash flow, projected balance sheets and projected income statements are shown in Figure 23G2.1 through Figure 23G2.3.

23H.2 Production Schedule and Assumptions

The mine as currently defined has a 5 year operating life. Construction activities will take up to six months. First gold production will occur five months after ground breaking.

During the first twelve full months of operation, gold production totals 45,000 ounces and silver production totals 135,000 ounces.

The Borealis Project achieves a maximum annual production rate of 65,000 ounces of gold and recovers 247,000 ounces of gold over a five year period followed by a residual leaching year. Silver production is estimated to be three times the rate of gold production.

23H.3 Sales and Revenue

The revenue from the Borealis Mine is generated through the sale of doré bars to Johnson Matthey in Salt Lake City Utah. Total transportation and refining charges equal $5 per ounce of gold.

23H.4 Cash Flow Projections

The unlevered cash flow model developed for the project is included in Table 23G2.1. The model includes capital, revenue and operating costs for the entire year life of mine. Capital costs include mine construction costs, power costs, pad expansion costs, bonding costs and working capital. Royalties and taxes have been included in the model. Construction cash flow begins one month after the formal approval of the project. Final reclamation and closure costs are completed in year 7 and bonding funds are released in year 8.

23H.4.1 Capital Costs

The capital cost of the Borealis Project is discussed in detail in Section 23G1 of this document. A summary of the initial and total capital costs for the mine, process facilities and infrastructure are given in Table 23G1.1.

23H.4.2 Sustaining Capital

Sustaining capital requirements primarily include mine exploration and development costs and leach pad expansions. A summary of sustaining capital expenditures appears in Section 23G1.

23H.4.3 Owner’s Costs

Owner’s costs, provided by Gryphon Gold, include pre-production capital of $8.7 million as shown in Section 23G1.5.

Owner’s costs included in the project are:

  Mine development capital;
  Reclamation bond;
  Working capital;
  Operations staffing;
  Start-up and training costs;
  Pro-rated royalty buy down.

Owner’s costs excluded are:

  Drilling and resource evaluation prior to the production decision;
  Preparing permit applications, consultant fees, and design fees incurred prior to the production decision;
  Advance royalties paid prior to actual production.

23H.4.4 Working Capital

Working capital is the amount of capital required to operate and maintain the mine and process facilities for the delay period between initiating production and receiving payment for the product. Working capital is influenced by the leach cycle, timing of payment from Johnson Matthey and timing of payment to the contract miner. Gold production varies by pit and was designed to maximize grade to the leach pad early in the project from areas that are permitted. The initial working capital allowance for the project is $1.5 million, or approximately 3 weeks of operating expenses. Working capital amounts build as the operating rates increase.

23H.4.5 Operating Costs

Operating costs are presented in Section 23G2 of this report and are divided into three main categories: contract mining, ADR plant processing costs and general and administrative.

Contract mining includes mining, haul road building and placement of ore on the leach pads. Contract mining costs for each pit have been estimated.

ADR plant operating costs include the costs of reagents for leaching, the cost of pregnant solution collection plating in the ADR plant and poring of doré bars. All associated steps are performed by employees of BMC.

G & A costs include the General Manager of the site and all support service personnel, including Administration, Procurement and Warehousing, Environmental, Health & Safety, Security, Property Taxes, Insurance, and other indirect costs.

23H.5 Depreciation, Taxes, and Royalties

Capital expenditures were grouped into items eligible for depletion or depreciation. Book and tax depletion were assumed to be equal. Most items eligible for book depreciation were depreciated straight line over the life of the mine while most items for tax are depreciated over 7 years (200 percent declining balance for regular tax and 150 percent declining balance for the Alternative Minimum Tax (“AMT”)). Buildings are depreciated over 30 years and residual balance is written off at the end of the mine life.

Percentage depletion is calculated for federal tax purposes at a 15 percent rate, limited by 50 percent of income from the property. Regular income tax rate is 35 percent and Alternative Minimum Tax rate is 20 percent. In both cases, the tax rate used in the forecast has been increased by 1 percent to approximate the effect of state and Canadian income taxes. Generally, the project is expected to pay cash taxes at the 21 percent rate once the losses generated in Period 0 are used. Available Net Operating Losses (“NOL”) of $4.5 million have not been utilized to improve after-tax cash flow.

23H.6 Sensitivities

Sensitivities were performed to determine the effect of changes in the key economic parameters on the IRR for the Borealis Project. Sensitivity curves for capital cost, operating cost, gold recovery and gold price are presented in Table 23H.1. The base case has a gold price of $800 per ounce and a silver price of $12.00 per ounce. As gold price is varied, silver price is varied to maintain a relationship of 60 to 1. Gold price and recovery are the parameters with the greatest effect on the internal rate of return. The effects of capital cost and operating cost are similar for the base case and are less sensitive than revenue or recovery.

Table 23H.1 – Project Financial Summary

Gryphon Gold Corporation
Borealis Project
Project Financial Summary
(unaudited, prepared by management)
Base Case

NPV at	0.00%	$18,294,902	Ounces produced – gold	246,920	life of mine
NPV at	5.00%	$12,536,239	Ounces produced – silver	740,760	life of mine
NPV at	10.00%	$8,249,330	Total equivalent gold	259,266	life of mine
NPV at	15.00%	$5,018,901
			Cost per ounce of gold
IRR at (US$/ oz Au)	800	27%	Cost of sales	469
(US$/oz Ag)	12.00		Project G&A	41
			Refining charges	5
Project Payback (years)		2.25	Silver credits	(40)

Maximum financing requirement		(22,597,814)	Cash operating costs	476
(occurs approx month three of year of start up)
			Owners royalty	41
			Nevada royalty	10

			Total cash costs	527

			Depreciation	45
			Depletion/amortization	50
			Reclamation/closure	40

			Total Production costs	661

Figure 23H.1 – Project Sensitivity